As filed with the Securities and Exchange Commission on June 26, 2017

File No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARINA BIOTECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	11-2658569
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

17870 Castleton Street, Suite 250

City of Industry, California 91748

(626) 964-5788

(Address, including zip code, and telephone number, including area code, of registrant’s principal place of business)

Joseph W. Ramelli

Chief Executive Officer

Marina Biotech, Inc.

17870 Castleton Street, Suite 250

City of Industry, CA 91748

(626) 964-5788

(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)

Copies to:

Lawrence Remmel, Esq.	Robert Charron, Esq.
Michael T. Campoli, Esq.	Ellenoff Grossman & Schole LLP
Pryor Cashman LLP	1345 Avenue of the Americas
7 Times Square	New York, New York 10105
New York, New York 10036	(212) 931-8704 (phone)
(212) 421-4100 (phone)	(212) 370-7889 (facsimile)
(212) 798-6365 (facsimile)

Approximate date of commencement of proposed sale to the public. As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ] (Do not check if a smaller reporting company)	Smaller reporting company	[X]

		Emerging Growth Company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act: [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each unit consisting of:	$10,000,000	$1,159.00
(i) Common Stock, par value $0.006 per share	—	—
(ii) Warrants to purchase common stock (2)	—	—
Common stock issuable upon exercise of warrants	$10,000,000	$1,159.00
Total Registration Fee:	$20,000,000	$2,318.00

(1)	This amount represents the proposed maximum offering price of the securities registered hereunder that may be sold by the registrant. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. No additional registration fee is being paid for these shares.

(2)	No separate fee is required pursuant to Rule 457(g) under the Securities Act.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to section 8(a) may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated June 26, 2017

● Units

Each Unit Consisting of One Share of Common Stock

and

A Warrant to Purchase Up To ● Shares of Common Stock

We are offering directly to selected investors ● units, with each unit consisting of (i) one share of our common stock, par value $0.006 per share and (ii) a warrant to purchase up to ● shares of our common stock, for a purchase price of $ ● per unit. No units will be issued, however, and purchasers will receive only shares of common stock and warrants. The common stock and warrants may be transferred separately immediately upon issuance. The warrants will be immediately exercisable at a price of $ ● per share, and will expire on the fifth anniversary of the issuance date.

Our common stock is quoted on the OTCQB under the symbol “MRNA”. On June 21, 2017, the last reported sale price for our common stock as reported on OTCQB was $0.37 per share. We do not intend to list the warrants on any securities exchange or other trading market and we do not expect that a public trading market will develop for the warrants. Without an active market, the liquidity of the warrants will be limited.

Investing in our securities involves substantial risks. See the section titled “Risk Factors” beginning on page 7 of this prospectus to read about factors you should consider before buying our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

		Per Unit		Total
Public offering price	$		$
Placement agent fees (1)	$		$
Proceeds to us, before expenses	$		$

(1)	In addition, we will reimburse certain expenses of the placement agent in connection with this offering. See “Plan of Distribution” beginning on page 78 of this prospectus for more information regarding the compensation arrangements with the placement agent.

We have engaged Roth Capital Partners, LLC to act as our exclusive placement agent in connection with this offering (the “placement agent”). The placement agent may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. The placement agent will engage one or more sub-placement agents or selected dealers to assist with this offering. The placement agent is not purchasing the securities offered by us and is not required to sell any specific number or dollar amount of securities but will assist us in this offering on a commercially reasonable “best efforts” basis. There are no arrangements to place the funds raised in this offering in an escrow, trust or similar account. We have agreed to pay the placement agent a cash fee equal to 8% of the gross proceeds from the sale of the Units and to issue warrants entitling the placement agent to purchase an amount of our common stock equal to 6.0% of the aggregate number of shares of our common stock sold in this offering. We have also agreed to reimburse the placement agent for its reasonable out-of-pocket expenses up to $100,000. We estimate that the total expenses of this offering, excluding the placement agent fees, will be approximately $[_____]. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. See “Plan of Distribution” beginning on page 78 of this prospectus for more information on this offering and the placement agent arrangements. All costs associated with the registration will be borne by us.

Delivery of the securities offered hereby is expected to be made on or about              , 2017, subject to the satisfaction of certain conditions.

Roth Capital Partners

The date of this prospectus is _______, 2017

You should rely only on the information contained in this prospectus and any prospectus supplement or free writing prospectus prepared by us or on our behalf. We have not, and the placement agent has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the placement agent is not, making an offer to sell these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus and any prospectus supplement or free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents, regardless of the time of delivery thereof or the time of issuance or sale of any securities. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus and any prospectus supplement or free writing prospectus that we have authorized for use in connection with this offering in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of this prospectus entitled “Where You Can Find More Information.”

SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before making an investment decision with respect to our securities. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 7 of this prospectus, our audited financial statements and related notes thereto contained in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before making an investment decision with respect to our securities. Please see the section titled, “Where You Can Find More Information,” beginning on page 83 of this prospectus. Unless the context indicates otherwise, references to “Marina Biotech”, “Marina”, “the Company”, “we”, “us”, or “our” refer to the post-merger combined company and its subsidiaries.

Some of the industry data contained in this prospectus is derived from data from various third-party sources. We have not independently verified any of this information and cannot assure you of its accuracy or completeness. While we are not aware of any misstatements regarding any industry data presented herein, such data is subject to change based on various factors, including those discussed under the “Risk Factors” section beginning on page 7 of this prospectus.

Overview

We are a fully integrated, commercial stage biopharmaceutical company delivering proprietary drug therapeutics for significant unmet medical needs in the U.S., Europe and additional international markets. Our portfolio of products currently focuses on fixed dose combinations (“FDC”) in hypertension, arthritis, pain and oncology allowing for innovative solutions to such unmet medical needs. Our approach is meant to reduce clinical risk and accelerate time to market by shortening the clinical development program through leveraging what is already known or can be learned in our proprietary Patient Level Database.

We currently have one commercial and three clinical development programs underway: (i) Prestalia®, a single-pill fixed dose combination of perindopril, an angiotensin-converting-enzyme (“ACE”) inhibitor and amlodipine, a calcium channel blocker, which has been approved by the U.S. Food and Drug Administration (“FDA”) and is actively marketed in the U.S.; (ii) our next generation celecoxib program drug candidates for the treatment of acute and chronic pain, IT-102 and IT-103, each of which is an FDC of celecoxib, a COX-2 selective nonsteroidal anti-inflammatory drug (“NSAID”) and either lisinopril (IT-102) or olmesartan (IT-103) – both Lisinopril and olmesartan are antihypertension drugs; (iii) CEQ508, an oral delivery of small interfering RNA (“siRNA”) against beta-catenin, combined with IT-102 to suppress polyps in the precancerous syndrome and orphan indication Familial Adenomatous Polyposis (“FAP”); and (iv) CEQ508 combined with IT-103 to treat Colorectal Cancer. Our current focus is primarily on the commercialization of Prestalia and the development of IT-102 and IT-103. We believe that by combining a COX-2 inhibitor with an antihypertensive in a single FDC oral tablet, IT-102 and IT-103 will each offer improved safety profiles as compared to currently available and previously marketed COX-2 inhibitors as well as address patients with chronic pain who are commonly taking antihypertension drugs concurrently. We further believe that the current opioid addiction epidemic in the U.S. has been driven in part by the withdrawal from the market of certain COX-2 inhibitors due to their associated risk of cardiovascular-related adverse events.

We intend to create value through the continued commercialization of our FDA-approved product, Prestalia, while moving our FDC development programs forward to further strengthen our commercial presence. We intend to retain ownership and control of all of our product candidates, but in the interest of accelerated growth and market penetration, we will also consider partnerships with pharmaceutical or biotechnology companies in order to reduce time to market and to balance development risks, both clinically and financially.

As our strategy is to be a fully integrated biopharmaceutical company, we will drive a primary corporate focus on revenue generation through our commercial assets, with a secondary focus on advancing our FDC pipeline to further enhance our commercial presence.

Vuong Trieu, Ph.D., the Chairman of our Board of Directors, has significant experience in drug development and commercialization. Dr. Trieu currently serves as Chairman of the Board for the Autotelic consortium of companies including Oncotelic, Stocosil, LipoMedics and Autotelic Inc. Previously he was President and CEO of Igdrasol, a developer of second generation Abraxane, where he pioneered the regulatory pathway for approval of paclitaxel nanomedicine through a single bioequivalence trial against Abraxane. When Igdrasol merged with Sorrento Therapeutics, he became Chief Scientific Officer and a member of the Board of Directors. At Stocosil, he again pioneered the regulatory pathway for taking Olostar, a rosuvastatin/olmesartan FDC into the U.S. as an NDA using only Korean data. He has also been a member of the Board of Directors of Cenomed, a company focusing on CNS drug development. Before that he was Director of Pharmacology, Pharmacokinetics, and Biology at Abraxis Bioscience, where he led the development of albumin encapsulated therapeutics along with building high throughput platform for small molecules, mirRNA, kinases. The Autotelic consortium of companies include the highly successful exit at Igdrasol where it was acquired for up to $1.2 billion by NantPharma and the $10 million equity stake in LipoMedics by Fangsheng Pharmaceuticals Co. Ltd. Dr. Trieu obtained his doctorate in Microbiology/Molecular Biology from the University of Oklahoma.

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Recent Developments

Acquisition of Prestalia from Symplmed

On June 5, 2017, we entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Symplmed Pharmaceuticals LLC (“Symplmed”) pursuant to which we purchased from Symplmed, for aggregate consideration of approximately $630,000 (consisting of $300,000 in cash plus the assumption of certain liabilities of Symplmed in the amount of approximately $330,000), all of Symplmed’s assets relating to the development, marketing, manufacturing, selling, promoting, storing, supporting, transporting and commercializing of a single-pill fixed-dose combination of perindopril arginine and amlodipine besylate known as Prestalia, that has been approved by the FDA for the treatment of hypertension. In addition, as part of the transactions contemplated by the Purchase Agreement: (i) Symplmed agreed to transfer to us, not later than 150 days following the closing date, the New Drug Applications for the approval of Prestalia as a new drug by the FDA; and (ii) Symplmed assigned to us all of its rights and obligations under that certain Amended and Restated License and Commercialization Agreement by and between Symplmed and Les Laboratoires Servier (“Servier”) dated January 11, 2012, pursuant to which Symplmed has an exclusive license from Servier to manufacture, have manufactured, develop, promote, market, distribute and sell Prestalia in the U.S. (and its territories and possessions) in consideration of regulatory and sales-based milestone payments and royalty payments based on net sales.

Further, in connection with the transactions contemplated by the Purchase Agreement, we entered into an offer letter with Erik Emerson, the President and Chief Executive Officer of Symplmed, pursuant to which we hired Mr. Emerson to serve as our Chief Commercial Officer, which appointment became effective on June 22, 2017. We also agreed in such offer letter to issue to Mr. Emerson 600,000 restricted shares of our common stock under our 2014 Long-Term Incentive Plan, with all of such shares to vest on the six (6) month anniversary of the date of grant.

Merger with IThenaPharma

On November 15, 2016, Marina entered into an Agreement and Plan of Merger with IThenaPharma, Inc., a Delaware corporation (“IThena” or “IThenaPharma”), IThena Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of IThena (“Merger Sub”), and Dr. Trieu as the IThena Representative (the “Merger Agreement”). Pursuant to the Merger Agreement, at the effective time of the Merger, without any action on the part of any shareholder, each issued and outstanding share of IThenaPharma’s common stock, other than shares to be cancelled pursuant to the Merger Agreement, was converted into the right to receive 10.510708 shares of Marina common stock (the “Exchange Ratio”). IThenaPharma shareholders were not entitled to receive fractional shares in the Merger. Instead, a holder of IThenaPharma’s common stock that would otherwise have been entitled to receive a fractional share of Marina common stock in the Merger received one full additional share of Marina common stock.

In addition, in connection with the Merger, each outstanding IThenaPharma warrant was assumed by Marina and converted into a warrant representing the right to purchase shares of Marina common stock, with the number of shares underlying such warrant and the exercise price thereof being adjusted by the Exchange Ratio, with any fractional shares rounded down to the next lowest number of whole shares.

As a result of the Merger, the former holders of IThenaPharma common stock immediately prior to the completion of the Merger owned approximately 65% of the issued and outstanding shares of Marina common stock immediately following the completion of the Merger.

IThena is deemed to be the accounting acquirer in the Merger, and thus the historical financial statements of IThena will be treated as the historical financial statements of our company and will be reflected in our quarterly and annual reports for periods ending after the effective time of the Merger. Accordingly, beginning with our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, we will report the results of IThena and Marina and their respective subsidiaries on a consolidated basis.

Autotelic LLC License Agreement

In connection with the Merger Agreement and the closing of the Merger, on November 15, 2016, Marina entered into a License Agreement with Autotelic LLC, a stockholder of IThenaPharma that became the holder of 23,123,558 shares of Marina common stock as a result of the Merger, and an entity of which Dr. Trieu, the Chairman of our Board of Directors (the “Board) serves as Chief Executive Officer, pursuant to which (A) Marina licensed to Autotelic LLC certain patent rights, data and know-how relating to FAP and nasal insulin, for human therapeutics other than for oncology-related therapies and indications, and (B) Autotelic LLC licensed to Marina certain patent rights, data and know-how relating to IT-102 and IT-103, in connection with individualized therapy for pain using a non-steroidal anti-inflammatory drug and an anti-hypertensive without inducing intolerable edema, and treatment of certain aspects of proliferative disease, but not including rights to IT-102/IT-103 for Therapeutic Drug Monitoring (TDM) guided dosing for all indications using an Autotelic Inc. TDM Device. Marina also granted a right of first refusal to Autotelic LLC with respect to any license by Marina of the rights licensed by or to Marina under the License Agreement in any cancer indication outside of gastrointestinal cancers.

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The License Agreement shall immediately terminate, all rights granted by a licensor under the License Agreement shall immediately revert forthwith to the applicable licensor, all benefits which have accrued under the License Agreement shall automatically be transferred to the applicable licensor, and all rights, title and interest in the licensed intellectual property shall immediately revert back to the applicable licensor if: (i) the applicable licensee makes a general assignment for the benefit of its creditors prior to the two (2) year anniversary of the date of the License Agreement; (ii) the applicable licensee applies for or consents to the appointment of a receiver, a custodian, a trustee or liquidator of all or a substantial part of its intellectual property prior to the two (2) year anniversary of the date of the License Agreement; (iii) prior to the two (2) year anniversary of the date of the License Agreement, and without the consent of the applicable licensor, the applicable licensee effects a Change of Control Transaction (as defined in the License Agreement); (iv) the applicable licensee ceases operations; or (v) the applicable licensee fails to take any material steps, as reasonably determined by the applicable licensor, to develop the licensed intellectual property prior to the one (1) year anniversary of the date of the License Agreement (each of the foregoing items (i) through (v), a “Termination Event”). Upon the occurrence of any Termination Event, the applicable licensee shall immediately discontinue all use of the licensed intellectual property.

Master Services Agreement

In connection with the Merger Agreement and the closing of the Merger, on November 15, 2016, Marina entered into a Master Services Agreement with Autotelic Inc., a stockholder of IThenaPharma that became the holder of 5,255,354 shares of Marina common stock as a result of the Merger, and an entity of which Dr. Trieu serves as Chairman of the Board, pursuant to which Autotelic Inc. agreed to provide certain business functions and services from time to time during regular business hours at Marina’s request (the “Master Services Agreement”). The Master Services Agreement has a term of ten years, though either party can terminate it by giving to the other party ninety (90) days’ prior written notice of such termination (provided that the final day of the term shall be on the last day of the calendar month in which the noticed termination date falls). The resources available to us through Autotelic Inc. include, without limitation, regulatory, clinical, preclinical, manufacturing, formulation, legal, accounting and information technology (“IT”).

As partial consideration for the services to be performed by Autotelic Inc. under the Master Services Agreement, during the period prior to the date on which we have completed an equity offering of either common or preferred stock in which the gross proceeds therefrom is no less than $10 million, we shall issue to Autotelic Inc. warrants to purchase shares of our common stock (the “MSA Warrants”), with the exercise price for such MSA Warrants being based on the closing price of our common stock at the time the MSA Warrants are issued; provided, that in no event shall such price be lower than the lower of (x) $0.28 per share or (y) the lowest exercise price of any warrants that have been issued by us in a capital raising transaction (and that would otherwise reduce the exercise price of any other outstanding warrants issued by us) during the period beginning on November 15, 2016 and ending on the date of the issuance of the applicable MSA Warrants. The number of shares of common stock for which the MSA Warrants are exercisable shall be equal to the quotient obtained by dividing the actual costs to Autotelic Inc, of providing the services under the Master Services Agreement by the exercise price for the MSA Warrants.

Line Letter with Dr. Trieu

In connection with the Merger, Marina entered into a Line Letter dated November 15, 2016 with Dr. Trieu, our Chairman of the Board, for an unsecured line of credit in an amount not to exceed $540,000, to be used for current operating expenses, of which $475,064 had been drawn at March 31, 2017. Dr. Trieu considered requests for advances under the Line Letter until April 30, 2017. Dr. Trieu has the right at any time for any reason in his sole and absolute discretion to demand the repayment of any advances that are made under the Line Letter. Advances made under the Line Letter bear interest at the rate of five percent (5%) per annum, are evidenced by the Demand Promissory Note issued to Dr. Trieu, and are due and payable upon demand by Dr. Trieu.

Dr. Trieu has the right, exercisable by delivery of written notice thereof (the “Election Notice”), to either: (i) receive repayment for the entire unpaid principal amount advanced under the Line Letter and the accrued and unpaid interest thereon on the date of the delivery of the Election Notice (the “Outstanding Balance”) or (ii) convert the Outstanding Balance into such number of shares of our common stock as is equal to the quotient obtained by dividing (x) the Outstanding Balance by (y) $0.10 (such price, the “Conversion Price”, and the number of shares of common stock to be issued pursuant to the foregoing formula, the “Conversion Shares”); provided, that in no event shall the Conversion Price be lower than the lower of (x) $0.28 per share or (y) the lowest exercise price of any securities that have been issued by us in a capital raising transaction (and that would otherwise reduce the exercise price of any other outstanding warrants issued by us) during the period between November 15, 2016 and the date of the delivery of the Election Notice. No capital raising transactions have occurred through the date of this prospectus with securities at a price lower than $0.28 per share.

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Line Letter with Autotelic Inc.

On April 4, 2017, we entered into a Line Letter with Autotelic Inc., a stockholder of IThenaPharma that became the holder of 5,255,354 shares of Marina common stock as a result of the Merger, and an entity of which Dr. Trieu serves as Chairman of the Board, for an unsecured line of credit in an amount not to exceed $500,000, to be used for current operating expenses. Autotelic Inc. will consider requests for advances under the Line Letter until September 1, 2017. Autotelic Inc. shall have the right at any time for any reason in its sole and absolute discretion to terminate the line of credit available under the Line Letter or to reduce the maximum amount available thereunder without notice; provided, that Autotelic Inc. agreed that it shall not demand the repayment of any advances that are made under the Line Letter prior to the earlier of: (i) October 4, 2017; and (ii) the date on which (x) we make a general assignment for the benefit of our creditors, (y) we apply for or consents to the appointment of a receiver, a custodian, a trustee or liquidator of all or a substantial part of our assets or (z) we cease operations. Advances made under the Line Letter shall bear interest at the rate of five percent (5%) per annum, shall be evidenced by the Demand Promissory Note issued to Autotelic Inc., and shall be due and payable upon demand by Autotelic Inc.

Arrangements with LipoMedics

On February 6, 2017, we entered into a License Agreement (the “License Agreement”) with LipoMedics, Inc. (“LipoMedics”) pursuant to which, among other things, we provided to LipoMedics a license to our SMARTICLES platform for further development of Lipomedics’s proprietary phospholipid nanoparticles that can deliver protein, small molecule drugs and peptides. These are not currently being developed at Marina Biotech and Marina Biotech has no IP around these products. On the same date, we also entered into a Stock Purchase Agreement with LipoMedics pursuant to which we issued to LipoMedics an aggregate of 862,068 shares of our common stock for a total purchase price of $250,000.

Under the terms of the License Agreement, we could receive up to $90 million in success-based milestones based on commercial sales of licensed products. In addition, if LipoMedics determines to pursue further development and commercialization of products under the License Agreement, LipoMedics agreed, in connection therewith, to purchase shares of our common stock for an aggregate purchase price of $500,000, with the purchase price for each share of common stock being the greater of $0.29 or the volume weighted average price of our common stock for the thirty (30) trading days immediately preceding the date on which LipoMedics notifies us that it intends to pursue further development or commercialization of a licensed product.

If LipoMedics breaches the License Agreement, we shall have the right to terminate the License Agreement effective sixty (60) days following delivery of written notice to LipoMedics specifying the breach, if LipoMedics fails to cure such material breach within such sixty (60) day period. LipoMedics may terminate the License Agreement by giving thirty (30) days’ prior written notice to us.

Dr. Trieu, the Chairman of our Board of Directors, is the Chairman of the Board and Chief Operating Officer of LipoMedics.

Liquidity

We have sustained recurring losses and negative cash flows from operations. At March 31, 2017, we had an accumulated deficit of approximately $3 million, negative working capital of approximately $2.3 million, and $216,441 in cash. We have been funded primarily through a combination of licensing payments and debt and equity offerings.

We believe that our current cash resources, including the remaining balance available to us under the Line Letters with Dr. Trieu and Autotelic Inc., will enable us to fund our intended operations through the 3rd or 4th quarter of 2017. As a result of the proceeds received from our sale of $224,366 of convertible promissory notes to select investors in June 2017, and the exercise of warrants to purchase 609,440 shares of our common stock in May 2017, we are able to cover the costs of the acquisition of Prestalia, as well as supporting limited sales and marketing activities related to Prestalia. Our ability to execute our operating plan, including ramping up of sales and marketing to fully realize the commercial benefits of Prestalia, beyond such date depends on our ability to obtain additional funding.

The volatility in our stock price, as well as market conditions in general, could make it difficult for us to raise capital on favorable terms, or at all. If we fail to obtain additional capital when required, we may have to modify, delay or abandon some or all of our planned activities, or terminate our operations. There can be no assurance that we will be successful in any such endeavors. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

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General

Marina was incorporated under the laws of the State of Delaware under the name Nastech Pharmaceutical Company on September 23, 1983, and IThena was incorporated under the laws of the State of Delaware on September 3, 2014. We currently do not maintain any laboratory facilities. Our mailing address is Marina Biotech, Inc., 17870 Castleton Street, Suite 250, City of Industry, CA 91748, and our telephone number is (626) 964-5788. We maintain an Internet website at www.marinabio.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

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THE OFFERING

Units:	● units (assuming an offering price of $● per unit, which was the closing price of our common stock on _______, 2017), with each unit consisting of one share of common stock and a warrant to purchase up to ● shares of common stock.

Public offering price:	$● per unit.

Warrant terms:	Each unit includes a warrant to purchase up to ● shares of common stock. The warrants are immediately exercisable, will expire on the fifth anniversary of the issuance date, and will entitle the holder to purchase shares of common stock for an initial exercise price of $ ● per share.

Shares of common stock underlying warrants:	● shares

Common stock to be outstanding after this offering:	● shares

Use of proceeds:	We plan to use the proceeds from this offering for working capital needs, capital expenditures and other general corporate purposes in pursuit of advancing our commercial, clinical and pre-clinical eforts. See “Use of Proceeds” on page 27 of this prospectus.

Risk Factors:	The purchase of our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

OTCQB market symbol:	“MRNA”

The number of shares of our common stock outstanding prior to and immediately after this offering, as set forth in the table above, is based on 98,378,592 shares outstanding as of June 15, 2017, and excludes, as of such date:

●	24,929,450 shares of common stock issuable upon the exercise of warrants outstanding;

●	2,334,000 shares of common stock issuable upon the exercise of options outstanding;

●	6,800,000 shares of common stock issuable upon the conversion of shares of our Series C Convertible Preferred Stock outstanding at an assumed conversion price of $0.75 per share; and

●	750,000 shares of common stock issuable upon the conversion of shares of our Series D Convertible Preferred Stock outstanding at an assumed conversion price of $0.40 per share.

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RISK FACTORS

Investing in our securities has a high degree of risk. Before making an investment in our securities, you should carefully consider the following risks, as well as the other information contained in this prospectus, including our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties of which we are unaware or that we believe are not material at this time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our securities could decline and you could lose all or part of your investment. See also the information contained under the heading “Cautionary Statement Regarding Forward-Looking Statements” elsewhere in this prospectus.

Risks Relating To Our Financial Condition and Business Operations

Our cash and other sources of liquidity are only sufficient to fund our intended operations through the 3rd or 4th quarter of 2017. We will require substantial additional funding to continue our operations beyond that date. If additional capital is not available, we may have to curtail or cease operations, or take other actions that could adversely impact our shareholders.

Our business does not generate the cash necessary to finance our operations. We incurred net operating losses of $837,143, $1,108,564 and $1,082,778 in the years ended December 31, 2016 and 2015, and the quarter ended March 31, 2017, respectively. We will require significant additional capital to:

●	ramp up commercialization efforts with respect to our newly-acquired, and FDA-approved, Prestalia product;

●	fund research and development activities relating to the development of our product candidates, including clinical and pre-clinical trials;

●	obtain regulatory approval for our product candidates;

●	pursue licensing opportunities for our technologies and product candidates;

●	protect our intellectual property;

●	attract and retain highly-qualified personnel;

●	respond effectively to competitive pressures; and

●	acquire complementary businesses or technologies.

Our future capital needs depend on many factors, including:

●	the scope, duration and expenditures associated with our research and development;

●	the costs of clinical and pre-clinical trials of our product candidates;

●	continued scientific progress in our programs;

●	the outcome of potential partnering or licensing transactions, if any;

●	competing technological developments;

●	our proprietary patent position, if any, in our products; and

●	the regulatory approval process for our products.

We believe that our currently available cash and cash equivalents will be sufficient to fund our intended operations through the 3rd or 4th quarter of 2017. We will need to raise substantial additional funds through public or private equity offerings, debt financings or additional strategic alliances and licensing arrangements to continue our operations past that date. We may not be able to obtain additional financing on terms favorable to us, if at all. General market conditions, as well as market conditions for companies at our stage of development, may make it difficult for us to seek financing from the capital markets, and the terms of any financing may adversely affect the holdings or the rights of our stockholders. For example, if we raise additional funds by issuing equity securities, further dilution to our stockholders will result, which may substantially dilute the value of their investment. In addition, as a condition to providing additional funds to us, future investors may demand, and may be granted, rights superior to those of existing stockholders. Debt financing, if available, may involve restrictive covenants that could limit our flexibility to conduct future business activities and, in the event of insolvency, could be paid before holders of equity securities received any distribution of corporate assets. We may be required to relinquish rights to our technologies or drug candidates, or grant licenses through alliance, joint venture or agreements on terms that are not favorable to us, in order to raise additional funds. If adequate funds are not available, we may have to further delay, reduce or eliminate one or more of our planned activities with respect to our business, or terminate our operations. These actions would likely reduce the market price of our common stock.

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We have no history of profitability and there is a potential for fluctuation in operating results.

We have experienced significant operating losses since inception. We currently have no revenues from product sales, and although we anticipate generating revenues from Prestalia sales, the amount of such revenues is uncertain. We expect that the continued operation of our business will cause us to continue to experience losses as we continue research and development with respect to our product candidates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Statement Regarding Forward-Looking Statements”.

We and our partners are engaged in the business of developing and commercializing novel therapeutic products. The process of developing such products requires significant research and development efforts, including basic research, pre-clinical and clinical development, and regulatory approval. These activities, together with our sales, marketing, general and administrative expenses, have resulted in operating losses in the past, and there can be no assurance that we can achieve profitability in the future. Our ability to achieve profitability depends on our ability, alone or with our partners, to develop drug candidates, conduct pre-clinical development and clinical trials, obtain necessary regulatory approvals, and manufacture, distribute, market and sell drug products. We cannot assure you of the success of any of these activities or predict if or when we will ever become profitable.

There is substantial doubt about our ability to continue as a going concern, which may affect our ability to obtain future financing or engage in strategic transactions, and may require us to curtail our operations.

Our financial statements as of December 31, 2016 were prepared under the assumption that we will continue as a going concern. The independent registered public accounting firm that audited our 2016 consolidated financial statements, in their report, included an explanatory paragraph referring to our recurring losses and expressing substantial doubt in our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. At March 31, 2017, we had cash of $216,441 and had approximately $65,000 available under our credit line with Dr. Trieu (the full amount of which has subsequently been drawn down). Our ability to continue as a going concern depends on our ability to raise substantial additional funds through public or private equity offerings, debt financings or additional strategic alliances and licensing arrangements. There can be no assurance that we will be successful in any such endeavors.

If we are unable to raise sufficient additional capital, we may seek to merge with or be acquired by another entity, or to sell our assets to another entity, and that transaction may adversely affect our business and the value of our securities.

If we are unable to raise sufficient additional capital to continue our business, we may seek to merge or combine with, or otherwise be acquired by, another entity with a stronger cash position, complementary work force, or product candidate portfolio or for other reasons. There are numerous risks associated with merging, combining or otherwise being acquired. These risks include, among others, incorrectly assessing the quality of a prospective acquirer or merger-partner, encountering greater than anticipated costs in integrating businesses, facing resistance from employees and being unable to profitably deploy the assets of the new entity. The operations, financial condition, and prospects of the post-transaction entity depend in part on our and our acquirer/merger-partner’s ability to successfully integrate the operations related to our product candidates, business and technologies. We may be unable to integrate operations successfully or to achieve expected cost savings, and any cost savings that are realized may be offset by losses in revenues or other charges to operations. As a result, our stockholders may not realize the full value of their investment.

We are dependent on our key personnel, and if we are unable to retain such personnel, or to attract and retain other highly qualified personnel, then we may be unable to successfully develop our business.

Our ability to compete in the highly competitive biotechnology industry depends upon our ability to attract and retain highly qualified personnel. We are dependent on our management and scientific personnel, including Joseph W. Ramelli, our Chief Executive Officer, Vuong Trieu, Ph.D., the Chairman of our Board of Directors, Larn Hwang, Ph.D., our Chief Scientific Officer, Mihir Munsif, our Chief Operating Officer, and Erik Emerson, our Chief Commercial Officer. There can be no assurance that we will be able to retain the services of any of the foregoing persons, or of any of our other current and future personnel, regardless of whether or not such persons have entered into employment agreements with our company.

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If we are unable to attract or retain qualified personnel, or if we are unable to adequately replace such personnel if we lose their services for any reason, our business could be seriously harmed. In addition, if we have to replace any of these individuals, we may not be able to replace the knowledge that they have about our operations.

If we make strategic acquisitions, we will incur a variety of costs and might never realize the anticipated benefits.

We have limited experience in independently identifying acquisition candidates and integrating the operations of acquisition candidates with our company. If appropriate opportunities become available, and we have sufficient resources to do so, we might attempt to acquire approved products, additional drug candidates, technologies or businesses that we believe are a strategic fit with our business, such as the recent acquisition of Prestalia from Symplmed. If we pursue any transaction of that sort, the process of negotiating the acquisition and integrating an acquired product, drug candidate, technology or business might result in operating difficulties and expenditures and might require significant management attention that would otherwise be available for ongoing development of our business, whether or not any such transaction is ever consummated. Moreover, we might never realize the anticipated benefits of any acquisition. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities, or impairment expenses related to goodwill, and impairment or amortization expenses related to other intangible assets, which could harm our financial condition.

Failure of our internal control over financial reporting could harm our business and financial results.

Our management is responsible for establishing and maintaining effective internal control over financial reporting. Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of financial reporting for external purposes in accordance with accounting principles generally accepted in the United States. Internal control over financial reporting includes maintaining records that in reasonable detail accurately and fairly reflect our transactions; providing reasonable assurance that transactions are recorded as necessary for preparation of the financial statements; providing reasonable assurance that receipts and expenditures of our assets are made in accordance with management authorization; and providing reasonable assurance that unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements would be prevented or detected on a timely basis. Any failure to maintain an effective system of internal control over financial reporting could limit our ability to report our financial results accurately and timely or to detect and prevent fraud.

We depend on our information technology and infrastructure.

We rely on the efficient and uninterrupted operation of information technology systems to manage our operations, to process, transmit and store electronic and financial information, and to comply with regulatory, legal and tax requirements. We also depend on our information technology infrastructure for electronic communications among our personnel, contractors, consultants and vendors. System failures or outages could compromise our ability to perform these functions in a timely manner, which could harm our ability to conduct business or delay our financial reporting. Such failures could materially adversely affect our operating results and financial condition.

In addition, we depend on third parties and applications on virtualized (cloud) infrastructure to operate and support our information systems. These third parties vary from multi-disciplined to boutique providers. Failure by these providers to adequately deliver the contracted services could have an adverse effect on our business, which in turn may materially adversely affect our operating results and financial condition. All information systems, despite implementation of security measures, are vulnerable to disability, failures or unauthorized access. If our information systems were to fail or be breached, such failure or breach could materially adversely affect our ability to perform critical business functions and sensitive and confidential data could be compromised.

Our business and operations could suffer in the event of system failures.

Our internal computer systems and those of our contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Such events could cause interruption of our operations, and could result in a material disruption of our development programs. For example, the loss of pre-clinical trial data or data from completed or ongoing clinical trials for our product candidates, if any, could result in delays in our regulatory filings and development efforts and significantly increase our costs. To the extent that any disruption or security breach were to result in a loss of or damage to our data, or inappropriate disclosure of confidential or proprietary information, we could incur liability and our business operations could be delayed.

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We may be unable to adequately protect our information technology systems from cyber-attacks, which could result in the disclosure of confidential information, damage our reputation, and subject us to significant financial and legal exposure.

Cyber-attacks are increasing in their frequency, sophistication and intensity, and have become increasingly difficult to detect. Cyber-attacks could include wrongful conduct by hostile foreign governments, industrial espionage, the deployment of harmful malware, denial-of-service, and other means to threaten data confidentiality, integrity and availability. A successful cyber-attack could cause serious negative consequences for our company, including the disruption of operations, the misappropriation of confidential business information and trade secrets, and the disclosure of corporate strategic plans. To date, we have not experienced threats to our data and information technology systems. However, although we devote resources to protect our information technology systems, we realize that cyber-attacks are a threat, and there can be no assurance that our efforts will prevent information security breaches that would result in business, legal or reputational harm to us, or would have a material adverse effect on our operating results and financial condition.

Risks Related to the Development and Regulatory Approval of Our Drug Candidates

The development of pharmaceutical products is uncertain and may never lead to marketable products.

The future success of our operations will depend on the successful development, by us or our partners, of products based on our proprietary technologies. With respect to products based on our RNAi technologies, neither we, nor any other company, has received regulatory approval to market siRNA, antagomir or miRNA mimics as therapeutic agents. The scientific discoveries that form the basis for our efforts to discover and develop new RNA-based drugs are relatively new. The scientific evidence to support the feasibility of developing drugs based on these discoveries is both preliminary and limited.

Relatively few RNA-based product candidates have ever been tested in animals or humans, none of which have received regulatory approval. We have only limited data suggesting that we can introduce typical drug-like properties and characteristics into oligonucleotides, such as favorable distribution within the body or tissues or the ability to enter cells and exert their intended effects. In addition, RNA-based compounds may not demonstrate in patients the chemical and pharmacological properties ascribed to them in laboratory studies, and they may interact with human biological systems in unforeseen, ineffective or harmful ways. We may make significant expenditures developing RNA-based technologies without success, and thus may never develop a marketable product utilizing our RNA-based technologies. If neither we nor any of our partners develops and commercializes drugs based upon our RNA-based technologies, our RNA-based technologies will not become profitable, and we may be required to change the scope and direction of, or cease pursuing, our RNA-based activities.

If we or our partners are unable to develop and commercialize product candidates utilizing our technologies, our business will be adversely affected.

A key element of our business strategy is to discover, develop and commercialize a portfolio of new products through internal efforts and through those of our current or future strategic partnerships. Whether or not any product candidates are ultimately identified, research programs to identify new disease targets and product candidates require substantial technical, financial and human resources. These research programs may initially show promise in identifying potential product candidates, yet fail to yield a successful commercial product for many reasons, including the following:

●	competitors may develop alternatives that render our product candidates (or those of our partners) obsolete;

●	a product candidate may not have a sustainable intellectual property position in major markets;

●	a product candidate may, after additional studies, be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective;

●	a product candidate may not receive regulatory approval;

●	a product candidate may not be capable of production in commercial quantities at an acceptable cost, or at all; or

●	a product candidate may not be accepted by patients, the medical community or third-party payors.

Clinical trials of product candidates utilizing our technologies would be expensive and time-consuming, and the results of any of these trials would be uncertain.

Before obtaining regulatory approval for the sale of any product candidates, we and our partners must conduct expensive and extensive pre-clinical tests and clinical trials to demonstrate the safety and efficacy of such product candidates. Pre-clinical and clinical testing is a long, expensive and uncertain process, and the historical failure rate for product candidates is high. The length of time generally varies substantially according to the type of drug, complexity of clinical trial design, regulatory compliance requirements, intended use of the drug candidate and rate of patient enrollment for the clinical trials.

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A failure of one or more pre-clinical studies or clinical trials can occur at any stage of testing. We and our partners may experience numerous unforeseen events during, or as a result of, the pre-clinical testing and the clinical trial process that could delay or prevent the receipt of regulatory approval or the commercialization of our product candidates, including:

●	regulators may not authorize us to commence a clinical trial or conduct a clinical trial at a prospective trial site;

●	pre-clinical tests or clinical trials may produce negative or inconclusive results, and we or a partner may decide, or a regulator may require us, to conduct additional pre-clinical testing or clinical trials, or we or a partner may abandon projects that were previously expected to be promising;

●	enrollment in clinical trials may be slower than anticipated or participants may drop out of clinical trials at a higher rate than anticipated, in each case for a variety of reasons, resulting in significant delays;

●	third party contractors may fail to comply with regulatory requirements or meet their contractual obligations in a timely manner;

●	product candidates may have very different chemical and pharmacological properties in humans than in laboratory testing and may interact with human biological systems in unforeseen, ineffective or harmful ways;

●	the suspension or termination of clinical trials for a variety of reasons, including if the participants are being exposed to unacceptable health risks or if such trials are not being conducted in accordance with applicable regulatory requirements;

●	regulators, including the FDA, may require that clinical research be held, suspended or terminated for various reasons, including noncompliance with regulatory requirements;

●	the cost of clinical trials may be greater than anticipated;

●	the supply or quality of drug candidates or other materials necessary to conduct clinical trials may be insufficient or inadequate; and

●	effects of product candidates may not have the desired effects or may include undesirable side effects or the product candidates may have other unexpected characteristics.

Further, even if the results of pre-clinical studies or clinical trials are initially positive, it is possible that different results will be obtained in the later stages of drug development or that results seen in clinical trials will not continue with longer term treatment. Drugs in late stages of clinical development may fail to show the desired safety and efficacy traits despite having progressed through initial clinical testing. For example, positive results in early phase 1 or phase 2 clinical trials may not be repeated in larger phase 2 or phase 3 clinical trials. It is expected that all of the drug candidates that may be developed by us or our partners based on our technologies will be prone to the risks of failure inherent in drug development. The clinical trials of any or all of the drug candidates of us or our partners could be unsuccessful, which would prevent the commercialization of these drugs. The FDA conducts its own independent analysis of some or all of the pre-clinical and clinical trial data submitted in a regulatory filing and often comes to different and potentially more negative conclusions than the analysis performed by the drug sponsor. The failure to develop safe, commercially viable drugs approved by the FDA would substantially impair our ability to generate product sales and sustain our operations and would materially harm our business and adversely affect our stock price. In addition, significant delays in pre-clinical studies and clinical trials will impede the regulatory approval process, the commercialization of drug candidates and the generation of revenue, as well as substantially increase development costs.

Our product candidates may cause undesirable side effects or have other properties that could halt their development, prevent their regulatory approval, limit their commercial potential or result in significant negative consequences.

It is possible that the FDA or foreign regulatory authorities may not agree with any future assessment of the safety profile of our product candidates. Undesirable side effects caused by any of our product candidates could cause us or our partners to interrupt, delay or discontinue development of our product candidates, could result in a clinical hold on any clinical trial, or could result in the denial of regulatory approval of our product candidates by the FDA or foreign regulatory authorities. This, in turn, could prevent us from commercializing our product candidates and generating revenues from their sale. In addition, if any of our products cause serious or unexpected side effects or are associated with other safety risks after receiving marketing approval, a number of potential significant negative consequences could result, including: (i) regulatory authorities may withdraw their approval of this product; (ii) we may be required to recall the product, change the way it is administered, conduct additional clinical trials or change the labeling of the product; (iii) the product may be rendered less competitive and sales may decrease; (iv) our reputation may suffer generally both among clinicians and patients; (v) regulatory authorities may require certain labeling statements, such as warnings or contraindications or limitations on the indications for use, or impose restrictions on distribution in connection with approval, if any; or (vi) we may be required to change the way the product is administered or conduct additional preclinical studies or clinical trials.

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If preliminary data demonstrate that any of our product candidates has an unfavorable safety profile and is unlikely to receive regulatory approval or be successfully commercialized, we may voluntarily suspend or terminate future development of such product candidate.

Any one or a combination of these events could prevent us from obtaining approval and achieving or maintaining market acceptance of the affected product or could substantially increase the costs and expenses of commercializing the product candidate, which in turn could delay or prevent us from generating significant revenues from the sale of the product.

Even if regulatory approvals are obtained for our products, including our approved Prestalia product, such products will be subject to ongoing regulatory obligations and continued regulatory review. If we or a partner fail to comply with continuing U.S. and foreign regulations, the approvals to market drugs could be lost and our business would be materially adversely affected.

Following any initial FDA or foreign regulatory approval of any drugs we or a partner may develop, such drugs will continue to be subject to extensive and ongoing regulatory review, including the review of adverse drug experiences and clinical results that are reported after such drugs are made available to patients. This would include results from any post marketing studies or vigilance required as a condition of approval. The manufacturer and manufacturing facilities used to make any drug candidates will also be subject to periodic review and inspection by regulatory authorities, including the FDA. The discovery of any new or previously unknown problems with the product, manufacturer or facility may result in restrictions on the drug or manufacturer or facility, including withdrawal of the drug from the market. Marketing, advertising and labeling also will be subject to regulatory requirements and continuing regulatory review. The failure to comply with applicable continuing regulatory requirements may result in fines, suspension or withdrawal of regulatory approval, product recalls and seizures, operating restrictions and other adverse consequences.

We and our partners are subject to extensive U.S. and foreign government regulation, including the requirement of approval before products may be marketed.

We, our present and future collaborators, and the drug product candidates developed by us or in collaboration with partners are subject to extensive regulation by governmental authorities in the U.S. and other countries. Failure to comply with applicable requirements could result in, among other things, any of the following actions: warning letters, fines and other civil penalties, unanticipated expenditures, delays in approving or refusal to approve a product candidate, product recall or seizure, interruption of manufacturing or clinical trials, operating restrictions, injunctions and criminal prosecution.

Our product candidates and those of our partners cannot be marketed in the U.S. without FDA approval or clearance, and they cannot be marketed in foreign countries without applicable regulatory approval. Neither the FDA nor any foreign regulatory authority has approved any of the product candidates being developed by us or our partners based on our technologies. These product candidates are in pre-clinical and clinical development and will have to be approved by the FDA or applicable foreign regulatory authorities before they can be marketed in the U.S. or abroad. Obtaining regulatory approval requires substantial time, effort, and financial resources, and may be subject to both expected and unforeseen delays, including, without limitation, citizen’s petitions or other filings with the FDA, and there can be no assurance that any approval will be granted on a timely basis, if at all, or that delays will be resolved favorably or in a timely manner. If our product candidates are not approved in a timely fashion, or are not approved at all, our business and financial condition may be adversely affected.

In addition, both before and after regulatory approval, we, our collaborators and our product candidates are subject to numerous requirements by the FDA and foreign regulatory authorities covering, among other things, testing, manufacturing, quality control, labeling, advertising, promotion, distribution and export. These requirements may change and additional government regulations may be promulgated that could affect us, our collaborators or our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the U.S. or abroad. There can be no assurance that neither we nor any of our partners will be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon our business.

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We may use hazardous chemicals and biological materials in our business. Any disputes relating to improper use, handling, storage or disposal of these materials could be time-consuming and costly.

Our research and development operations may involve the use of hazardous and biological, potentially infectious, materials. Such use subjects us to the risk of accidental contamination or discharge or any resultant injury from these materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials and specific waste products. We could be subject to damages, fines or penalties in the event of an improper or unauthorized release of, or exposure of individuals to, these hazardous materials, and our liability could be substantial. The costs of complying with these current and future environmental laws and regulations may be significant, thereby impairing our business.

We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations.

Failure to comply with foreign regulatory requirements governing human clinical trials and marketing approval for drugs could prevent the sale of drug candidates based on our technologies in foreign markets, which may adversely affect our operating results and financial condition.

The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement for marketing drug candidates based on our technologies outside the U.S. vary greatly from country to country. We have, and our partners may have, limited experience in obtaining foreign regulatory approvals. The time required to obtain approvals outside the U.S. may differ from that required to obtain FDA approval. We may not be able to obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other countries or by the FDA. Failure to comply with these regulatory requirements or obtain required approvals could restrict the development of foreign markets for our drug candidates and may have a material adverse effect on our financial condition or results of operations.

Risks Related to our Dependence on Third Parties

We may become dependent on our collaborative arrangements with third parties for a substantial portion of our revenue, and our development and commercialization activities may be delayed or reduced if we fail to initiate, negotiate or maintain successful collaborative arrangements.

We are, in part, dependent on partners to develop and commercialize products based on our technologies and to provide the regulatory compliance, sales, marketing and distribution capabilities required for the success of our business. If we fail to secure or maintain successful collaborative arrangements, our development and commercialization activities will be delayed, reduced or terminated, and our revenues could be materially and adversely impacted.

The potential future milestone and royalty payments and cost reimbursements from collaboration agreements could provide an important source of financing for our research and development programs, thereby facilitating the application of our technology to the development and commercialization of our products. These collaborative agreements might be terminated either by us or by our partners upon the satisfaction of certain notice requirements. Our partners may not be precluded from independently pursuing competing products and drug delivery approaches or technologies. Even if our partners continue their contributions to our collaborative arrangements, of which there can be no assurance, they may nevertheless determine not to actively pursue the development or commercialization of any resulting products. Our partners may fail to perform their obligations under the collaborative arrangements or may be slow in performing their obligations. In addition, our partners may experience financial difficulties at any time that could prevent them from having available funds to contribute to these collaborations. If our collaborators fail to conduct their commercialization, regulatory compliance, sales and marketing or distribution activities successfully and in a timely manner, or if they terminate or materially modify their agreements with us, the development and commercialization of one or more product candidates could be delayed, curtailed or terminated because we may not have sufficient financial resources or capabilities to continue such development and commercialization on our own.

An interruption in the supply of raw and bulk materials needed for the development of our product candidates, or the manufacture of our approved products, could cause product development and/or sales to be slowed or stopped.

We and our partners may obtain supplies of critical raw and bulk materials used in research and development efforts from several suppliers, and long-term contracts may not be in place with any or all of these suppliers. There can be no assurance that sufficient quantities of product candidates or approved products could be manufactured if our suppliers are unable or unwilling to supply such materials. Any delay or disruption in the availability of raw or bulk materials could slow or stop research and development, or sales, of the relevant product.

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We rely on third parties to conduct clinical trials, and those third parties may not perform satisfactorily, including failing to meet established timelines for the completion of such clinical trials.

We are, and anticipate that we and certain of our partners will continue to be, dependent on contract research organizations, third-party vendors and investigators for performing or managing pre-clinical testing and clinical trials related to drug discovery and development efforts. These parties are not employed by us or our partners, and neither we nor our partners can control the amount or timing of resources that they devote to our programs. If they fail to devote sufficient time and resources to our drug development programs or if their performance is substandard, it will delay, and potentially materially adversely affect, the development and commercialization of our product candidates. Moreover, these parties also may have relationships with other commercial entities, some of which may compete with us and our partners. If they assist our competitors, it could harm our competitive position.

If we or our partners lose our relationship with any one or more of these parties, there could be a significant delay in both identifying another comparable provider and then contracting for its services. An alternative provider may not be available on reasonable terms, if at all. Even if we locate an alternative provider, is it likely that this provider may need additional time to respond to our needs and may not provide the same type or level of service as the original provider. In addition, any alternative provider will be subject to current Good Laboratory Practices (“cGLP”) and similar foreign standards and neither we nor our partners have control over compliance with these regulations by these providers. Consequently, if these providers do not adhere to these practices and standards, the development and commercialization of our product candidates could be delayed.

We have limited manufacturing experience or resources, and we must incur significant costs to develop this expertise or rely on third parties to manufacture our products.

We have limited manufacturing experience. Some of our products and product candidates utilize specialized formulations whose scale-up and manufacturing could be very difficult. We also have limited experience in such scale-up and manufacturing, requiring us to depend on a limited number of third parties, who might not be able to deliver in a timely manner, or at all. In order to develop products, apply for regulatory approvals and commercialize our products, we will need to develop, contract for, or otherwise arrange for the necessary manufacturing capabilities.

There are a limited number of manufacturers that supply the materials needed for the development of our product candidates. There are risks inherent in pharmaceutical manufacturing that could affect the ability of our contract manufacturers to meet our delivery time requirements or provide adequate amounts of material to meet our needs. Included in these risks are synthesis and purification failures and contamination during the manufacturing process, which could result in unusable product and cause delays in our development process, as well as additional expense to us. To fulfill our supply requirements, we may also need to secure alternative suppliers. In addition to the manufacture of the materials necessary to develop our products, we may have additional manufacturing requirements related to the technology required to deliver our product candidates to the relevant cell or tissue type. In some cases, the delivery technology we utilize is highly specialized or proprietary, and for technical and legal reasons, we may have access to only one or a limited number of potential manufacturers for such delivery technology. Failure by these manufacturers to properly formulate our product candidates for delivery could also result in unusable product and cause delays in our discovery and development process, as well as additional expense to us.

The manufacturing process for any products based on our technologies that we or our partners may develop is subject to the FDA and foreign regulatory authority approval process, and we or our partners will need to contract with manufacturers who can meet all applicable FDA and foreign regulatory authority requirements on an ongoing basis. If we are unable to obtain or maintain contract manufacturing for these product candidates or approved products, or to do so on commercially reasonable terms, we may not be able to successfully develop and commercialize our products.

To the extent that we enter into manufacturing arrangements with third parties, we will depend on these third parties to perform their obligations in a timely manner and consistent with regulatory requirements, including those related to quality control and quality assurance. The failure of a third-party manufacturer to perform its obligations as expected could adversely affect our business in a number of ways.

If a third-party manufacturer with whom we contract fails to perform its obligations, we may be forced to manufacture the materials ourselves, for which we may not have the capabilities or resources, or enter into an agreement with a different third-party manufacturer, which we may not be able to do on reasonable terms, if at all. In addition, if we are required to change manufacturers for any reason, we will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer could negatively affect our ability to develop product candidates in a timely manner or within budget, or to sell approved products in sufficient quantities. Furthermore, a manufacturer may possess technology related to the manufacture of our product candidates or approved products that such manufacturer owns independently. This would increase our reliance on such manufacturer or require us to obtain a license from such manufacturer in order to have another third party manufacture our products.

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Risks Related to our Intellectual Property and Other Legal Matters

If we are unable to adequately protect our proprietary technology from legal challenges, infringement or alternative technologies, our competitive position may be hurt and our operating results may be negatively impacted.

Our business is based upon the development and delivery of novel therapeutics, and we rely on the issuance of patents, both in the U.S. and internationally, for protection against competitive technologies. Although we believe we exercise the necessary due diligence in our patent filings, our proprietary position is not established until the appropriate regulatory authorities actually issue a patent, which may take several years from initial filing or may never occur.

Moreover, even the established patent positions of pharmaceutical companies are generally uncertain and involve complex legal and factual issues. Although we believe our issued patents are valid, third parties may infringe our patents or may initiate proceedings challenging the validity or enforceability of our patents. The issuance of a patent is not conclusive as to its claim scope, validity or enforceability. Challenges raised in patent infringement litigation we initiate or in proceedings initiated by third parties may result in determinations that our patents have not been infringed or that they are invalid, unenforceable or otherwise subject to limitations. In the event of any such determinations, third parties may be able to use the discoveries or technologies claimed in our patents without paying us licensing fees or royalties, which could significantly diminish the value of these discoveries or technologies. As a result of such determinations, we may be enjoined from pursuing commercialization of potential products or may be required to obtain licenses, if available, to the third party patents or to develop or obtain alternative technology. Responding to challenges initiated by third parties may require significant expenditures and divert the attention of our management and key personnel from other business concerns.

Furthermore, it is possible others will infringe or otherwise circumvent our issued patents and that we will be unable to fund the cost of litigation against them or that we would elect not to pursue litigation. In addition, enforcing our patents against third parties may require significant expenditures regardless of the outcome of such efforts. We also cannot assure you that others have not filed patent applications for technology covered by our pending applications or that we were the first to invent the technology. There may also exist third party patents or patent applications relevant to our potential products that may block or compete with the technologies covered by our patent applications and third parties may independently develop IP similar to our patented IP, which could result in, among other things, interference proceedings in the U.S. Patent and Trademark Office to determine priority of invention.

In addition, we may not be able to protect our established and pending patent positions from competitive technologies, which may provide more effective therapeutic benefit to patients and which may therefore make our products, technology and proprietary position obsolete.

We also rely on copyright and trademark protection, trade secrets, know-how, continuing technological innovation and licensing opportunities. In an effort to maintain the confidentiality and ownership of our trade secrets and proprietary information, we have typically required our employees, consultants, advisors and others to whom we disclose confidential information to execute confidentiality and proprietary information agreements. However, it is possible that these agreements may be breached, invalidated or rendered unenforceable, and if so, there may not be an adequate corrective remedy available. Furthermore, like many companies in our industry, we may from time to time hire scientific personnel formerly employed by other companies involved in one or more areas similar to the activities we conduct. In some situations, our confidentiality and proprietary information agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants or advisors have prior employment or consulting relationships. Although we have typically required our employees and consultants to maintain the confidentiality of all confidential information of previous employers, we or these individuals may be subject to allegations of trade secret misappropriation or other similar claims as a result of their prior affiliations. Finally, others may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets. Our failure to protect our proprietary information and techniques may inhibit or limit our ability to exclude certain competitors from the market and execute our business strategies.

If we are unable to adequately protect our proprietary intellectual property from legal challenges, infringement or alternative technologies, we will not be able to compete effectively in the drug discovery, development and commercialization business.

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Because intellectual property rights are of limited duration, expiration of intellectual property rights and licenses will negatively impact our operating results.

Intellectual property rights, such as patents and license agreements based on those patents, generally are of limited duration. Therefore, the expiration or other loss of rights associated with IP and IP licenses can negatively impact our business, and the future sales of our approved products, if any.

Our patent applications may be inadequate in terms of priority, scope or commercial value.

We apply for patents covering our discoveries and technologies as we deem appropriate and as our resources permit. However, we or our partners may fail to apply for patents on important discoveries or technologies in a timely fashion or at all. Also, our pending patent applications may not result in the issuance of any patents. These applications may not be sufficient to meet the statutory requirements for patentability, and therefore we may be unable to obtain enforceable patents covering the related discoveries or technologies we may want to commercialize. In addition, because patent applications are maintained in secrecy for approximately 18 months after filing, other parties may have filed patent applications relating to inventions before our applications covering the same or similar inventions. In addition, foreign patent applications are often published initially in local languages, and until an English language translation is available it can be impossible to determine the significance of a third party invention. Any patent applications filed by third parties may prevail over our patent applications or may result in patents that issue alongside patents issued to us, leading to uncertainty over the scope of the patents or the freedom to practice the claimed inventions.

Although we have acquired and in-licensed a number of issued patents, the discoveries or technologies covered by these patents may not have any therapeutic or commercial value. Also, issued patents may not provide commercially meaningful protection against competitors. Other parties may be able to design around our issued patents or independently develop products having effects similar or identical to our patented product candidates or approved products. In addition, the scope of our patents is subject to considerable uncertainty and competitors or other parties may obtain similar patents of uncertain scope.

We have depended on technologies we license, and if we lose the right to license such technologies or we fail to license new technologies in the future, our ability to develop new products would be harmed.

We have depended on licenses from third parties for certain of our key technologies relating to fundamental chemistry technologies. Our licenses impose various development, funding, royalty, diligence, sublicensing, insurance and other obligations on us. If our license with respect to any of these technologies is terminated for any reason, the development of the products contemplated by the licenses would be delayed, or suspended altogether, while we seek to license similar technology (which licenses may not be available on commercially acceptable terms or at all) or develop new non-infringing technology. If our existing license is terminated, the development of the products contemplated by the licenses could be delayed or terminated and we may not be able to negotiate additional licenses on acceptable terms, if at all, which would have a material adverse effect on our business.

We may be required to defend lawsuits or pay damages for product liability claims.

Our business inherently exposes us to potential product liability claims. We may face substantial product liability exposure in human clinical trials that we may initiate and for products that we sell, or manufacture for others to sell, after regulatory approval. The risk exists even with respect to those drugs that are approved by regulatory agencies for commercial distribution and sale and are manufactured in facilities licensed and regulated by regulatory agencies. Any product liability claims, regardless of their merits, could be costly, divert management’s attention, delay or prevent completion of our clinical development programs, and adversely affect our reputation, the demand for our products and our stock price. We currently do not have product liability insurance. We will need to obtain such insurance as we believe is appropriate for our stage of development and may need to obtain higher levels of such insurance if we were ever to market any of our product candidates. Any product liability insurance we have or may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could have a material adverse effect on our business.

Risks Related to the Commercialization of our Product Candidates

Our product development efforts may not result in commercial products.

The results of our operations depend, to a significant degree, upon our and any collaborators’ ability to successfully develop and commercialize pharmaceutical products. The development and commercialization process for pharmaceutical products is both time consuming and costly and involves a high degree of business risk. Successful product development in the pharmaceutical industry is highly uncertain, and very few research and development projects result in a commercial product. Product candidates that appear promising in the early phases of development, such as in preclinical testing or in early human clinical trials, may fail to reach the market for a number of reasons, such as:

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●	a product candidate may not perform as expected in later or broader trials in humans and limit marketability of such product candidate;

●	necessary regulatory approvals may not be obtained in a timely or cost-effective manner, if at all;

●	a product candidate may not be able to be successfully and profitably produced and marketed;

●	third parties may have proprietary rights to a product candidate, and do not allow sale on reasonable terms; or

●	a product candidate may not be financially successful because of existing therapeutics that offer, or that are perceived to offer, equivalent or better treatments.

There can be no assurance that any of our products or product candidates will ever be successfully commercialized by us or by one of our partners, and delays or additional expenses in any part of the process or the inability to obtain regulatory approval in a timely or cost-effective manner could adversely affect our operating results by restricting introduction of new products by us and/or our partners.

It is possible that the commercial opportunity for our products and product candidates will be limited.

Our products and product candidates are based on novel technologies and therapeutic approaches. Key participants in pharmaceutical marketplaces, such as physicians, third-party payors and consumers, may not accept such products. Accordingly, while we believe there will be a commercial market for our products and product candidates, there can be no assurance that this will be the case.

Risks Related to our Industry

If we or any of our independent contractors, consultants, collaborators, manufacturers, vendors or service providers fail to comply with healthcare laws and regulations, we or they could be subject to enforcement actions, which could result in penalties and affect our ability to develop, market and sell our product candidates and may harm our reputation.

We are or may in the future be subject to federal, state and foreign healthcare laws and regulations pertaining to, among other things, fraud and abuse and patients’ rights. These laws and regulations include:

●	the U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from soliciting, receiving or providing remuneration, directly or indirectly, to induce either the referral of an individual for a healthcare item or service, or the purchasing or ordering of an item or service, for which payment may be made under a federal healthcare program such as Medicare or Medicaid;

●	the U.S. federal false claims and civil monetary penalties laws, including the federal civil False Claims Act, which prohibit, among other things, individuals or entities from knowingly presenting or causing to be presented, claims for payment by government funded programs such as Medicare or Medicaid that are false or fraudulent, and which may apply to us by virtue of statements and representations made to customers or third parties;

●	the U.S. federal Health Insurance Portability and Accountability Act (HIPAA), which created additional federal criminal statutes that prohibit, among other things, knowingly and willfully executing or attempting to execute a scheme to defraud healthcare programs;

●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (HITECH), which imposes requirements on certain types of people and entities relating to the privacy, security, and transmission of individually identifiable health information, and requires notification to affected individuals and regulatory authorities of certain breaches of security of individually identifiable health information;

●	the federal Physician Payment Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program, to report annually to the Centers for Medicare & Medicaid Services (CMS) information related to payments and other transfers of value to physicians, other healthcare providers and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members, which is published in a searchable form on an annual basis; and

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●	state laws comparable to each of the above federal laws, such as, for example, anti-kickback and false claims laws that may be broader in scope and also apply to commercial insurers and other non-federal payors, requirements for mandatory corporate regulatory compliance programs, and laws relating to patient data privacy and security. Other state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government; require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and state and foreign laws govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

If our operations are found to be in violation of any such health care laws and regulations, we may be subject to penalties, including administrative, civil and criminal penalties, monetary damages, disgorgement, imprisonment, the curtailment or restructuring of our operations, loss of eligibility to obtain approvals from the FDA or foreign regulatory authorities, or exclusion from participation in government contracting, healthcare reimbursement or other government programs, including Medicare and Medicaid, any of which could adversely affect our financial results. Although effective compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, these risks cannot be entirely eliminated. Any action against us for an alleged or suspected violation could cause us to incur significant legal expenses and could divert our management’s attention from the operation of our business, even if our defense is successful. In addition, achieving and sustaining compliance with applicable laws and regulations may be costly to us in terms of money, time and resources.

Any drugs based on our technologies that we or any of our partners develop may become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, which could have a material adverse effect on our business and financial results.

Our ability to commercialize any products successfully also will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other third-party payors. In many jurisdictions, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. Obtaining coverage and reimbursement approval of a product from a government or other third-party payor is a time-consuming and costly process that could require us to provide to the payor supporting scientific, clinical and cost-effectiveness data for the use of our products. If we are not currently capturing the scientific and clinical data that will be required for reimbursement approval, we may be required to conduct additional trials, which may delay or suspend reimbursement approval. Additionally, in the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our product candidates and approved products to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained.

It is possible that our approved products and any other product candidates that we bring to the market may not be considered cost-effective, and the amount reimbursed for any products may be insufficient to allow us to sell our products on a competitive basis. Because our programs (other than our Prestalia program) are in the early stages of development, we are unable at this time to determine their cost effectiveness or the likely level or method of reimbursement. Increasingly, the third-party payors, such as government and private insurance plans, who reimburse patients or healthcare providers, are requiring that drug companies provide them with predetermined discounts from list prices, and are seeking to reduce the prices charged or the amounts reimbursed for pharmaceutical products. If the coverage provided for any products we develop is inadequate in light of our development and other costs, our return on investment could be adversely affected.

We expect that certain of the drugs based on our technologies that we or a partner develop may need to be administered under the supervision of a physician on an outpatient basis. Under currently applicable law, drugs that are not usually self-administered may be eligible for coverage by Medicare if they:

●	are “incidental” to a physician’s services;

●	are “reasonable and necessary” for the diagnosis or treatment of the illness or injury for which they are administered according to accepted standards of medical practice;

●	are not excluded as immunizations; and

●	have been approved by the FDA.

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There may be significant delays in obtaining coverage for newly-approved products, and coverage may be more limited than the purposes for which the drug is approved by the FDA or foreign regulatory authorities. Moreover, eligibility for coverage does not imply that any drug will be reimbursed in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Interim payments for new drugs, if applicable, may also not be sufficient to cover our costs and may not be made permanent.

Reimbursement may be based on payments allowed for lower-cost products that are already reimbursed, may be incorporated into existing payments for other services and may reflect budgetary constraints or imperfections in Medicare data. Net prices for products may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of products from countries where they may be sold at lower prices than in the United States. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement rates. However, no uniform policy requirement for coverage and reimbursement for products exists among third-party payors in the United States. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Our inability to promptly obtain coverage and adequate reimbursement rates from both government-funded and private payors for new drugs that we develop and for which we obtain regulatory approval could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our financial condition.

We believe that the efforts of governments and third-party payors to contain or reduce the cost of healthcare and legislative and regulatory proposals to broaden the availability of healthcare will continue to affect the business and financial condition of pharmaceutical and biopharmaceutical companies. A number of legislative and regulatory changes in the healthcare system in the United States and other major healthcare markets have been proposed in recent years, and such efforts have expanded substantially in recent years. These developments have included prescription drug benefit legislation that was enacted and took effect in January 2006, healthcare reform legislation recently enacted by certain states, and major healthcare reform legislation that was passed by Congress and enacted into law in the United States in 2010. The U.S. Congress and the new Trump administration have similarly expressed concerns over the pricing of pharmaceutical products and there can be no assurance as to how this scrutiny will impact future pricing of pharmaceutical products generally. Future developments could, directly or indirectly, affect our ability to sell our products, if approved, at a favorable price.

For example, the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act (PPACA), contains provisions that affect companies in the pharmaceutical industry and other healthcare related industries by imposing additional costs and changes to business practices. Provisions affecting pharmaceutical companies include the following:

●	mandatory rebates for drugs sold into the Medicaid program were increased, and the rebate requirement was extended to drugs used in risk-based Medicaid managed care plans;

●	the 340B Drug Pricing Program under the Public Health Services Act was extended to require mandatory discounts for drug products sold to certain critical access hospitals, cancer hospitals and other covered entities;

●	expansion of eligibility criteria for Medicaid programs;

●	expansion of entities eligible for discounts under the Public Health Service pharmaceutical pricing program;

●	a new Patient Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

●	pharmaceutical companies are required to offer discounts on brand-name drugs to patients who fall within the Medicare Part D coverage gap, commonly referred to as the “donut hole”; and

●	pharmaceutical companies are required to pay an annual non-tax deductible fee to the federal government based on each company’s market share of prior year total sales of branded products to certain federal healthcare programs, such as Medicare, Medicaid, Department of Veterans Affairs and Department of Defense. Since we expect our branded pharmaceutical sales, if any of our products are approved, to constitute a small portion of the total federal health program pharmaceutical market, we do not expect this annual assessment to have a material impact on our financial condition.

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There have been judicial and Congressional challenges, and amendments to certain aspects of the PPACA. More recently, President Trump has suggested that he plans to seek repeal of all or portions of the PPACA and he has indicated that he wants Congress to replace the PPACA with new legislation. We expect there will be additional challenges and amendments to the PPACA in the future, including potential repeal of the PPACA in full or in part. The full effect of the U.S. healthcare reform legislation on our business activities, both currently and after one or more of our products has entered the commercialization phase, is unknown. The financial impact of the U.S. healthcare reform legislation will depend on a number of factors, including but not limited to, the policies reflected in implementing regulations and guidance and changes in sales volumes for products affected by the new system of rebates, discounts and fees. The legislation may also have a positive impact on our future net sales, if any, by increasing the aggregate number of persons with healthcare coverage in the United States.

Moreover, we cannot predict what healthcare reform initiatives may be adopted in the future, and whether (or to what extent) existing legislation may be modified or repealed. Further federal and state legislative and regulatory developments are likely, and we expect ongoing initiatives in the United States to increase pressure on drug pricing. Such reforms could have an adverse effect on anticipated revenues from our approved products and any other product candidates based on our technologies that are successfully developed and for which regulatory approval is obtained, and may affect our overall financial condition and ability to develop drug candidates.

The pharmaceutical market is intensely competitive. If we are unable to compete effectively with existing drugs, new treatment methods and new technologies, we may be unable to commercialize successfully any drugs that we develop.

The pharmaceutical market is intensely competitive and rapidly changing. Many large pharmaceutical and biotechnology companies, academic institutions, governmental agencies and other public and private research organizations are pursuing the development of novel drugs or treatments for the same diseases and conditions that we are targeting or expect to target. Many of our competitors have:

●	much greater financial, technical and human resources than we have at every stage of the discovery, development, manufacture and commercialization of products;

●	more extensive experience in pre-clinical testing, conducting clinical trials, obtaining regulatory approvals, and in manufacturing, marketing and selling pharmaceutical products;

●	product candidates that are based on previously tested or accepted technologies;

●	products that have been approved or are in late stages of development; and

●	collaborative arrangements in our target markets with leading companies and research institutions.

Our products may face intense competition from drugs or treatments that have already been approved and accepted by the medical community for the treatment of the conditions for which we may develop drugs or treatments, or from new drugs that enter the market. We believe a significant number of drugs are currently under development, and may become commercially available in the future, for the treatment of conditions for which we and our partners may try to develop drugs. These drugs may be more effective, safer, less expensive, or marketed and sold more effectively, than any products we and our partners develop.

We anticipate that we and our partners will face competition based on many different factors regarding products that we successfully develop, including:

●	safety and effectiveness of such products;

●	ease with which such products can be administered and the extent to which patients accept relatively new routes of administration;

●	timing and scope of regulatory approvals for these products;

●	availability and cost of manufacturing, marketing and sales capabilities;

●	price;

●	reimbursement coverage; and

●	patent position.

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Our competitors may develop or commercialize products with significant advantages over any products we develop based on any of the factors listed above or on other factors. Our competitors may therefore be more successful in commercializing their products than we are, which could adversely affect our competitive position and business. Competitive products may make any products we develop obsolete or noncompetitive before we can recover the expenses of developing and commercializing our product candidates. Such competitors could also recruit our future employees, which could negatively impact our level of expertise and the ability to execute on our business plan. Furthermore, we also face competition from existing and new treatment methods that reduce or eliminate the need for drugs, such as the use of advanced medical devices. The development of new medical devices or other treatment methods for the conditions we are targeting could make our product candidates noncompetitive, obsolete or uneconomical.

We may be unable to compete successfully against other companies that are working to develop novel drugs and technology platforms using technology similar to ours.

In addition to the competition we face from competing drugs in general with respect to our operations, we have also faced competition from other biotechnology and pharmaceutical companies and medical institutions that are working to develop novel drugs using technology that competes more directly with our technologies. For example, there are a number of companies with programs in the nucleic acid therapeutics field, including: Alnylam Pharmaceuticals, Arbutus, Arcturus Therapeutics, Benitec Biopharma, Dicerna Pharmaceuticals, Isis Pharmaceuticals, miRagen Therapeutics, Mirna, PhaseRx Pharmaceuticals, Quark Pharmaceuticals, Regulus Therapeutics, RXi Pharmaceuticals, Sarepta Therapeutics and Silence Therapeutics. With respect to IT-102/IT-103, our primary competitor is Kitov, which is developing a celecoxib/amlodipine FDC using the same regulatory pathway that we are using for IT-102/IT-103. Any of the aforementioned companies may develop its technology more rapidly and more effectively than us.

In addition to competition with respect to our technology and with respect to specific products, we and our partners face substantial competition from third parties, both in academic laboratories and in the corporate sector, to discover and develop safe and effective means to deliver the drugs based on our technologies that are developed to the relevant cell and tissue types. If safe and effective means of delivery were developed by our competitors, our ability to successfully commercialize a competitive product would be adversely affected.

Many of our competitors, either alone or together with their partners, have substantially greater R&D capabilities and financial, scientific, technical, manufacturing, sales, marketing, distribution, regulatory and other resources and experience than us. They may also have more established relationships with pharmaceutical companies. In order to compete successfully with respect to our approved products, we may need to be first to obtain IP protection for, or to commercialize, such products, or we may need to demonstrate that such products are superior to, or more cost effective than, products developed by our competitors (including therapies that are based on different technologies). If we are not first to protect or market our products, or if we are unable to differentiate our products from those offered by our competitors, any products for which we are able to obtain approval may not be successful.

Universities and public and private research institutions are also potential competitors. While these organizations primarily have educational objectives, they may develop proprietary technologies related to the drug delivery field or secure protection that we may need for development of our technologies and products. We may attempt to license one or more of these proprietary technologies, but these licenses may not be available to us on acceptable terms, if at all.

Risks Related to our Common Stock

The trading price of our common stock has been volatile, and investors in our common stock may experience substantial losses.

The trading price of our common stock has been volatile and may become volatile again in the future. The trading price of our common stock could decline or fluctuate in response to a variety of factors, including:

●	our general financial condition and ability to maintain sufficient capital to continue operations;

●	our ability to enter into and maintain collaborative arrangements with third parties;

●	our ability to meet the performance estimates of securities analysts;

●	changes in buy/sell recommendations by securities analysts;

●	negative results from clinical and pre-clinical trials;

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●	fluctuation in our quarterly operating results;

●	reverse splits or increases in authorized shares;

●	substantial sales of our common stock;

●	general stock market conditions; or

●	other economic or external factors.

The stock markets in general, and the markets for the securities of companies in our industry in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

Our executive officers and directors control a large percentage of the outstanding shares of our common stock, and thus can significantly influence our corporate actions.

As of the date of this prospectus, Dr. Vuong Trieu, the Chairman of our Board of Directors, directly or indirectly beneficially owns 42,337,192 shares of our common stock, which represents approximately 42.2% of our issued and outstanding shares of our common stock. Further, as of the date of this prospectus, our executive officers and directors as a group (including Dr. Trieu) beneficially own approximately 50% of our outstanding shares of common stock. Accordingly, Dr. Trieu individually, and our executive officers and directors as a group, can significantly influence most, if not all, of our corporate actions, including the election of directors, the appointment of officers, and potential merger or acquisition transactions. The concentration of the ownership of the shares of our common stock by our executive officers and directors may also serve to limit the trading volume of our common stock.

We may not be able to achieve secondary trading of our stock in certain states because our common stock is not nationally traded.

Because our common stock is not listed for trading on a national securities exchange, our common stock is subject to the securities laws of the various states and jurisdictions of the U.S. in addition to federal securities law. This regulation covers any primary offering we might attempt and all secondary trading by our stockholders. If we fail to take appropriate steps to register our common stock or qualify for exemptions for our common stock in certain states or jurisdictions of the U.S., the investors in those jurisdictions where we have not taken such steps may not be allowed to purchase our stock or those who presently hold our stock may not be able to resell their shares without substantial effort and expense. These restrictions and potential costs could be significant burdens on our stockholders.

Our common stock is quoted on the OTCQB, which may limit the ability of our stockholders to sell their securities, and may cause volatility in the price of our common stock.

Our common stock is currently quoted on the OTCQB. Securities quoted on the OTCQB often experience a lack of liquidity as compared to securities trading on a national securities exchange. Such securities also have experienced extreme price and volume fluctuations in recent years, which have particularly affected the market prices of many smaller companies like ours. We anticipate that our common stock will be subject to the lack of liquidity and this volume and price volatility that is characteristic of the OTCQB.

Our common stock is be considered a “penny stock,” and thereby is subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock is considered to be a “penny stock” since it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act. The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock are subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account.

Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

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Various restrictions in our charter documents and Delaware law could prevent or delay a change in control of us that is not supported by our board of directors.

We are subject to a number of provisions in our charter documents and Delaware law that may discourage, delay or prevent a merger, acquisition or change of control that a stockholder may consider favorable. These anti-takeover provisions include:

●	advance notice procedures for nominations of candidates for election as directors and for stockholder proposals to be considered at stockholders’ meetings; and

●	the Delaware anti-takeover statute contained in Section 203 of the Delaware General Corporation Law.

Section 203 of the Delaware General Corporation Law prohibits a merger, consolidation, asset sale or other similar business combination between us and any stockholder of 15% or more of our voting stock for a period of three years after the stockholder acquires 15% or more of our voting stock, unless (1) the transaction is approved by our board of directors before the stockholder acquires 15% or more of our voting stock, (2) upon completing the transaction the stockholder owns at least 85% of our voting stock outstanding at the commencement of the transaction, or (3) the transaction is approved by our board of directors and the holders of 66 2/3% of our voting stock, excluding shares of our voting stock owned by the stockholder.

We have never paid dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future.

We have not paid any dividends on our common stock and do not expect to do so in the foreseeable future. In addition, the terms of any financing arrangements that we may enter into may restrict our ability to pay any dividends.

A significant number of shares of our common stock are subject to options, warrants and conversion rights, and we expect to sell additional shares of our common stock in the future. The issuance of these shares, which in some cases may occur on a cashless basis, will dilute the interests of other security holders and may depress the price of our common stock.

At June 15, 2017, there were outstanding warrants to purchase up to approximately 24.9 million  shares common stock, substantially all of which have an exercise price of less than $1.00. If any of these warrants are exercised on a cashless basis, we will not receive any cash as a result of such exercises. At June 15, 2017, there were also outstanding 1,020 shares of Series C Convertible Preferred Stock, which shares are convertible into 6.8 million shares of common stock at an assumed conversion price of $0.75 per share of common stock, and 60 shares of Series D Stock, which shares are convertible into 750,000 shares of common stock at an assumed conversion price of $0.40 per share of common stock. In addition, we may issue a significant number of additional shares of common stock (and securities convertible into or exercisable for common stock) from time to time to finance our operations, to fund potential acquisitions, or in connection with additional stock options or restricted stock granted to our employees, officers, directors and consultants. The issuance of common stock (or securities convertible into or exercisable for common stock), including the issuance of securities as described in this prospectus, and the exercise or conversion of securities exercisable for or convertible into common stock, will have a dilutive impact on other stockholders and could have a material negative effect on the market price of our common stock.

There are outstanding a significant number of shares available for future sales under Rule 144.

Many shares of our common stock may be deemed “restricted shares” and, in the future, may be sold in compliance with Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Any sales of such shares of our common stock under Rule 144 could have a depressive effect on the market price of our common stock. In general, under Rule 144, a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144. A person who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

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Our Board of Directors has the ability to issue “blank check” Preferred Stock.

Our Certificate of Incorporation authorizes the issuance of up to 100,000 shares of “blank check” preferred stock, with such designation rights and preferences as may be determined from time to time by our Board of Directors. At June 15, 2017, 90,000 shares had been designated as Series A Junior participating preferred stock and 1,000 shares had been designated as Series B Preferred Stock, none of which are issued and outstanding. Also at June 15, 2017, 1,200 shares had been designated as Series C Convertible Preferred Stock (of which 1,020 were outstanding as of such date) and 220 shares had been designated as Series D Convertible Preferred Stock (of which 60 were outstanding as of such date). Our Board is empowered, without shareholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. In the event of such issuances, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. Although we have no present intention to issue any additional shares of our preferred stock, there can be no assurance that we will not do so in the future.

Risks Related to this Offering

Our management will have broad discretion in the use of the net proceeds of this offering and may not use them effectively.

We intend to use the net proceeds from this offering for general corporate purposes and ramp up sales and marketing efforts for the recently-acquired Prestalia product. However, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

You will experience immediate dilution in the net tangible book value per share of the common stock you purchase.

Because the public offering price per share of our common stock is higher than the net tangible book value per share of our common stock, you will suffer dilution in the net tangible book value of the common stock you purchase in this offering. After giving effect to assumed sale of [●] units in this offering at an assumed public offering price of $[●] per unit (the closing price of our common stock on _______, 2017), and after deducting estimated placement agent fees and estimated offering expenses payable by us, and attributing no value to the warrants, if you purchase units in this offering, you will suffer immediate dilution of approximately $[●] per share in the net tangible book value of the common stock you acquire. In the event that you exercise your warrants, you will experience additional dilution to the extent that the exercise price of those warrants is higher than the book value per share of our common stock. See “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase securities in this offering.

There is no public market for the warrants being sold in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. We do not intend to apply for listing of the warrants on any securities exchange or other trading market. Without an active market, the liquidity of the warrants will be limited.

Because our common stock is not listed on a national securities exchange, U.S. holders of warrants may not be able to exercise their warrants without compliance with applicable state securities laws and the value of your warrants may be significantly reduced.

Because our common stock is not listed on a national securities exchange, the exercise of the warrants by U.S. holders may not be exempt from state securities laws. As a result, depending on the state of residence of a holder of the warrants, a U.S. holder may not be able to exercise its warrants unless we comply with any state securities law requirements necessary to permit such exercise or an exemption applies. Although we plan to use our reasonable efforts to assure that U.S. holders will be able to exercise their warrants under applicable state securities laws if no exemption exists, there is no assurance that we will be able to do so. As a result, your ability to exercise your warrants may be limited. The value of the warrants may be significantly reduced if U.S. holders are not able to exercise their warrants under applicable state securities laws.

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Holders of our warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your warrants, you will have no rights with respect to our common stock. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares. All of the securities issued in the offering will be freely tradable without restriction or further registration under the Securities Act.

The warrants may not have any value.

The warrants have an exercise price of $[●] per share and expire on the fifth anniversary of the initial date of issuance. In the event our common stock price does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on current management expectations. Statements other than statements of historical fact included in this prospectus, including statements about us and the future of our respective clinical trials, research programs, product pipelines, current and potential corporate partnerships, licenses and intellectual property, the adequacy of capital reserves and anticipated operating results and cash expenditures, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this prospectus the words “anticipate,” “objective,” “may,” “might,” “should,” “could,” “can,” “intend,” “expect,” “believe,” “estimate,” “predict,” “potential,” “plan” or the negative of these and similar expressions identify forward-looking statements. These statements reflect our current views with respect to uncertain future events and are based on imprecise estimates and assumptions and subject to risk and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in those forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. Our actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus for a variety of reasons.

We have included more detailed descriptions of these risks and uncertainties and other risks and uncertainties applicable to our business in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and include, among others:

●	our ability to obtain additional and substantial funding for our company on an immediate basis, whether pursuant to a capital raising transaction arising from the sale of our securities, a strategic transaction or otherwise;

●	our ability to attract and/or maintain research, development, commercialization and manufacturing partners;

●	the ability of our company and/or a partner to successfully complete product research and development, including pre-clinical and clinical studies and commercialization;

●	the ability of our company and/or a partner to obtain required governmental approvals, including product and patent approvals;

●	the ability of our company and/or a partner to develop and commercialize products that can compete favorably with those of our competitors;

●	the timing of costs and expenses related to the research and development programs of our company and/or our partners;

●	the timing and recognition of revenue from milestone payments and other sources not related to product sales;

●	our ability to satisfy our disclosure obligations under the Securities Exchange Act of 1934, as amended, and to maintain the registration of our common stock thereunder;

●	our ability to attract and retain qualified officers, employees and consultants as necessary; and

●	costs associated with any product liability claims, patent prosecution, patent infringement lawsuits and other lawsuits.

We urge investors to review carefully the section of this prospectus entitled “Risk Factors” in evaluating the forward-looking statements contained in this prospectus. We caution investors not to place significant reliance on forward-looking statements contained in this document; such statements need to be evaluated in light of all the information contained herein.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the risk factors and other cautionary statements set forth in this prospectus. Other than as required by applicable securities laws, we are under no obligation, and we do not intend, to update any forward-looking statement, whether as result of new information, future events or otherwise.

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USE OF PROCEEDS

We estimate that the net proceeds from the sale of the units we are offering will be approximately $[●], assuming the sale by us of all of the [●] units offered hereby at an assumed public offering price of $[●] per unit (the closing price of our common stock on [●], 2017) after deducting the estimated placement agency fees and estimated offering expenses payable by us. This amount does not include any proceeds we may receive upon the exercise of any warrants. We cannot predict when or if the warrants will be exercised, and it is possible that the warrants may expire and never be exercised.

A $[●] increase (decrease) in the assumed offering price of $[●] per unit would increase (decrease) the expected net cash proceeds of the offering to us by approximately $[●]. A [●] increase (decrease) in the assumed number of units sold in this offering would increase (decrease) the expected net cash proceeds of the offering to us by approximately $[●], assuming a public offering price of $[●] per unit.

We intend to use the net proceeds to us from this offering for working capital needs, capital expenditures and other general corporate purposes in pursuit of advancing our commercial, clinical and preclinical efforts. Specifically, with the proceeds of this offering, along with existing cash, we believe that we will have sufficient capital to advance our newly established commercial operation relating to the sale and promotion of Prestalia through the first quarter of 2018. However, our management will have broad discretion in the application of our net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of these proceeds.

Pending any ultimate use of any portion of the proceeds from this offering, we intend to invest the proceeds in a variety of capital preservation investments, including short-term, interest-bearing instruments such as U.S. government securities and municipal bonds.

If a warrant holder elects to pay the exercise price in cash, rather than exercising the warrants on a “cashless” basis, we may also receive proceeds from the exercise of warrants issued in this offering. We cannot predict when, or if, the warrants will be exercised. It is possible that the warrants may expire and may never be exercised.

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MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

The common stock of Marina is quoted on the OTCQB under the symbol “MRNA”. The table below sets forth, for each of the quarterly periods indicated, the range of high and low bid prices of Marina’s common stock, as reported by the OTC Markets. The prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. Prior to the Merger, which occurred on November 15, 2016, the common stock of IThena did not trade on any market or exchange.

	High	Low
Fiscal 2015:
First Quarter	$0.80	$0.53
Second Quarter	0.65	0.40
Third Quarter	0.55	0.30
Fourth Quarter	0.48	0.21

Fiscal 2016:
First Quarter	$0.26	$0.12
Second Quarter	0.52	0.12
Third Quarter	0.18	0.11
Fourth Quarter (through November 15, 2016)	0.14	0.08
Fourth Quarter (after November 15, 2016)	0.24	0.08

Fiscal 2017:
First Quarter	$0.28	$0.12
Second Quarter (through June 21, 2017)	0.48	0.26

On June 21, 2017, the closing price of our common stock reported by the OTC Markets was $0.37 per share.

Holders

As of March 30, 2017, there were approximately 277 beneficial holders of record of our common stock.

Dividends

Payment of dividends and the amount of dividends depend on matters deemed relevant by our Board, such as our results of operations, financial condition, cash requirements, future prospects and any limitations imposed by law, credit agreements and debt securities. To date, we have not paid any cash dividends or stock dividends on our common stock. In addition, we currently anticipate that we will not pay any cash dividends in the foreseeable future. Furthermore, the terms of any financing arrangements that we may enter into may restrict our ability to pay any dividends.

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DILUTION

If you purchase any of the units offered by this prospectus, you will experience dilution to the extent of the difference between the offering price per unit you pay in this offering and the net tangible book value per share of our common stock immediately after this offering, assuming no value is attributed to the warrants included in the units. Our net tangible book value as of March 31, 2017 was $(2.3) million, or approximately $(0.024) per share of common stock . Net tangible book value per share is equal to our total tangible assets minus total liabilities, divided by the number of shares of common stock outstanding.

After giving effect to the assumed sale by us of [●] units in this offering at an assumed public offering price of $[●] per unit (the closing price of our common stock on [●], 2017), assuming no value is attributed to the warrants included in the units, and after deducting estimated placement agency fees and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2017 would have been approximately $[●], or approximately $[●] per share of common stock. This represents an immediate increase in net tangible book value of approximately $[●] per share to existing stockholders and an immediate dilution of approximately $[●] per share to new investors. The following table illustrates this per share dilution:

Assumed public offering price per unit	$
Net tangible book value per share as of March 31, 2017		$(0.024)
Increase per share attributable to new investors
As adjusted net tangible book value per share after this offering
Dilution per share to new investors	$

Investors that acquire additional shares of common stock through the exercise of the warrants offered hereby may experience additional dilution depending on our net tangible book value at the time of exercise.

A $[●] increase (decrease) in the assumed public offering price of $[●] per unit would increase (decrease) our as adjusted net tangible book value by approximately $[●] and dilution per share to new investors by approximately $[●], assuming that the number of units offered by us, remains the same. A [●] increase (decrease) in the number of units offered by us would increase (decrease) our as adjusted net tangible book value per share by approximately $[●] and dilution per share to new investors by approximately $[●], assuming a public offering price of $[●] per unit.

The information above is based on 97,099,877 shares of our common stock outstanding on March 31, 2017, and does not include, as of such date:

●	27,029,995 shares of common stock issuable upon the exercise of warrants outstanding;

●	2,334,000 shares of common stock issuable upon the exercise of options outstanding;

●	6,800,000 shares of common stock issuable upon the conversion of shares of our Series C Convertible Preferred Stock outstanding at an assumed conversion price of $0.75 per share;

●	750,000 shares of common stock issuable upon the conversion of shares of our Series D Convertible Preferred Stock outstanding at an assumed conversion price of $0.40 per share;

●	609,440 shares of common stock issued upon the exercise of outstanding warrants in May 2017;

●	600,000 shares of restricted common stock that we issued to Erik Emerson, our Chief Commercial Officer, in June 2017 pursuant to our 2014 Long-Term Incentive Plan; and

●	[●] shares of common stock issuable upon the exercise of the warrants offered hereby.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. Statements made in this discussion other than statements of historical fact, including statements about us and our subsidiaries and our respective clinical and pre-clinical trials, research programs, current and potential partnerships, licenses and intellectual property, the adequacy of capital reserves and anticipated operating results and cash expenditures, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). As such, they are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of research and product development programs, the issuance and validity of patents, the development and protection of proprietary technologies, the ability to raise capital, operating expense levels and the ability to establish and retain partnerships. We do not undertake any obligation to update forward-looking statements.

BACKGROUND AND ACQUISITION OF PRESTALIA

Overview

We are a fully integrated, commercial stage biopharmaceutical company delivering proprietary drug therapeutics for significant unmet medical needs in the U.S., Europe and additional international markets. Our portfolio of products currently focuses on fixed dose combinations (“FDC”) in hypertension, arthritis, pain and oncology allowing for innovative solutions to such unmet medical needs. Our approach is meant to reduce clinical risk and accelerate time to market by shortening the clinical development program through leveraging what is already known or can be learned in our proprietary Patient Level Database.

We currently have one commercial and three clinical development programs underway: (i) Prestalia®, a single-pill fixed dose combination of perindopril, an ACE inhibitor and amlodipine, a calcium channel blocker, which has been approved by the FDA and is actively marketed in the U.S.; (ii) our next generation celecoxib program drug candidates for the treatment of acute and chronic pain, IT-102 and IT-103, each of which is an FDC of celecoxib, a COX-2 selective nonsteroidal anti-inflammatory drug (“NSAID”) and either lisinopril (IT-102) or olmesartan (IT-103) – both Lisinopril and olmesartan are antihypertension drugs; (iii) CEQ508, an oral delivery of small interfering RNA (“siRNA”) against beta-catenin, combined with IT-102 to suppress polyps in the precancerous syndrome and orphan indication Familial Adenomatous Polyposis (“FAP”); and (iv) CEQ508 combined with IT-103 to treat Colorectal Cancer (“CRC”). Our current focus is primarily on the commercialization of Prestalia and the development of IT-102 and IT-103. We believe that by combining a COX-2 inhibitor with an antihypertensive in a single FDC oral tablet, IT-102 and IT-103 will each offer improved safety profiles as compared to currently available and previously marketed COX-2 inhibitors as well as address patients with chronic pain who are commonly taking antihypertension drugs concurrently. We further believe that the current opioid addiction epidemic in the U.S. has been driven in part by the withdrawal from the market of certain COX-2 inhibitors due to their associated risk of cardiovascular-related adverse events.

We intend to create value through the continued commercialization of our FDA-approved product, Prestalia, while moving our FDC development programs forward to further strengthen our commercial presence. We intend to retain ownership and control of all of our product candidates, but in the interest of accelerated growth and market penetration, we will also consider partnerships with pharmaceutical or biotechnology companies in order to reduce time to market and to balance development risks, both clinically and financially.

As our strategy is to be a fully integrated biopharmaceutical company, we will drive a primary corporate focus on revenue generation through our commercial assets, with a secondary focus on advancing our FDC pipeline to further enhance our commercial presence.

Acquisition of Prestalia from Symplmed

On June 5, 2017, we entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Symplmed Pharmaceuticals LLC (“Symplmed”) pursuant to which we purchased from Symplmed, for aggregate consideration of approximately $630,000 (consisting of $300,000 in cash plus the assumption of certain liabilities of Symplmed in the amount of approximately $330,000), all of Symplmed’s assets relating to the development, marketing, manufacturing, selling, promoting, storing, supporting, transporting and commercializing of a single-pill fixed-dose combination of perindopril arginine and amlodipine besylate known as Prestalia, that has been approved by the FDA for the treatment of hypertension. In addition, as part of the transactions contemplated by the Purchase Agreement: (i) Symplmed agreed to transfer to us, not later than 150 days following the closing date, the New Drug Applications for the approval of Prestalia as a new drug by the FDA; and (ii) Symplmed assigned to us all of its rights and obligations under that certain Amended and Restated License and Commercialization Agreement by and between Symplmed and Les Laboratoires Servier (“Servier”) dated January 11, 2012, pursuant to which Symplmed has an exclusive license from Servier to manufacture, have manufactured, develop, promote, market, distribute and sell Prestalia in the U.S. (and its territories and possessions) in consideration of regulatory and sales-based milestone payments and royalty payments based on net sales.

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Further, in connection with the transactions contemplated by the Purchase Agreement, we entered into an offer letter with Erik Emerson, the President and Chief Executive Officer of Symplmed, pursuant to which we hired Mr. Emerson to serve as our Chief Commercial Officer, which appointment became effective on June 22, 2017. We also agreed in such offer letter to issue to Mr. Emerson 600,000 restricted shares of our common stock under our 2014 Long-Term Incentive Plan, with all of such shares to vest on the six (6) month anniversary of the date of grant.

Merger with IThenaPharma

Merger with IThenaPharma

On November 15, 2016, Marina entered into the Merger Agreement with IThenaPharma, Merger Sub and Dr. Trieu, as the IThena representative, pursuant to which, among other things, Merger Sub merged with and into IThenaPharma, with IThenaPharma surviving as a wholly owned subsidiary of Marina.

Pursuant to the Merger Agreement, at the effective time of the Merger, without any action on the part of any shareholder, each issued and outstanding share of IThenaPharma’s common stock, other than shares to be cancelled pursuant to the Merger Agreement, was converted into the right to receive 10.510708 shares of Marina common stock (the “Exchange Ratio”). IThenaPharma shareholders were not entitled to receive fractional shares in the Merger. Instead, a holder of IThenaPharma’s common stock that would otherwise have been entitled to receive a fractional share of Marina common stock in the Merger received one full additional share of Marina common stock.

In addition, in connection with the Merger, each outstanding IThenaPharma warrant was assumed by Marina and converted into a warrant representing the right to purchase shares of Marina common stock, with the number of shares underlying such warrant and the exercise price thereof being adjusted by the Exchange Ratio, with any fractional shares rounded down to the next lowest number of whole shares.

As a result of the Merger, the former holders of IThenaPharma common stock immediately prior to the completion of the Merger owned approximately 65% of the issued and outstanding shares of Marina common stock immediately following the completion of the Merger.

IThena is deemed to be the accounting acquirer in the Merger, and thus the historical financial statements of IThena will be treated as the historical financial statements of our company and will be reflected in our quarterly and annual reports for periods ending after the effective time of the Merger. Accordingly, beginning with this Annual Report on Form 10-K for the fiscal year ended December 31, 2016, we will report the results of IThena and Marina and their respective subsidiaries on a consolidated basis.

Autotelic LLC License Agreement

In connection with the Merger Agreement and the closing of the Merger, on November 15, 2016, Marina entered into a License Agreement with Autotelic LLC, a stockholder of IThenaPharma that became the holder of 23,123,558 shares of Marina common stock as a result of the Merger, and an entity of which Dr. Trieu, the Chairman of our Board of Directors serves as Chief Executive Officer, pursuant to which (A) Marina licensed to Autotelic LLC certain patent rights, data and know-how relating to FAP and nasal insulin, for human therapeutics other than for oncology-related therapies and indications, and (B) Autotelic LLC licensed to Marina certain patent rights, data and know-how relating to IT-102 and IT-103, in connection with individualized therapy for pain using a non-steroidal anti-inflammatory drug and an anti-hypertensive without inducing intolerable edema, and treatment of certain aspects of proliferative disease, but not including rights to IT-102/IT-103 for Therapeutic Drug Monitoring (TDM) guided dosing for all indications using an Autotelic Inc. TDM Device. Marina also granted a right of first refusal to Autotelic LLC with respect to any license by Marina of the rights licensed by or to Marina under the License Agreement in any cancer indication outside of gastrointestinal cancers.

The License Agreement shall immediately terminate, all rights granted by a licensor under the License Agreement shall immediately revert forthwith to the applicable licensor, all benefits which have accrued under the License Agreement shall automatically be transferred to the applicable licensor, and all rights, title and interest in the licensed intellectual property shall immediately revert back to the applicable licensor if: (i) the applicable licensee makes a general assignment for the benefit of its creditors prior to the two (2) year anniversary of the date of the License Agreement; (ii) the applicable licensee applies for or consents to the appointment of a receiver, a custodian, a trustee or liquidator of all or a substantial part of its intellectual property prior to the two (2) year anniversary of the date of the License Agreement; (iii) prior to the two (2) year anniversary of the date of the License Agreement, and without the consent of the applicable licensor, the applicable licensee effects a Change of Control Transaction (as defined in the License Agreement); (iv) the applicable licensee ceases operations; or (v) the applicable licensee fails to take any material steps, as reasonably determined by the applicable licensor, to develop the licensed intellectual property prior to the one (1) year anniversary of the date of the License Agreement (each of the foregoing items (i) through (v), a “Termination Event”). Upon the occurrence of any Termination Event, the applicable licensee shall immediately discontinue all use of the licensed intellectual property.

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Master Services Agreement

In connection with the Merger Agreement and the closing of the Merger, on November 15, 2016, Marina entered into a Master Services Agreement with Autotelic Inc., a stockholder of IThenaPharma that became the holder of 5,255,354 shares of Marina common stock as a result of the Merger, and an entity of which Dr. Trieu serves as Chairman of the Board, pursuant to which Autotelic Inc. agreed to provide certain business functions and services from time to time during regular business hours at Marina’s request (the “Master Services Agreement”). The Master Services Agreement has a term of ten years, though either party can terminate it by giving to the other party ninety (90) days’ prior written notice of such termination (provided that the final day of the term shall be on the last day of the calendar month in which the noticed termination date falls). The resources available to us through Autotelic Inc. include, without limitation, regulatory, clinical, preclinical, manufacturing, formulation, legal, accounting and information technology.

As partial consideration for the services to be performed by Autotelic Inc. under the Master Services Agreement, during the period prior to the date on which we have completed an equity offering of either common or preferred stock in which the gross proceeds therefrom is no less than $10 million, we shall issue to Autotelic Inc. warrants to purchase shares of our common stock (the “MSA Warrants”), with the exercise price for such MSA Warrants being based on the closing price of our common stock at the time the MSA Warrants are issued; provided, that in no event shall such price be lower than the lower of (x) $0.28 per share or (y) the lowest exercise price of any warrants that have been issued by us in a capital raising transaction (and that would otherwise reduce the exercise price of any other outstanding warrants issued by us) during the period beginning on November 15, 2016 and ending on the date of the issuance of the applicable MSA Warrants. The number of shares of common stock for which the MSA Warrants are exercisable shall be equal to the quotient obtained by dividing the actual costs to Autotelic Inc, of providing the services under the Master Services Agreement by the exercise price for the MSA Warrants.

Line Letter with Dr. Trieu

In connection with the Merger, Marina entered into a Line Letter dated November 15, 2016 with Dr. Trieu, our Chairman of the Board, for an unsecured line of credit in an amount not to exceed $540,000, to be used for current operating expenses, of which $475,064 had been drawn at March 31, 2017. Dr. Trieu considered requests for advances under the Line Letter until April 30, 2017. Dr. Trieu has the right at any time for any reason in his sole and absolute discretion to demand the repayment of any advances that are made under the Line Letter. Advances made under the Line Letter bear interest at the rate of five percent (5%) per annum, are evidenced by the Demand Promissory Note issued by us to Dr. Trieu, and are due and payable upon demand by Dr. Trieu.

Dr. Trieu has the right, exercisable by delivery of written notice thereof (the “Election Notice”), to either: (i) receive repayment for the entire unpaid principal amount advanced under the Line Letter and the accrued and unpaid interest thereon on the date of the delivery of the Election Notice (the “Outstanding Balance”) or (ii) convert the Outstanding Balance into such number of shares of our common stock as is equal to the quotient obtained by dividing (x) the Outstanding Balance by (y) $0.10 (such price, the “Conversion Price”, and the number of shares of common stock to be issued pursuant to the foregoing formula, the “Conversion Shares”); provided, that in no event shall the Conversion Price be lower than the lower of (x) $0.28 per share or (y) the lowest exercise price of any securities that have been issued by us in a capital raising transaction (and that would otherwise reduce the exercise price of any other outstanding warrants issued by us) during the period between November 15, 2016 and the date of the delivery of the Election Notice. No capital raising transactions have occurred through the date of this prospectus with securities at a price lower than $0.28 per share.

Line Letter with Autotelic Inc.

On April 4, 2017, we entered into a Line Letter with Autotelic Inc., a stockholder of IThenaPharma that became the holder of 5,255,354 shares of Marina common stock as a result of the Merger, and an entity of which Dr. Trieu serves as Chairman of the Board, for an unsecured line of credit in an amount not to exceed $500,000, to be used for current operating expenses. Autotelic Inc. will consider requests for advances under the Line Letter until September 1, 2017. Autotelic Inc. shall have the right at any time for any reason in its sole and absolute discretion to terminate the line of credit available under the Line Letter or to reduce the maximum amount available thereunder without notice; provided, that Autotelic Inc. agreed that it shall not demand the repayment of any advances that are made under the Line Letter prior to the earlier of: (i) October 4, 2017; and (ii) the date on which (x) we make a general assignment for the benefit of our creditors, (y) we apply for or consents to the appointment of a receiver, a custodian, a trustee or liquidator of all or a substantial part of our assets or (z) we cease operations. Advances made under the Line Letter shall bear interest at the rate of five percent (5%) per annum, shall be evidenced by the Demand Promissory Note issued to Autotelic Inc., and shall be due and payable upon demand by Autotelic Inc.

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Arrangements with LipoMedics

On February 6, 2017, we entered into a License Agreement (the “License Agreement”) with LipoMedics, Inc. (“LipoMedics”) pursuant to which, among other things, we provided to LipoMedics a license to our SMARTICLES platform for further development of Lipomedics’s proprietary phospholipid nanoparticles that can deliver protein, small molecule drugs and peptides. These are not currently being developed at Marina Biotech and Marina Biotech has no IP around these products. On the same date, we also entered into a Stock Purchase Agreement with LipoMedics pursuant to which we issued to LipoMedics an aggregate of 862,068 shares of our common stock for a total purchase price of $250,000.

Under the terms of the License Agreement, we could receive up to $90 million in success-based milestones based on commercial sales of licensed products. In addition, if LipoMedics determines to pursue further development and commercialization of products under the License Agreement, LipoMedics agreed, in connection therewith, to purchase shares of our common stock for an aggregate purchase price of $500,000, with the purchase price for each share of common stock being the greater of $0.29 or the volume weighted average price of our common stock for the thirty (30) trading days immediately preceding the date on which LipoMedics notifies us that it intends to pursue further development or commercialization of a licensed product.

If LipoMedics breaches the License Agreement, we shall have the right to terminate the License Agreement effective sixty (60) days following delivery of written notice to LipoMedics specifying the breach, if LipoMedics fails to cure such material breach within such sixty (60) day period. LipoMedics may terminate the License Agreement by giving thirty (30) days’ prior written notice to us.

Dr. Trieu, the Chairman of our Board of Directors, is the Chairman of the Board and Chief Operating Officer of LipoMedics.

Issuance of Shares to Service Providers

In February 2017, we entered into two privately negotiated transactions pursuant to which we committed to issue an aggregate of 6,153,684 shares of our common stock for an effective price per share of $0.29 to settle aggregate liability of approximately $948,000, which is reflected in accrued expenses as of December 31, 2016. In addition, in February 2017, we issued 0.3 million shares of our common stock to a consultant providing investment advisory services. Further, in April 2017 we agreed to settle $36,047 due to a service provider for $15,957 in cash and $20,090 of our common stock at $0.29 per share (for a total issuance of 69,276 shares).

Issuance of Shares to Novosom

On November 15, 2016, Marina agreed to issue to Novosom Verwaltungs GmbH (“Novosom”) 1.5 million shares of common stock upon the closing of the Merger in consideration of Novosom’s agreement that the consummation of the Merger would not constitute a “Liquidity Event” under that certain Asset Purchase Agreement dated as of July 27, 2010 between and among Marina, Novosom and Steffen Panzner, Ph.D., and thus that no additional consideration under such agreement would be due to Novosom as a result of the consummation of the Merger.

CASH POSITION AND LIQUIDITY

Liquidity

The accompanying consolidated financial statements have been prepared on the basis that we will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. At March 31, 2017, we had an accumulated deficit of approximately $3 million. We anticipate that we will continue to incur operating losses as we execute our business plan. In addition, we have had and will continue to have negative cash flows from operations. We have funded our losses primarily through the sale of common and preferred stock and warrants, revenue provided from our license agreements and loans provided by Dr. Trieu pursuant to the Line Letter and, to a lesser extent, equipment financing facilities and loans. In 2015 and 2016, we funded operations with a combination of the issuance of preferred stock, warrants and license-related revenues. At March 31, 2017, we had negative working capital of approximately $2.3 million and a cash balance of $216,441. Our operating activities consume the majority of our cash resources.

We believe that our current cash resources, including the remaining balance available to us under the Line Letters with Dr. Trieu and Autotelic Inc., will enable us to fund our intended operations through the 3rd or 4th quarter of 2017. As a result of the proceeds received from our sale of convertible promissory notes in June 2017, as described under “Bridge Note Financing” below, and the exercise of warrants to purchase 609,440 shares of our common stock in May 2017, we are able to cover the costs of the acquisition of Prestalia as well as supporting limited sales and marketing activities related to Prestalia. Our ability to execute our operating plan, including ramping up of sales and marketing to fully realize the commercial benefits of Prestalia, beyond that date depends on our ability to obtain additional funding. The volatility in our stock price, as well as market conditions in general, could make it difficult for us to raise capital on favorable terms, or at all. If we fail to obtain additional capital when required, we may have to modify, delay or abandon some or all of our planned activities, or terminate our operations. There can be no assurance that we will be successful in any such endeavors. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

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Funding of Operations

Line Letter with Vuong Trieu

In connection with the Merger, Marina entered into a Line Letter dated November 15, 2016 with Dr. Trieu, the president of IThena, pursuant to which Dr. Trieu offered to Marina an unsecured line of credit in an amount not to exceed $540,000, to be used for current operating expenses. As of March 31, 2017, Dr. Trieu had advanced an aggregate of $475,064 to us under the Line Letter.

Line Letter with Autotelic Inc.

On April 4, 2017, we entered into a Line Letter with Autotelic Inc., a stockholder of IThenaPharma that became the holder of 5,255,354 shares of Marina common stock as a result of the Merger, and an entity of which Dr. Trieu serves as Chairman of the Board, pursuant to which Autotelic Inc. offered to us an unsecured line of credit in an amount not to exceed $500,000, to be used for current operating expenses.

2017 Stock Issuances

On February 6, 2017, we entered into a Stock Purchase Agreement with LipoMedics Inc. pursuant to which we issued to LipoMedics Inc. an aggregate of 862,068 shares of our common stock for a total purchase price of $250,000 ($0.29 per share). In addition, in February 2017, we entered into two privately negotiated transactions pursuant to which we committed to issue an aggregate of 6,153,684 shares of our common stock for an effective price per share of $0.29 to settle aggregate liability of approximately $948,000, which is reflected in accrued expenses as of December 31, 2016. Further, in April 2017 we agreed to settle $36,047 due to a service provider for $15,957 in cash and $20,090 of our common stock at $0.29 per share (for a total issuance of 69,276 shares).

Exercise of Warrants

During May 2017, the holders of warrants to purchase 609,440 shares of our common stock at an exercise price of $0.28 per share exercised such warrants, yielding aggregate gross proceeds to us of $170,643.

Bridge Note Financing

During June 2017, we issued convertible promissory notes (the “Notes”) in the aggregate principal amount of $224,366 to eight investors pursuant to a Note Purchase Agreement (the “Note Purchase Agreement”) that we entered into with such investors. The Notes bear interest at a rate of five percent (5%) per annum and are due and payable at any time on or after the earlier of (i) June 1, 2018 and (ii) the occurrence of an event of default (as defined in the Note Purchase Agreement).

Upon written notice delivered to us by the holders of a majority in interest of the aggregate principal amount of Notes that are outstanding at the time of such calculation (the “Majority Holders”) not more than five (5) days following the maturity date of the Notes, the Majority Holders shall have the right, but not the obligation, on behalf of themselves and all other holders of Notes, upon written notice delivered to us, to elect to convert the entire unpaid principal amount of all, but not less than all, of the Notes and the accrued and unpaid interest thereon into such number of shares of our common stock as is equal to, with respect to each Note: (x) the entire unpaid principal amount of such Note and the accrued and unpaid interest thereon on the date of the delivery of such notice by (y) $0.35.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Principles of Consolidation — We consolidate our financial statements with our wholly-owned subsidiaries, IThena, Cequent, MDRNA and Atossa, and eliminate any inter-company balances and transactions.

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Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Estimates having relatively higher significance include revenue recognition, R&D costs, stock-based compensation, valuation of warrants, valuation and estimated lives of identifiable intangible assets, impairment of long-lived assets, valuation of features embedded within note agreements and amendments, and income taxes. Actual results could differ from those estimates.

Fair Value of Financial Instruments — We consider the fair value of cash, accounts receivable, accounts payable and accrued liabilities not to be materially different from their carrying value. These financial instruments have short-term maturities. We follow authoritative guidance with respect to fair value reporting issued by the Financial Accounting Standards Board (“FASB”) for financial assets and liabilities, which defines fair value, provides guidance for measuring fair value and requires certain disclosures. The guidance does not apply to measurements related to share-based payments. The guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Our cash is subject to fair value measurement and is determined by Level 1 inputs. We measure the liability for committed stock issuances with a fixed share number using Level 1 inputs. We measure the liability for price adjustable warrants and certain features embedded in notes, using the Black-Scholes option pricing model (“Black-Scholes”), using Level 3 inputs.

Our determination of the fair value of price adjustable securities as of the reporting date is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, expected stock price volatility over the term of the security, the risk-free interest rate, the likelihood of financing at a range of prices, the likelihood of the sale of our company at a range of prices, and the likelihood of insolvency. Other reasonable assumptions for these variables could provide differing results. In addition, Black-Scholes requires the input of an expected life for the securities for which we have used the remaining contractual life. The fair value liability is revalued each balance sheet date utilizing Black-Scholes with the decrease or increase in fair value being reported in the statement of operations as other income or expense, respectively. The primary factor affecting the fair value liability is our stock price.

Identifiable intangible assets — Intangible assets associated with in-process R&D (“IPR&D”) acquired in business combinations are not amortized until approval is obtained in the United States, the European Union, or in a series of other countries, subject to certain specified conditions and management judgment. The useful life of an amortizing asset generally is determined by identifying the period in which substantially all of the cash flows are expected to be generated.

Impairment of long-lived assets — We review all of our long-lived assets for impairment indicators throughout the year and perform detailed testing whenever impairment indicators are present. In addition, we perform detailed impairment testing for indefinite-lived intangible assets, specifically IPR&D, at least annually at December 31. When necessary, we record charges for impairments. Specifically:

●	For finite-lived intangible assets, such as developed technology rights, and for other long-lived assets, such as property and equipment, we compare the undiscounted amount of the projected cash flows associated with the asset, or asset group, to the carrying amount. If the carrying amount is found to be greater, we record an impairment loss for the excess of book value over fair value. In addition, in all cases of an impairment review, we re-evaluate the remaining useful lives of the assets and modify them, as appropriate; and

●	For indefinite-lived intangible assets, such as IPR&D assets, each year and whenever impairment indicators are present, we determine the fair value of the asset and record an impairment loss for the excess of book value over fair value, if any.

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Revenue Recognition — Revenue is recognized when persuasive evidence that an arrangement exists, delivery has occurred, collectability is reasonably assured, and fees are fixed or determinable. Deferred revenue expected to be recognized within the next 12 months is classified as current. Substantially all of our revenues are generated from licensing arrangements that do not involve multiple deliverables and have no ongoing influence, control or R&D obligations. Our license arrangements may include upfront non-refundable payments, development milestone payments, patent-based or product sale royalties, and commercial sales, all of which are treated as separate units of accounting. In addition, we may receive revenues from sub-licensing arrangements. For each separate unit of accounting, we have determined that the delivered item has value to the other party on a stand-alone basis, we have objective and reliable evidence of fair value using available internal evidence for the undelivered item(s) and our arrangements generally do not contain a general right of return relative to the delivered item.

Revenue from licensing arrangements is recorded when earned based on the specific terms of the contracts. Upfront non-refundable payments, where we are not providing any continuing services as in the case of a license to our IP, are recognized when the license becomes available to the other party.

Milestone payments typically represent nonrefundable payments to be received in conjunction with the uncertain achievement of a specific event identified in the contract, such as initiation or completion of specified development activities or specific regulatory actions such as the filing of an IND. We believe a milestone payment represents the culmination of a distinct earnings process when it is not associated with ongoing research, development or other performance on our part and it is substantive in nature. We recognize such milestone payments as revenue when it becomes due and collection is reasonably assured.

Royalty and earn-out payment revenues are generally recognized upon commercial product sales by the licensee as reported by the licensee.

Stock-based Compensation — We use Black-Scholes as our method of valuation for stock-based awards. Stock-based compensation expense is based on the value of the portion of the stock-based award that will vest during the period, adjusted for expected forfeitures. The estimation of stock-based awards that will ultimately vest requires judgment, and to the extent actual or updated results differ from our current estimates, such amounts will be recorded in the period the estimates are revised. Black-Scholes requires the input of highly subjective assumptions, and other reasonable assumptions could provide differing results. Our determination of the fair value of stock-based awards on the date of grant using an option pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the expected life of the award and expected stock price volatility over the term of the award. Stock-based compensation expense is recognized immediately for immediately vested portions of the grant, with the remaining portions recognized on a straight-line basis over the applicable vesting periods based on the fair value of such stock-based awards on the grant date. Forfeiture rates have been estimated based on historical rates and compensation expense is adjusted for general forfeiture rates in each period. Beginning in September 2014, we did not use historical forfeiture rates and did not apply a forfeiture rate as the historical forfeiture rate was not believed to be a reasonable estimate of the probability that the outstanding awards would be exercised in the future. Given the specific terms of the awards and the recipient population, we expect these options will all be exercised in the future.

Non-employee stock compensation expense is recognized immediately for immediately vested portions of the grant, with the remaining portions recognized on a straight-line basis over the applicable vesting periods. At the end of each financial reporting period prior to vesting, the value of the unvested stock options, as calculated using Black-Scholes, is re-measured using the fair value of our common stock, and the stock-based compensation recognized during the period is adjusted accordingly.

Income Taxes – Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or pledged. The effect on deferred tax assets and liabilities of a change in tax rates in recognized in income in the period that includes the enactment date. Tax benefits in excess of stock-based compensation expense recorded for financial reporting purposes relating to stock-based awards will be credited to additional paid-in capital in the period the related tax deductions are realized. Our policy for recording interest and penalties associated with audits is to record such items as a component of loss before taxes.

We assess the likelihood that our deferred tax assets will be recovered from existing deferred tax liabilities or future taxable income. Factors we considered in making such an assessment include, but are not limited to, estimated utilization limitations of operating loss and tax credit carry-forwards, expected reversals of deferred tax liabilities, past performance, including our history of operating results, our recent history of generating tax losses, our history of recovering net operating loss carry-forwards for tax purposes and our expectation of future taxable income. We recognize a valuation allowance to reduce such deferred tax assets to amounts that are more likely than not to be ultimately realized. To the extent that we establish a valuation allowance or change this allowance, we would recognize a tax provision or benefit in the consolidated statements of operations. We use our judgment to determine estimates associated with the calculation of our provision or benefit for income taxes, and in our evaluation of the need for a valuation allowance recorded against our net deferred tax assets.

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CONSOLIDATED RESULTS OF OPERATIONS

Comparison of Annual Results of Operations

MARINA BIOTECH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,		Change
	2016**	2015	$	%
License and other revenue	$—	$—	—	*
Operating expenses:
Personnel expenses	333,097	473,188	(140,091)	(30)%
Consulting expenses	23,655	177,751	(154,096)	(87)%
Research and development	108,858	322,317	(213,459)	(66)%
Amortization	49,189	—	49,189	*
General and administrative	242,931	134,322	108,609	81%
Total operating expenses	757,730	1,107,578	(349,848)	(32)%
Loss from operations	(757,730)	(1,107,578)	349,848	32%
Other income (expense):
Interest and other expense	(3,513)	614	(4,127)	*
Change in fair value liability for price adjustable warrants	(75,100)	—	(75,100)	*
Total other income (expense), net	(78,613)	614	(79,227)	*
Net loss before provision for income taxes	(836,343	(1,106,964)	270,621	(24)%
Provision for income taxes	800	1,600	(800)	*
Net loss	$(837,143)	$(1,108,564)	$271,421	(24)%

* Change not meaningful.

** Includes the accounts of IThena for the year ended December 31, 2016 and the accounts of Marina from November 15, 2016 (the date of Merger) to December 31, 2016

Comparison of Fiscal Years 2016 and 2015

Revenue. We recorded no revenue for the years ended December 31, 2016 or 2015.

Personnel expense. Personnel expense was $333,097 and $473,188 for the years ended December 31, 2016 and 2015, respectively, a decrease of 30%. The decrease was due primarily to the additional manpower contributed in the early stage during 2015 for concept and testing of scientific theories.

Consulting expense. Consulting expense was $23,655 and $177,751 for the years ended December 31, 2016 and 2015, respectively, a decrease of 87%. The decrease was due to outsourced consulting occurring primarily in 2015, when IThena acquired a subset of Symphony Claims data & Cardiology Outpatient Registry data to conduct outsourced analysis related to IT-102. IThena incurred fewer consulting expenses in 2016, including the engagement of business development consultants to expand the market overseas.

Research and Development. R&D expense consists primarily of costs of clinical development and pre-clinical studies, outside services, laboratory supplies and other costs. R&D expenses decreased 66% from $322,317 in 2015 to $108,858 in 2016, due to outsourced research to a third party primarily in 2015 to analyze the patient data related to IT-102 and other product candidates, and IThena initiated formulation work on IT-102 in 2015 of which a final report was delivered.

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Amortization. Amortization expense relates to intangible assets acquired in the November 15, 2016 merger, and are amortized over a 6-year period. Total amortization expense was $49,189 and $0 for the years ended December 31, 2016 and 2015, respectively.

General and administrative. General and administrative (“G&A”) expense consists primarily of salaries and other personnel-related expenses, and non-employee members of our Board of Directors, professional fees (such as accounting and legal), and corporate insurance. G&A costs increased by 81% from $134,322 in 2015 to $242,931 in 2016 primarily due to increased G&A costs as a result of the merger between Marina and IThena.

Change in fair value liability for price adjustable securities. The fair value liability is revalued each balance sheet date utilizing probability adjusted Black-Scholes computations, with the decrease or increase in fair value being reported in the statement of operations as other income or expense, respectively. The change associated with this mark-to-fair value requirement increased from a loss of $75,100 and $0 for the years ended December 31, 2016 and 2015, respectively. The change was primarily a result of the increase in our stock price and stock price volatility as a result of the merger on November 15, 2016.

Interest and other expense. In 2016, interest expense of $3,513 consisted primarily of interest accrued under the notes payable we entered into on June 20, 2016 and the convertible note payable to related party we entered into on November 15, 2016.

Comparison of the Three Months Ended March 31, 2017 to the Three Months Ended March 31, 2016

Our loss before income taxes for the three months ended March 31, 2017 is summarized as follows in comparison to the three months ended March 31, 2016:

	Three Months Ended
	March 31, 2017	March 31, 2016
Revenues	$-	$-
Personnel expenses	306,922	83,982
Research and development	73,431	4,978
Amortization	98,378	-
General and administrative expenses	488,522	25,231
Other income (expense), net	(114,725)	-
Loss before provision for income taxes	$(1,082,778)	$(114,191)

Revenues. We had no in revenue in the three months ended March 31, 2017 or 2016. The majority of our licensing deals provide for clinical and regulatory milestones, so significant revenues could result from the existing licenses, but are uncertain as to timing or probability. We will continue to seek research and development collaborations as well as licensing transactions to fund business operations.

Expenses. Our expenses for the three months ended March 31, 2017 are summarized as follows in comparison to our expenses for the three months ended March 31, 2016:

Personnel Expenses

Personnel expenses consists primarily of costs related to the Master Services Agreement with Autotelic Inc., a stockholder of IThenaPharma, that became the holder of 5,255,354 shares of Marina common stock as a result of the Merger, and an entity of which Dr. Trieu serves as Chairman of the Board, pursuant to which Autotelic Inc. agreed to provide certain business functions and services from time to time during regular business hours at Marina’s request. We pay Autotelic Inc. for their services with both cash and through the issuance of warrants. Personnel expenses increased $229,940 for the three months ended March 31, 2107, as compared to the three months ended March 31, 2016 due to increased use of Autotelic Inc.’s services.

Research and Development

Research and development (“R&D”) expense consists primarily of costs of sublicensing fees, clinical development and pre-clinical studies, consulting and other outside services, and other costs. R&D expense increased $68,453 primarily due to the use of additional R&D consulting during the three months ended March 31, 2017, as compared to the three months ended March 31, 2016.

Amortization Expense

Amortization expenses relates to amortization of intangible assets acquired in the November 15, 2016 merger, with an estimated fair value of $2,361,066 amortized over its estimated useful life of six years.

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General and Administrative Expenses

	Three Months Ended
	March 31, 2017	March 31, 2016
Directors’ fees	$56,250	$-
Accounting and audit fees	69,874	-
Legal fees	244,808	-
Insurance	30,100	-
Other general and administrative expenses	87,491	25,231
Total	$488,522	$23,231

General and administrative (“G&A”) expense consists primarily of salaries and other personnel-related expenses to support our R&D activities, stock-based compensation for G&A personnel and non-employee members of our Board, professional fees, such as accounting and legal, and corporate insurance costs. G&A costs increased $463,291 primarily since the results of the three months ended March 31, 2017 include the operating expenses of Marina and IThena as a result of the November 15, 2017 merger, while the results for the three months ended March 31, 2016 include only the G&A expenses of IThena.

Other Income (Expense)

	Three Months Ended
	March 31, 2017	March 31, 2016
Interest expense	$(11,653)	$-
Change in fair value liability of warrants	(103,072)	-
Total other expense, net	$(114,725)	$-

Total net other expense for the three months ended March 31, 2017 increased $114,725 compared to the three months ended March 31, 2016. The increase is primarily attributable to interest expense on notes payable acquired in the November 15, 2016 merger, and an increase in the estimated fair value of price adjustable warrants, partially offset by a gain on the settlement of accounts payable with a service provider.

The fair value liability is revalued each balance sheet date utilizing probability-weighted Black-Scholes computations, with the decrease or increase in fair value being reported in the statement of operations as other income or expense, respectively.

Working Capital Deficiency

	March 31, 2017	December 31, 2016
Current assets	$401,117	$316,480
Current liabilities	(2,698,693)	(2,967,669)
Working capital deficiency	$(2,297,576)	$(2,651,189)

Current assets increased by $84,637, which was primarily attributable to an increase in cash of $111,094.

Current liabilities decreased by $268,976, which was primarily attributable to a decrease of $675,674 in accrued expenses, which is primarily attributable to a reduction in approximately $947,000 in accrued legal fees through the issuance of 6,153,684 shares of the Company’s common stock during the three months ended March 31, 2017.

Cash Flows

	Three Months Ended
	March 31, 2017	March 31, 2016
Net cash used in operating activities	$(369,420)	$(179,907)
Net cash used in investing activities	-	-
Net cash provided by financing activities	480,514	-
Increase (decrease) in cash and cash equivalents	$111,094	$(179,907)

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The increase in net cash used in operating activities for the three months ended March 31, 2017, compared to 2016, was mainly due to increased operating expenses as a result of the November 15, 2016 merger. Operating expenses for the three months ended March 31, 2017 includes the expenses of both Marina and IThena, while the operating expenses for the three months ended March 31, 2016 reflect only the operating expenses of IThena.

The Company used no cash in investing activities for the three months ended March 31, 2017 or 2016.

The $480,514 increase in net cash provided by financing activities for the three months ended March 31, 2017, compared to 2016, is attributable to proceeds of $250,000 from the sale of stock, and $230,514 from additional borrowings on the convertible note to related party during the three months ended March 31, 2017.

We will need to raise additional operating capital in calendar year 2017 in order to maintain our operations and to realize our business plan. Without additional sources of cash and/or the deferral, reduction, or elimination of significant planned expenditures, we may not have the cash resources to continue as a going concern thereafter.

Off-Balance Sheet Arrangements

At December 31, 2016, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

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BUSINESS

Overview

We are a fully integrated, commercial stage biopharmaceutical company delivering proprietary drug therapeutics for significant unmet medical needs in the U.S., Europe and additional international markets. Our portfolio of products currently focuses on fixed dose combinations (“FDC”) in hypertension, arthritis, pain and oncology allowing for innovative solutions to such unmet medical needs. Our approach is meant to reduce clinical risk and accelerate time to market by shortening the clinical development program through leveraging what is already known or can be learned in our proprietary Patient Level Database.

We currently have one commercial and three clinical development programs underway: (i) Prestalia®, a single-pill fixed dose combination of perindopril, an angiotensin-converting-enzyme (“ACE”) inhibitor and amlodipine, a calcium channel blocker, which has been approved by the U.S. Food and Drug Administration (“FDA”) and is actively marketed in the U.S.; (ii) our next generation celecoxib program drug candidates for the treatment of acute and chronic pain, IT-102 and IT-103, each of which is an FDC of celecoxib, a COX-2 selective nonsteroidal anti-inflammatory drug (“NSAID”) and either lisinopril (IT-102) or olmesartan (IT-103) – both Lisinopril and olmesartan are antihypertension drugs; (iii) CEQ508, an oral delivery of small interfering RNA (“siRNA”) against beta-catenin, combined with IT-102 to suppress polyps in the precancerous syndrome and orphan indication Familial Adenomatous Polyposis (“FAP”); and (iv) CEQ508 combined with IT-103 to treat Colorectal Cancer. Our current focus is primarily on the commercialization of Prestalia and the development of IT-102 and IT-103. We believe that by combining a COX-2 inhibitor with an antihypertensive in a single FDC oral tablet, IT-102 and IT-103 will each offer improved safety profiles as compared to currently available and previously marketed COX-2 inhibitors as well as address patients with chronic pain who are commonly taking antihypertension drugs concurrently. We further believe that the current opioid addiction epidemic in the U.S. has been driven in part by the withdrawal from the market of certain COX-2 inhibitors due to their associated risk of cardiovascular-related adverse events.

We intend to create value through the continued commercialization of our FDA-approved product, Prestalia, while moving our FDC development programs forward to further strengthen our commercial presence. We intend to retain ownership and control of all of our product candidates, but in the interest of accelerated growth and market penetration, we will also consider partnerships with pharmaceutical or biotechnology companies in order to reduce time to market and to balance development risks, both clinically and financially.

As our strategy is to be a fully integrated biopharmaceutical company, we will drive a primary corporate focus on revenue generation through our commercial assets, with a secondary focus on advancing our FDC pipeline to further enhance our commercial presence.

Vuong Trieu, Ph.D., the Chairman of our Board of Directors, has significant experience in drug development and commercialization. Dr. Trieu currently serves as Chairman of the Board for the Autotelic consortium of companies including Oncotelic, Stocosil, LipoMedics and Autotelic Inc. Previously he was President and CEO of Igdrasol, a developer of second generation Abraxane, where he pioneered the regulatory pathway for approval of paclitaxel nanomedicine through a single bioequivalence trial against Abraxane. When Igdrasol merged with Sorrento Therapeutics, he became Chief Scientific Officer and a member of the Board of Directors. At Stocosil, he again pioneered the regulatory pathway for taking Olostar, a rosuvastatin/olmesartan FDC into the U.S. as an NDA using only Korean data. He has also been a member of the Board of Directors of Cenomed, a company focusing on CNS drug development. Before that he was Director of Pharmacology, Pharmacokinetics, and Biology at Abraxis Bioscience, where he led the development of albumin encapsulated therapeutics along with building high throughput platform for small molecules, mirRNA, kinases. The Autotelic consortium of companies include the highly successful exit at Igdrasol where it was acquired for up to $1.2 billion by NantPharma and the $10 million equity stake in LipoMedics by Fangsheng Pharmaceuticals Co. Ltd. Dr. Trieu obtained his doctorate in Microbiology/Molecular Biology from the University of Oklahoma.

Background

As further described below under “Merger with IThenaPharma”, on November 15, 2016, Marina entered into an Agreement and Plan of Merger with IThenaPharma, Inc., a Delaware corporation (“IThena” or “IThenaPharma”), IThena Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of IThena (“Merger Sub”), and Dr. Trieu as the IThena Representative (the “Merger Agreement”), pursuant to which, among other things, Merger Sub merged with and into IThena, with IThena surviving as a wholly owned subsidiary of Marina (such transaction, the “Merger”). As a result of the Merger, the former holders of IThena common stock immediately prior to the completion of the Merger owned approximately 65% of the issued and outstanding shares of Marina common stock immediately following the completion of the Merger.

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Marina was incorporated under the laws of the State of Delaware under the name Nastech Pharmaceutical Company on September 23, 1983, and IThena was incorporated under the laws of the State of Delaware on September 3, 2014. IThena is deemed to be the accounting acquirer in the Merger, and thus the historical financial statements of IThena will be treated as the historical financial statements of our company and will be reflected in our quarterly and annual reports for periods ending after the effective time of the Merger. Accordingly, beginning with our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, we will report the results of IThena and Marina and their respective subsidiaries on a consolidated basis.

Prior to the Merger, Marina’s pipeline consisted of oligonucleotide-based therapeutics. That pipeline included CEQ508, a product in clinical development for the treatment of FAP, for which Marina received both Orphan Drug Designation (“ODD”) and Fast Track Designation (“FTD”) from the U.S. Food and Drug Administration (“FDA”), as well as preclinical programs for the treatment of type 1 myotonic dystrophy (“DM1”) and DMD. The IThena pipeline of celecoxib FDCs is now incorporated into the combined company. We currently plan to develop IT-102/IT-103 – next generation celecoxib – together with CEQ508, as a therapeutic enhancer for therapies against FAP and CRC. We are also developing IT-102/IT-103 for the treatment of combined arthritis / hypertension and the treatment of pain requiring a high dose of celecoxib.

Prior to the completion of the Merger, Marina acquired/in-licensed and further developed nucleic acid chemistry and delivery-related technologies in order to establish a novel and differentiated drug discovery platform. We believe that this platform, which we now control, allows us to distinguish ourselves from others in the nucleic acid therapeutics area in that we are the only company capable of creating a wide variety of therapeutics targeting coding and non-coding RNA via multiple mechanisms of action such as RNA interference (“RNAi”), messenger RNA translational inhibition, exon skipping, microRNA (“miRNA”) replacement, miRNA inhibition, and steric blocking in order to modulate gene expression either up or down depending on the specific mechanism of action.

The breadth of our discovery platform allows us to offer to our partners the most appropriate nucleic acid-based therapeutic approach necessary to effectively modulate targets for a specific disease indication, many of which are considered undruggable by traditional methodologies. Each approach, i.e. siRNA, miRNA or single-strand oligonucleotide, has its advantages and disadvantages, and we can screen across multiple mechanisms of action to identify the most effective therapeutic. Our licensees, namely ProNAi Therapeutics, Inc. (“ProNAi”), Mirna Therapeutics, Inc. (“Mirna”) and MiNA Therapeutics, Ltd. (“MiNA”), are focused on oncology and have clinical programs in recurrent or refractory non-Hodgkin’s lymphoma and unresectable primary liver cancer or solid cancers with liver involvement.

We believe that we possess a unique industry-leading nucleic acid-based drug discovery platform, which is protected by a strong intellectual property (“IP”) position and validated through: (1) licensing agreements for our SMARTICLES delivery technology with Mirna, ProNAi and MiNA for unique nucleic acid payloads – microRNA mimics, DNA interference oligonucleotides and small-activating RNA, respectively; (2) Mirna and ProNAi’s respective clinical experience with SMARTICLES; (3) a licensing agreement with Novartis Institutes for Biomedical Research, Inc. (“Novartis”) for our CRN technology; (4) a licensing agreement with Protiva Biotherapeutics, Inc. (“Arbutus”), a wholly-owned subsidiary of Arbutus Biopharma Corporation (formerly Tekmira Pharmaceuticals Corporation), for our Unlocked Nucleobase Analog (“UNA”) technology; (5) licensing agreements with two large international companies (i.e., Novartis and Monsanto company (“Monsanto”)) for certain chemistry and delivery technologies; and (6) the FAP phase 1b/2a clinical trial with our TransKingdom RNA™ interference (“tkRNAi”) platform.

Following the Merger, we have reorganized the acquired Marina platform into a strong pipeline of preclinical and clinical drug candidates, which we believe will unlock their value. An example is the recent validation of the tkRNAi beta-catenin program against FAP following completion of our statistical analysis of our phase I data showing the achievement of statistical significant proof of concept knockdown of beta-catenin without side effects. This tkRNAi platform is now being developed further for IBD and other disease indications, as well as therapeutic microbiome.

Subsequent to the Merger we executed on our strategy to become a commercial stage company with the acquisition of Prestalia from Symplmed. Specifically, and as described under “Acquisition of Prestalia from Symplmed” below, on June 6, 2017 we entered into an Asset Purchase Agreement with Symplmed for the purchase of Prestalia (perindopril amlodipine/amlodipine besylate). Prestalia is an FDA-approved and marketed anti-hypertensive drug. This is a FDC of perindopril arginine, which is an ace inhibitor, and amlodipine besylate, which is a calcium channel blocker (“CCB”), and is indicated as a first line therapy for hypertension control.

The acquisition of Prestalia transitions our company from a clinical stage company to a commercial organization. Prestalia was approved in January 2015 and has been marketed in select U.S. states since then by Symplmed. Prestalia sales saw solid growth through September of 2016, via new patient acquisition and strong patient retention. Due to funding circumstances, further sales promotion of Prestalia was ceased by end of calendar year 2016. In the near term our focus will be dedicated to re-acquiring prior Prestalia patients, with subsequent efforts dedicated to building a strong sales team to fully promote the product.

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We believe that the Prestalia acquisition will not only make us a revenue-stage company, but also that the marketing, distribution and sales network that we will build will pave a strong foundation for the promotion and commercialization of our two other hypertension pipeline products – namely IT-102 and IT-103.

Recent Developments

Acquisition of Prestalia from Symplmed

On June 5, 2017, we entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Symplmed pursuant to which we purchased from Symplmed, for aggregate consideration of approximately $630,000 (consisting of $300,000 in cash plus the assumption of certain liabilities of Symplmed in the amount of approximately $330,000), all of Symplmed’s assets relating to the development, marketing, manufacturing, selling, promoting, storing, supporting, transporting and commercializing of a single-pill fixed-dose combination of perindopril arginine and amlodipine besylate known as Prestalia, that has been approved by the FDA for the treatment of hypertension. In addition, as part of the transactions contemplated by the Purchase Agreement: (i) Symplmed agreed to transfer to us, not later than 150 days following the closing date, the New Drug Applications for the approval of Prestalia as a new drug by the FDA; and (ii) Symplmed assigned to us all of its rights and obligations under that certain Amended and Restated License and Commercialization Agreement by and between Symplmed and Les Laboratoires Servier (“Servier”) dated January 11, 2012, pursuant to which Symplmed has an exclusive license from Servier to manufacture, have manufactured, develop, promote, market, distribute and sell Prestalia in the U.S. (and its territories and possessions) in consideration of regulatory and sales-based milestone payments and royalty payments based on net sales.

Further, in connection with the transactions contemplated by the Purchase Agreement, we entered into an offer letter with Erik Emerson, the President and Chief Executive Officer of Symplmed, pursuant to which we hired Mr. Emerson to serve as our Chief Commercial Officer, which appointment became effective on June 22, 2017. We also agreed in such offer letter to issue to Mr. Emerson 600,000 restricted shares of our common stock under our 2014 Long-Term Incentive Plan, with all of such shares to vest on the six (6) month anniversary of the date of grant.

Merger with IThenaPharma

On November 15, 2016, Marina entered into the Merger Agreement with IThenaPharma, Merger Sub and Vuong Trieu, as the IThena representative, pursuant to which, among other things, Merger Sub merged with and into IThenaPharma, with IThenaPharma surviving as a wholly owned subsidiary of Marina.

Pursuant to the Merger Agreement, at the effective time of the Merger, without any action on the part of any shareholder, each issued and outstanding share of IThenaPharma’s common stock, other than shares to be cancelled pursuant to the Merger Agreement, was converted into the right to receive 10.510708 shares of Marina common stock (the “Exchange Ratio”). IThenaPharma shareholders were not entitled to receive fractional shares in the Merger. Instead, a holder of IThenaPharma’s common stock that would otherwise have been entitled to receive a fractional share of Marina common stock in the Merger received one full additional share of Marina common stock.

In addition, in connection with the Merger, each outstanding IThenaPharma warrant was assumed by Marina and converted into a warrant representing the right to purchase shares of Marina common stock, with the number of shares underlying such warrant and the exercise price thereof being adjusted by the Exchange Ratio, with any fractional shares rounded down to the next lowest number of whole shares.

As a result of the Merger, the former holders of IThenaPharma common stock immediately prior to the completion of the Merger owned approximately 65% of the issued and outstanding shares of Marina common stock immediately following the completion of the Merger.

Autotelic LLC License Agreement

In connection with the Merger Agreement and the closing of the Merger, on November 15, 2016, Marina entered into a License Agreement with Autotelic LLC, a stockholder of IThenaPharma that became the holder of 23,123,558 shares of Marina common stock as a result of the Merger, and an entity of which Dr. Trieu, the Chairman of our Board of Directors (the “Board) serves as Chief Executive Officer, pursuant to which (A) Marina licensed to Autotelic LLC certain patent rights, data and know-how relating to FAP and nasal insulin, for human therapeutics other than for oncology-related therapies and indications, and (B) Autotelic LLC licensed to Marina certain patent rights, data and know-how relating to IT-102 and IT-103, in connection with individualized therapy for pain using a non-steroidal anti-inflammatory drug and an anti-hypertensive without inducing intolerable edema, and treatment of certain aspects of proliferative disease, but not including rights to IT-102/IT-103 for Therapeutic Drug Monitoring (TDM) guided dosing for all indications using an Autotelic Inc. TDM Device. Marina also granted a right of first refusal to Autotelic LLC with respect to any license by Marina of the rights licensed by or to Marina under the License Agreement in any cancer indication outside of gastrointestinal cancers.

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The License Agreement shall immediately terminate, all rights granted by a licensor under the License Agreement shall immediately revert forthwith to the applicable licensor, all benefits which have accrued under the License Agreement shall automatically be transferred to the applicable licensor, and all rights, title and interest in the licensed intellectual property shall immediately revert back to the applicable licensor if: (i) the applicable licensee makes a general assignment for the benefit of its creditors prior to the two (2) year anniversary of the date of the License Agreement; (ii) the applicable licensee applies for or consents to the appointment of a receiver, a custodian, a trustee or liquidator of all or a substantial part of its intellectual property prior to the two (2) year anniversary of the date of the License Agreement; (iii) prior to the two (2) year anniversary of the date of the License Agreement, and without the consent of the applicable licensor, the applicable licensee effects a Change of Control Transaction (as defined in the License Agreement); (iv) the applicable licensee ceases operations; or (v) the applicable licensee fails to take any material steps, as reasonably determined by the applicable licensor, to develop the licensed intellectual property prior to the one (1) year anniversary of the date of the License Agreement (each of the foregoing items (i) through (v), a “Termination Event”). Upon the occurrence of any Termination Event, the applicable licensee shall immediately discontinue all use of the licensed intellectual property.

Master Services Agreement

In connection with the Merger Agreement and the closing of the Merger, on November 15, 2016, Marina entered into a Master Services Agreement with Autotelic Inc., a stockholder of IThenaPharma that became the holder of 5,255,354 shares of Marina common stock as a result of the Merger, and an entity of which Dr. Trieu serves as Chairman of the Board, pursuant to which Autotelic Inc. agreed to provide certain business functions and services from time to time during regular business hours at Marina’s request (the “Master Services Agreement”). The Master Services Agreement has a term of ten years, though either party can terminate it by giving to the other party ninety (90) days’ prior written notice of such termination (provided that the final day of the term shall be on the last day of the calendar month in which the noticed termination date falls). The resources available to us through Autotelic Inc. include, without limitation, regulatory, clinical, preclinical, manufacturing, formulation, legal, accounting and IT.

As partial consideration for the services to be performed by Autotelic Inc. under the Master Services Agreement, during the period prior to the date on which we have completed an equity offering of either common or preferred stock in which the gross proceeds therefrom is no less than $10 million, we shall issue to Autotelic Inc. warrants to purchase shares of our common stock (the “MSA Warrants”), with the exercise price for such MSA Warrants being based on the closing price of our common stock at the time the MSA Warrants are issued; provided, that in no event shall such price be lower than the lower of (x) $0.28 per share or (y) the lowest exercise price of any warrants that have been issued by us in a capital raising transaction (and that would otherwise reduce the exercise price of any other outstanding warrants issued by us) during the period beginning on November 15, 2016 and ending on the date of the issuance of the applicable MSA Warrants. The number of shares of common stock for which the MSA Warrants are exercisable shall be equal to the quotient obtained by dividing the actual costs to Autotelic Inc, of providing the services under the Master Services Agreement by the exercise price for the MSA Warrants.

Line Letter with Dr. Trieu

In connection with the Merger, Marina entered into a Line Letter dated November 15, 2016 with Dr. Trieu, our Chairman of the Board, for an unsecured line of credit in an amount not to exceed $540,000, to be used for current operating expenses, of which $475,064 had been drawn at March 31, 2017. Dr. Trieu considered requests for advances under the Line Letter until April 30, 2017. Dr. Trieu has the right at any time for any reason in his sole and absolute discretion to demand the repayment of any advances that are made under the Line Letter. Advances made under the Line Letter bear interest at the rate of five percent (5%) per annum, are evidenced by the Demand Promissory Note issued by us to Dr. Trieu, and are due and payable upon demand by Dr. Trieu.

Dr. Trieu has the right, exercisable by delivery of written notice thereof (the “Election Notice”), to either: (i) receive repayment for the entire unpaid principal amount advanced under the Line Letter and the accrued and unpaid interest thereon on the date of the delivery of the Election Notice (the “Outstanding Balance”) or (ii) convert the Outstanding Balance into such number of shares of our common stock as is equal to the quotient obtained by dividing (x) the Outstanding Balance by (y) $0.10 (such price, the “Conversion Price”, and the number of shares of common stock to be issued pursuant to the foregoing formula, the “Conversion Shares”); provided, that in no event shall the Conversion Price be lower than the lower of (x) $0.28 per share or (y) the lowest exercise price of any securities that have been issued by us in a capital raising transaction (and that would otherwise reduce the exercise price of any other outstanding warrants issued by us) during the period between November 15, 2016 and the date of the delivery of the Election Notice. No capital raising transactions have occurred through the date of this prospectus with securities at a price lower than $0.28 per share.

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Line Letter with Autotelic Inc.

On April 4, 2017, we entered into a Line Letter with Autotelic Inc., a stockholder of IThenaPharma that became the holder of 5,255,354 shares of Marina common stock as a result of the Merger, and an entity of which Dr. Trieu serves as Chairman of the Board, for an unsecured line of credit in an amount not to exceed $500,000, to be used for current operating expenses. Autotelic Inc. will consider requests for advances under the Line Letter until September 1, 2017. Autotelic Inc. shall have the right at any time for any reason in its sole and absolute discretion to terminate the line of credit available under the Line Letter or to reduce the maximum amount available thereunder without notice; provided, that Autotelic Inc. agreed that it shall not demand the repayment of any advances that are made under the Line Letter prior to the earlier of: (i) October 4, 2017; and (ii) the date on which (x) we make a general assignment for the benefit of our creditors, (y) we apply for or consents to the appointment of a receiver, a custodian, a trustee or liquidator of all or a substantial part of our assets or (z) we cease operations. Advances made under the Line Letter shall bear interest at the rate of five percent (5%) per annum, shall be evidenced by the Demand Promissory Note issued to Autotelic Inc., and shall be due and payable upon demand by Autotelic Inc.

Arrangements with LipoMedics

On February 6, 2017, we entered into a License Agreement (the “License Agreement”) with LipoMedics, Inc. (“LipoMedics”) pursuant to which, among other things, we provided to LipoMedics a license to our SMARTICLES platform for further development of Lipomedics’s proprietary phospholipid nanoparticles that can deliver protein, small molecule drugs and peptides. These are not currently being developed at Marina Biotech and Marina Biotech has no IP around these products. On the same date, we also entered into a Stock Purchase Agreement with LipoMedics pursuant to which we issued to LipoMedics an aggregate of 862,068 shares of our common stock for a total purchase price of $250,000.

Under the terms of the License Agreement, we could receive up to $90 million in success-based milestones based on commercial sales of licensed products. In addition, if LipoMedics determines to pursue further development and commercialization of products under the License Agreement, LipoMedics agreed, in connection therewith, to purchase shares of our common stock for an aggregate purchase price of $500,000, with the purchase price for each share of common stock being the greater of $0.29 or the volume weighted average price of our common stock for the thirty (30) trading days immediately preceding the date on which LipoMedics notifies us that it intends to pursue further development or commercialization of a licensed product.

If LipoMedics breaches the License Agreement, we shall have the right to terminate the License Agreement effective sixty (60) days following delivery of written notice to LipoMedics specifying the breach, if LipoMedics fails to cure such material breach within such sixty (60) day period. LipoMedics may terminate the License Agreement by giving thirty (30) days’ prior written notice to us.

Dr. Trieu, the Chairman of our Board of Directors, is the Chairman of the Board and Chief Operating Officer of LipoMedics.

Liquidity

We have sustained recurring losses and negative cash flows from operations. At March 31, 2017, we had an accumulated deficit of approximately $3 million, negative working capital of approximately $2.3 million, and $216,441 in cash. We have been funded primarily through a combination of licensing payments and debt and equity offerings.

We believe that our current cash resources, including the remaining balance available to us under the Line Letters with Dr. Trieu and Autotelic Inc., will enable us to fund our intended operations through the 3rd or 4th quarter of 2017. As a result of the proceeds received from our sale of convertible promissory notes in June 2017, and the exercise of warrants to purchase 609,440 shares of our common stock in May 2017, we are able to cover the costs of the acquisition of Prestalia as well as supporting limited sales and marketing activities related to Prestalia. Our ability to execute our operating plan, including ramping up of sales and marketing to fully realize the commercial benefits of Prestalia, beyond that date depends on our ability to obtain additional funding.

The volatility in our stock price, as well as market conditions in general, could make it difficult for us to raise capital on favorable terms, or at all. If we fail to obtain additional capital when required, we may have to modify, delay or abandon some or all of our planned activities, or terminate our operations. There can be no assurance that we will be successful in any such endeavors. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

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Our Strategy

Our mission is to improve the lives of patients and assist their caretakers by delivering novel therapies that improve outcomes while reducing the undesirable side effects of many current therapies. Our focus is within the hypertension, arthritis, pain and oncology therapeutic areas. With this in mind, we have acquired the FDA-approved product Prestalia and intend to quickly become a commercial organization. We intend to pursue this initially by advancing sales of Prestalia in the U.S. We plan to follow our efforts with respect to Prestalia with the development, approval and launch of IT-102 and IT-103. In our effort to focus and revitalize our company as well as increase shareholder value we intend to explore appropriate opportunities to divest our oligotherapeutics assets through either a spin off to our shareholders or the sale of, or the grant of licenses to, our assets related to these technologies. This will allow us to focus exclusively on Prestalia, IT-102 and IT-103. We also intend to be opportunistic in acquiring assets/asset classes that further complement our product offering.

Prestalia

Acquired in June 2017, Prestalia is a commercially available product. Over the third quarter of 2017, we plan to integrate the distribution, marketing and sales platform of the acquired assets into our company. This will be concurrent with efforts to mobilize a sales force and build on the existing patient/prescription base of Prestalia and build a strong revenue base. The non-U.S. market for FDCs of ACE inhibitor and CCB is over $300 million and we believe that this market is underplayed in the U.S.

Hypertension Market

Approximately one in three adults, or roughly 75 million people, in the U.S. have high blood pressure, and only about half (54%) have their blood pressure under control. The population of hypertensive patients will continue to increase through 2050 as the current population ages and advances in treatment allow patients already diagnosed to live longer. Although many products within the market will become generic, the focus on combination therapies will prevent a significant decline in the market. Moreover, the launch of new disease-modifying therapies is expected to bolster the growth prospects of the market during the forecast period. The rise in the prevalence of hypertension, from a population of 181 million to 190 million, combined with the anticipated launches of FDCs will continue to create a valuable market opportunity.

In the U.S., 37 of the 50 states have a hypertension rate of greater than 30% of their residents. According to JNC VII (Joint national committee on hypertension), only 1/3 of patients will be controlled by a single product, meaning that 2/3 of all patients will require more than one class of medication to control their high blood pressure (reference https://www.ncbi.nlm.nih.gov/books/NBK9626/). First line therapy, initial treatment, for all hypertension patients should include either a CCB, angiotensin converting enzyme inhibitor (“ACEi”), Angiotensin receptor blocker or diuretic. According to a market share study on hypertension therapies from 2009 to 2019, it was estimated that market share of combination therapies of Renin Angiotensin Aldosterone System inhibitors (RAASi) (of which ACEi is a type) and CCBs would increase from 6% in 2009 to 27% in 2019 (Decision Resources).

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In a national prescription audit conducted by IMS health in 2011, it was reported that ACEi were the most prescribed anti-hypertensive category at 163 million prescriptions and CCBs were the third most prescribed antihypertensive category with 98.1 million prescriptions. Ultimately, the market of hypertension patients will continue to expand, but with the proliferation of generics, the pharmaceutical participation in sales and promotion has declined. For our company, the opportunity exists to promote a branded combination, comprised of the two highest prescribed categories in hypertension. Only one product of a similar type, an ACEi and Amlodipine (the CCB that controls over 90% of the CCB market) has ever been promoted and sold in the U.S. That product, Lotrel®, had peak sales of $1.3 billion in the U.S. alone. This level of sales was experienced by Novartis in 2008, and achieved when there were over 15 large pharmaceutical companies, including Wyeth, Novartis, AstraZenaca, King, Forrest, Takeda, Merck, Sanofi and multiple others fighting for share of voice and positioning with patients and physicians. Currently, only two companies other than us compete in the hypertension market - Actavis, selling a beta blocker, Bystolic, with over $500 million in sales in 2015, and Arbor, selling an Angiotensin Receptor Blocker, Edarbi and EdarbiChlor – an FDC of Edarbi and chlortahlidone. The edarbi franchise is selling in excess of $100 million annually.

The benchmark for our hypertension product, Prestalia, is Lotrel. Lotrel is the only FDC of an ACEi and amlodipine, and is currently responsible as a brand and generic combined for a total prescription volume in excess of 11 million annually. The product is not promoted, and through analysis of the Prestalia clinical data in market research, Prestalia has been termed by physicians as ‘better than Lotrel’. The success of the Lotrel brand was driven by the combination of two classes of medication that had not only shown the ability to reduce blood pressure but, via the Camelot study for amlodipine and the HOPE and Europa study for ramipril and perindopril, the ability to lower cardiovascular events beyond the effect of lowering blood pressure. The potential success of Prestalia in the U.S. is further supported by the data outside the U.S., which has shown that our worldwide partner, Servier, has produced in excess of €400 million in annual sales of perindopriil and amlodipine as an FDC.

In summary, as one looks at the opportunity for our Prestalia product, there are four key concepts:

1) The market of patient opportunity continues to grow and the top two dispensed categories are ACEi and Amlodipine;

2) The competitive landscape regarding promotion to physicians leaves us as the only active promoter;

3) As a branded, patented-protected product, there is no generic alternative to Prestalia; and

4) The category of ACEi/CCB combination has been proven through the success of Lotrel with $1.3 billion in peak sales, and further validated for Prestalia with sales by Servier in excess of €400 million outside the U.S.

Commercialization Plan

The two main challenges to the uptake of a drug are getting physicians to prescribe it and getting insurance to reimburse for its use. Prestalia has an existing patient base of 1,500 patients and 400 prescribers that was achieved over a year. It has established unrestricted access to 60% of all commercial plans in the U.S. It has Medicaid coverage nationwide (with the exception of Oregon) and is preferred without step edits and prior authorizations in a few states. With the demonstrated history of physician acceptance and growing acceptance by insurers, combined with the fact that combination of ACEi and CCB are well characterized and understood, we believe that our ability to penetrate the market is dictated by the number of people we are able to engage to assist in our commercialization efforts.

In terms of execution, we plan to take a targeted approach looking to capitalize on geographies with a strong reimbursement position for Prestalia, along with a high degree of hypertension within the territory. Our targeting efforts from the physician perspective will be focused on identifying high prescribers of FDC therapy that includes ACEi and CCB use, along with those physicians writing ACE/Diuretic combinations. An additional key to our targeting will be high prescribers of each of these as concomitant monotherapy, or individual use. This approach will allow us to focus our message on physicians that are already committed to the components, and do not require a clinical communication to convert them from use of other classes of medications.

These targeting approaches will be supplemented by a distribution program, “Prestalia Direct”, which will be operated through Symplmed’s patented DyrctAxess platform, to which platform we have access through Symplmed. The concepts here revolve around fulfillment via mail through our partner pharmacies, and support through a patient engagement call center that drives an emphasis on compliance, persistence and high conversion of initial prescriptions. This marketing platform is what was previously used in the execution of Prestalia fulfillment and led to patient retention greater than 80% after one year. As we execute our commercialization plan in this manner, and drive new prescription volume in a supported and focused fashion, we believe that our ability to maintain our existing patients will create a strong growth of patient accounts as each new patient will be incremental to our growing total.

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Finally, to ensure that we convert the highest percentage of prescriptions generated to new patients, along with keeping our existing patients on medication, we plan to run an expansive patient co-pay support program through our pharmacy partners. This program will be specifically dedicated to ensuring all patients receive medication, covered or not, so that we can ensure patients and physicians are satisfied, as well as put us in a position to continue expanding insurance coverage through continued demand growth.

The final piece to our promotional strategy will be the implementation of our sales team. We plan to have approximately 20 sales people promoting Prestalia in key geographies by the end of the third quarter of 2017. It is intended that these representatives will be trained and implemented by management, and that many of them will be young business-to-business professionals that are looking to get a start in the pharmaceutical industry.

Summary of Follow on Products

To build on commercialization capabilities of Prestalia, we plan to further increase the menu of product offerings through acquisition or internal development. We will be opportunistic in acquiring products/ product lines that complement Prestalia and align with our goal to become a strong player in the hypertension and pain therapeutic areas. We believe we have assembled a strong team with in-depth domain knowledge in drug development and commercialization to have a substantial internal product development program. Our internal pipeline includes:

1)	IT-102 and IT013 as our next generation celecoxib for management of arthritis pain. IT-102 targets a population requiring angiotensin converting enzyme (“ACE”) inhibitors such as lisinopril and IT-103 targets a population requiring olmesartan. The initial approval based on pivotal bioequivalence (“BE”) trial and a small phase III trial will be for combined arthritis pain and hypertension for patients already taking both drugs. Exploiting the suppression of celecoxib induced edema, we anticipate that these FDCs can eventually replace all of celecoxib prescriptions with or without hypertension once our phase III trial is completed with positive demonstration of edema suppression. This trial will be conducted post approval for label change and will target the highest edema risk patients- the elderly patients whose pill burden is greater than five per day. The inherent lower risk of gastrointestinal (“GI”) bleeding with celecoxib makes it likely that IT-102 and IT-103 can also capture market shares of other pain medications such as ibuprofen and indomethacin.

2)	M101 as beta-catenin short-hairpin RNA (“shRNA”) combination against FAP. This is a combination of IT-102 and CEQ508 (tkRNAi beta-catenin shRNA). Celecoxib was originally approved for FAP, however, it was removed from the market due to fear of cardiovascular risks during the VIOXX withdrawal. But with the PRECISION trial showing that celecoxib is as safe as ibuprofen and naproxen, we anticipate more acceptance of celecoxib. Furthermore, having lisinopril on board to control edema and hypertension, we anticipate that high doses of celecoxib would be safe and effective against FAP. Additionally, the systemic suppression of COX-2 directly and beta-catenin indirectly with celecoxib will be augmented by targeted and local suppression of beta-catenin by beta-catenin shRNA (CEQ508). Together we anticipate a synergistic, safe and effective suppression of polyps in FAP. Since we have completed the phase I proof of concept study for CEQ508, we will move forward to registration phase III trial once we have FDA acceptance of Special Protocol Assessment (“SPA”).

3)	M102 as beta-catenin shRNA combination against CRC. This is a combination of IT-103 and CEQ508 (tkRNAi beta-catenin shRNA). Olmesartan has been shown to improve overall survival (“OS”) among various cancer types, the combination of systemic suppression of ARB/COX-2/Catenin by IT-103 augmented by targeted and local suppression of beta-catenin by CEQ508 is expected to significantly improve the outcome for CRC patients. Additionally, the potential of using CEQ508 to manipulate the microbiome such that it is therapeutic will be investigated. We have termed this “therapeutic microbiome”.

4)	M300 series as IL-6Ra/ Claudin-2/ MIP3a as specific tkRNA/shRNAs against IBD. We evaluated live attenuated bacterial delivery of shRNAs against selected IBD gene targets to achieve specificity, efficacy, and safety. The in vitro efficacy was assessed by an invasion assay using the CMT-93 mouse colon epithelial cells (or RAW264.7 macrophages for TNF-a) and qRT-PCR measurement of mRNA reduction vs. b-actin control. Three gene targets (IL-6Ra, Claudin-2, and MIP3a) and two tkRNAi delivery strains were tested in vivo using an oxazolone or dextran sulfate sodium (DSS) acute murine colitis model. Oral delivery of IL-6Ra tkRNAi strains (CEQ608 and CEQ609) led to a significant reduction in colon length and abolished IL-6Rα message in proximal ileum in DSS exposed groups. Claudin-2 strains (CEQ621 and CEQ626) caused a significant reduction in Claudin-2 mRNA expression and protein levels in the colon as well as attenuation of the disease phenotype and enhanced survival. Treatment with MIP3a therapeutic strains CEQ631 and CEQ632 also resulted in a significant reduction in sum pathology scores and reduction in MIP3a mRNA expression. These findings suggest that tkRNAi-mediated gene silencing of pro-inflammatory targets represents a potential therapeutic development avenue for IBD therapy.

5)	M400 series as surviving/PLK1 as specific DiLA2 (Di-Alkylated Amino Acid)/siRNA against bladder cancer. This program was originally licensed to Debiopharm. A range of RNAi triggers against the cancer-related genes polo-like kinase 1 (PLK1) and survivin were able to knockdown efficacies with IC50 values in the 10 to 30 pM range in cell based assays. This triggered widespread apoptosis and, in the case of PLK1, a strong reduction in cell viability. The selected siRNAs were formulated into positively charged multilamellar liposomes of around 100nm. Due to the negatively charged proteoglycan-rich urothelium, a formulation with a lipid containing a guanidinium group was deemed particularly promising in being able to penetrate the 6-7 cell-layered urothelium. Accordingly, these formulations, when instilled into the bladder, were able to very efficiently suppress the growth of nonmuscle invasive bladder cancers in mouse models of the disease. Highly efficient in vivo knockdowns were found, 90-95% with 1mg/kg dose level.

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Product Candidates

We currently have two late stage arthritis pain/hypertension drug candidates, IT-102 and IT-103. IT-102 will commence a BE registration trial for combined arthritis pain/hypertension where ACE is required in the second half of 2017, and ongoing manufacturing of exhibit batches and clinical trial batches as part of the CMC package for the New Drug Application (“NDA”), which is expected in the first half of 2018. Sales and marketing build out to begin during 2018, for a potential launch of the product in the first half of 2019. IT-103 will commence a BE registration trial for combined arthritis pain/hypertension where Angiotensin II receptor blockers (“ARB”) is required in the first half of 2018. The oncology programs targeting beta-catenin against FAP and CRC will progress along their developmental timeline following a meeting with the FDA to obtain concurrence on trial design and endpoints during 2017. Additionally we have programs for IBD and bladder cancer with completed animal proof of concept. These programs will be developed as resources allow. In subsequent sections we will discuss in detail our three leading clinical programs (IT-102, IT-103, and M101).

The potential market size of IT-102 and IT-103 was projected to be $170 million and $250 million, respectively. With the FAP potential market size of $400 million, we are projecting the total addressable market for our lead clinical candidates to be approximately $820 million annually.

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IT-102/IT-103

IT-102 is a fixed-dose combination formulation of celecoxib, a cyclooxygenase (COX) - 2 selective inhibitor, and lisinopril, an ACE inhibitor, indicated in patients for whom treatment with both celecoxib and lisinopril is appropriate. IT-103 is the same as IT-102, except lisinopril was replaced by olmesartan- an Angiotensin II receptor blockers (“ARB”). IT-103 is for patients for whom treatment with both celecoxib and olmesartan is appropriate. These FDCs will allow rapid access to market through a short clinical program. The initial approval based on pivotal BE trial and a small phase III trial will be for combined arthritis pain and hypertension for patients already taking both drugs. Exploiting the suppression of celecoxib induced edema, we anticipate that they can eventually replace all of celecoxib prescriptions with or without hypertension once our phase III trial is completed with positive demonstration of edema suppression. This trial will be conducted post approval for label change and will target the highest edema risk patients- the elderly patients whose pill burden is greater than five per day. The inherent lower risk of GI bleeding with celecoxib can push IT-102 and IT-103 to also capture market shares of other pain medications such as ibuprofen and indomethacin.

The rationale for IT-102/IT-103 drug development is based on the coexistence of arthritis pain and hypertension in populations, as well as association of hypertension and edema with celecoxib treatment. Additionally, the preference for and improved compliance with a single tablet makes the proposed FDC formulation a very useful drug for treatment of two common conditions of increasing frequency in the aging population.

Arthritis/Hypertension

Arthritis and hypertension often coexist due to common risk factors. Firstly, both conditions are age related. The risk of developing osteoarthritis (“OA”) increases from the age of 40 onwards, with 25% of the population over the age of 45 presenting with clinical symptoms (Hunter et al, 2006). It has been reported that approximately 50% of patients with OA suffer from hypertension. Data from the 2009 Behavioral Risk Factor Surveillance System indicated that the top 2 most prevalent conditions in those over 70 years of age were hypertension (60.7%) and arthritis (55%) (Hunter et al, 2011). The prevalence of hypertension in rheumatoid arthritis (“RA”) in most large studies lies between 52% and 73%, with the age ranging from 51 to 66 years (Fernandes et al, 2015).

Hypertension is one of the most important modifiable risk factors for the development of cardiovascular disease in the general population (Yusuf et al, 2004). It affects about 1 billion individuals worldwide (Kearney et al, 2005) and about 30% of the adult population in the United States (Nwankwo et al, 2013). Despite its high prevalence and the impact of its complications, control of hypertension is far from adequate both in the general population (Chobanian et al, 2003; Oliveria et al, 2002; Primatesta et al, 2006; Luepker et al, 2006) and in arthritis patients (Panoulas et al, 2007). The poor control rates in the general population, where only a third of the people with hypertension have their blood pressure under control (Wang et al, 2005), is attributed to poor access to health care and medications, as well as a lack of adherence to long-term therapy for a usually asymptomatic condition. In the general population, anti-hypertensive therapy has been associated with a reduction of 40% in strokes, 20% in myocardial infarction and >50% in heart failure (Neal et al, 2000), which emphasizes the importance of optimal blood pressure control in any population, including arthritis patients.

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Effective simultaneous control of arthritis and hypertension is greatly facilitated by FDC, as most hypertension patients require multiple medications for effective management. However, adherence to concomitant hypertension therapy decreases as the number of medications increases. As the pill burden increases from 1 to ≥10, patient adherence rapidly decreases from 58.8% to 24.5%, respectively (Resnic et al., 2006). A single FDC tablet results in 20% higher patient adherence than observed with a 2-tablet combination therapy (Dezii et al, 2009). In addition, coupling the treatment for asymptomatic hypertension with painful arthritis will not only improve compliance to the long-term therapy of hypertension, but also reduce the renal adverse events associated with NSAIDs/celecoxib treatment. So far, there is no such FDC available in the U.S. Therefore, there is an urgent need for a celecoxib/anti-hypertensive FDC such as IT-102.

Celecoxib side effects

Hypertension and other cardiovascular risks are associated with celecoxib treatment. Clinical trials and observational studies have shown that nonselective and COX-2 selective NSAIDs are associated with increased cardiovascular risks and events (Cheng et al, 2002; Boers et al, 2001; Mukherjee et al, 2001; Solomon et al, 2005). That is why cardiovascular thrombotic events, hypertension, congestive heart failure and edema are listed in the warnings and precautions of the CELEBREXÒ package insert (CELEBREX® Package Insert, 2016). Two randomized, placebo-controlled trials, Adenoma Prevention with Celecoxib (APC) trial and Prevention of Spontaneous Adenomatous Polyps (PreSAP) trial, showed a nearly 2-fold-increased cardiovascular risk in celecoxib treatment groups compared with the control group. Both dose groups in APC trial, celecoxib at 200 or 400mg twice daily, showed significant systolic blood pressure (SBP) elevations at 1 and 3 years from 2 to 5.2 mmHg; however, no significant elevation of SBP was observed in the 400 mg once daily group in the PreSAP trial (Solomon et al, 2006). This trend for a dose-related increase in cardiovascular events and blood pressure raises the possibility that lower doses or other dose intervals may be associated with less cardiovascular risk.

Celecoxib has been intensively evaluated on its blood pressure effects. A post hoc analysis on the renal safety of celecoxib with data from more than 50 clinical studies involving more than 13,000 subjects showed that celecoxib had no clinically detectable effect on blood pressure (Whelton 2000). In the Celecoxib Long-term Arthritis Safety Study (CLASS) with more than 8000 OA and RA patients, there were 2.7% of patients in the celecoxib group (400 mg, b.i.d, N=3987) that showed either new-onset or aggravated hypertension (Whelton 2006). A meta-analysis on the adverse events of celecoxib in OA and RA patients, which included data from 39,605 randomized patients in 31 trials, showed that the proportion of any patient having hypertension or aggregated hypertension was only 1-2% with celecoxib and there was no significant difference between celecoxib and placebo group (Moore 2005).

The large meta-analysis of 31 randomized controlled trials in patients with OA or RA found that celecoxib was associated with a significantly higher incidence of edema (at any site) than placebo (2.6% vs 1.4%: RR 1.9, 95% CI 1.4, 2.7) (Moore et al, 2005). Similarly, a pooled analysis of renal adverse event data from seven 12-week North American trials involving 9,666 patients with OA or RA found that the overall incidence of renal adverse events with celecoxib (4.3%) was greater than that with placebo (2.5%; p<0.05) and was not significantly different from that with NSAIDs (4.1%) (Whelton et al, 2000). The most common renal adverse events with celecoxib were peripheral edema (2.1%), hypertension (0.8%) and aggravated hypertension (0.6%) (Whelton et al, 2000).

Proprietary Patient Level Data Analyses

We have also compared the edema in patient populations receiving celecoxib alone and celecoxib in combination with a variety of antihypertensives. To support this study a proprietary database was created which contains: 1) Claims data from Symphony pertaining to anti-hypertensives, Statins, COX-2 inhibitors, and non-steroidal anti-inflammatory drugs (“NSAIDS”). The data span the most recent 36 months and 2) registry data from the ACC reporting blood pressure (systolic/diastolic), peripheral edema flags (yes, no, missing), heart rate, LDL, glucose level, ejection fraction, glomerular filtration rate, height, weight, body mass index, and the like.

Symphony dataset is True Patient Level data - All Data Sources be it RX or MX claims is tied back to individual patients which is tracked and then encrypted based on first name, last name, gender, date of birth and zip code to give an accurate picture of patient level informatics year over year regardless of insurance changes. The source of Managed Markets Rx claims data comes from various providers, including Intelligent network services (Switch Data) as well as direct data feeds from pharmacies that do not use Switches so it does not create payer biases.

The definition of the Symphony database is as follow: 1) Takes Celebrex, Anti-hypertensive (“AH”), Statin or NSAID or have OA, RA or some other form of arthritis for 36 months, 2) Time Frame of Jan 1, 2012 – Dec 31, 2014 (3 years), 3) Number of files: 201, 4) File Size: 561 GB zipped (~ 2.5 TB), 5) Unique Patients: 162 million, 6) Patients on Celebrex: 4.3 million, 7) Patients that have OA 16.3 million (15.4 million only OA), 8) Patients that have RA :2.3 million (1.4 million only RA).

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The definition for the ACC registry is as follow: 1) Have 3+ BP readings, 2) Time Frame: Jan 1, 2012 – Dec 31, 2014 (3 years), 3) Number of files: 2, 4) Size: 590 MB, 51 MB, 5) Unique Patients: 1.58 million, 6) Patients with BP readings: 1.58 million, 7) Patients with Edema Flag True:870K.

The analysis also showed that there was no impact of celecoxib consumed on the change in blood pressure readings, even at a dose of 400 mg/day (Qazi 2017). Therefore, we confirmed that celecoxib has minimum impact on blood pressure at doses in treatment of arthritis pain. However, the effect of celecoxib on edema is higher than reported in controlled clinical trials. Incidence of edema increased from 20-25% for celecoxib alone to 25-35% when celecoxib was combined with any drug suggestive of drug induced edema. Coadministration with either ACE (i.e. lisinopril) or ARB (i.e. olmesartan) reduced the edema to 10-15%. The edema rate was then measured in the aforementioned database. The incidence of edema was higher for OA patients than RA, other arthritis, or arthritis free patients. The incidence of edema increased when patients were taking Celebrex for all groups except for RA and no arthritis free patients. Overall OA seems to be susceptible to Celebrex induced edema- the frequency of which is higher among patients on the ACC registry which would have prior cardiovascular history.

Manufacturing

Formulation work up for IT-102 is completed. The formulation was designed by considering the following characteristics: 1) Single free dose of individual drugs is already marketed in form of hard capsule and tablet, 2) Reference Listed Drug of Celecoxib (Celecoxib®) is hard capsule in High Density Polyethylene (“HDPE”) bottles, 3) Reference Listed Drug of Lisinopril (Zestril®) is uncoated tablet in HDPE bottles. Based on these characteristics, an oral dosage form suitable for administration to the adult was favored. Tablets were preferred to capsules in order to increase the quantity of drug substance available per unit. Celecoxib/Lisinopril FDC tablets are white circular biconvex bi-layered tablets of different size. Consequently, the size and weight increase with dosage strength. Celecoxib/Lisinopril FDC tablet drug products are supplied as 100/2.5 mg, 100/5.0 mg, 100/10.0 mg, 100/20.0 mg, 200/2.5 mg, 200/5.0 mg, 200/10.0 mg, and 200/20.0 mg tablets in HDPE bottles. The constituents were chosen to achieve the following objectives: 1) using well-known and compatible excipients, which allow a world-wide registration of the product, 2) satisfactory chemical stability of the active substance, 3) satisfactory dissolution rate. The objective was to obtain a mean upper than 75% at 30 minutes with slight variation inter and intra batches, and 4) a quantity of excipients as low as possible to obtain a tablet as small as possible.

Pilot scale manufacturing at 10,000 tablets per batch was performed. The dissolution profiles of RLDs and pilot product (200/20 mg FDC bi-layer tablet) were similar with the results of celecoxib and lisinopril. Additionally, the dissolution profiles were considered similar using the similarity factor (f2) following the guidance for industry “Dissolution testing of immediate release solid oral dosage forms”, FDA, CDER, August 1997. With similarity in dissolution we are expecting to have similarity in BE trial.

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IT-102 manufacturing has been transferred to an FDA inspected current good manufacturing practices (“cGMP”) contract manufacturing organization and the exhibit batches and the clinical trial materials batches are being manufactured for clinical trial. This would complete the manufacturing portion of the NDA dossier to be submitted to the FDA to support the marketing approval of IT-102. IT-103 is at the beginning of this process.

Clinical Study Plan for IT-102 (Celebrex/lisinopril)

One BE study is planned to compare and assess the safety and pharmacokinetic characteristics between co-administered 200 mg celecoxib and 20 mg or 2.5 mg lisinopril and IT-102 (200/20 mg or 200/2.5 mg celecoxib/lisinopril) monotherapy in healthy volunteers aged between 20 and 50 years. The study could be completed in six months.

This is going to be a single-dose, cross-over study of 60 subjects divided into two cohorts and treated over four periods. One tablet of IT-102 at the highest dose (FDC tablet of 200 mg celecoxib/20 mg lisinopril) or the lowest dose (FDC tablet of 200 mg celecoxib/2.5 mg lisinopril) will be administered once orally as the test drug. Co-administration once daily of one tablet each of 200 mg celecoxib and 20 mg lisinopril or one tablet each of 200 mg celecoxib and 2.5 mg lisinopril will be used as the comparator for the highest and lowest dose of the FDC, respectively.

For comparison of IT-102 with the comparator (co-administration of dose matched celecoxib and lisinopril), the 90% confidence intervals of the geometric mean ratios for the primary pharmacokinetic parameters (AUC and Cmax) will be used for determination of BE according to the FDA’s criteria. Adverse events (AEs) will also be assessed and compared between IT-102 and the comparator.

Phase III Safety and Efficacy Study Plan. The purpose of this study is to evaluate the effect of celecoxib on the efficacy and safety of lisinopril in subjects with OA and hypertension requiring antihypertensive therapy. One multi-site, randomized, double-blind, placebo-controlled, 4-arm, 2-week phase 3 clinical study is planned to demonstrate the efficacy and safety of IT-102. It is planned to recruit 150 to 250 patients with OA and hypertension randomized into four arms, which are IT-102 (200 mg celecoxib/20 mg lisinopril), celecoxib (200 mg), lisinopril (20 mg) and placebo. The primary endpoint is demonstration that the reduction in blood pressure by IT-102 (200 mg celecoxib/20 mg lisinopril) is at least 50% of the reduction by lisinopril (20 mg) alone in the patients with OA and hypertension. The study is not planned to demonstrate pain reduction. AEs will also be assessed and compared among IT-102 and the comparator groups. The study could be completed in 12 months.

Both BE and phase III studies are to be conducted concurrently and followed by NDA submission of IT-102 for FDA approval by the 505(b)2 pathway.

IT-103 will undergo the same clinical developmental plan as IT-102, as summarized below:

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Competition

The competition for IT-102/IT-103 is expected to come from the oral anti-arthritic market, or more specifically the traditional non-selective NSAIDs (such as naproxen and diclofenac), traditional NSAID/gastroprotective agent combination products or combination product packages (such as Vimovo®, Arthrotec®, Prevacid® and NapraPAC™) and the only COX-2 inhibitor in the U.S. market, Celebrex® (including generic versions of Celebrex®). Currently Kitov is developing a celecoxib/amlodipine FDC using the same regulatory pathway outlined for IT-102/IT-103. We feel that IT-102/IT-103 are superior to Kitov’s drug candidate due to compatibility in drug half-life, no known drug-drug interaction, and no common adverse events (especially edema). Our advantages in comparison to Kitov’s drug candidate are shown below:

M101

M101 is being developed as beta-catenin siRNA/celecoxib combination against FAP. This is a combination of IT-102 and CEQ508 (tkRNAi beta-catenin shRNA). Celecoxib was originally approved for FAP, however, it was removed from the market due to fear of cardiovascular risks during the VIOXX withdrawal. But with the PRECISION trial showing that celecoxib is as safe as ibuprofen and naproxen, we anticipate higher acceptance of celecoxib. Furthermore, with the addition of lisinopril to control edema and hypertension, we anticipate that high doses of celecoxib would be safe and effective against FAP. Additionally, the systemic suppression of COX-2 directly and beta-catenin indirectly with celecoxib will be augmented by targeted and local suppression of beta-catenin by beta-catenin shRNA (CEQ508). Together we anticipate a synergistic and safe and effective suppression of polyps in FAP. Since the completion of the phase I proof of concept study for CEQ508, we will move forward to registration phase III trial once we have FDA acceptance of Special Protocol Assessment (“SPA”).

FAP is an autosomal dominant disorder with an estimated incidence of approximately 1:10,000 persons and is a well described form of hereditary colorectal cancer (Bisgaard 1994, Neklason 2008, Steinbach 2000). FAP is caused by a heterozygous mutation in the Adenomatous Polyposis Coli (APC) gene located on chromosome 5, which results in low levels of functional APC protein required to regulate intracellular levels of beta-catenin. This dysregulation and accumulation of beta-catenin initiates an activation of downstream target genes, resulting in uncontrolled cellular proliferation, hyperplasia, adenoma formation, and an increased risk of colon cancer development (Kinzler 1996). In addition, the APC gene also plays a role in chromosome segregation through microtubule binding and cell polarity. Almost all of the cancer- causing mutations in the APC gene create a truncated gene devoid of its C-terminal region. Loss of the C-terminal region leads to chromosome instability, a hallmark of cancer (Kinzler 1996, Hanahan 2000). Typically, FAP results in the formation of hundreds to thousands of polyps in the large and small intestine. While these polyps start out benign, malignant transformation into colon cancer occurs 100% of the time when untreated. When the frequency of polyp formation exceeds the criteria for polypectomy as assessed by the physician, surgical intervention including a partial or complete colectomy is performed. Colectomies are typically performed in the late teenage years or early twenties. By age 35, 95% of individuals with FAP have developed polyps. Without surgical intervention, the mean age of colon cancer onset is 39 years of age (range of 34-43 years) (Trimbath 2002). In Attenuated FAP, the APC mutation resides in the 3’UTR (untranslated region) of the APC gene, resulting in a less severe phenotype of FAP. Patients usually develop fewer (<100) polyps, and the age at which polyp formation occurs is later than FAP. Colon cancer develops in these individuals as well but at a slower rate, typically after 40 years of age.

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Duodenal/periampullary adenocarcinoma is the next leading cause of death in FAP patients following colorectal cancer (Vasen 2008). FAP patients are also at increased risk of developing other malignancies, including hepatoblastoma, pancreatic, thyroid, biliary tree, and brain tumors. Additionally, the risk of cancer forming in the remaining stump of the rectum and small intestine, after colectomy, remains high (Trimbath 2002, Vasen 2008).

Celecoxib for treatment of FAP

Cyclooxygenase (COX) inhibiting NSAIDs has been thoroughly investigated as a potential chemopreventive drug. Overexpression of COX-2 has been identified in colorectal adenomas and carcinomas. This overexpression was linked with reduced apoptosis, enhanced cell growth, tumor angiogenesis, tissue invasion and metastasis. This is likely attributed to the mechanism of COX-2, whereby expression of COX-2 prevents degradation of β-catenin protein increasing proliferation and survival. As such, the COX-2 specific inhibitor, celecoxib, has been utilized for the treatment of FAP patients.

In a randomized, double-blind, placebo-controlled study, treatment of celecoxib at 100 mg or 400 mg twice daily was compared against placebo for six months. Significant reduction in mean number of colorectal polyps (28% vs 4.5%, p = 0.003) and polyp burden assessed as the sum of polyp diameters (30.7% vs 4.9%, p = 0.001) was observed in patients treated with 400 mg twice daily compared with placebo (Steinbach et al. 2000). No significant reduction was observed in patients treated with 100 mg twice daily in terms of mean number of colorectal polyps (11.9%, p = 0.33) and polyp burden (14.6%, p = 0.09). In a similar study, 400 mg twice daily treatment of celecoxib showed significant reduction in area of duodenal polyposis (30.8% vs 8.3%, p = 0.049) of patients with >5% coverage at baseline compared to placebo (Phillips et al. 2002). No significant reduction was observed from treatment at 100 mg (26.6%, p = 0.252).

Evaluation of celecoxib for treatment of FAP was also evaluated in children with APC gene mutations and/or adenomas with a family history of FAP. Children were evaluated in a phase I, dose-escalation trial in three successive cohorts of six children (Lynch et al. 2010). Random assignment of subjects in a 2:1 generic:placebo ratio was conducted for cohort 1 (4 mg/kg/day) to cohort 2 (8 mg/kg/day) to cohort 3 (16 mg/kg/day). Colonoscopies were performed at baseline and month 3. At month 3, a 39.1% increase in number of polyps was observed in placebo patients whereas a 44.2% reduction was seen in the highest dose celecoxib group (p = 0.01). This corresponds with the adult dose of 400 mg BID and was shown to be safe and well tolerated. Reduction in number of polyps was also observed in the 8 mg/kg/day group (adult dose of 200 mg BID), with a 44.2% decrease. However, an increase of 69.7% was observed in patients treated at 4 mg/kg/day (adult dose 100 mg BID). In line with results observed in adult patients, high dose of celecoxib is most effective in treating patients with FAP.

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Together, these studies have shown that celecoxib is effective in treating FAP at high doses (400 mg twice daily). However, although therapeutically effective, the high dose of celecoxib results in higher risk of cardiovascular adverse events. The increased risk has lowered the attractiveness of celecoxib as an effective treatment for FAP. However, should the risk be diminished, a novel and previously FDA approved drug would be available for treatment of a disease that currently has no effective treatment. This gap is to be filled with IT-102.

IT-102 is a fixed-dose combination of celecoxib, a COX-2 selective inhibitor, and lisinopril, an ACE inhibitor. The combination of an antihypertensive agent, e.g. lisinopril, with celecoxib is intended to suppress the cardiovascular side effects associated with high dose of celecoxib to offer a safe and tolerable therapeutic option for the medical management of FAP patients. Coupled with local and target suppression of beta-catenin by CEQ508 – we believe that M101 should be a safe and effective agent against FAP.

CEQ508 for treatment of FAP

TransKingdom RNA™ interference (tkRNAi) platform. tkRNAi is a broad-reaching platform that can be used to develop highly specific drug products for a diverse set of diseases. The tkRNAi platform involves the modification of bacteria to deliver shRNA to cells of the gastrointestinal tract. A significant advantage of the tkRNAi platform is oral (by mouth) delivery making this platform extremely patient friendly while harnessing the full potential of the RNAi process. The tkRNAi platform has demonstrated in vivo mRNA down-regulation of both inflammatory and cancer targets, thus providing a unique opportunity to develop RNAi-based therapeutics against inflammation and oncology diseases such as Crohn’s Disease, ulcerative colitis and colon cancer. For our own clinical pipeline, we have used the tkRNAi platform to discover and develop CEQ508 for the treatment of FAP as a beta-catenin siRNA knockdown.

Phase I proof of concept (“POC”) was conducted and the trial closed at meeting both its primary and secondary endpoints. START-FAP is a phase I dose-escalating study to evaluate safety and tolerability of single daily doses of CEQ508 in adult patients with FAP. Six patients with FAP were orally administered (3 each in Cohort 1 and 2) with CEQ-508 (108 and 109 colony forming units [CFU]/day for 28 days). The primary objective was to establish general safety for orally administered CEQ508 and to determine the maximum tolerated dose. The secondary objective was the effectiveness of CEQ508 on the gene expression of the target gene beta-catenin. Gene expression was evaluated in GI tissues (duodenum, ileum, right and left colon, antrum) taken during endoscopy examinations at baseline and at end-of-treatment (EOT). Expression levels were measured using qPCR and analyzed with ViiA™ 7 Real-Time system (Life Technologies, Carlsbad, CA). Ct values of β-catenin were normalized to two of three housekeeping genes (EIF2B1, HPRT1, GUSβ). A mixed Nested-ANOVA model was used to evaluate beta-catenin knockdown in normal mucosa and polyps. This phase I trial of bacterial delivery of RNAi investigational agent CEQ508 in FAP patients demonstrated an acceptable safety profile and was well-tolerated at the two bacterial dose levels tested, with no MTD having been identified. Without hitting MTD, START-FAP achieved both primary endpoint of safety and secondary endpoint of beta-catenin knockdown.

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Analysis of Ct values stratifying by tissue type showed a decrease in β-catenin expression moving down the gastrointestinal tract (Duodenum > Ileum > Colon > Antrum). A Mixed nested-ANOVA model was developed to compare the levels of β-catenin in the normal mucosa and polyps taken at baseline and EOT. Factors in the model included: an overall treatment effect (baseline or CEQ-508 treated); tissue (Duodenum, Ileum, Colon, Antrum); interaction term for treatment x tissue; replicate (1, 2, or 3) nested in treatment and tissue to take into account pseudo-replication of Ct values performed in triplicate for each sample; and a random factor identifying each patient to control from multiple measurements taken from each patient and the patient to patient variation was expressed as percentage of total variation accounted for by the random factor.

A statistical model was generated to test whether CEQ508 was successful in suppressing beta-catenin expression. The model developed by pooling data from both cohorts for normal mucosa samples explained a significant proportion of variation (R-squared = 0.64, P<0.0001; Patient to patient variation accounted for 48% of the total variation). No significant reduction in overall β-catenin expression was observed in EOT samples. Modeling of pooled data for polyp samples explained a significant proportion of variation (R-squared = 0.54, P<0.0001; Patient to patient variation accounted for 6% of the total variation). Significant reduction was observed in overall β-catenin expression in EOT samples (F1,113.1 = 6.87, P=0.01). Furthermore, significant reduction of β-catenin expression in the Duodenum was observed in EOT samples (Linear Contrast, Effect size = 0.363, 22.2% decrease, T = 2.75, P=0.007).

Evaluation of individual cohorts was also examined. The model for cohort 1 in normal mucosa explained a significant proportion of variation (R-squared = 0.84, P<0.0001; Patient to patient variation accounted for 80% of the total variation). Nonstatistical significant reduction was observed in overall β-catenin expression in EOT samples (F1,46 = 6.03, P=0.018). Therefore, component analyses were deemed irrelevant and cohort 1 was declared not effective. The model for cohort 2 in polyps explained a significant proportion of variation (R-squared = 0.69, P<0.0001; Patient to patient variation accounted for 8.2% of the total variation). Significant reduction was observed in overall β-catenin expression at EOT (; F1,86.06 = 13.13, P=0.0005). There was a significant reduction of β-catenin expression in the Duodenum (Linear Contrast, Effect size = 0.72, 39.3% decrease, T = 5.3, P<0.0001) and Ileum (Effect size = 0.49, 28.8% decrease, T = 2.57, P=0.012).

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Together, the data indicate a higher expression of β-catenin in the small intestine (duodenum, ileum) compared to the large intestine (colon, antrum). Additionally, the mixed nest-ANOVA model shows effective decrease in β-catenin mRNA from treatment of CEQ508. The models indicate that treatment at 108 CFU/day may not be effective enough at lowering β-catenin expression. However, significant effects were observed within the Duodenum and Ileum after treatment of 109 CFU/day of CEQ508. Furthermore, decrease in β-catenin was observed only in the polyps while not significant effects were observed within the normal mucosa. This shows that CEQ508 is a therapeutically effective and specifically targeted novel treatment for patients with FAP. In addition, CEQ508 was granted orphan drug designation and fast track designation by the FDA.

Clinical Program for M101: Combination of celecoxib and CEQ508

We believe that the effectiveness of CEQ508 and celecoxib justify the combination as M101. We plan to meet with the FDA to discuss an SPA with a clearly defined clinical design and endpoints for regulatory approval. The meeting is planned for 2017 and the trial may start in 2018 or 2019. If successful, we anticipate a potential launch of the product in 2023.

Partnering and Licensing Agreements

Autotelic LLC – In connection with the Merger Agreement and the closing of the Merger, on November 15, 2016, Marina entered into a License Agreement with Autotelic LLC pursuant to which (A) Marina licensed to Autotelic LLC certain patent rights, data and know-how relating to FAP and nasal insulin, for human therapeutics other than for oncology-related therapies and indications, and (B) Autotelic LLC licensed to Marina certain patent rights, data and know-how relating to IT-102 and IT-103, in connection with individualized therapy of pain using a non-steroidal anti-inflammatory drug and an anti-hypertensive without inducing intolerable edema, and treatment of certain aspects of proliferative disease, but not including rights to IT-102/IT-103 for TDM guided dosing for all indications using an Autotelic Inc. TDM Device. Marina also granted a right of first refusal to Autotelic LLC with respect to any license by Marina of the rights licensed by or to Marina under the License Agreement in any cancer indication outside of gastrointestinal cancers.

LipoMedics Inc. – On February 6, 2017, we entered into a License Agreement (the “License Agreement”) with LipoMedics, Inc. (“LipoMedics”) pursuant to which, among other things, we provided to LipoMedics a license to our SMARTICLES platform for the delivery of nanoparticles including small molecules, peptides, proteins and biologics. Under the terms of the License Agreement, we could receive up to $90 million in success-based milestones.

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Hongene Biotechnology – In September 2015, Marina entered into a license agreement with Hongene, a leader in process development and analytical method development of oligonucleotide therapeutics, regarding the development and supply of certain oligonucleotide constructs using our CRN technology. We could receive double digit percentage royalties on the sales of research reagents using our CRN technology.

MiNA – On December 17, 2014, Marina entered into a license agreement with MiNA regarding the development and commercialization of small activating RNA-based therapeutics utilizing MiNA’s proprietary oligonucleotides and our SMARTICLES nucleic acid delivery technology. MiNA will have full responsibility for the development and commercialization of any products arising under the agreement. MiNA paid an upfront fee of $0.5 million in January 2015 and an accelerated milestone payment of $200,000 in November 2015. We could receive up to an additional $49 million in clinical and commercialization milestone payments, as well as royalties on sales, based on the successful development of MiNA’s potential product candidates.

Rosetta – On April 1, 2014, Marina entered into a strategic alliance with Rosetta to identify and develop miRNA-based products designed to diagnose and treat various neuromuscular diseases and dystrophies. Under the terms of the alliance, Rosetta will apply its industry leading miRNA discovery expertise for the identification of miRNAs involved in the various dystrophy diseases. If the miRNA is determined to be correlative to the disease, Rosetta may further develop the miRNA into a diagnostic for patient identification and stratification. If the miRNA is determined to be involved in the disease pathology and represents a potential therapeutic target, Marina may develop the resulting miRNA-based therapeutic for clinical development. The alliance is exclusive as it relates to neuromuscular diseases and dystrophies, with both companies free to develop and collaborate outside this field both during and after the terms of the alliance.

Novartis – On August 2, 2012, Marina and Novartis entered into a worldwide, non-exclusive License Agreement for the CRN technology for the development of both single and double-stranded oligonucleotide therapeutics. Novartis made a $1.0 million one-time payment for the non-exclusive license. In addition, in March 2009, Marina granted to Novartis a worldwide, non-exclusive, irrevocable, perpetual, royalty-free, fully paid-up license, with the right to grant sublicenses, to the DiLA2-based siRNA delivery platform in consideration of a one-time, non-refundable fee of $7.25 million. Novartis may terminate this agreement immediately upon written notice.

Monsanto – On May 3, 2012, Marina and Monsanto entered into a worldwide exclusive Intellectual Property License Agreement for Marina’s delivery and chemistry technologies. Marina and Monsanto also entered into a Security Agreement pursuant to which Marina granted to Monsanto a security interest in that portion of its IP that is the subject of the License Agreement in order to secure the performance of Marina’s obligations under the License Agreement. Monsanto paid $1.5 million in initiation fees, and may be required to pay royalties on product sales in the low single digit percentages. Monsanto may terminate the License Agreement at any time in whole or as to any rights granted thereunder upon three months’ prior written notice.

ProNAi – On March 13, 2012, Marina entered into an Exclusive License Agreement with ProNAi regarding the development and commercialization of ProNAi’s proprietary DNAi-based therapeutics utilizing SMARTICLES. The License Agreement provides that ProNAi will have full responsibility for the development and commercialization of any products arising under the License Agreement. Under terms of the License Agreement, ProNAi may be required to pay up to $14 million for each gene target in upfront, clinical and commercialization milestone payments, as well as royalties in the single digit percentages on sales, with ProNAi having the option to select any number of gene targets. Either party may terminate the License Agreement upon the occurrence of a default by the other party (subject to standard cure periods), or upon certain events involving the bankruptcy or insolvency of the other party. ProNAi may also terminate the License Agreement without cause upon ninety (90) days’ prior written notice. ProNAi’s clinical compound utilizing SMARTICLES, PNT2258, is a first-in-class, 24-base, single-stranded, chemically-unmodified DNA oligonucleotide drug targeting BCL2, which proceeded to a phase 2 clinical study. In June 2016, ProNAi suspended the development of PNT2258 based on its review of the interim results from a phase 2 trial of PNT2258.

Mirna – We have a License Agreement with Mirna regarding the development and commercialization of miRNA-based therapeutics utilizing Mirna’s proprietary miRNAs and SMARTICLES. The License Agreement provides that Mirna will have full responsibility for the development and commercialization of any products arising under the License Agreement and that Marina will support pre-clinical and process development efforts. Under terms of the License Agreement, Mirna could be required to pay up to $63 million in upfront, clinical and commercialization milestone payments, as well as royalties in the low single digit percentages on sales, based on the successful development of Mirna’s product candidates. Either party may terminate the License Agreement upon the occurrence of a default by the other party. Mirna may also terminate the License Agreement without cause upon 60 days prior written notice. The License Agreement provides Mirna additional rights to its lead program, MRX34. Mirna also has exclusivity on several additional miRNA targets. Mirna’s clinical compound utilizing SMARTICLES, MRX34, is a double-stranded miRNA “mimic” of the naturally occurring tumor suppressor miR-34, which inhibits cell cycle progression and induces cancer cell death. Mirna has voluntarily halted the phase 1 trial of MRX34 for the treatment of patients with unresectable primary liver cancer or solid cancers with liver involvement.

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Novosom – On July 27, 2010, Marina acquired the intellectual property of Novosom AG (“Novosom”) of Halle, Germany for SMARTICLES. Marina is required to pay to Novosom an amount equal to 30% of the value of each upfront (or combined) payment actually received in respect of the license of liposomal-based delivery technology or related product or disposition of the liposomal-based delivery technology by Marina, up to $3.3 million, which amount will be paid in shares of common stock, or a combination of cash and shares of common stock, at Marina’s discretion. To date Marina, has issued an aggregate of 2.5 million shares of common stock to Novosom representing additional consideration of $1.2 million as a result of license agreements and amendments thereto that Marina has entered into.

Valeant Pharmaceuticals – On March 23, 2010, Marina acquired intellectual property related to the CRN chemistry from Valeant Pharmaceuticals North America (“Valeant”). Subject to meeting certain milestones triggering the obligation to make any such payments, we may be obligated to make a product development milestone payment of $5.0 million and $2.0 million within 180 days of FDA approval of a NDA for our first and second CRN related product, respectively. To date, we had not made any such milestone payments but have milestone obligations of $0.1 million based on CRN licenses to date. Valeant is entitled to receive earn-outs based upon a percentage in the low single digits of future commercial sales and earn-outs based upon a percentage in the low double digits of future revenue from sublicensing. We are required to pay Valeant an annual amount equal to $50,000 per assigned patent which shall be creditable against other payment obligations. The term of our financial obligations under the agreement shall end, on a country-by-country basis, when there no longer exists any valid claim in such country. We may terminate the agreement upon 30-day notice, or upon 10-day notice in the event of adverse results from clinical studies.

Proprietary Rights and Intellectual Property

We rely primarily on patents and contractual obligations with employees and third parties to protect our proprietary rights. We have sought, and intend to continue to seek, appropriate patent protection for important and strategic components of our proprietary technologies by filing patent applications in the U.S. and certain foreign countries. There can be no assurance that any of our patents will guarantee protection or market exclusivity for our products and product candidates. We also use license agreements both to access external technologies and to convey certain intellectual property rights to others. Our financial success will be dependent in part on our ability to obtain commercially valuable patent claims and to protect our intellectual property rights and to operate without infringing upon the proprietary rights of others. As of March 9, 2017, and without giving effect to the acquisition of assets from Symplmed in June 2017, we owned or controlled 140 issued or allowed patents, and approximately 73 pending U.S. and foreign patent applications, to protect our proprietary technologies. With respect to Prestalia, that product is protected by two patents listed in the FDA’s publication, Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. The two Prestalia U.S. patents (6696481 and 7846961) offer the potential for product exclusivity until 2029.

Estimated Expiration	No. of Issued/Allowed Patents	Jurisdiction	No. of Pending Patents	Jurisdiction
2019	3 each	U.S.
2020	1 each	Germany
2021	1 each	U.S.
2022	1 each	Belgium, Brazil, Ireland, Italy, Spain
	2 each	Australia, Canada, China, Japan
	3 each	Germany, Netherlands, Switzerland,
U.K., Austria, France
	5 each	U.S.
2023	1 each	Austria, France, Germany, Netherlands,.	1 each	U.S.
Switzerland, U.K
	2 each	U.S.
2024	1 each	China	1 each	Canada, U.S.,
	3 each	U.S.		Europe, Japan
2025	1 each	Australia, Italy, Korea, Spain, France,	1 each	Japan, U.S.
Germany, U.K.
	2 each	Japan, Canada	2 each	Europe
	4 each	U.S.
2026	1 each	Australia, China, Germany, Spain, France, U.K., Italy, Europe	1 each	Canada, U.S., Europe, Japan
	2 each	U.S., Canada
	3 each	Japan
2027	1 each	Europe, Canada	1 each	Japan, Australia
	2 each	Australia, Japan
	4 each	U.S.	3 each	Europe, U.S.

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2028	1 each	France, Germany, U.K., Switzerland,	1 each	Canada, Israel,
		Netherlands, Spain, Italy, Ireland,		India, China
Israel
	2 each	New Zealand, China,	2 each	Japan
	4 each	Japan	4 each	Europe
	5 each	Australia	5 each	U.S.
	6 each	U.S.
2029	1 each	Australia, China, France, Germany,	1 each	Brazil, Canada,
		U.K.		China, Europe,
Israel, India, Japan,
U.S.
2030	1 each	France, Germany, U.K., Switzerland,	1 each	Brazil, Canada,
		Ireland, Italy, Spain, Netherlands,		China
	2 each	China, Japan, Australia	2 each	Europe, India, Korea,
U.S.
2031			1 each	Europe, U.S.
2032	1 each	Singapore	1 each	Australia, Canada,
China, Europe, Hong
Kong, India, Korea,
U.S.
2035			1 each	Taiwan, Korea, India,
Europe, Australia,
			2 each	Canada, China, Japan
U.S.

The patents listed in the table above will expire generally between 2019 and 2035, subject to any potential patent term extensions and/or supplemental protection certificates that would extend the terms of the patents in countries where such extensions may become available.

Competition

The biopharmaceutical industry is characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. The key competitive factors affecting the success of all of our products and product candidates are their efficacy, safety, convenience, price, the level of generic competition and the availability of reimbursement from government and other third-party payors. While we believe that our technology, knowledge, experience and scientific resources provide us with certain competitive advantages, we face potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions and governmental agencies and public and private research institutions. Our products, and any product candidates that we successfully develop and commercialize, will compete with existing therapies and new therapies that may become available in the future.

Many of the companies against which we are competing or against which we may compete in the future have significantly greater financial and other resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the biopharmaceutical industry may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete, or may compete, with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or that may be necessary for, our programs.

The commercial opportunity for our product candidates could be reduced or eliminated if our competitors develop and commercialize drugs that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any drugs that we may develop. Our competitors also may obtain FDA or other regulatory approval for their product candidates more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. In addition, our ability to compete may be affected in many cases by insurers or other third-party payors seeking to encourage the use of generic drugs.

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Our main competition for the celecoxib FDCs is Kitov – which already been discussed in the sections on IT-102/IT-103. With respect to our RNAi technologies, there are a number of small, mid-sized and large biotechnology companies, as well as public and private research institutions, that compete, or that may compete, with us. Our competition is typically focused on a single nucleic acid mechanism of action, i.e. RNAi or mRNA translational inhibition or exon skipping or miRNA replacement therapy. Some of these companies only have a proprietary position around either chemistry or delivery and in fewer cases, their proprietary position arises from their belief that they can patent biology, i.e. miRNA targets. We believe we are the only company in the position of having proprietary chemistry and delivery technologies sufficient to pursue multiple nucleic acid mechanisms of action, i.e. RNAi and mRNA translational inhibition and exon skipping and miRNA replacement therapy. Such single mechanism of action competitors include: Alnylam Pharmaceuticals, Arcturus Therapeutics, Benitec Biopharma, Dicerna Pharmaceuticals, Isis Pharmaceuticals (“Isis”), miRagen Therapeutics, Mirna, PhaseRx Pharmaceuticals, Quark Pharmaceuticals, Regulus Therapeutics, RXi Pharmaceuticals, Sarepta Therapeutics (“Sarepta”) and Silence Therapeutics.

Government Regulation

Government authorities in the U.S. and other countries extensively regulate the research, development, testing, manufacture, labeling, promotion, advertising, distribution and marketing, among other things, of drugs and biologic products. Our Prestalia product is, and all of our foreseeable product candidates are expected to be, regulated as drug products.

In the U.S., the FDA regulates drug products under the Federal Food, Drug and Cosmetic Act (the “FDCA”), and other laws within the Public Health Service Act. Failure to comply with applicable U.S. requirements, both before and after approval, may subject us to administrative and judicial sanctions, such as a delay in approving or refusal by the FDA to approve pending applications, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, and/or criminal prosecutions. Before our drug products are marketed they must be approved by the FDA. The steps required before a novel drug product is approved by the FDA include: (1) pre-clinical laboratory, animal, and formulation tests; (2) submission to the FDA of an Investigational New Drug Application (“IND”) for human clinical testing, which must become effective before human clinical trials may begin; (3) adequate and well-controlled clinical trials to establish the safety and effectiveness of the product for each indication for which approval is sought; (4) submission to the FDA of a New Drug Application (“NDA”); (5) satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug product is produced to assess compliance with cGMP and FDA review; and finally (6) approval of an NDA.

Pre-clinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. The results of the pre-clinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before human clinical trials may begin. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions, such as the conduct of the trials as outlined in the IND. In such a case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. There can be no assurance that submission of an IND will result in FDA authorization to commence clinical trials. Once an IND is in effect, each clinical trial to be conducted under the IND must be submitted to the FDA, which may or may not allow the trial to proceed.

Clinical trials involve the administration of the investigational drug to human subjects under the supervision of qualified physician-investigators and healthcare personnel. Clinical trials are typically conducted in three defined phases, but the phases may overlap or be combined. Phase 1 usually involves the initial administration of the investigational drug or biologic product to healthy individuals to evaluate its safety, dosage tolerance and pharmacodynamics. Phase 2 usually involves trials in a limited patient population, with the disease or condition for which the test material is being developed, to evaluate dosage tolerance and appropriate dosage; identify possible adverse side effects and safety risks; and preliminarily evaluate the effectiveness of the drug or biologic for specific indications. Phase 3 trials usually further evaluate effectiveness and test further for safety by administering the drug or biologic candidate in its final form in an expanded patient population. Our product development partners, the FDA, or we may suspend clinical trials, if any, at any time on various grounds, including any situation where we or our partners believe that patients are being exposed to an unacceptable health risk or are obtaining no medical benefit from the test material.

Assuming successful completion of the required clinical testing, the results of the pre-clinical trials and the clinical trials, together with other detailed information, including information on the manufacture and composition of the product, are submitted to the FDA in the form of an NDA requesting approval to market the product for one or more indications. Before approving an application, the FDA will usually inspect the facilities where the product is manufactured, and will not approve the product unless cGMP compliance is satisfactory. If the FDA determines the NDA is not acceptable, the FDA may outline the deficiencies in the NDA and often will request additional information. If the FDA approves the NDA, certain changes to the approved product, such as adding new indications, manufacturing changes or additional labeling claims are subject to further FDA review and approval. The testing and approval process requires substantial time, effort and financial resources, and we cannot be sure that any approval will be granted on a timely basis, if at all.

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Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the U.S. and for which there is no reasonable expectation that the cost of developing and making available in the U.S. a drug for this type of disease or condition will be recovered from sales in the U.S. for that drug. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. If a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a full BLA, to market the same drug for the same indication, except in very limited circumstances, for seven years. The FDA granted orphan drug designation to CEQ508 for the treatment of FAP in December 2010.

In addition, regardless of the type of approval, we and our partners are required to comply with a number of FDA requirements both before and after approval. For example, we and our partners are required to report certain adverse reactions and production problems, if any, to the FDA, and to comply with certain requirements concerning advertising and promotion for products. In addition, quality control and manufacturing procedures must continue to conform to cGMP after approval, and the FDA periodically inspects manufacturing facilities to assess compliance with cGMP. Accordingly, manufacturers must continue to expend time, money and effort in all areas of regulatory compliance, including production and quality control to comply with cGMP. In addition, discovery of problems, such as safety problems, may result in changes in labeling or restrictions on a product manufacturer or NDA holder, including removal of the product from the market.

Product Liability

We currently do not carry product liability insurance as no patients are currently being treated with our products. However, we intend to obtain product liability insurance in connection with our commercialization efforts for Prestalia and our clinical efforts for our other product candidates.

Environmental Compliance

Our research and development activities involve the controlled use of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specific waste products. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of bio-hazardous materials. The cost of compliance with these laws and regulations could be significant and may adversely affect capital expenditures to the extent we are required to procure expensive capital equipment to meet regulatory requirements. At this time, we are not conducting any R&D activities that require compliance with federal, state or local laws.

Employees

As of the date of this prospectus, we have four employees, all of whom are officers of our company, and all of whom – other than Mr. Ramelli, our Chief Executive Officer – spend a portion of their time working for other entities that are affiliated with our company. Compensation is paid to all of our employees by Autotelic Inc. as per the terms of the Master Services Agreement. None of our employees are covered by collective bargaining agreements.

Properties

We do not own or lease any real property or facilities that are material to our current business operations. To the extent that facilities are necessary to conduct our current business operations, we utilize the facilities of Autotelic Inc. through the Master Services Agreement with Autotelic Inc. As we seek to expand our business operations, we may seek to lease facilities of our own in order to support our development, operational and administrative needs under our current operating plan. There can be no assurance that such facilities will be available, or that they will be available on suitable terms. Our inability to obtain such facilities could have a material adverse effect on our future plans and operations.

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Legal Proceedings

We are subject to various legal proceedings and claims that arise in the ordinary course of business. Our management currently believes that resolution of such legal matters will not have a material adverse impact on our financial position, results of operations or cash flows.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On December 8, 2016, Squar Milner LLP (“Squar”) was engaged as our independent registered public accounting firm for the year ending December 31, 2016. The appointment of Squar was approved by our Board. During the fiscal years ended December 31, 2015 and 2014 and during the subsequent interim period from January 1, 2016 through December 8, 2016, neither Marina Biotech nor anyone on behalf of Marina Biotech consulted Squar regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of Marina Biotech, and neither a written report nor oral advice was provided to Marina Biotech that Squar concluded was an important factor considered by Marina Biotech in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” or a “reportable event”, each as defined in Regulation S-K Item 304(a)(1)(v), respectively.

Prior to the appointment of Squar as our independent registered public accounting firm, Squar served as the independent registered public accounting firm for IThenaPharma since October 2015.

Also on December 8, 2016, we dismissed Wolf & Company, P.C. (“Wolf”) as our independent registered public accounting firm. The decision to change our independent registered public accounting firm was approved by our Board.

Wolf’s report on the financial statements of Marina for either of the fiscal years ended December 31, 2015 and 2014 did not contain an adverse opinion or a disclaimer of opinion, or qualification or modification as to uncertainty, audit scope or accounting principles, except that such report on the financial statements of Marina contained an explanatory paragraph in regard to the substantial doubt about Marina’s ability to continue as a going concern.

During Marina’s fiscal years ended December 31, 2015 and 2014 and during the subsequent interim period from January 1, 2016 through December 8, 2016, (i) there were no disagreements, resolved or not, with Wolf on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedures that, if not resolved to Wolf’s satisfaction, would have caused Wolf to make reference to the subject matter of the disagreement in connection with its reports and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K, except that Wolf advised Marina of the following financial reporting deficiencies that represent material weaknesses as of December 31, 2013 as described in Marina’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which annual report was filed with the SEC on March 30, 2014:

●	Financial Reporting Process: Because of the financial challenges that Marina faced during the 2013 fiscal year and during subsequent reporting periods prior to the filing of the Annual Report on Form 10-K for the 2013 fiscal year, Marina did not maintain a financial reporting process which would have enabled Marina to issue timely financial statements as required by the rules of the SEC.

●	Qualified Personnel: Marina determined that processes and controls over timely impairment testing of long-lived assets were inadequate at such time primarily because Marina lacked the resources at such time to acquire the necessary valuation expertise to operate effective processes and controls over the impairment testing of long-lived assets. As a result, a reasonable possibility existed at such time that material misstatements in Marina’s financial statements would not be prevented or detected on a timely basis.

The foregoing material weaknesses were remediated during Marina’s 2014 fiscal year, as noted in Marina’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

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MANAGEMENT

Executive Officers and Directors

General

As of June 21, 2017, the number of members of our Board of Directors is fixed at five (5). The members of our Board of Directors as of such date are as follows:

Name	Age	Position	Director Since
Vuong Trieu, Ph.D.	53	Chairman of the Board of Directors	November 2016
Philippe P. Calais, Ph.D.	58	Director	January 2017
Stefan C. Loren, Ph.D.	53	Lead Independent Director	August 2012
Philip C. Ranker	57	Director	January 2014
Donald A. Williams	58	Director	September 2014

The biographies of each director below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and information regarding involvement in certain legal or administrative proceedings, if applicable.

Vuong Trieu, Ph.D. – Dr. Trieu has served as a director of our company, and as the Chairman of our Board of Directors, since November 2016. Dr. Trieu currently serves as the Chairman of the Board and the Chief Executive Officer at Autotelic Inc. (since May 2014), as the Chairman of the Board and the Chief Regulatory Officer at each of Glucotelic Inc. (since November 2016), Osteotelic Inc. (since July 2016), Oncotelic Inc. (since October 2015) and Stocosil (since February 2015), and as the Chairman of the Board and the Chief Operating Officer at LipoMedics Inc. (since August 2015). He previously served as Chairman of the Board and President of IThenaPharma Inc. from August 2014 until that entity’s merger with Marina Biotech in November 2016, as the Chief Scientific Officer of Sorrento Therapeutics, Inc. from September 2013 until May 2014, as the President and Chief Executive Officer at IgDraSol Inc. from January 2012 until August 2013, as the President and Chief Executive Officer at Biomiga Diagnostics from 2011 until August 2013, and as the Director of Biology / Pharmacology at Abraxis BioScience from November 2002 until July 2011. He also served as a member of the Board of Directors of Sorrento Therapeutics, Inc. from September 2013 until August 2014. Dr. Trieu received a Ph.D. in microbiology / molecular biology from the University of Oklahoma.

Philippe P. Calais, Ph.D. – Dr. Calais has served as a director of our company since January 2017. Dr. Calais has over 30 years of biopharmaceutical and pharmaceutical industry experience in North America and Europe. Prior to becoming CEO of Isarna Therapeutics, a developer of oligonucleotide therapeutics, he managed several biopharmaceutical companies in Canada and in Europe and headed a large technology transfer organization, focusing on corporate strategic positioning, company deployment and sales optimization strategies. His management expertise, combined with extensive experience with large pharma companies, such as ICI Pharmaceuticals and Roche, covers the full scope of the drug chain — from discovery to clinical development, commercialization as well as partnership and franchise strategic marketing for several therapeutic areas. He has successfully raised significant financing internationally for private and publicly traded biotechs. A French citizen residing in Germany, he has a degree and doctorate in pharmacy from France.

Stefan C. Loren, Ph.D. – Dr. Loren has served as a director of Marina Biotech since August 2012. Dr. Loren is currently the founder at Loren Capital Strategy LLC, a health care-focused fund management firm. He was previously managing director at Westwicke Partners, a healthcare-focused consulting firm, from 2008 through February 2014. Dr. Loren has over 20 years of experience as a research and investment professional in the healthcare space, including roles at Perceptive Advisors, MTB Investment Advisors, Legg Mason, and Abbott Laboratories. Prior to industry, Dr. Loren served as a researcher at The Scripps Research Institute working with Nobel Laureate K. Barry Sharpless on novel synthetic routes to chiral drugs. His scientific work has been featured in Scientific American, Time, Newsweek and Discover, as well as other periodicals and journals. Dr. Loren has served as a director of GenVec, Inc. since September 2013 and as a director of Cellectar Biosciences, Inc. since June 2015, and within the past five years, he has served on the board of directors of Orchid Cellmark Inc. and Polymedix, Inc. Dr. Loren received a doctorate degree in organic chemistry from the University of California at Berkeley and a bachelor’s degree in chemistry from the University of California San Diego.

Philip C. Ranker – Mr. Ranker has served as a director of Marina Biotech since January 2014. Currently, Mr. Ranker serves as chief financial officer at Bioness, Inc. Previously he served as chief accounting officer of Marina Biotech from September 7, 2011 until September 30, 2011, and then served as interim chief financial officer and secretary of Marina Biotech from October 1, 2011 until December 31, 2013. Before that, Mr. Ranker served as chief financial officer of Suneva Medical, Inc. from 2009 to 2011, and as vice president of finance at Amylin Pharmaceuticals, Inc. from 2008 to 2009. Prior to Amylin, Mr. Ranker held various positions with Nastech Pharmaceutical Company Inc. (the predecessor to Marina Biotech) from 2004 to 2008, including vice president of finance from August 2004 until September 2005, and chief financial officer and secretary from September 2005 until January 2008. From September 2001 to August 2004, Mr. Ranker served as director of finance for ICOS Corporation. Prior to working at ICOS, Mr. Ranker served in various positions in corporate accounting, managed care contracting and research and development, including senior finance director, at Aventis Pharmaceutical and its predecessor companies during his nearly 15 years with the organization. From February 2006 until 2010, Mr. Ranker also served as a member of the board of directors and as the chair of the audit committee of ImaRx Therapeutics, Inc., which executed an initial public offering during his tenure. Prior to Aventis, Mr. Ranker was employed by Peat Marwick (currently KPMG) as a Certified Public Accountant. Mr. Ranker holds a B.S. in accounting from the University of Kansas.

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Donald A. Williams – Mr. Williams has served as a director of Marina Biotech since September 2014. Mr. Williams is a 35-year veteran of the public accounting industry, retiring in 2014. Mr. Williams spent 18 years as an Ernst & Young (EY) Partner and the seven years as a partner with Grant Thornton (GT). Mr. Williams’ career focused on private and public companies in the technology and life sciences sectors. During the last seven years at GT, he served as the National Leader of Grant Thornton’s life sciences practice and the managing partner of the San Diego Office. He was the lead partner for both EY and GT on multiple initial public offerings; secondary offerings; private and public debt financings; as well as numerous mergers and acquisitions. From 2001 to 2014, Mr. Williams served on the board of directors and is past president and chairman of the San Diego Venture Group and has served on the board of directors of various charitable organizations in the communities in which he has lived. Beginning in 2015, Mr. Williams has served as a director of Proove Biosciences, Inc. and of Alphatec Holdings, Inc. (and its wholly-owned operating subsidiary, Alphatec Spine, Inc.). Beginning in 2016, Mr. Williams has served as a director of Akari Therapeutics PLC, and beginning in March 2017 Mr. Williams has served as a director of ImpediMed Limited. Mr. Williams is a graduate of Southern Illinois University with a B.S. degree.

Executive Officers of Our Company

Biographical information concerning our executive officers is set forth below.

Joseph W. Ramelli – Mr. Ramelli has served as our Chief Executive Officer since December 8, 2016. Previously he served as interim Chief Executive Officer and Chairman of the Board of Directors of Marina Biotech from June 10, 2016 until December 8, 2016, and as a director of Marina Biotech from August 2012 until December 8, 2016. Mr. Ramelli worked as a consultant for several investment funds providing in-depth due diligence and investment recommendations. He has over 20 years of experience in the investment industry, having worked as both an institutional equity trader and as an equity analyst at Eos Funds, Robert W. Duggan & Associates and Seneca Capital Management. Mr. Ramelli, age 49, graduated with honors from the University of California at Santa Barbara, with a B.A. in business economics.

Erik Emerson – Mr. Emerson has served as our Chief Commercial Officer since June 22, 2017. Mr. Emerson has served as the Chief Executive Officer and President of Symplmed Pharmaceuticals since he founded that company in 2013. During his time at Symplmed Pharmaceuticals, Mr. Emerson led that company to the submission, approval and commercial launch of Prestalia, and to the eventual sale of such assets to Marina Biotech in June 2017. He also spearheaded the development and launch of Symplmed’s DyrctAxess technology, a patented software designed to manage prescription fulfillment and patient monitoring. DyrctAxess has demonstrated a significant impact on patient conversion to treatment, long-term compliance and overall patient retention. Prior to founding Symplmed, Mr. Emerson served as the head of Commercial Development at XOMA from 2010 to 2013, and as Director of Marketing at Gilead Sciences from 2007 to 2010. Mr. Emerson began his career at King Pharmaceuticals in sales, sales training and marketing. Mr. Emerson graduated from the University of Oregon with a Bachelor of Arts in Political Science with a specialization in Administration and Organization.

Larn Hwang, Ph.D. – Dr. Hwang has served as our Chief Scientific Officer since February 2017. Dr. Hwang, age 54, has served as the Chief Executive Officer of Oncotelic, Inc. since October 2015 and as the Chief Scientific Officer of Autotelic Inc. since October 2013. Dr. Hwang is a veteran in the drug development industry, with broad expertise in drug discovery and biomarker development, as well as clinical and regulatory operations. Dr. Hwang was a founder of IgDraSol, Inc. (which merged with Sorrento Therapeutics in 2013, where she later served as VP of Regulatory and Clinical Operations from September 2013 to May 2014) and served as its Chief Operating Officer from April 2012 to August 2013, and she was a founder of Biomiga Diagnostics and served as its Chief Operating Officer from 2011 to August 2013. Prior to that, she served as Head of Cell Biology at Abraxis BioScience from November 2005 to June 2011 and as Senior Principal Scientist at Celgene Corporation from February 2011 to June 2011. Dr. Hwang has also held a position with Johnson & Johnson. Dr. Hwang received a Ph.D. in Molecular Microbiology from The University of Texas Southwestern Medical Center at Dallas.

Mihir Munsif – Mr. Munsif has served as our Chief Operating Officer since February 2017. Mr. Munsif, age 54, has served as the Senior Vice President at Autotelic Inc. since November 2016, as the Senior Vice President of Portfolio Management of LipoMedics, Inc. since June 2016 and as the Senior Vice President of Portfolio Management of Oncotelic, Inc. since October 2015. Previously he served as the Chief Operating Officer of IThenaPharma Inc. from September 2014 until August 2016. Prior to that, he served as Product Life Cycle Management and Supply Chain Consulting at Accenture from March 2013 until September 2014 and as Product Life Cycle Management and Supply Chain Management Operations at Herbalife from April 2009 until March 2013. Mr. Munsif received a M.S. in Industrial Engineering from the University of Oklahoma and a B.S. in Chemical Engineering from Manipal Institute of Technology.

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Director’s Qualifications

In selecting a particular candidate to serve on our Board of Directors, we consider the needs of our company based on particular experiences, qualifications, attributes and skills that we believe would be advantageous for our Board members to have and would qualify such candidate to serve on our Board given our business profile and the environment in which we operate. The table below sets forth such experiences, qualifications, attributes and skills, and identifies the ones that each director and director nominee possesses.

Attributes	Dr. Loren	Mr. Ranker	Mr. Williams	Dr. Trieu	Dr. Calais
Financial Experience	X	X	X	X	X
Public Board Experience	X	X	X	X
Industry Experience	X	X	X	X	X
Scientific Experience	X			X	X
Commercial Experience		X	X	X	X
Corporate Governance Experience	X	X	X	X	X
Capital Markets Experience	X	X	X	X
Management Experience	X	X	X	X	X

Arrangements Regarding Director Nominations

Pursuant to the Merger Agreement, and in connection with the Merger, Dr. Trieu was appointed to our Board, to serve until our 2017 annual meeting of stockholders or until his earlier death, resignation or removal. At such time, Dr. Trieu was also appointed to serve as Chairman of the Board.

Dr. Calais was identified to serve as a member of our Board by Dr. Trieu, in his capacity as the representative of the former stockholders of IThenaPharma, pursuant to the Merger Agreement. Dr. Trieu served as the President of IThenaPharma immediately prior to the closing of the Merger.

Family Relationships

There are no familial relationships between any of our executive officers and directors. However, Falguni Trieu, our Director of Business Development, is the spouse of Vuong Trieu, the Chairman of our Board of Directors.

Director or Officer Involvement in Certain Legal Proceedings

Our directors and executive officers were not involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years.

Audit Committee

Our Audit Committee consists of Mr. Williams (chair), Mr. Ranker and Dr. Calais. The Audit Committee authorized and approved the engagement of the independent registered public accounting firm, reviewed the results and scope of the audit and other services provided by the independent registered public accounting firm, reviewed our financial statements, reviewed and evaluated our internal control functions, approved or established pre-approval policies and procedures for all professional audit and permissible non-audit services provided by the independent registered public accounting firm and reviewed and approved any proposed related party transactions.

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Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees and officers, and the members of our Board of Directors. The Code of Business Conduct and Ethics is available on our corporate website at www.marinabio.com. You can access the Code of Business Conduct and Ethics on our website by first clicking “About Marina Biotech” and then “Corporate Governance.” Printed copies are available upon request without charge. Any amendment to or waiver of the Code of Business Conduct and Ethics will be disclosed on our website promptly following the date of such amendment or waiver.

Independence of the Board of Directors

The Board of Directors utilizes NASDAQ’s standards for determining the independence of its members. In applying these standards, the Board considers commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others, in assessing the independence of directors, and must disclose any basis for determining that a relationship is not material. The Board has determined that four (4) of its current members, namely Philippe Calais, Ph.D., Stephen Loren, Ph.D., Philip C. Ranker and Donald A. Williams, are independent directors within the meaning of the NASDAQ independence standards. In making these independence determinations, the Board did not exclude from consideration as immaterial any relationship potentially compromising the independence of any of the above directors.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation earned during 2016 and 2015 by our CEO and our other most highly compensated executive officers as of the end of the 2016 fiscal year (“Named Executive Officers”).

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)(1)		All Other Compensation ($)		Total ($)
J. Michael French, former	2016	169,897		—	—	—		5,300	(4)	175,197
President, CEO & and Director of Marina Biotech (2)	2015	425,000		—	—	—		—		425,000
Joseph W. Ramelli, CEO	2016	82,500	(7)	—	—	11,448	(5)	—		93,948
And former director (3)

Vuong Trieu, Ph.D.,	2016	—		—	—	—		—		—
former CEO of IThenaPharma (6)	2015	—		—	—	—		—		—

(1)	Represents the aggregate grant date fair value under FASB ASC Topic 718 of options to purchase shares of Marina Biotech common stock.

(2)	Mr. French resigned as the president and chief executive officer of Marina Biotech, and as a member of the Board of Directors of Marina Biotech, effective at the close of business on June 10, 2016.

(3)

Mr. Ramelli served as the interim Chief Executive Officer of Marina Biotech from June 10, 2016 until December 8, 2016, at which time he became Chief Executive Officer. Mr. Ramelli also served as a non-employee director of Marina Biotech from August 2012 until June 10, 2016, and he continued to serve as a member of the Board of Directors of Marina Biotech until his resignation therefrom on December 8, 2016. As compensation for his services as a non-employee director of Marina Biotech during the 2015 fiscal year, Mr. Ramelli received cash fees in the amount of $45,000, and he was granted on January 6, 2015 options to purchase up to an aggregate of 38,000 shares of common stock at an exercise price of $0.635 per share (which options had a grant date fair value under FASB ASC Topic 718 of $40,771). The amounts set forth in the table above represent compensation to Mr. Ramelli from Marina Biotech both prior to and after Marina Biotech’s merger with IThenaPharma on November 15, 2016.

(4)	Represents payments of health insurance premiums for the months of July and August 2016 that were paid to Mr. French pursuant to the Agreement and Release dated July 22, 2016 between Marina Biotech and Mr. French.

(5)	On January 4, 2016, Marina Biotech granted to each of its non-employee directors, including Mr. Ramelli (who was serving as a non-employee director at such time), options to purchase up to an aggregate of 38,000 shares of common stock at an exercise price of $0.26 per share, which options represented the option grant covering service during the 2016 fiscal year. On November 15, 2016, Marina Biotech granted to Mr. Ramelli, as well as its non-employee directors, options to purchase up to an aggregate of 35,000 shares of common stock at an exercise price of $0.10 per share.

(6)	Dr. Trieu served as the President and sole director of IThenaPharma until that entity’s merger with Marina Biotech on November 15, 2016. Dr. Trieu did not receive any compensation directly from IThenaPharma in his capacity as an officer or director of IThenaPharma prior to the merger. However, IThenaPharma did make payments to Autotelic Inc., of which entity Dr. Trieu serves as Chairman of the Board of Directors, and which entity owned approximately 9% of the outstanding shares of the common stock of IThenaPharma immediately prior to the Merger, pursuant to the Master Services Agreement between IThenaPharma and Autotelic Inc. effective as of January 1, 2015. Please see the section entitled “Certain Relationships and Related Party Transactions – Related Party Transactions – Related Party Transactions Involving IThenaPharma” below in this prospectus for further information regarding the Master Services Agreement between IThenaPharma and Autotelic Inc.

(7)	Represents $60,000 paid to Mr. Ramelli in his capacity as an executive officer of Marina Biotech and $22,500 paid to Mr. Ramelli in his capacity as a director of Marina Biotech.

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Narrative Disclosures Regarding Compensation; Employment Agreements

Marina Biotech entered into an employment agreement with Mr. French, which was amended and restated on September 15, 2014. We have also entered into an employment letter with Mr. Ramelli. The terms and conditions of each of the foregoing agreements is summarized below.

J. Michael French Employment Agreement

On June 10, 2008, Marina Biotech entered into an employment agreement (the “Original French Agreement”) with J. Michael French pursuant to which Mr. French served as the president and CEO of Marina Biotech. The initial term began on June 23, 2008 and ended on June 9, 2011. Thereafter, it continued per its terms on a quarter-to-quarter basis. On September 15, 2014, Marina Biotech entered into an Amended and Restated Employment Agreement (the “Restated French Agreement”) with Mr. French pursuant to which Mr. French was to serve as the president and CEO of Marina Biotech until September 14, 2017. On May 31, 2016, Mr. French resigned as an officer and a director of Marina Biotech, effective June 10, 2016. A copy of the Original French Agreement was filed as Exhibit 10.2 to Marina Biotech’s Current Report on Form 8-K dated June 10, 2008, and a copy of the Restated French Agreement was filed as Exhibit 10.1 to Marina Biotech’s Current Report on Form 8-K dated September 15, 2014.

Pursuant to the Original French Agreement, Mr. French was entitled to annual base compensation of $340,000, which amount was increased to $425,000 in the Restated French Agreement. He was also eligible to receive annual performance-based incentive cash compensation, with the targeted amount of such incentive cash compensation being 40% of his annual base compensation for the year under the Original French Agreement, and 50% of his annual base compensation for the year under the Restated French Agreement, but with the actual amount to be determined by the Board or the Compensation Committee.

Under the Original French Agreement, Mr. French was granted options to purchase up to 31,500 shares of Marina Biotech common stock, of which 10,500 options were exercisable at $50.80 per share, 10,500 options were exercisable at $90.80 per share, and 10,500 options were exercisable at $130.80 per share. The options had a term of 10 years beginning on June 23, 2008. Mr. French agreed to cancel these options effective as of December 31, 2014. Under the Restated French Agreement, Mr. French was granted ten-year options to purchase up to 771,000 shares of Marina Biotech common stock at an exercise price of $1.07 per share, of which 257,000 options vested on the first anniversary of the grant date, 257,000 options were to vest monthly in equal installments commencing after the first anniversary of the grant date and were to vest in full on the second anniversary of the grant date, and 257,000 options were to vest monthly commencing after the second anniversary of the grant date and were to vest in full on the third anniversary of the grant date.

On July 22, 2016, following the resignation of Mr. French, Marina Biotech entered into an Agreement and Release (the “Release Agreement”) with Mr. French. Pursuant to the Release Agreement, Mr. French released Marina Biotech from all claims arising prior to the date of the Release Agreement. In consideration therefor, Marina Biotech agreed to make the following payments to Mr. French: (i) wage payments in the amount of $2,000 relating to the payroll period ended June 15, 2016, and reimbursement for approved expenses in the amount of approximately $21,000 as of June 10, 2016, which payments were previously made; and (ii) payments of health insurance premiums in the aggregate amount of approximately $5,300 for the months of July and August 2016, to be paid upon the execution of the Release Agreement.

Marina Biotech also agreed in the Release Agreement to pay to Mr. French all wages owed to Mr. French through June 10, 2016 in the amount of approximately $65,000, which payment is to be made within fifteen (15) days of receipt of monies reasonably sufficient to provide funding for one full year of operations (if ever). As per a settlement agreement between Marina Biotech and Mr. French dated December 1, 2016, Marina Biotech agreed to pay approximately $45,000 of such back wages, following which Marina Biotech had no further obligation to make any such payments.

In addition to the foregoing, Marina Biotech agreed in the Release Agreement that any and all options to purchase shares of common stock held by Mr. French that had not vested as of June 10, 2016 shall vest and become immediately exercisable, and all of such options (as well as such options held by Mr. French that had already vested as of June 10, 2016) shall remain exercisable until the earlier of (x) the original termination date of such options and (y) December 31, 2017.

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Further, Marina Biotech waived compliance by Mr. French with the restrictive covenants contained in Section 18 of the Restated French Agreement.

Joseph Ramelli Offer Letter

On February 2, 2017, we entered into an employment letter (the “Employment Letter”) with Joseph W. Ramelli, our Chief Executive Officer. Pursuant to the Employment Letter, Mr. Ramelli shall continue to serve as our Chief Executive Officer pursuant to the terms and conditions set forth therein. As compensation for such service, Mr. Ramelli will receive a monthly base salary of $10,000, and he also will be entitled to receive a discretionary bonus as determined by our Board of Directors in its sole discretion. A copy of the Employment Letter was filed as Exhibit 10.1 to our Current Report on Form 8-K dated February 2, 2017.

In connection with the Employment Letter, we granted to Mr. Ramelli 100,000 restricted shares of common stock under our 2014 Long-Term Incentive Plan, with the vesting of such restricted shares to occur upon the first execution and delivery by our company following the date of the Employment Letter of a definitive agreement involving the licensing by our company of its Smarticles-based liposomal delivery technology. This vesting condition was satisfied by our entry into a License Agreement with LipoMedics Inc. on February 6, 2017.

In connection with the Employment Letter, Mr. Ramelli agreed: (i) to a non-solicitation covenant regarding our employees, independent contractors, customers, vendors and clients; and (ii) not to provide services to certain of our clients, customers or business partners (and prospective clients, customers and business partners), in each case, during such time as Mr. Ramelli is employed by our company and for a period of twelve (12) months immediately thereafter.

Outstanding Equity Awards at Fiscal Year End

2016 Outstanding Equity Awards at Fiscal Year-end Table

The following table sets forth information regarding the outstanding equity awards held by our Named Executive Officers as of the end of our 2016 fiscal year:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name (1)	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
J. Michael French	771,000	—	—	$1.07	12/31/17	—	—	—	—
Joseph W. Ramelli	35,000	—	—	$0.10	11/15/21	—	—	—	—
	38,000	—	—	$0.26	1/4/21	—	—	—	—
	38,000	—	—	$0.635	1/6/20	—	—	—	—
	62,000	—	—	$1.07	9/15/19	—	—	—	—

(1) Dr. Trieu did not hold options to purchase shares of our common stock as of the end of our 2016 fiscal year.

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Option re-pricings

We have not engaged in any option re-pricings or other modifications to any of our outstanding equity awards to our Named Executive Officers during fiscal year 2016.

Compensation of Directors

2016 Director Compensation Table

The following Director Compensation table sets forth information concerning compensation for services rendered by our independent directors for fiscal year 2016.

Name	Fees Earned or Paid in Cash ($)(4)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Stefan C. Loren, Ph.D. (3)	$45,000	—	$11,448	—	$56,448
Philip C. Ranker (3)	45,000	—	11,448	—	56,448
Vuong Trieu (2)	—	—	—	—	—
Joseph W. Ramelli (3)(5)	22,500		8,425	(4)	30,925
Donald A. Williams (3)	45,000	—	11,448		56,448
Total	$157,500	—	$42,769	—	$200,269

(1)

Represents the aggregate grant date fair value under FASB ASC Topic 718 of options to purchase shares of Marina Biotech common stock granted during 2016. On January 4, 2016, Marina Biotech granted to each of its non-employee directors (including Joseph W. Ramelli, who was serving as a non-employee director at such time) options to purchase up to an aggregate of 38,000 shares of common stock at an exercise price of $0.26 per share, which options represented the option grant covering service during the 2016 fiscal year. On November 15, 2016, Marina Biotech also granted to each of the persons that was serving as a non-employee director at such time options to purchase up to an aggregate of 35,000 shares of common stock at an exercise price of $0.10 per share.

(2)	Dr. Trieu served as the sole member of the Board of Directors, and as the President, of IThenaPharma until that entity’s merger with Marina Biotech in November 2016. Dr. Trieu did not receive any compensation for his service as a member of the Board of Directors of IThenaPharma during 2016. Information with respect to his compensation as an officer of IThenaPharma is reflected in the Summary Compensation Table above. Dr. Trieu became a director of Marina Biotech on November 15, 2016 as a result of the Merger.

(3)	Each of Dr. Loren, Mr. Ranker and Mr. Williams served as a member of the Board of Directors of Marina Biotech through the entirety of 2016. Mr. Ramelli served as a member of the Board of Directors of Marina Biotech until his resignation on December 8, 2016.

(4)	Represents payments made to Mr. Ramelli, and payments accrued with respect to Dr. Loren, Mr. Ranker and Mr. Williams.

(5)

The table above reflects only the compensation that was paid to Mr. Ramelli, who served as a director of Marina Biotech until his resignation as a director on December 8, 2016, and as an executive officer of Marina Biotech beginning on June 10, 2016, prior to the date on which he became an executive officer of Marina Biotech (i.e., June 10, 2016) and in his capacity as a non-employee director of Marina Biotech. Such compensation to Mr. Ramelli as a non-employee director of Marina Biotech, as well as any other compensation paid to Mr. Ramelli in his capacity as an executive officer of Marina Biotech (both prior to and following the merger with IThenaPharma), including, without limitation, the grant to Mr. Ramelli of options to purchase up to an aggregate of 35,000 shares of common stock at an exercise price of $0.10 per share on November 15, 2016, is also reflected in the Summary Compensation Table above.

As of December 31, 2016, Dr. Loren, Mr. Williams and Mr. Ramelli each held options to purchase up to 173,000 shares of our common stock, Mr. Ranker held options to purchase up to 175,500 shares of our common stock and Dr. Trieu held options to purchase no shares of our common stock.

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J. Michael French, who served as a director and as an executive officer of Marina Biotech until his resignation effective June 10, 2016, has not been included in the Director Compensation Table because he is a Named Executive Officer and did not receive any additional compensation for services provided as a director.

Director Compensation Program: Marina Biotech’s compensation program for non-employee directors for the 2016 fiscal year consisted of (and for the 2017 fiscal year will consist of): (i) a one-time on-boarding grant of 5-year options to purchase up to 43,000 shares of common stock, which options shall vest 50% immediately and 50% after one year; (ii) an annual grant of 5-year options to purchase up to 38,000 shares of common stock, which options vest 50% immediately and 50% after one year; and (iii) an annual cash payment of $45,000 per year, payable quarterly. In addition, on November 15, 2016 Marina Biotech granted to each of the persons that was serving as a non-employee director of Marina Biotech at such time options to purchase up to 35,000 shares of common stock at an exercise price of $0.10 per share, and on January 3, 2017 Marina Biotech granted to each person that was serving as a director at such time options to purchase up to 43,000 shares of common stock at an exercise price of $0.17 per share (in addition to the annual option grant for the 2017 fiscal year).

Equity Compensation Plan Information

The following table provides aggregate information as of the end of the 2016 fiscal year with respect to all of the compensation plans under which our common stock is authorized for issuance, including our 2004 Stock Incentive Plan, our 2008 Stock Incentive Plan and our 2014 Long-Term Incentive Plan:

				Number of Securities
				Remaining Available for
				Future Issuance Under Equity
	Number of Securities to be		Weighted-Average	Compensation Plans
	Issued Upon Exercise of		Exercise Price of	(Excluding Securities
	Outstanding Options		Outstanding Options	Reflected in Column(a))
Equity compensation plans approved by security holders	1,688,106	(1)	4.00	7,808,519
Total	1,688,106		4.00	7,808,519

(1)	Consists of: (i) 106 shares of common stock underlying awards made pursuant to our 2004 Stock Incentive Plan, (ii) 45,000 shares of common stock underlying awards made pursuant to our 2008 Stock Incentive Plan and (iii) 1,643,000 shares of common stock underlying awards made pursuant to our 2014 Long-Term Incentive Plan.

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PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the ownership of our common stock as of June 15, 2017 (the “Determination Date”) by: (i) each current director of our company and each director nominee; (ii) each of our Named Executive Officers; (iii) all current executive officers and directors of our company as a group; and (iv) all those known by us to be beneficial owners of more than five percent (5%) of our common stock.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of the Determination Date, through the exercise of any option, warrant or similar right (such instruments being deemed to be “presently exercisable”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock that could be issued upon the exercise of presently exercisable options and warrants are considered to be outstanding. These shares, however, are not considered outstanding as of the Determination Date when computing the percentage ownership of each other person.

To our knowledge, except as indicated in the footnotes to the following table, and subject to state community property laws where applicable, all beneficial owners named in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of ownership is based on 98,378,592 shares of common stock outstanding as of the Determination Date. Unless otherwise indicated, the business address of each person in the table below is c/o Marina Biotech, Inc., 17870 Castleton Street, Suite 250, City of Industry, CA 91748. No shares identified below are subject to a pledge.

Name	Number of Shares		Percent of Shares Outstanding (%)
Officers and Directors:
J. Michael French, former Director, President and CEO	1,593,283	(1)	1.6%
Stefan Loren, Ph.D., Director	398,835	(2)	*
Joseph W. Ramelli, CEO	654,153	(3)	*
Philip C. Ranker, Director	1,116,553	(4)	1.1%
Donald A. Williams, Director	213,500	(5)	*
Vuong Trieu, Ph.D., Chairman	42,337,192	(6)	42.2%
Philippe P. Calais, Ph.D., Director	40,500	(7)	*
Mihir Munsif, COO	5,255,354	(12)	5.3%
Larn Hwang, CSO	0		*
Erik Emerson, CCO	0		*
All directors and executive officers as a group (9 persons)	50,016,087	(8)	49.4%

Five Percent (5%) Holders:
Autotelic LLC	23,123,558	(9)	23.5%
Autotelic Inc.	5,255,354	(10)	5.3%
Pyng Soon	5,255,354	(11)	5.3%
Lynne Murphy	5,255,354	(13)	5.3%

* Beneficial ownership of less than 1.0% is omitted.

(1)	Includes presently exercisable options to purchase 771,000 shares of common stock. Pursuant to a settlement agreement, certain securities beneficially owned by Mr. French are held in constructive trust by Mr. French for the benefit of Mr. French and his former spouse.
(2)	Includes presently exercisable options to purchase 213,500 shares of common stock and presently exercisable warrants to purchase 4,032 shares of common stock.
(3)	Includes presently exercisable options to purchase 213,500 shares of common stock.
(4)	Includes presently exercisable options to purchase 216,000 shares of common stock.
(5)	Consists of presently exercisable options to purchase 213,500 shares of common stock.

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(6)	Includes presently exercisable options to purchase 40,500 shares of common stock. Also includes 23,123,558 shares held by Autotelic LLC, of which entity Dr. Trieu serves as Chief Executive Officer, 5,255,354 shares held by Autotelic Inc., of which entity Dr. Trieu serves as Chairman of the Board, 862,068 shares held by LipoMedics Inc., of which entity Dr. Trieu serves as Chairman of the Board and Chief Operating Officer, and 1,928,571 shares of common stock issuable to Dr. Trieu upon the conversion of a promissory note held by Dr. Trieu (at an assumed conversion price of $0.28).
(7)	Consists of presently exercisable options to purchase 40,500 shares of common stock.
(8)	Includes presently exercisable options to purchase 937,500 shares of common stock, presently exercisable warrants to purchase 4,032 shares of common stock, and 1,928,571 shares of common stock issuable to Dr. Trieu upon the conversion of a promissory note held by Dr. Trieu (at an assumed conversion price of $0.28).
(9)	Information based on a Schedule 13D filed with the Securities and Exchange Commission on November 23, 2017.
(10)	Information based on a Schedule 13D filed with the Securities and Exchange Commission on November 23, 2017.
(11)	Information based on a Schedule 13G filed with the Securities and Exchange Commission on November 23, 2017.
(12)	Information based on a Schedule 13G filed with the Securities and Exchange Commission on November 23, 2017.
(13)	Information based on a Schedule 13G filed with the Securities and Exchange Commission on November 22, 2017.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Approval for Related Party Transactions

It is our practice and policy to comply with all applicable laws, rules and regulations regarding related-person transactions. Our Code of Business Conduct and Ethics requires that all employees, including officers and directors, disclose to the CEO the nature of any company business that is conducted with any related party of such employee, officer or director (including any immediate family member of such employee, officer or director, and any entity owned or controlled by such persons). If the transaction involves an officer or director of our company, the CEO must bring the transaction to the attention of the Audit Committee or, in the absence of an Audit Committee the full Board, which must review and approve the transaction in writing in advance. In considering such transactions, the Audit Committee (or the full Board, as applicable) takes into account the relevant available facts and circumstances.

Related Party Transactions

Transactions with Vuong Trieu, Ph.D.

We have entered into the following transactions with Dr. Trieu, the Chairman of our Board of Directors, and/or entities that are controlled by him, that require disclosure under Item 404(a) of Regulation S-K promulgated under the Exchange Act: (A) Marina and Dr. Trieu are parties to the Line Letter described elsewhere in this prospectus, pursuant to which Dr. Trieu offered to us an unsecured line of credit in an amount not to exceed $540,000, to be used for current operating expenses; (B) Dr. Trieu is the Chief Executive Officer of Autotelic LLC, with which entity Marina entered into a License Agreement dated November 15, 2016 described elsewhere in this prospectus; (C) Dr. Trieu is the Chairman of the Board of Directors of Autotelic Inc., with which entity Marina entered into a Master Services Agreement dated November 15, 2016 described elsewhere in this prospectus, and which entity offered to us an unsecured line of credit in an amount not to exceed $500,000 in April 2017; and (D) Dr. Trieu is the Chairman of the Board of Directors and Chief Operating Officer of LipoMedics Inc., with which entity we entered into a License Agreement and a Stock Purchase Agreement, each dated February 6, 2017, described elsewhere in this prospectus. Immediately following the completion of the Merger, Autotelic LLC owned approximately 25.8% of the issued and outstanding shares of our common stock and Autotelic Inc. owned approximately 5.9% of the issued and outstanding shares of our common stock.

Transactions with Larn Hwang, Ph.D.

Dr. Hwang, who was appointed to serve as our Chief Scientific Officer in February 2017, also serves as the Chief Scientific Officer of Autotelic Inc., which entity owns 5,255,354 shares of our common stock, which it acquired pursuant to the Merger Agreement. Further, Marina and Autotelic Inc. are parties to the Master Services Agreement dated November 15, 2016 that was entered into in connection with the Merger Agreement, and on April 4, 2017 we entered into a Line Letter with Autotelic Inc. for an unsecured line of credit in an amount not to exceed $500,000, each of which is described elsewhere in this prospectus.

Transactions with Mihir Munsif

Each of Mr. Munsif, who was appointed to serve as our Chief Operating Officer in February 2017, and Autotelic Inc., of which entity Mr. Munsif serves as Senior Vice President, owns 5,255,354 shares of our common stock, which shares were acquired pursuant to the Merger Agreement. In addition, Marina and Autotelic Inc. are parties to the Master Services Agreement dated November 15, 2016 that was entered into in connection with the Merger Agreement, and on April 4, 2017 we entered into a Line Letter with Autotelic Inc. for an unsecured line of credit in an amount not to exceed $500,000, each of which is described elsewhere in this prospectus. In addition, on February 6, 2017, we entered into a License Agreement and a Stock Purchase Agreement with LipoMedics, Inc., of which entity Mr. Munsif serves as Senior Vice President of Portfolio Management, which agreements are described elsewhere in this prospectus.

Related Party Transactions Regarding IThenaPharma

IThenaPharma had entered into a Master Services Agreement (“MSA”) with a related party, Autotelic Inc., effective January 1, 2015. Prior to the Merger, Autotelic Inc. owned less than 10% of IThenaPharma. Pursuant to the MSA, Autotelic Inc. provided business functions and services to IThenaPharma, and in consideration for such functions and services, Autotelic Inc. charged IThenaPharma for expenses paid on its behalf. The MSA includes personnel costs allocated based on amount of time incurred and other services such as consultant fees, clinical studies, conferences and other operating expenses incurred on behalf of IThenaPharma.

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As per the MSA, IThenaPharma paid Autotelic Inc. cash in an amount equal to the actual labor cost, plus warrants for shares of IThenaPharma’s common stock with a strike price equal to the fair market value of IThenaPharma’s common stock at the time said warrants are issued (calculated based on the Black-Scholes model). IThenaPharma also paid Autotelic Inc. for the services provided by third party contractors plus 20% mark up.

In accordance with the MSA, Autotelic Inc. billed IThenaPharma for personnel and service expenses Autotelic Inc. incurred on behalf of IThenaPharma. Personnel costs charged by Autotelic Inc. were $166,550 and $236,594 for the years ended on December 31, 2016 and 2015, respectively.

For the years ended December 31, 2016 and 2015, Autotelic Inc. billed IThenaPharma a total of $344,563 and $332,866, respectively. Of the total expenses billed by Autotelic Inc., $232,610 and $278,716 was paid in cash, $83,166 and $59,525 was recorded as due to related party, and IThenaPharma issued warrants for the remaining amount due of $47,791 and $36,470, respectively.

In December 2015, IThenaPharma issued 47,374, 40,132 and 30,214 warrants to Autotelic Inc. for shares of IThenaPharma common stock with a strike price at $2.76, which represented a 100% markup of the personnel service from January 1 to March 31, 2015, April 1 to June 30, 2015, and July 1 to September 30, 2015, respectively. In February 2016, IThenaPharma issued 21,453 warrants to Autotelic Inc. for shares of IThenaPharma common stock with a strike price at $2.76, which represented a 100% markup of the personnel service from October 1 to December 31, 2015. As noted below, the warrants were cancelled as part of the acquisition by Autotelic Inc. from IThenaPharma of the technology asset (IT-101).

In July 2016, IThenaPharma issued convertible promissory notes with an aggregate principal balance of $50,000 to related-party investors. Borrowings under each of these convertible notes bore interest at 3% per annum and these notes mature on June 30, 2018. As noted below, the notes were assumed by Autotelic Inc. on November 15, 2016 as part of its acquisition of the technology asset (IT-101).

On November 15, 2016, simultaneously with the Merger, Autotelic Inc. acquired a technology asset (IT-101) from IThenaPharma, and IThenaPharma’s investment of $479 in foreign entity from IThenaPharma. In exchange for these assets, Autotelic Inc. agreed to cancel all of the warrants to purchase shares of IThenaPharma common stock that it held as a result of the MSA, it received all of IThenaPharma’s then cash balance as payment against the liabilities and it agreed to assume the remaining debts and liabilities of IThenaPharma, including accounts payable of $71,560, accrued expenses of $11,470, amounts due to related party of $5,375, other liabilities of $118,759, convertible note payable of $50,000, and accrued interest payable of $567.

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PLAN OF DISTRIBUTION

Roth Capital Partners, LLC, which we refer to as the placement agent, has agreed to act as the exclusive placement agent in connection with this offering. We have entered into a placement agent agreement, dated [_____], 2017, with the placement agent. The placement agent is not purchasing or selling any of the Units offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of the Units but has agreed to use its commercially reasonable “best efforts” to arrange for the sale of all of the Units offered hereby. There is no minimum amount of proceeds that is a condition of closing to this offering. We may not sell the entire amount of Units offered pursuant to this prospectus.

This offering is being made in the United States only to investors which qualify as “institutional investors” under the state securities laws and regulations of their state of domicile. We will enter into subscription agreements directly with institutional investors. The public offering price set forth on the cover page of this prospectus has been determined based upon arm’s-length negotiations between the purchasers and us. The placement agent may engage sub-placement agents or selected dealers to assist in the placement of the Units offered hereby. Our obligation to issue and sell the Units offered hereby to the purchasers is subject to the conditions set forth in the subscription agreements, which may be waived by us at our discretion. A purchaser’s obligation to purchase the units offered hereby is subject to the conditions set forth in his or her subscription agreement as well, which may also be waived.

Placement Agent’s Fees and Expenses

We have agreed to pay the placement agent an aggregate cash placement fee equal to 8.0% of the gross proceeds from the sale of the Units in this offering and to issue warrants entitling the placement agent to purchase an amount of our common stock equal to 6.0% of the aggregate number of shares of our common stock sold in this offering. Pursuant to FINRA Rule 5110(g), the placement agent warrants and any shares issued upon exercise of the placement agent warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the placement agent or related persons do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period.

The placement agent shall also be entitled to the foregoing cash placement fee and warrants to the extent that capital is provided by investors that the placement agent introduced to us, or conducted discussions on our behalf, in any offering of securities by us or our affiliates within twelve months.

The following table shows the per unit and total cash placement agent’s fees (where applicable) we will pay to the placement agent in connection with the sale of the Units offered pursuant to this prospectus assuming the purchase of all of the Units offered hereby:

	Per Unit	Total
Public offering price	$	$
Placement agent fees	$	$
Proceeds to us, before expenses	$	$

We have agreed to reimburse the placement agent for certain of its out-of-pocket expenses in an aggregate amount not to exceed $100,000, subject to FINRA Rule 5110(f)(2)(D)(i).

The maximum total cash placement agent’s fee payable to the placement agent will not exceed a maximum of $[•], assuming the offering of Units at a public offering price of $[•] per Unit.

We have also agreed to pay the placement agent a warrant solicitation fee equal to 8% of the gross proceeds received by us from the exercise of the warrants sold in this offering.

If we decide to make an offering of our equity, equity-linked or debt securities at any time within eighteen months of the consummation of this offering, we have granted the placement agent the right to act as the exclusive placement agent or lead placement agent and sole book runner, as applicable, for such offering under a separate agreement containing terms and conditions customary for the placement agent and mutually agreed upon by us and the placement agent.

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We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent’s fee, will be approximately $[•], which includes legal and printing costs, various other fees and reimbursement of the placements agent’s expenses. At the closing, The Depository Trust Company will credit the shares of common stock to the respective accounts of the investors. We will mail the Warrants directly to the investors at the respective addresses set forth in their subscription agreements with us.

Indemnification

We have agreed to indemnify the placement agent against liabilities under the Securities Act of 1933, as amended. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

Lock-up Agreements

We and our directors and officers have agreed, subject to certain exceptions, for a period of 90 days after the date of this prospectus, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any common shares or any securities convertible into or exchangeable for our shares of common stock either owned as of the date hereof or thereafter acquired without the prior written consent of the placement agent. The placement agent may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the placement agent, or by an affiliate. Other than this prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent, and should not be relied upon by investors.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agent agreement and subscription agreements. A copy of the placement agent agreement and the form of subscription agreement with the investors are included as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” on page 83.

Regulation M Restrictions

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the Units sold by it while acting as a principal may be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants by the placement agent acting as a principal. Under these rules and regulations, the placement agent:

●	must not engage in any stabilization activity in connection with our securities; and

●	must not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Other

From time to time, the placement agent and its affiliates have provided, and may in the future provide, various investment banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the course of their businesses, the placement agent and its affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the placement agent and its affiliates may at any time hold long or short positions in such securities or loans.

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NOTICE TO INVESTORS

United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The offered common shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such offered common shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

European Economic Area

In relation to each member state that is party to the European Economic Area Agreement which has implemented the Prospectus Directive (as defined below) (each such member state, a “Relevant Member State”), an offer to the public of any offered common shares may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any offered common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined under the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the offered common shares shall result in a requirement for us, the selling shareholder or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any offered common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any offered common shares to be offered so as to enable an investor to decide to purchase any offered common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU. The European Economic Area selling restriction is in addition to any other selling restrictions set out in this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of all material characteristics of our capital stock as set forth in our certificate of incorporation and bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation and bylaws, and to the provisions of the General Corporation Law of the State of Delaware, as amended, or the DGCL.

Common Stock

We are authorized to issue up to 180,000,000 shares of common stock, par value $0.006 per share. As of June 15, 2017, 98,378,592 shares of our common stock were issued and outstanding, 6,800,000 unissued shares of common stock were reserved for issuance upon the conversion of outstanding shares of our Series C Convertible Preferred Stock, 750,000 unissued shares of common stock were reserved for issuance upon the conversion of outstanding shares of our Series D Convertible Preferred Stock, 24,929,450 unissued shares of common stock were reserved for issuance upon the exercise of outstanding warrants and 2,334,000 unissued shares of common stock were reserved for issuance upon the exercise of outstanding options .

All shares of common stock issued will be duly authorized, fully paid and non-assessable. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of our common stock. Under Delaware law, stockholders generally are not liable for our debts or obligations. Our certificate of incorporation does not authorize cumulative voting for the election of directors. Subject to the rights of the holders of any class of our capital stock having any preference or priority over our common stock, the holders of shares of our common stock are entitled to receive dividends that are declared by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in our net assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. Our common stock has no preemptive rights, conversion rights, redemption rights or sinking fund provisions, and there are no dividends in arrears or default. All shares of our common stock have equal distribution, liquidation and voting rights, and have no preferences or exchange rights.

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Preferred Stock

Our board of directors has the authority, without action by the stockholders, to designate and issue up to 100,000 shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of our common stock. We have designated 1,000 shares as Series B Preferred Stock (“Series B Preferred”) and 90,000 shares as Series A Junior Participating Preferred Stock (“Series A Preferred”). No shares of Series B Preferred or Series A Preferred are outstanding. In March 2014, Marina designated and issued 1,200 shares of Series C Preferred Stock for $6.0 million, and in August 2015 Marina designated and issued 220 shares of Series D Preferred Stock for $1.1 million.

We may issue shares of our authorized but unissued preferred stock in one or more series having the rights, privileges, and limitations, including voting rights, conversion rights, liquidation preferences, dividend rights and redemption rights, as may, from time to time, be determined by our board of directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters, as our board of directors deems appropriate. In the event that we determine to issue any shares of our authorized but unissued preferred stock, a certificate of designation containing the rights, privileges and limitations of this series of preferred stock will be filed with the Secretary of State of the State of Delaware. The effect of this preferred stock designation power is that our board of directors alone, subject to Federal securities laws, applicable blue sky laws, and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control without further action by our stockholders, and may adversely affect the voting and other rights of the holders of our common stock.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL. This law prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines “business combination” to include:

●	Any merger or consolidation involving the corporation and the interested stockholder;
●	Any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder;
●	In general, any transaction that results in the issuance or transfer by a corporation of any of its stock to the interested stockholder; or
●	The receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Common Stock Listing

Our common stock currently is quoted on OTCQB under the symbol “MRNA”.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our common stock.

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DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering units, each unit consisting of one share of our common stock and one warrant to purchase up to [ ] shares of our common stock. The units will not be issued or certificated. The shares of common stock and the warrants that we are issuing are immediately separable and will be issued separately. The shares of common stock issuable from time to time upon exercise of the warrants, if any, are also being offered pursuant to this prospectus.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” in this prospectus.

Warrants

The following summary of certain terms and provisions of the warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the warrants, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrants.

Duration and Exercise Price. The warrants offered hereby will entitle the holders thereof to purchase up to an aggregate of [ ] shares of our common stock at an initial exercise price per share of common stock of $[•], and will expire on the fifth anniversary of the date of their issuance. The warrants will be issued separately from the common stock included in the units, and may be transferred separately immediately thereafter. Warrants will be issued in certificated form only.

Exercisability. The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would own more than 4.99% of the outstanding common stock after exercise, provided that upon notice to us the holder can increase or decrease such beneficial ownership limitation up to 9.99%, provided further that any increase in such beneficial ownership limitation shall not be effective until 61 days following notice to us.

Cashless Exercise. If, at the time a holder exercises its warrant, there is no effective registration statement registering, or the prospectus contained therein is not available for an issuance of the shares underlying the warrant to the holder, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the warrant.

Transferability. Subject to applicable laws, the warrant may be transferred at the option of the holder upon surrender of the warrant to us together with the appropriate instruments of transfer.

Exchange Listing. We do not intend to list the warrants on any securities exchange or other trading market.

Fundamental Transactions. In the event of any fundamental transaction, as described in the warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent exercise of a warrant, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the warrant is exercisable immediately prior to such event. In addition, in the event of a fundamental transaction, then we or any successor entity shall pay at the holder’s option, exercisable at any time concurrently with or within forty-five (45) days after the consummation of the fundamental transaction, an amount of cash equal to the value of the warrant as determined in accordance with the Black Scholes option pricing model.

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Right as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

Waivers and Amendments. The terms of a warrant may be amended or waived only with the written consent of the holder.

LEGAL MATTERS

Our counsel, Pryor Cashman LLP, New York, New York, will pass upon certain legal matters in connection with the securities offered by this prospectus. As of June 21, 2017, Pryor Cashman LLP beneficially owned approximately 3.3% of our outstanding shares of common stock.

EXPERTS

The consolidated financial statements of Marina Biotech, Inc. as of December 31, 2016 and 2015, and for each of the years in the two-year period ended December 31, 2016, have been included herein in reliance upon the audit report of Squar Milner LLP (which expresses an unqualified opinion and includes an explanatory paragraph relating to our ability to continue as a going concern), independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

In addition, any information we file with the SEC is also available on the SEC’s website at http://www.sec.gov. We also maintain a web site at www.marinabio.com, which provides additional information about our company and through which you can also access our SEC filings. The information set forth on our web site is not part of this prospectus.

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84

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Marina Biotech, Inc.

We have audited the accompanying consolidated balance sheets of Marina Biotech, Inc. and subsidiaries (collectively, the “Company”) as of December 31, 2016 and December 31, 2015, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Marina Biotech, Inc. and subsidiaries as of December 31, 2016 and December 31, 2015, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations and has had recurring negative working capital. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Squar Milner LLP

Los Angeles, California March 31, 2017

F-1

MARINA BIOTECH, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2016	December 31, 2015

ASSETS

Current assets
Cash	$105,347	$261,848
Prepaid expenses and other assets	211,133	-
Total current assets	316,480	261,848

Intangible asset, net	2,311,877	-
Goodwill	3,558,076	-
	5,869,953	-

Total assets	$6,186,433	$261,848

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$663,261	$10,980
Accrued expenses	1,393,521	64,688
Due to related party	83,166	59,525
Notes payable	435,998	-
Convertible note payable to related party	250,000	-
Fair value of liabilities for price adjustable warrants	141,723	-
Total current liabilities	2,967,669	135,193

Other long-term liabilities	-	36,470
Total liabilities	2,967,669	171,663

Commitments and contingencies (Note 10)

Stockholders’ equity
Preferred stock, $0.01 par value; 100,000 shares authorized

Series C convertible preferred stock, $0.01 par value; 1,200 shares authorized, 1,020 shares issued and outstanding at December 31, 2016 and 2015 (preference in liquidation $5,100 at December 31, 2016	-	-

Series D convertible preferred stock, $0.01 par value; 220 shares authorized, 60 shares issued and outstanding as of December 31, 2016 and 2015 (preference in liquidation $300 at December 31, 2016.	-	-

Common stock, $0.006 par value; 180,000,000 shares authorized, 89,771,379 and 58,392,827 shares issued and outstanding as of December 31, 2016 and 2015, respectively	538,628	350,357
Additional paid-in capital	4,631,218	853,767
Accumulated deficit	(1,951,082)	(1,113,939)
Total stockholders’ equity	3,218,764	90,185

Total liabilities and stockholders’ equity	$6,186,433	$261,848

The accompanying notes are an integral part of these consolidated financial statements.

F-2

MARINA BIOTECH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2016	2015

Revenue

License and other revenues	$-	$-

Operating expenses

Personnel expenses	333,097	473,188
Consulting expenses	23,655	177,751
Research and development	108,858	322,317
Amortization	49,189	-
General and administrative	242,931	134,322
Total operating expenses	757,730	1,107,578

Loss from operations	(757,730)	(1,107,578)

Other income (expense)

Interest expense	(3,513)	614
Change in fair value liability of warrants	(75,100)	-
	(78,613)	614

Loss before provision for income taxes	(836,343)	(1,106,964)

Provision for income taxes	800	1,600

Net loss	$(837,143)	$(1,108,564)

Net loss per share – basic and diluted	$(0.02)	$(0.38)

Weighted average shares outstanding	47,431,096	2,919,452

The accompanying notes are an integral part of these consolidated financial statements.

F-3

MARINA BIOTECH, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

			Additional
	Common Stock		Paid-in	Accumulated
	Number	Par Value	Capital	Deficit	Total

Balance, January 1, 2015	52,553,540	$315,321	$(311,321)	$(5,375)	$(1,375)

Common stock issued for cash	5,839,287	35,036	964,964	–	1,000,000

Issuance of warrants	–	–	200,124	–	200,124

Net loss	–	–	–	(1,108,564)	(1,108,564)

Balance, December 31, 2015	58,392,827	350,357	853,767	(1,113,939)	90,185

Issuance of warrants	–	–	36,470	–	36,470

Capital contribution from related party	–	–	257,252	–	257,252

Effect of reverse acquisition on November 15, 2016:
Adjustment for reverse merger	31,378,552	188,271	3,483,729	–	3,672,000

Net loss	–	–	–	(837,143)	(837,143)

Balance, December 31, 2016	89,771,379	$538,628	$4,631,218	$(1,951,082)	$3,218,764

The accompanying notes are an integral part of these consolidated financial statements.

F-4

MARINA BIOTECH, INC. AND SUBSUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2016	2015

Cash Flows Used in Operating Activities:

Net loss	$(837,143)	$(1,108,564)
Adjustments to reconcile net loss to net cash used in operating activities:
Warrants issued for services	36,470	236,594
Amortization	49,189	-
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(87,814)	4,000
Accounts payable	(876,044)	10,980
Accrued expenses	1,130,757	64,688
Due to related party	23,641	54,150
Fair value liabilities for price adjustable warrants	75,100	-
Other liabilities	(36,470)	-

Net cash used in operating activities	(522,314)	(738,152)

Cash Flows from Investing Activities:

Net cash acquired in reverse acquisition	5,867	-

Net cash from investing activities	5,867	-

Cash Flows from Financing Activities:

Proceeds from sales of common stock	-	1,000,000
Proceed from convertible note	124,973	-
Proceed from convertible note, related party	234,973	-

Net cash provided by financing activities	359,946	1,000,000

Increase (decrease) in cash	(156,501)	261,848

Cash – Beginning of year	261,848	-
Cash - End of year	$105,347	$261,848

Supplementary Cash Flow Information:
Interest paid	$-	$-
Income taxes paid	$800	$800

Non-cash Investing and Financing Activities:	,
Issuance of warrants	$36,470	$200,124
Common stock issued in reverse acquisition	$3,672,000	$-
Contributed capital	$257,252	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-5

MARINA BIOTECH, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

Note 1 - Organization and Business Operations

Reverse Merger with IThenaPharma

On November 15, 2016, Marina Biotech, Inc. and subsidiaries (“Marina” or the “Company) entered into, and consummated the transactions contemplated by, an Agreement and Plan of Merger between and among IThenaPharma Inc., a Delaware corporation (“IThena”), IThena Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Marina (“Merger Sub”), and Vuong Trieu as the IThena representative (the “Merger Agreement”), pursuant to which IThena merged into Merger Sub (the “Merger”). Upon completion of the Merger and subject to the applicable provisions of the Merger Agreement, Merger Sub has ceased to exist and IThena continues as the surviving corporation of the Merger and as a wholly-owned subsidiary of Marina. As consideration for the Merger, Marina issued to the former shareholders of IThena 58,392,828 shares of the Company’s common stock, representing approximately 65% of the issued and outstanding shares of Marina’s common stock following the completion of the Merger. Outstanding warrants to purchase 300,000 shares of common stock of IThena were converted into warrants to purchase common stock of Marina. In addition, Marina appointed Vuong Trieu, the president of IThena, as the Chairman of the Board of Directors of Marina and gave the right to appoint one additional member of the Board of Directors to the former shareholders of IThena.

As the former shareholders of IThena control greater than 50% of the Company subsequent to the Merger, for accounting purposes, the Merger was treated as a “reverse acquisition” and IThena is considered the accounting acquirer. Accordingly, IThena’s historical results of operations replace Marina’s historical results of operations for all periods prior to the Merger, and for all periods following the Merger, the results of operations of both companies are included. IThena accounted for the acquisition of Marina under the purchase accounting method following completion.

The purchase price of approximately $3.7 million represents the consideration in the reverse merger transaction and is calculated based on the number of shares of common stock of the combined company that Marina stockholders owned as of the closing of the transaction and the fair value of assets and liabilities assumed by IThena.

The number of shares of common stock Marina issued to IThena stockholders is calculated pursuant to the terms of the Merger Agreement based on Marina common stock outstanding as of November 15, 2016, as follows:

Shares of Marina common stock outstanding as of November 15, 2016	31,378,551
Divided by the percentage of Marina ownership of combined company	35%
Adjusted total shares of common stock of combined company	89,771,379
Multiplied by the assumed percentage of IThena ownership of combined company	65%
Shares of Marina common stock issued to IThena upon closing of transaction	58,392,828

The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. The purchase price allocation will remain preliminary until IThena management determines the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the transaction and will be based on the fair values of the assets acquired and liabilities assumed as of the transaction closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented.

F-6

The purchase price as of December 31, 2016 has been allocated based on a preliminary estimate of the fair value of assets acquired and liabilities assumed:

Assets and Liabilities Acquired:
Cash	$5,867
Net current liabilities assumed (excluding cash)	(1,926,972)
Identifiable intangible assets	2,361,066
Debt	(326,037)

Net assets acquired	113,924
Goodwill	3,558,076
Purchase price	$3,672,000

The above estimated purchase allocation and goodwill valuation reflects changes in fair value determinations since the merger date.

In connection with the Merger, Marina entered into a License Agreement with Autotelic LLC, a stockholder of IThena and an entity in which Dr. Trieu serves as Chief Executive Officer, pursuant to which (A) Marina licensed to Autotelic LLC certain patent rights, data and technology relating to Familial Adenomatous Polyposis and nasal insulin, for human therapeutics other than for oncology-related therapies and indications, and (B) Autotelic LLC licensed to Marina certain patent rights, data and know-how relating to IT-102 and IT-103, in connection with individualized therapy of pain using a non-steroidal anti-inflammatory drug and an anti-hypertensive without inducing intolerable edema, and treatment of certain aspects of proliferative disease, but not including rights to IT-102/IT-103 for Therapeutic Drug Monitoring (TDM) guided dosing for all indications using an Autotelic Inc. TDM Device. We also granted a right of first refusal to Autotelic LLC with respect to any license by us of the rights licensed by or to us under the License Agreement in any cancer indication outside of gastrointestinal cancers.

On November 15, 2016, simultaneously with the merger with IThena, Autotelic Inc., a related party, acquired a technology asset (IT-101) from IThena, and IThena’s investment of $479 in a foreign entity from the Company. In exchange for the asset, Autotelic Inc. agreed to cancel its stock purchase warrant agreements (see below), received all of IThena’s then cash balance as payment against the liabilities and agreed to assume the remaining debts and liabilities of IThena, including accounts payable of $71,560, accrued expenses of $11,470, due to related party of $5,375, other liabilities of $118,759, convertible note of $50,000, and accrued interest payable of $567. IThena recognized contributed capital of $257,252 in connection with this transaction.

In connection with the Merger, Marina entered into a Line Letter dated November 15, 2016 with Dr. Trieu, our Chairman of the Board, for an unsecured line of credit to be used for current operating expenses in an amount not to exceed $540,000, of which $250,000 had been drawn at December 31, 2016. Dr. Trieu will consider requests for advances under the Line Letter until April 30, 2017. Dr. Trieu has the right at any time for any reason in his sole and absolute discretion to terminate the line of credit available under the Line Letter or to reduce the maximum amount available thereunder without notice; provided, that Dr. Trieu agreed that he shall not demand the repayment of any advances that are made under the Line Letter prior to the earlier of: (i) May 15, 2017; and (ii) the date on which (x) we make a general assignment for the benefit of our creditors, (y) we apply for or consent to the appointment of a receiver, a custodian, a trustee or liquidator of all or a substantial part of our assets or (z) we cease operations. Dr. Trieu has advanced an aggregate of $250,000 under the Line Letter. Advances made under the Line Letter shall bear interest at the rate of five percent (5%) per annum, shall be evidenced by the Demand Promissory Note issued by us to Dr. Trieu, and shall be due and payable upon demand by Dr. Trieu.

Dr. Trieu shall have the right, exercisable by delivery of written notice thereof (the “Election Notice”), to either: (i) receive repayment for the entire unpaid principal amount advanced under the Line Letter and the accrued and unpaid interest thereon on the date of the delivery of the Election Notice (the “Outstanding Balance”) or (ii) convert the Outstanding Balance into such number of shares of our common stock as is equal to the quotient obtained by dividing (x) the Outstanding Balance by (y) $0.10 (such price, the “Conversion Price”, and the number of shares of common stock to be issued pursuant to the foregoing formula, the “Conversion Shares”); provided, that in no event shall the Conversion Price be lower than the lower of (x) $0.28 per share or (y) the lowest exercise price of any securities that have been issued by us in a capital raising transaction (and that would otherwise reduce the exercise price of any other outstanding warrants issued by us) during the period between November 15, 2016 and the date of the delivery of the Election Notice. No capital raising transactions have occurred through the date of this filing with securities at a price lower than $0.28 per share.

Further, we entered into a Master Services Agreement (“MSA”) with Autotelic Inc., a stockholder of IThena, pursuant to which Autotelic Inc. agreed to provide certain business functions and services from time to time during regular business hours at our request. See Note 4 for specific terms of the MSA.

F-7

On November 15, 2016, Marina agreed to issue to Novosom Verwaltungs GmbH (“Novosom”) 1.5 million shares of common stock upon the closing of the Merger in consideration of Novosom’s agreement that the consummation of the Merger would not constitute a “Liquidity Event” under that certain Asset Purchase Agreement dated as of July 27, 2010 between and among Marina, Novosom and Steffen Panzner, Ph.D., and thus that no additional consideration under such agreement would be due to Novosom as a result of the consummation of the Merger.

In July 2016, Marina pledged to issue common stock valued at approximately $15,000 to Novosom for the portion due under our July 2010 Asset Purchase Agreement with Novosom, related to Marina’s license agreement with an undisclosed licensee that grants such licensee rights to use Marina’s technology and intellectual property to develop and commercialize products combining certain molecules with Marina’s liposomal delivery technology known as NOV582. In November 2016, we issued 119,048 shares with a value of approximately $15,000 to Novosom as the equity component owed under our July 2016 license agreement.

Business Operations

IThenaPharma, Inc.

IThena is a developer of personalized therapies for combined pain/hypertension through its proprietary Fixed Dose Combination (FDC) technology and point of care Therapeutic Drug Monitoring. Through the combination of these technologies, IThenaPharma is looking to delivered therapies with improved compliance and personalized dosing. IThena lead products are the celecoxib FDCs which include IT-102 and IT-103, fixed dose combinations of celecoxib and lisinopril and celecoxib and olmesartan, respectively. IT-102 and IT-103 are being developed as celecoxib without the drug induced edema associated with celecoxib alone. IT-102 and IT-103 are being developed initially for combined arthritis / hypertension and subsequently for treatment of pain, or cancer, or other indications requiring high doses of celecoxib.

Marina Biotech, Inc

Marina Biotech, Inc. (“Marina”) is a biopharmaceutical company engaged in the discovery, acquisition, development and commercialization of proprietary drug therapeutics for addressing significant unmet medical needs in the U.S., Europe and additional international markets. Marina’s primary therapeutic focus is the disease intersection of hypertension, arthritis, pain, and oncology allowing for innovative combination therapies of the plethora of already approved drugs and the proprietary novel oligotherapeutics of Marina.

Marina currently has three clinical development programs underway: (i) next generation celecoxib program drug candidates IT-102 and IT-103, each of which is a fixed dose combination (“FDC”) of celecoxib and either lisinopril (IT-102) or olmesartan (IT-103), (ii) CEQ508, an oral delivery of small interfering RNA (“siRNA”) against beta-catenin, combined with IT-102 to suppress polyps in the precancerous syndrome and orphan indication of Familial Adenomatous Polyposis (“FAP”); and (iii) CEQ508 combined with IT-103 to treat Colorectal Cancer (“CRC”).

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representations of Company’s management, who is responsible for their integrity and objectivity.

Principles of Consolidation

The consolidated financial statements include the accounts of IThenaPharma Inc. and Marina Biotech, Inc. and the wholly-owned subsidiaries, Cequent, MDRNA, and Atossa, and eliminate any inter-company balances and transactions.

Going Concern and Plan of Operations

The accompanying consolidated financial statements have been prepared on the basis that we will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. At December 31, 2016, we had an accumulated deficit of $1,951,082 and a negative working capital of $2,651,189. To the extent that sufficient funding is available, we will continue to incur operating losses as we execute our plan to raise additional funds and investigate strategic and business development initiatives. In addition, we have had and will continue to have negative cash flows from operations. We have funded our losses primarily through the sale of common and preferred stock and warrants, the sale of the Notes, revenue provided from our license agreements and, to a lesser extent, equipment financing facilities and secured loans. In 2016 and 2015, we funded operations with a combination of the issuance of the Notes, preferred stock and license-related revenues. At December 31, 2016, we had a cash balance of $105,347. Our limited operating activities consume the majority of our cash resources.

F-8

There is substantial doubt about our ability to continue as a going concern, which may affect our ability to obtain future financing or engage in strategic transactions, and may require us to curtail our operations. We cannot predict, with certainty, the outcome of our actions to generate liquidity, including the availability of additional debt financing, or whether such actions would generate the expected liquidity as currently planned.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Significant areas requiring the use of management estimates include valuation allowance for deferred income tax assets. Actual results could differ from such estimates under different assumptions or circumstances.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. There are no cash equivalent as of December 31, 2016 or 2015.

The Company deposits its cash with major financial institutions and may at times exceed the federally insured limit. At December 31, 2016 and 2015, the Company had $0 and $11,848, respectively, in excess of the federal insurance limit.

Goodwill

The Company periodically reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist. Goodwill and certain intangible assets are assessed annually, or when certain triggering events occur, for impairment using fair value measurement techniques. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale or disposition of a significant portion of the business, or other factors. Specifically, goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The Company uses level 3 inputs and a discounted cash flow methodology to estimate the fair value of a reporting unit. A discounted cash flow analysis requires one to make various judgmental assumptions including assumptions about future cash flows, growth rates, and discount rates. The assumptions about future cash flows and growth rates are based on the Company’s budget and long-term plans. Discount rate assumptions are based on an assessment of the risk inherent in the respective reporting units. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

The Company did not record an impairment loss on goodwill for the year ended December 31, 2016.

Research and Development

Research and development costs are charged to expense as incurred. Research and development expenses were $108,858 and $322,317 for the years ended on December 31, 2016 and 2015, respectively. Research and development expenses include compensation and related overhead for employees and consultants involved in research and development and the cost of materials purchased for research and development.

F-9

Fair Value of Financial Instruments

We consider the fair value of cash, accounts receivable, accounts payable and accrued liabilities not to be materially different from their carrying value. These financial instruments have short-term maturities. We follow authoritative guidance with respect to fair value reporting issued by the Financial Accounting Standards Board (“FASB”) for financial assets and liabilities, which defines fair value, provides guidance for measuring fair value and requires certain disclosures. The guidance does not apply to measurements related to share-based payments. The guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Our cash is subject to fair value measurement and is determined by Level 1 inputs. We measure the liability for committed stock issuances with a fixed share number using Level 1 inputs. We measure the liability for price adjustable warrants and certain features embedded in notes, using the probability adjusted Black-Scholes option pricing model (“Black-Scholes”), which management has determined approximates values using more complex methods, using Level 3 inputs. The following tables summarize our liabilities measured at fair value on a recurring basis as of December 31, 2016:

	Balance at December 31, 2016	Level 1 Quoted prices in active markets for identical assets	Level 2 Significant other observable inputs	Level 3 Significant unobservable inputs
Liabilities:
Fair value liability for price adjustable warrants	$141,723	$-	$-	$141,723
Total liabilities at fair value	$141,723	$-	$-	$141,723

The following presents activity of the fair value liability of price adjustable warrants determined by Level 3 inputs for the years ended December 31, 2016 and 2015:

Fair value liability for price adjustable warrants
Balance at December 31, 2014	$-
Fair value of warrants issued	-
Exercise of warrants	-
Change in fair value included in consolidated statement of operations	-
Balance at December 31, 2015	-
Fair value of warrants issued	-
Fair value of warrants assumed in reverse merger	66,623
Change in fair value included in consolidated statement of operations	75,100
Balance at December 31, 2016	$141,723

The fair value liability of price adjustable warrants for the year ended December 31, 2016 was determined using the probability adjusted Black-Scholes option pricing model using exercise prices of $0.28 to $0.75, stock price of $0.15, volatility of 121% to 157%, contractual lives of 2.5 to 6 years, and risk free rates of 0.62% to 1.93%.

F-10

Impairment of Long-Lived Assets

We review all of our long-lived assets for impairment indicators throughout the year and perform detailed testing whenever impairment indicators are present. In addition, we perform detailed impairment testing for indefinite-lived intangible assets at least annually at December 31. When necessary, we record charges for impairments. Specifically:

●	For finite-lived intangible assets, such as developed technology rights, and for other long-lived assets, we compare the undiscounted amount of the projected cash flows associated with the asset, or asset group, to the carrying amount. If the carrying amount is found to be greater, we record an impairment loss for the excess of book value over fair value. In addition, in all cases of an impairment review, we re-evaluate the remaining useful lives of the assets and modify them, as appropriate; and

●	For indefinite-lived intangible assets, such as acquired in-process R&D assets, each year and whenever impairment indicators are present, we determine the fair value of the asset and record an impairment loss for the excess of book value over fair value, if any.

Management determined that no impairment indicators were present and that no impairment charges were necessary as of December 31, 2016 and 2015.

Revenue Recognition

Revenue will be recognized when persuasive evidence that an arrangement exists, delivery has occurred, collectability is reasonably assured, and fees are fixed or determinable. Deferred revenue expected to be recognized within the next 12 months is classified as current. Substantially all of our revenue will be generated from licensing arrangements that do not involve multiple deliverables and have no ongoing influence, control or R&D obligations. Our license arrangements may include upfront non-refundable payments, development milestone payments, patent-based or product sale royalties, and commercial sales, all of which are treated as separate units of accounting. In addition, we may receive revenues from sub-licensing arrangements. For each separate unit of accounting, we will determine that the delivered items have value to the other party on a stand-alone basis, we will have objective and reliable evidence of fair value using available internal evidence for the undelivered item(s) and our arrangements generally do not contain a general right of return relative to the delivered item.

Revenue from licensing arrangements will be recorded when earned based on the specific terms of the contracts. Upfront non-refundable payments, where we are not providing any continuing services as in the case of a license to our IP, are recognized when the license becomes available to the other party.

Milestone payments typically represent nonrefundable payments to be received in conjunction with the uncertain achievement of a specific event identified in the contract, such as initiation or completion of specified development activities or specific regulatory actions such as the filing of an Investigational New Drug Application (“IND”). We believe a milestone payment represent the culmination of a distinct earnings process when it is not associated with ongoing research, development or other performance on our part and it is substantive in nature. We recognize such milestone payments as revenue when it becomes due and collection is reasonably assured.

Royalty and earn-out payment revenues will generally be recognized upon commercial product sales by the licensee as reported by the licensee.

Stock-based Compensation

We use Black-Scholes for the valuation of stock-based awards. Stock-based compensation expense is based on the value of the portion of the stock-based award that will vest during the period, adjusted for expected forfeitures. The estimation of stock-based awards that will ultimately vest requires judgment, and to the extent actual or updated results differ from our current estimates, such amounts will be recorded in the period the estimates are revised. Black-Scholes requires the input of highly subjective assumptions, and other reasonable assumptions could provide differing results. Our determination of the fair value of stock-based awards on the date of grant using an option pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the expected life of the award and expected stock price volatility over the term of the award. Stock-based compensation expense is recognized immediately for immediately-vested portions of the grant, with the remaining portions recognized on a straight-line basis over the applicable vesting periods based on the fair value of such stock-based awards on the grant date. Forfeiture rates have been estimated based on historical rates and compensation expense is adjusted for general forfeiture rates in each period. Beginning in September 2014, Marina did not use historical forfeiture rates and did not apply a forfeiture rate as the historical forfeiture rate was not believed to be a reasonable estimate of the probability that the outstanding awards would be exercised in the future. Given the specific terms of the awards and the recipient population, we expect these options will all be exercised in the future.

F-11

Non-employee stock compensation expense is recognized immediately for immediately-vested portions of a grant, with the remaining portions recognized on a straight-line basis over the applicable vesting periods. At the end of each financial reporting period prior to vesting, the value of the unvested stock options, as calculated using Black-Scholes, is re-measured using the fair value of our common stock, and the stock-based compensation recognized during the period is adjusted accordingly.

Net Income (Loss) per Common Share

Basic net income (loss) per common share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share includes the effect of common stock equivalents (stock options, unvested restricted stock, and warrants) when, under either the treasury or if-converted method, such inclusion in the computation would be dilutive. Net income (loss) is adjusted for the dilutive effect of the change in fair value liability for price adjustable warrants, if applicable. The following number of shares have been excluded from diluted net income (loss) since such inclusion would be anti-dilutive:

	Year Ended December 31,
	2016	2015
Stock options outstanding	1,688,106	-
Warrants	24,466,783	117,720
Convertible Notes Payable	892,857	-
Total	27,047,746	117,720

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company accounts for income taxes using the asset and liability method to compute the differences between the tax basis of assets and liabilities and the related financial amounts, using currently enacted tax rates.

Under the provisions of ASC 740, Income Taxes (“ASC 740”), the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company did not have any unrecognized tax benefits and there was no effect on the Company’s financial condition or results of operations as a result of adopting the provisions of ASC 740.

The Company recognizes a tax benefit only if it is more likely than not that the position is sustainable, based solely on its technical merits and considerations of the relevant taxing authorities; administrative practice and precedents. The Company completed its analysis of uncertain tax positions in accordance with applicable accounting guidance and determined no amounts were required to be recognized in the financial statements at December 31, 2016 and 2015.

Recent Accounting Pronouncements

In March 2016, FASB issued Accounting Standards Update (“ASU”) 2016-09, Compensation – Stock Compensation – Improvements to Employee Shared-Based Payment Accounting (“ASU 2016-09”). This guidance is intended to simplify the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. The amendments in this update are effective for public business entities for financial statements issued for annual periods beginning after December 15, 2016, including interim periods within those annual periods. For all other entities, the amendments are effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted for any entity in any interim or annual periods. The Company is currently assessing the impact of this ASU on its financial statements.

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases. This update requires lessees to recognize at the lease commencement date a lease liability which is the lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis, and right-of-use assets, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Lessees will no longer be provided with a source of off-balance sheet financing. This update is effective for financial statements issued for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. Lessees and lessors must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Applying a full retrospective transition approach is not allowed. The Company does not expect the adoption of this standard to have a material effect on its financial statements.

F-12

In January 2016, FASB ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). The Update intends to enhance the reporting model for financial instruments to provide users of financial instruments with more decision-useful information and addresses certain aspects of the recognition, measurement, presentation, and disclosure of financial instruments. This new standard affects all entities that hold financial assets or owe financial liabilities. Entities should apply the amendments as a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The amendments related to equity securities without readily determinable fair values, including disclosure requirement, should be applied prospectively to equity investments that exist as of the date of adoption of the update. ASU 2016-01 is effective for public business entities for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. For all other entities, including not-for-profit entities and employee benefit plans within the scope of ASC Topics 960 through 965 on plan accounting, ASC 2016-01 is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. All entities that are not public business entities may adopt the ASC 2016-01 earlier as of the fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The adoption of this guidance is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In September 2015, the FASB issued changes to the accounting for measurement-period adjustments related to business combinations. Currently, an acquiring entity is required to retrospectively adjust the balance sheet amounts of the acquiree recognized at the acquisition date with a corresponding adjustment to goodwill during the measurement period, as well as revise comparative information for prior periods presented within financial statements as needed, including revising income effects, such as depreciation and amortization, as a result of changes made to the balance sheet amounts of the acquiree. Such adjustments are required when new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts initially recognized or would have resulted in the recognition of additional assets or liabilities. The measurement period is the period after the acquisition date during which the acquirer may adjust the balance sheet amounts recognized for a business combination (generally up to one year from the date of acquisition). The changes eliminate the requirement to make such retrospective adjustments, and, instead require the acquiring entity to record these adjustments in the reporting period they are determined. Additionally, the changes require the acquiring entity to present separately on the face of the income statement or disclose in the notes to the financial statements the portion of the amount recorded in current-period income by line item that would have been recorded in previous reporting periods if the adjustment to the balance sheet amounts had been recognized as of the acquisition date. These changes were to become effective for the Company for annual periods beginning after December 15, 2016. The Company does not expect the adoption of this standard to have a material effect on its financial statements.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued changes to the recognition of revenue from contracts with customers. These changes created a comprehensive framework for all entities in all industries to apply in the determination of when to recognize revenue, and, therefore, supersede virtually all existing revenue recognition requirements and guidance. This framework is expected to result in less complex guidance in application while providing a consistent and comparable methodology for revenue recognition. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this principle, an entity should apply the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract(s), (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract(s), and (v) recognize revenue when, or as, the entity satisfies a performance obligation. In August 2015, the FASB deferred the effective date by one year, making these changes effective for the Company on January 1, 2019. The Company does not expect the adoption of this standard to have a material effect on its financial statements.

Subsequent Event Policy

Management has evaluated all activity since December 31, 2016, through the date the financial statements were issued and has concluded that no subsequent events have occurred that would require recognition in the Financial Statements or disclosure in the Notes to the Financial Statements, other than those described in Note 12.

Note 3 – Intangible Assets

As part of the November 15, 2016 reverse merger, the Company allocated $3,558,076 to goodwill.

F-13

Additionally, a substantial portion of the assets acquired were allocated to identifiable intangible assets. The fair value of the identifiable intangible asset is determined primarily using the “income approach,” which requires a forecast of all the expected future cash flows.

The following table summarizes the estimated fair value of the identifiable intangible asset acquired, their useful life, and method of amortization:

	Estimated Fair Value	Estimated Useful Life (Years)	Annual Amortization Expense
Intangible asset	$2,361,066	6	$393,511

The intangible asset, net of accumulated amortization of $49,189, was $2,311,877 as of December 31, 2016.

Note 4 - Related Party Transactions

Due to Related Party

The Company and other related entities have a commonality of ownership and/or management control, and as a result, the reported operating results and /or financial position of the Company could significantly differ from what would have been obtained if such entities were autonomous.

The Company has a Master Services Agreement (“MSA”) with a related party, Autotelic Inc., effective January 1, 2015. Autotelic Inc. owns less than 10% of the Company. The MSA states that Autotelic Inc. will provide business functions and services to the Company and allows Autotelic Inc. to charge the Company for these expenses paid on its behalf. The MSA includes personnel costs allocated based on amount of time incurred and other services such as consultant fees, clinical studies, conferences and other operating expenses incurred on behalf of the Company. The MSA between Marina and Autotelic Inc. was effective on the reverse merger date of November 15, 2016.

During the period commencing January 1, 2015 (the “Effective Date”) and ending on the date that the Company has completed an equity offering of either common or preferred stock in which the gross proceeds therefrom is no less than $10,000,000 (the “Equity Financing Date”), the Company shall pay Autotelic the following compensation: cash in an amount equal to the actual labor cost (paid on a monthly basis), plus warrants for shares of the Company’s common stock with a strike price equal to the fair market value of the Company’s common stock at the time said warrants are issued. The Company shall also pay Autotelic for the services provided by third party contractors plus 20% mark up. The warrant price per share is calculated based on the Black-Scholes model.

After the Equity Financing Date, the Company shall pay Autotelic Inc. a cash amount equal to the actual labor cost plus 100% mark up of provided services and 20% mark up of provided services by third party contractors or material used in connection with the performance of the contracts, including but not limited to clinical trial, non-clinical trial, Contract Manufacturing Organizations (“CMO”), U.S. Food & Drug Administration (“FDA”) regulatory process, Contract Research Organizations (“CRO”) and Chemistry and Manufacturing Controls (“CMC”).

In accordance with the MSA, Autotelic Inc. billed the Company for personnel and service expenses Autotelic Inc. incurred on behalf of the Company.

Personnel cost charged by Autotelic Inc. were $166,550 and $236,594 for the years ended on December 31, 2016 and 2015, respectively.

For the years ended December 31, 2016 and 2015 Autotelic Inc. billed a total of $344,563 and $332,866, respectively. Of the total expenses billed by Autotelic Inc., $232,610 and $278,716 was paid in cash, $83,166 and $59,525 was recorded as due to related party in the accompanying balance sheet, and the Company agreed to issue warrants for the remaining amount due of $47,791 and $36,470, respectively. See warrant liability below for warrants issued to Autotelic Inc. to pay for services performed relating to the MSA.

The number of shares to be purchased under the warrant and the exercise price will be determined at the date the warrants are issued in the future. The related liability has been classified as long-term in accordance with ASC Topic 210-10-45, Balance Sheet - Other Presentation Matters.

On November 15, 2016, simultaneously with the merger with IThena, Autotelic Inc. acquired a technology asset (IT-101), and IThena’s investment of $479 in foreign entity from the Company. In exchange for these assets, Autotelic Inc. agreed to cancel its stock purchase warrant agreements, received all of IThena’s then cash balance as payment against the liabilities and agreed to assume the remaining debts and liabilities of IThena, including accounts payable of $71,560, accrued expenses of $11,470, due to related party of $5,375, other liabilities of $118,759, convertible note of $50,000, and accrued interest payable of $567. The Company recognized contributed capital of $257,252.

F-14

Other Liability, Autotelic Inc.

In December 2015, the Company had issued 47,374, 40,132, and 30,214 warrants to Autotelic Inc. for shares of the Company’s common stock with a strike price at $2.76, which was equal to the fair market value of the Company’s common stock at the time the warrants were issued, and represented the 100% markup of the personnel service from January 1 to March 31, 2015, April 1 to June 30, 2015, and July 1 to September 30, 2015, respectively.

In February 2016, the Company had issued 21,453 warrants to Autotelic Inc. for shares of the Company’s common stock with a strike price at $2.76, which was equal to the fair market value of the Company’s common stock at the time the warrants were issued, and represented the 100% markup of the personnel service from October 1 to December 31, 2015.

The Company recorded warrant liability of $36,470 as of December 31, 2015. The liability as of November 15, 2016 was $118,759 when it was assumed by Autotelic Inc. as part of its acquisition of the technology asset (IT-101).

Convertible Notes Payable

In July 2016, IThena issued convertible promissory notes with an aggregate principal balance of $50,000 to related-party investors. Borrowings under each of these convertible notes bore interest at 3% per annum and these notes mature on June 30, 2018. Upon the completion of certain funding events, the Company has the right to convert the outstanding principal amount of these notes into shares of the Company’s common stock at $1.80 per share. The notes were assumed by Autotelic Inc. on November 15, 2016 as part of its acquisition of the technology asset (IT-101).

Convertible Notes Payable, Dr. Trieu

In connection with the Merger, Marina entered into a Line Letter dated November 15, 2016 with Dr. Trieu, our Chairman of the Board, for an unsecured line of credit in an amount not to exceed $540,000, to be used for current operating expenses. Dr. Trieu will consider requests for advances under the Line Letter until April 30, 2017. Dr. Trieu shall have the right at any time for any reason in his sole and absolute discretion to terminate the line of credit available under the Line Letter or to reduce the maximum amount available thereunder without notice; provided, that Dr. Trieu agreed that he shall not demand the repayment of any advances that are made under the Line Letter prior to the earlier of: (i) May 15, 2017; and (ii) the date on which (x) we make a general assignment for the benefit of our creditors, (y) we apply for or consents to the appointment of a receiver, a custodian, a trustee or liquidator of all or a substantial part of our assets or (z) we cease operations. Dr. Trieu has advanced an aggregate of $250,000 under the Line Letter. Advances made under the Line Letter shall bear interest at the rate of five percent (5%) per annum, shall be evidenced by the Demand Promissory Note issued by us to Dr. Trieu, and shall be due and payable upon demand by Dr. Trieu.

Dr. Trieu shall have the right, exercisable by delivery of written notice thereof (the “Election Notice”), to either: (i) receive repayment for the entire unpaid principal amount advanced under the Line Letter and the accrued and unpaid interest thereon on the date of the delivery of the Election Notice (the “Outstanding Balance”) or (ii) convert the Outstanding Balance into such number of shares of our common stock as is equal to the quotient obtained by dividing (x) the Outstanding Balance by (y) $0.10 (such price, the “Conversion Price”, and the number of shares of common stock to be issued pursuant to the foregoing formula, the “Conversion Shares”); provided, that in no event shall the Conversion Price be lower than the lower of (x) $0.28 per share or (y) the lowest exercise price of any securities that have been issued by us in a capital raising transaction (and that would otherwise reduce the exercise price of any other outstanding warrants issued by us) during the period between November 15, 2016 and the date of the delivery of the Election Notice. No capital raising transactions have occurred through the date of this filing with securities at a price lower than $0.28 per share.

Note 5 – Business Combination / Acquisition

Pursuant to the Merger Agreement, at the closing of the transaction, Marina issued to IThena stockholders a number of shares of Marina common stock representing approximately 65% of the outstanding shares of common stock of the combined company. The purchase price of approximately $3.7 million represents the consideration transferred from Marina in the reverse merger transaction and is calculated based on the number of shares of common stock of the combined company that Marina stockholders owned as of the closing of the transaction and the fair value of assets and liabilities assumed by IThena.

F-15

The number of shares of common stock Marina issued to IThena stockholders is calculated pursuant to the terms of the Merger Agreement based on Marina common stock outstanding as of November 15, 2016, as follows:

Shares of Marina common stock outstanding as of November 15, 2016	31,378,551
Divided by the percentage of Marina ownership of combined company	35%
Adjusted total shares of common stock of combined company	89,771,379
Multiplied by the assumed percentage of IThena ownership of combined company	65%
Shares of Marina common stock issued to IThena upon closing of transaction	58,392,828

The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. The purchase price allocation will remain preliminary until IThena management determines the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the transaction and will be based on the fair values of the assets acquired and liabilities assumed as of the transaction closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented.

The purchase price as of December 31, 2016 has been allocated based on a preliminary estimate of the fair value of assets acquired and liabilities assumed:

Assets and Liabilities Acquired:
Cash	$5,867
Net current liabilities assumed (excluding cash)	(1,926,972)
Identifiable intangible assets	2,361,066
Debt	(326,037)
Net assets acquired	113,924
Goodwill	3,558,076
Purchase price	$3,672,000

Certain adjustments have been made to the preliminary purchase price allocation to reflect changes in liabilities that were adjusted based on subsequent settlement agreements with third-parties.

Note 6 – Notes Payable

Note Purchase Agreement

On June 20, 2016, Marina entered into a Note Purchase Agreement (the “Purchase Agreement”) with certain investors (the “Purchasers”), pursuant to which Marina issued to the Purchasers unsecured promissory notes in the aggregate principal amount of $300,000 (the “Notes”). Interest shall accrue on the unpaid principal balance of the Notes at the rate of 12% per annum beginning on September 20, 2016. The Notes will become due and payable on June 20, 2017, provided, that, upon the closing of a financing transaction that occurs while the Notes are outstanding, each Purchaser shall have the right to either: (i) accelerate the maturity date of the Note held by such Purchaser or (ii) convert the entire outstanding principal balance under the Note held by such Purchaser and accrued interest thereon into Marina’s securities that are issued and sold at the closing of such financing transaction.

Further, if we at any time while the Notes are outstanding receive any cash payments in the aggregate amount of not less than $250,000, as a result of the licensing, partnering or disposition of any of the technology held by us or any related product or asset, we shall pay to the holders of the Notes, on a pro rata basis, an amount equal to 25% of each payment actually received by us, which payments shall be applied against the outstanding principal balance of the Notes and the accrued and unpaid interest thereon, until such time as the Notes are repaid in full.

As of December 31, 2016, the accrued interest expense on the Notes amounted to $14,475, with a total balance of principal and interest of $314,475.

In the Purchase Agreement, Marina agreed: (x) to extend the termination date of all of the warrants to purchase shares of Marina common stock (such warrants, the “Prior Warrants”) that were delivered to the purchasers pursuant to that certain Note and Warrant Purchase Agreement, dated as of February 10, 2012 between Marina and the purchasers identified on the signature pages thereto, as it has been amended to date, to February 10, 2020 and (y) to extend the exercise price protection afforded of the Prior Warrants so that such protection would apply to any financing transaction effected on or prior to June 19, 2017 (with any such adjustment only applying to 80% of the Prior Warrants, and with such protection not resulting in the issuance of any additional shares of Marina common stock). As the Prior Warrants were already recorded at fair value as a result of price adjustable terms, the impacts of the modification of the terms is included in the change in fair value of price adjustable warrants in the statement of operations.

F-16

These notes were assumed by IThena in connection with the reverse merger.

Note Payable – Service Provider

On December 28, 2016, we entered into an Agreement and Promissory Note with a law firm for past services performed totaling $121,523. The Note calls for monthly payments of $6,000 per month, beginning with an initial payment on March 31, 2017. The Note is unsecured and non-interest bearing. The note will be considered paid in full if the Company pays $100,000 by December 31, 2017. The total balance was $121,523 as of December 31, 2016.

Note 7 – Stockholders’ Equity

Preferred Stock

Marina designated 1,000 shares as Series B Preferred Stock (“Series B Preferred”) and 90,000 shares as Series A Junior Participating Preferred Stock (“Series A Preferred”). No shares of Series B Preferred or Series A Preferred are outstanding. In March 2014, Marina designated 1,200 shares as Series C Convertible Preferred Stock (“Series C Preferred”). In August 2015, Marina designated 220 shares as Series D Convertible Preferred Stock (“Series D Preferred”).

In August 2015, Marina entered into a Securities Purchase Agreement with certain investors pursuant to which Marina sold 220 shares of Series D Preferred, and warrants to purchase up to 3.44 million shares of Marina’s common stock at an initial exercise price of $0.40 per share before August 2021, for an aggregate purchase price of $1.1 million. Marina incurred $0.01 million of stock issuance costs in conjunction with the Series D Preferred, which were netted against the proceeds. The warrants issued in connection with Series D Preferred contain an exercise price protection provision whereby the exercise price per share to purchase common stock covered by these warrants is subject to reduction in the event of certain dilutive stock issuances at any time within two years of the issuance date, but not to be reduced below $0.28 per share. Any such adjustment will not result in the issuance of any additional shares of Marina’s common stock. Each share of Series D Preferred has a stated value of $5,000 per share and is convertible into shares of common stock at a conversion price of $0.40 per share. The Series D Preferred is initially convertible into an aggregate of 2,750,000 shares of Marina’s common stock, subject to certain limitations and adjustments, has a 5% stated dividend rate, is not redeemable and has voting rights on an as-converted basis.

To account for the issuance of the Series D Preferred and warrants, Marina first assessed the terms of the warrants and determined that, due to the exercise price protection provision, they should be recorded as derivative liabilities. Marina determined the fair value of the warrants on the issuance date and recorded a liability and a discount of $0.6 million on the Series D Preferred resulting from the allocation of proceeds to the warrants. Marina then determined the effective conversion price of the Series D Preferred which resulted in a beneficial conversion feature of $0.7 million. The beneficial conversion feature was recorded as both a debit and a credit to additional paid-in capital and as a deemed dividend on the Series D Preferred in determining net income applicable to common stock holders in the consolidated statements of operations.

Each share of Series C Preferred has a stated value of $5,000 per share and is convertible into shares of common stock at a conversion price of $0.75 per share. In June 2015, an investor converted 90 shares of Series C Preferred into 0.6 million shares of common stock. In November 2015, an investor converted an additional 90 shares of Series C Preferred into 0.6 million shares of common stock. Also in November 2015, an investor converted 50 shares of Series D Preferred into 0.6 million shares of common stock.

In February 2016, an investor converted 110 shares of Series D Preferred into 1.4 million shares of common stock.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of our common stock. Subject to the rights of the holders of any class of our capital stock having any preference or priority over our common stock, the holders of our common stock are entitled to receive dividends that are declared by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in our net assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. Our common stock has no preemptive rights, conversion rights, redemption rights or sinking fund provisions, and there are no dividends in arrears or default. All shares of our common stock have equal distribution, liquidation and voting rights, and have no preferences or exchange rights. Our common stock is currently quoted on the OTCQB tier of the OTC Markets.

F-17

In February 2016, Marina issued 0.21 million shares with a value of $0.06 million to Novosom as the equity component owed under Marina’s December 2015 milestone payment from MiNA Therapeutics. In April 2016, Marina issued 0.47 million shares with a value of $0.075 million to Novosom as the equity component owed under a March 2016 license agreement covering certain of Marina’s platforms for the delivery of an undisclosed genome editing technology.

In July 2016, Marina pledged to issue common stock valued at approximately $15,000 to Novosom for the portion due under our July 2010 Asset Purchase Agreement with Novosom, related to Marina’s license agreement with an undisclosed licensee that grants such licensee rights to use Marina’s technology and intellectual property to develop and commercialize products combining certain molecules with Marina’s liposomal delivery technology known as NOV582. In November 2016, we issued 119,048 shares with a value of approximately $15,000 to Novosom as the equity component owed under our July 2016 license agreement.

In November 2016, we issued 1,500,000 shares of common stock to Novosom in connection with a letter agreement that we entered into with Novosom on November 15, 2016 relating to that certain Asset Purchase Agreement dated as of July 27, 2010 between and among Marina, Novosom and Steffen Panzner, Ph.D. These shares were issued in order for Novosom to waive the change in control provision in the license agreement.

Warrants

As noted above, in the Purchase Agreement, Marina agreed: (x) to extend the termination date of all of the Prior Warrants to February 10, 2020 and (y) to extend the exercise price protection afforded of the Prior Warrants so that such protection would apply to any financing transaction effected on or prior to June 19, 2017 (with any such adjustment only applying to 80% of the Prior Warrants, and with such protection not resulting in the issuance of any additional shares of Marina’s common stock). In conjunction with this modification, the fair value of the derivative warrant liability associated with the 20% of the Prior Warrants that no longer have the anti-dilution protection equal to $0.09 million was reclassified to additional paid-in capital.

In connection with the Merger, and pursuant to the terms and conditions of the Merger Agreement, we assumed warrants to purchase up to 300,000 shares of IThena common stock, which warrants were converted into warrants representing the right to purchase up to 3,153,211 shares of our common stock. The number of shares underlying the assumed warrants and the exercise price thereof was adjusted by the exchange ratio used in the Merger (10.510708), with any fractional shares rounded down to the next lowest number of whole shares.

As of December 31, 2016, there were 24,466,783 warrants outstanding, with a weighted average exercise price of $0.47 per share, and annual expirations as follows:

Expiring in 2016	-
Expiring in 2017	2,630,545
Expiring in 2018	113,831
Expiring thereafter	21,722,407

Note 8 — Stock Incentive Plans

Stock-based Compensation

Certain option and share awards provide for accelerated vesting if there is a change in control as defined in the applicable plan and certain employment agreements.

Since IThena is the acquirer for accounting purposes under the November 15, 2016 merger, no expense related to Marina’s stock options are reflected on the accompanying financial statements for the years ended December 31, 2016 and 2015.

F-18

Stock Options

Stock option activity was as follows:

	Options Outstanding
	Shares	Weighted Average Exercise Price
Outstanding, January 1, 2016	-	$-
Options acquired in reverse merger	1,688,106	$4.00
Outstanding, December 31, 2016	1,688,106	$4.00
Exercisable, December 31, 2016	1,688,106	$4.00

The following table summarizes additional information on Marina’s stock options outstanding at December, 2016:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.10	140,000	4.88	$0.10	140,000	$0.10
$0.26 - 0.82	484,000	3.48	0.46	484,000	0.46
$1.07 - $2.20	1,021,500	6.49	1.07	1,021,500	1.07
$47.60 - $87.60	21,000	1.44	67.60	21,000	67.60
$127.60 - $207.60	21,500	1.44	158.30	21,500	158.30
526.40	106	0.10	526.40	106	526.40
Totals	1,688,106	5.37	$3.68	1,688,106	$3.68

Weighted-Average Exercisable Remaining Contractual Life (Years) 5.37

In January 2016, Marina issued options to purchase up to an aggregate of 152,000 shares of Marina’s common stock to non-employee members of Marina’s board of directors at an exercise price of $0.26 per share as the annual grant to such directors for their service on Marina’s board of directors during 2016, and Marina issued options to purchase up to an aggregate of 80,000 shares of Marina’s common stock to the members of Marina’s scientific advisory board at an exercise price of $0.26 per share as the annual grant to such persons for their service on Marina’s scientific advisory board during 2016.

At December 31, 2016, we had $0 of total unrecognized compensation expense related to unvested stock options.

At December 31, 2016, the intrinsic value of options outstanding or exercisable was $7,000 as there were 140,000 options outstanding with an exercise price less than $0.15, the per share closing market price of our common stock at that date.

Marina’s Chief Executive Officer resigned from the company effective June 10, 2016, ceasing all work for Marina at such time. On July 22, 2016, Marina entered into an agreement with Marina’s former CEO, pursuant to which Marina agreed (x) to pay $70,000 of back wages at such time as funds become reasonably available, all of which wages were accrued as of June 30, 2016, and (y) that all remaining unvested options to purchase shares of Marina’s common stock would vest immediately, with the exercise period of such options (as well as such options held by Marina’s former CEO that had already vested as of June 10, 2016) extended through the earlier of the option’s exercise period or December 31, 2017. Marina recognized the remaining compensation expense of $325,787 associated with these unvested 321,250 options, including the incremental cost resulting from modification of such options grant to extend their exercise period, in the quarter ended September 30, 2016, upon the modification. On December 1, 2016, Marina executed a Settlement Agreement with Marina’s former CEO for the back wages in the amount of $45,000 which was paid in December 2016.

In connection with the November 15, 2016 Merger, we granted to each of the current members of our Board of Directors options to purchase up to 35,000 shares of our common stock at an exercise price of $0.10 per share. An aggregate of 140,000 options were granted, are exercisable for the five-year period beginning on the date of grant, and vested immediately.

Note 9 — Intellectual Property and Collaborative Agreements

In July 2010, Marina entered into an agreement pursuant to which Marina acquired intellectual property for Novosom’s SMARTICLES-based liposomal delivery system. In February 2016, Marina issued Novosom 0.21 million shares of common stock valued at $0.06 million.

In March 2016, Marina entered into a license agreement covering certain of Marina’s platforms for the delivery of an undisclosed genome editing technology. Under the terms of the agreement, Marina received an upfront license fee of $0.25 million and could receive up to $40 million in success-based milestones. In April 2016, Marina issued Novosom 0.47 million shares of common stock valued at $0.075 million for amounts due under this agreement.

F-19

In July 2016, Marina entered into a license agreement with an undisclosed licensee that grants such licensee rights to use Marina’s technology and intellectual property to develop and commercialize products combining certain molecules with Marina’s liposomal delivery technology known as NOV582. Under the terms of this agreement, the licensee agreed to pay to us an upfront license fee in the amount of $0.35 million (to be paid in installments through the end of 2017), along with milestone payments on a per-licensed-product basis and royalty payments in the low single digit percentages. As of September 30, 2016, Marina had received $0.05 million per the terms of this license agreement. In November 2016, we issued 0.12 million shares with a value of $0.015 million to Novosom as the equity component owed under Marina’s July 2016 license agreement.

Note 10 – Commitments and Contingencies

Litigation

Because of the nature of the Company’s activities, the Company is subject to claims and/or threatened legal actions, which arise out of the normal course of business. Management is currently not aware of any pending lawsuits.

Note 11 - Income Taxes

We have identified our federal and California state tax returns as “major” tax jurisdictions. The periods our income tax returns are subject to examination for these jurisdictions are 2013 through 2016. We believe our income tax filing positions and deductions will be sustained on audit, and we do not anticipate any adjustments that would result in a material change to our financial position. Therefore, no liabilities for uncertain income tax positions have been recorded.

At December 31, 2016, we had available net operating loss carry-forwards for federal income tax reporting purposes of approximately $318 million, and had available tax credit carry-forwards for federal tax reporting purposes of approximately $10.7 million, which are available to offset future taxable income. Portions of these carry-forwards will expire through 2036 if not otherwise utilized. We have not performed a formal analysis, but we believe our ability to use such net operating losses and tax credit carry-forwards is subject to annual limitations due to change of control provisions under Sections 382 and 383 of the Internal Revenue Code, which significantly impacts our ability to realize these deferred tax assets.

Our net deferred tax assets, liabilities and valuation allowance are as follows:

	Year Ended December 31,
	2016	2015
Deferred tax assets:
Net operating loss carryforwards (a)	$892,107	$474,767
Tax credit carryforwards (a)	-	-
Depreciation and amortization	3,414,971	-
Other	533,034	-
Total deferred tax assets	4,840,112	474,767
Valuation allowance	(3,918,791)	(474,767)
Net deferred tax assets	921,321	-
Deferred tax liabilities:
Intangible assets	(921,321)	-
Net deferred tax liabilities	$-	$-

(a) reflects estimated limitation under Section 382 and 383 of the Internal Revenue Code as of December 31, 2016 due to reverse merger on November 15, 2016.

We record a valuation allowance in the full amount of our net deferred tax assets since realization of such tax benefits has been determined by our management to be less likely than not. The valuation allowance increased $3,444,024 and $474,767 during 2016 and 2015, respectively.

In 2016 and 2015, there was income tax expense of $800 and $1,600, respectively, due to IThena’s income tax due the state of California.

Note 12 - Subsequent Events

Stock Option Grants

In January 2017, the Company granted 243,000 stock options to directors and officers for services. The options vest over a one year period, have an exercise price of $0.17, and have a five-year term.

F-20

Arrangements with LipoMedics

On February 6, 2017, we entered into a License Agreement (the “License Agreement”) with LipoMedics, Inc., a related party (“LipoMedics”) pursuant to which, among other things, we provided to LipoMedics a license to our SMARTICLES platform for the delivery of nanoparticles including small molecules, peptides, proteins and biologics. This represents the first time that our SMARTICLES technologies have been licensed in connection with nanoparticles delivering small molecules, peptides, proteins and biologics. On the same date, we also entered into a Stock Purchase Agreement with LipoMedics pursuant to which we issued to LipoMedics an aggregate of 862,068 shares of our common stock for a total purchase price of $250,000.

Under the terms of the License Agreement, we could receive up to $90 million in success-based milestones. In addition, if LipoMedics determines to pursue further development and commercialization of products under the License Agreement, LipoMedics agreed, in connection therewith, to purchase shares of our common stock for an aggregate purchase price of $500,000, with the purchase price for each share of common stock being the greater of $0.29 or the volume weighted average price of our common stock for the thirty (30) trading days immediately preceding the date on which LipoMedics notifies us that it intends to pursue further development or commercialization of a licensed product.

If LipoMedics breaches the License Agreement, we shall have the right to terminate the License Agreement effective sixty (60) days following delivery of written notice to LipoMedics specifying the breach, if LipoMedics fails to cure such material breach within such sixty (60) day period; provided, that if LipoMedics advises us in writing within such sixty (60) day period that such breach cannot reasonably be cured within such period, and if in our reasonable judgment, LipoMedics is diligently seeking to cure such breach during such period, then such period shall be extended an additional sixty (60) days for an aggregate of 120 days after written notice of termination, and if LipoMedics fails to cure such material breach by the end of such 120-day period, the License Agreement shall terminate in its entirety. LipoMedics may terminate the License Agreement by giving thirty (30) days’ prior written notice to us.

The licensing agreement between Marina and Lipomedics gave Lipomedics access to Marina’s portfolio of patents around SMARTICLES lipids for further development of Lipomedics’s proprietary phospholipid nanoparticles that can deliver protein, small molecule drugs, and peptides. These are not currently being developed at Marina Biotech and Marina Biotech has no IP around these products. In consideration Lipomedics agreed to the following fee schedule: 1) Evaluations License Fee. Simultaneous with the execution and delivery of this Agreement, Lipomedics shall enter into a Stock Purchase Agreement in form and substance reasonably acceptable to Marina and Lipomedics, pursuant to which Marina will sell to Lipomedics shares of the common stock of Marina for an aggregate purchase price of $250,000, with the purchase price for each share of Marina common stock being $0.29. 2) Commercial License Fee. Unless this Agreement is earlier terminated, within thirty (30) days following Lipomedics’s delivery of an Evaluation Notice advising that it intends to pursue, or cause to be pursued, further development and commercialization of Licensed Products, Lipomedics shall, in connection therewith (and as a condition thereto), enter into a Stock Purchase Agreement in form and substance reasonably acceptable to Marina and Lipomedics, pursuant to which Marina will sell to Lipomedics shares of the common stock of Marina for an aggregate purchase price of $500,000, with the purchase price for each share of Marina common stock being the greater of $0.29 or the volume weighted average price of the Marina common stock for the thirty (30) trading days immediately preceding the date on which Lipomedics delivers the Evaluation Notice to Marina. 3) For up to and including three Licensed Products, Lipomedics shall pay to Marina a milestone (collectively the “Sales Milestones”) of Ten Million Dollars ($10,000,000) upon reaching Commercial Sales in the Territory in any given twelve month period equal to or greater than Five Hundred Million Dollars ($500,000,000) for a given Licensed Product and of Twenty Million Dollars ($20,000,000) upon reaching Commercial Sales in any given twelve month period equal to or greater than One Billion Dollars ($1,000,000,000) for such Licensed Product, such payments to be made within thirty (30) days following the month in which such Commercial Sale targets are met. For clarity’s sake, the aggregate amount of Sales Milestones paid hereunder may not exceed in any event Ninety Million Dollars ($90,000,000). There are no milestone payments for Licensed Products for fourth or beyond. Lipomedics is developing next generation paclitaxel nanomedicine which include Abraxane that has achieved billion dollar sales.

Issuance of Shares to Service Providers

In February 2017, we entered into two privately negotiated transactions pursuant to which we committed to issue an aggregate of 6,153,684 shares of our common stock for an effective price per share of $0.29 to settle aggregate liability of approximately $948,000, which is reflected in accrued expenses as of December 31, 2016.

In addition, in February 2017, we issued 0.3 million shares of our common stock to a consultant providing investment advisory services.

Issuance of Shares to Officer

In February 2017, we issued 100,000 restricted shares of our common stock with a fair value of $0.14 per share to our CEO for services.

F-21

The purchase price as of December 31, 2016 has been allocated based on a preliminary estimate of the fair value of assets acquired and liabilities assumed:

Assets and Liabilities Acquired:
Cash	$5,867
Net current liabilities assumed (excluding cash)	(1,926,972)
Identifiable intangible assets	2,361,066
Debt	(326,037)

Net assets acquired	113,924
Goodwill	3,558,076
Purchase price	$3,672,000

The above estimated purchase allocation and goodwill valuation reflects changes in fair value determinations since the merger date.

In connection with the Merger, Marina entered into a License Agreement with Autotelic LLC, a stockholder of IThena and an entity in which Dr. Trieu serves as Chief Executive Officer, pursuant to which (A) Marina licensed to Autotelic LLC certain patent rights, data and technology relating to Familial Adenomatous Polyposis and nasal insulin, for human therapeutics other than for oncology-related therapies and indications, and (B) Autotelic LLC licensed to Marina certain patent rights, data and know-how relating to IT-102 and IT-103, in connection with individualized therapy of pain using a non-steroidal anti-inflammatory drug and an anti-hypertensive without inducing intolerable edema, and treatment of certain aspects of proliferative disease, but not including rights to IT-102/IT-103 for TDM guided dosing for all indications using an Autotelic Inc. TDM Device. We also granted a right of first refusal to Autotelic LLC with respect to any license by us of the rights licensed by or to us under the License Agreement in any cancer indication outside of gastrointestinal cancers.

On November 15, 2016, simultaneously with the merger with IThena, Autotelic Inc., a related party, acquired a technology asset (IT-101) from IThena, and IThena’s investment of $479 in a foreign entity from the Company. In exchange for the asset, Autotelic Inc. agreed to cancel its stock purchase warrant agreements (see below), received all of IThena’s then cash balance as payment against the liabilities and agreed to assume the remaining debts and liabilities of IThena, including accounts payable of $71,560, accrued expenses of $11,470, due to related party of $5,375, other liabilities of $118,759, convertible note of $50,000, and accrued interest payable of $567. IThena recognized contributed capital of $257,252 in connection with this transaction.

In connection with the Merger, Marina entered into a Line Letter dated November 15, 2016 with Dr. Trieu, our Chairman of the Board, for an unsecured line of credit to be used for current operating expenses in an amount not to exceed $540,000, of which $250,000 had been drawn at December 31, 2016. Dr. Trieu will consider requests for advances under the Line Letter until April 30, 2017. Dr. Trieu has the right at any time for any reason in his sole and absolute discretion to terminate the line of credit available under the Line Letter or to reduce the maximum amount available thereunder without notice; provided, that Dr. Trieu agreed that he shall not demand the repayment of any advances that are made under the Line Letter prior to the earlier of: (i) May 15, 2017; and (ii) the date on which (x) we make a general assignment for the benefit of our creditors, (y) we apply for or consent to the appointment of a receiver, a custodian, a trustee or liquidator of all or a substantial part of our assets or (z) we cease operations. Dr. Trieu has advanced an aggregate of $250,000 under the Line Letter. Advances made under the Line Letter shall bear interest at the rate of five percent (5%) per annum, shall be evidenced by the Demand Promissory Note issued by us to Dr. Trieu, and shall be due and payable upon demand by Dr. Trieu.

Dr. Trieu shall have the right, exercisable by delivery of written notice thereof (the “Election Notice”), to either: (i) receive repayment for the entire unpaid principal amount advanced under the Line Letter and the accrued and unpaid interest thereon on the date of the delivery of the Election Notice (the “Outstanding Balance”) or (ii) convert the Outstanding Balance into such number of shares of our common stock as is equal to the quotient obtained by dividing (x) the Outstanding Balance by (y) $0.10 (such price, the “Conversion Price”, and the number of shares of common stock to be issued pursuant to the foregoing formula, the “Conversion Shares”); provided, that in no event shall the Conversion Price be lower than the lower of (x) $0.28 per share or (y) the lowest exercise price of any securities that have been issued by us in a capital raising transaction (and that would otherwise reduce the exercise price of any other outstanding warrants issued by us) during the period between November 15, 2016 and the date of the delivery of the Election Notice. No capital raising transactions have occurred through the date of this filing with securities at a price lower than $0.28 per share.

Further, we entered into a Master Services Agreement (“MSA”) with Autotelic Inc., a stockholder of IThena, pursuant to which Autotelic Inc. agreed to provide certain business functions and services from time to time during regular business hours at our request. See Note 4 for specific terms of the MSA.

F-22

On November 15, 2016, Marina agreed to issue to Novosom Verwaltungs GmbH (“Novosom”) 1.5 million shares of common stock upon the closing of the Merger in consideration of Novosom’s agreement that the consummation of the Merger would not constitute a “Liquidity Event” under that certain Asset Purchase Agreement dated as of July 27, 2010 between and among Marina, Novosom and Steffen Panzner, Ph.D., and thus that no additional consideration under such agreement would be due to Novosom as a result of the consummation of the Merger.

In July 2016, Marina pledged to issue common stock valued at approximately $15,000 to Novosom for the portion due under our July 2010 Asset Purchase Agreement with Novosom, related to Marina’s license agreement with an undisclosed licensee that grants such licensee rights to use Marina’s technology and intellectual property to develop and commercialize products combining certain molecules with Marina’s liposomal delivery technology known as NOV582. In November 2016, we issued 119,048 shares with a value of approximately $15,000 to Novosom as the equity component owed under our July 2016 license agreement.

Business Operations

IThenaPharma, Inc.

IThena is a developer of personalized therapies for combined pain/hypertension through its proprietary Fixed Dose Combination (FDC) technology and point of care Therapeutic Drug Monitoring (TDM). Through the combination of these technologies, IThenaPharma is looking to delivered therapies with improved compliance and personalized dosing. IThena lead products are the celecoxib FDCs which include IT-102 and IT-103, fixed dose combinations of celecoxib and lisinopril and celecoxib and olmesartan, respectively. IT-102 and IT-103 are being developed as celecoxib without the drug induced edema associated with celecoxib alone. IT-102 and IT-103 are being developed initially for combined arthritis / hypertension and subsequently for treatment of pain, or cancer, or other indications requiring high doses of celecoxib.

Marina Biotech, Inc

Marina Biotech, Inc. (“Marina”) is a biopharmaceutical company engaged in the discovery, acquisition, development and commercialization of proprietary drug therapeutics for addressing significant unmet medical needs in the U.S., Europe and additional international markets. Marina’s primary therapeutic focus is the disease intersection of hypertension, arthritis, pain, and oncology allowing for innovative combination therapies of the plethora of already approved drugs and the proprietary novel oligotherapeutics of Marina.

Marina currently has three clinical development programs underway: (i) next generation celecoxib program drug candidates IT-102 and IT-103, each of which is a fixed dose combination (“FDC”) of celecoxib and either lisinopril (IT-102) or olmesartan (IT-103), (ii) CEQ508, an oral delivery of small interfering RNA (“siRNA”) against beta-catenin, combined with IT-102 to suppress polyps in the precancerous syndrome and orphan indication of Familial Adenomatous Polyposis (“FAP”); and (iii) CEQ508 combined with IT-103 to treat Colorectal Cancer (“CRC”).

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representations of Company’s management, who is responsible for their integrity and objectivity.

Principles of Consolidation

The consolidated financial statements include the accounts of IThenaPharma Inc. and Marina Biotech, Inc. and the wholly-owned subsidiaries, Cequent, MDRNA, and Atossa, and eliminate any inter-company balances and transactions.

Going Concern and Plan of Operations

The accompanying consolidated financial statements have been prepared on the basis that we will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. At December 31, 2016, we had an accumulated deficit of $1,951,082 and a negative working capital of $2,651,189. To the extent that sufficient funding is available, we will continue to incur operating losses as we execute our plan to raise additional funds and investigate strategic and business development initiatives. In addition, we have had and will continue to have negative cash flows from operations. We have funded our losses primarily through the sale of common and preferred stock and warrants, the sale of the Notes, revenue provided from our license agreements and, to a lesser extent, equipment financing facilities and secured loans. In 2016 and 2015, we funded operations with a combination of the issuance of the Notes, preferred stock and license-related revenues. At December 31, 2016, we had a cash balance of $105,347. Our limited operating activities consume the majority of our cash resources.

F-23

There is substantial doubt about our ability to continue as a going concern, which may affect our ability to obtain future financing or engage in strategic transactions, and may require us to curtail our operations. We cannot predict, with certainty, the outcome of our actions to generate liquidity, including the availability of additional debt financing, or whether such actions would generate the expected liquidity as currently planned.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Significant areas requiring the use of management estimates include valuation allowance for deferred income tax assets. Actual results could differ from such estimates under different assumptions or circumstances.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. There are no cash equivalent as of December 31, 2016 or 2015.

The Company deposits its cash with major financial institutions and may at times exceed the federally insured limit. At December 31, 2016 and 2015, the Company had $0 and $11,848, respectively, in excess of the federal insurance limit.

Goodwill

The Company periodically reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist. Goodwill and certain intangible assets are assessed annually, or when certain triggering events occur, for impairment using fair value measurement techniques. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale or disposition of a significant portion of the business, or other factors. Specifically, goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The Company uses level 3 inputs and a discounted cash flow methodology to estimate the fair value of a reporting unit. A discounted cash flow analysis requires one to make various judgmental assumptions including assumptions about future cash flows, growth rates, and discount rates. The assumptions about future cash flows and growth rates are based on the Company’s budget and long-term plans. Discount rate assumptions are based on an assessment of the risk inherent in the respective reporting units. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

The Company did not record an impairment loss on goodwill for the year ended December 31, 2016.

Research and Development

Research and development costs are charged to expense as incurred. Research and development expenses were $108,858 and $322,317 for the years ended on December 31, 2016 and 2015, respectively. Research and development expenses include compensation and related overhead for employees and consultants involved in research and development and the cost of materials purchased for research and development.

F-24

Fair Value of Financial Instruments

We consider the fair value of cash, accounts receivable, accounts payable and accrued liabilities not to be materially different from their carrying value. These financial instruments have short-term maturities. We follow authoritative guidance with respect to fair value reporting issued by the Financial Accounting Standards Board (“FASB”) for financial assets and liabilities, which defines fair value, provides guidance for measuring fair value and requires certain disclosures. The guidance does not apply to measurements related to share-based payments. The guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Our cash is subject to fair value measurement and is determined by Level 1 inputs. We measure the liability for committed stock issuances with a fixed share number using Level 1 inputs. We measure the liability for price adjustable warrants and certain features embedded in notes, using the probability adjusted Black-Scholes option pricing model (“Black-Scholes”), which management has determined approximates values using more complex methods, using Level 3 inputs. The following tables summarize our liabilities measured at fair value on a recurring basis as of December 31, 2016:

	Balance at December 31, 2016	Level 1 Quoted prices in active markets for identical assets	Level 2 Significant other observable inputs	Level 3 Significant unobservable inputs
Liabilities:
Fair value liability for price adjustable warrants	$141,723	$-	$-	$141,723
Total liabilities at fair value	$141,723	$-	$-	$141,723

The following presents activity of the fair value liability of price adjustable warrants determined by Level 3 inputs for the years ended December 31, 2016 and 2015:

Fair value liability for price adjustable warrants
Balance at December 31, 2014	$-
Fair value of warrants issued	-
Exercise of warrants	-
Change in fair value included in consolidated statement of operations	-
Balance at December 31, 2015	-
Fair value of warrants issued	-
Fair value of warrants assumed in reverse merger	66,623
Change in fair value included in consolidated statement of operations	75,100
Balance at December 31, 2016	$141,723

The fair value liability of price adjustable warrants for the year ended December 31, 2016 was determined using the probability adjusted Black-Scholes option pricing model using exercise prices of $0.28 to $0.75, stock price of $0.15, volatility of 121% to 157%, contractual lives of 2.5 to 6 years, and risk free rates of 0.62% to 1.93%.

F-25

Impairment of Long-Lived Assets

We review all of our long-lived assets for impairment indicators throughout the year and perform detailed testing whenever impairment indicators are present. In addition, we perform detailed impairment testing for indefinite-lived intangible assets at least annually at December 31. When necessary, we record charges for impairments. Specifically:

●	For finite-lived intangible assets, such as developed technology rights, and for other long-lived assets, we compare the undiscounted amount of the projected cash flows associated with the asset, or asset group, to the carrying amount. If the carrying amount is found to be greater, we record an impairment loss for the excess of book value over fair value. In addition, in all cases of an impairment review, we re-evaluate the remaining useful lives of the assets and modify them, as appropriate; and

●	For indefinite-lived intangible assets, such as acquired in-process R&D assets, each year and whenever impairment indicators are present, we determine the fair value of the asset and record an impairment loss for the excess of book value over fair value, if any.

Management determined that no impairment indicators were present and that no impairment charges were necessary as of December 31, 2016 and 2015.

Revenue Recognition

Revenue will be recognized when persuasive evidence that an arrangement exists, delivery has occurred, collectability is reasonably assured, and fees are fixed or determinable. Deferred revenue expected to be recognized within the next 12 months is classified as current. Substantially all of our revenue will be generated from licensing arrangements that do not involve multiple deliverables and have no ongoing influence, control or R&D obligations. Our license arrangements may include upfront non-refundable payments, development milestone payments, patent-based or product sale royalties, and commercial sales, all of which are treated as separate units of accounting. In addition, we may receive revenues from sub-licensing arrangements. For each separate unit of accounting, we will determine that the delivered items have value to the other party on a stand-alone basis, we will have objective and reliable evidence of fair value using available internal evidence for the undelivered item(s) and our arrangements generally do not contain a general right of return relative to the delivered item.

Revenue from licensing arrangements will be recorded when earned based on the specific terms of the contracts. Upfront non-refundable payments, where we are not providing any continuing services as in the case of a license to our IP, are recognized when the license becomes available to the other party.

Milestone payments typically represent nonrefundable payments to be received in conjunction with the uncertain achievement of a specific event identified in the contract, such as initiation or completion of specified development activities or specific regulatory actions such as the filing of an Investigational New Drug Application (“IND”). We believe a milestone payment represent the culmination of a distinct earnings process when it is not associated with ongoing research, development or other performance on our part and it is substantive in nature. We recognize such milestone payments as revenue when it becomes due and collection is reasonably assured.

Royalty and earn-out payment revenues will generally be recognized upon commercial product sales by the licensee as reported by the licensee.

Stock-based Compensation

We use Black-Scholes for the valuation of stock-based awards. Stock-based compensation expense is based on the value of the portion of the stock-based award that will vest during the period, adjusted for expected forfeitures. The estimation of stock-based awards that will ultimately vest requires judgment, and to the extent actual or updated results differ from our current estimates, such amounts will be recorded in the period the estimates are revised. Black-Scholes requires the input of highly subjective assumptions, and other reasonable assumptions could provide differing results. Our determination of the fair value of stock-based awards on the date of grant using an option pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the expected life of the award and expected stock price volatility over the term of the award. Stock-based compensation expense is recognized immediately for immediately-vested portions of the grant, with the remaining portions recognized on a straight-line basis over the applicable vesting periods based on the fair value of such stock-based awards on the grant date. Forfeiture rates have been estimated based on historical rates and compensation expense is adjusted for general forfeiture rates in each period. Beginning in September 2014, Marina did not use historical forfeiture rates and did not apply a forfeiture rate as the historical forfeiture rate was not believed to be a reasonable estimate of the probability that the outstanding awards would be exercised in the future. Given the specific terms of the awards and the recipient population, we expect these options will all be exercised in the future.

F-26

Non-employee stock compensation expense is recognized immediately for immediately-vested portions of a grant, with the remaining portions recognized on a straight-line basis over the applicable vesting periods. At the end of each financial reporting period prior to vesting, the value of the unvested stock options, as calculated using Black-Scholes, is re-measured using the fair value of our common stock, and the stock-based compensation recognized during the period is adjusted accordingly.

Net Income (Loss) per Common Share

Basic net income (loss) per common share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share includes the effect of common stock equivalents (stock options, unvested restricted stock, and warrants) when, under either the treasury or if-converted method, such inclusion in the computation would be dilutive. Net income (loss) is adjusted for the dilutive effect of the change in fair value liability for price adjustable warrants, if applicable. The following number of shares have been excluded from diluted net income (loss) since such inclusion would be anti-dilutive:

	Year Ended December 31,
	2016	2015
Stock options outstanding	1,688,106	-
Warrants	24,466,783	117,720
Convertible Notes Payable	892,857	-
Total	27,047,746	117,720

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company accounts for income taxes using the asset and liability method to compute the differences between the tax basis of assets and liabilities and the related financial amounts, using currently enacted tax rates.

Under the provisions of ASC 740, Income Taxes (“ASC 740”), the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company did not have any unrecognized tax benefits and there was no effect on the Company’s financial condition or results of operations as a result of adopting the provisions of ASC 740.

The Company recognizes a tax benefit only if it is more likely than not that the position is sustainable, based solely on its technical merits and considerations of the relevant taxing authorities; administrative practice and precedents. The Company completed its analysis of uncertain tax positions in accordance with applicable accounting guidance and determined no amounts were required to be recognized in the financial statements at December 31, 2016 and 2015.

Recent Accounting Pronouncements

In March 2016, FASB issued Accounting Standards Update (“ASU”) 2016-09, Compensation – Stock Compensation – Improvements to Employee Shared-Based Payment Accounting (“ASU 2016-09”). This guidance is intended to simplify the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. The amendments in this update are effective for public business entities for financial statements issued for annual periods beginning after December 15, 2016, including interim periods within those annual periods. For all other entities, the amendments are effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted for any entity in any interim or annual periods. The Company is currently assessing the impact of this ASU on its financial statements.

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases. This update requires lessees to recognize at the lease commencement date a lease liability which is the lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis, and right-of-use assets, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Lessees will no longer be provided with a source of off-balance sheet financing. This update is effective for financial statements issued for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. Lessees and lessors must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Applying a full retrospective transition approach is not allowed. The Company does not expect the adoption of this standard to have a material effect on its financial statements.

F-27

In January 2016, FASB ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). The Update intends to enhance the reporting model for financial instruments to provide users of financial instruments with more decision-useful information and addresses certain aspects of the recognition, measurement, presentation, and disclosure of financial instruments. This new standard affects all entities that hold financial assets or owe financial liabilities. Entities should apply the amendments as a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The amendments related to equity securities without readily determinable fair values, including disclosure requirement, should be applied prospectively to equity investments that exist as of the date of adoption of the update. ASU 2016-01 is effective for public business entities for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. For all other entities, including not-for-profit entities and employee benefit plans within the scope of ASC Topics 960 through 965 on plan accounting, ASC 2016-01 is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. All entities that are not public business entities may adopt the ASC 2016-01 earlier as of the fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The adoption of this guidance is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In September 2015, the FASB issued changes to the accounting for measurement-period adjustments related to business combinations. Currently, an acquiring entity is required to retrospectively adjust the balance sheet amounts of the acquiree recognized at the acquisition date with a corresponding adjustment to goodwill during the measurement period, as well as revise comparative information for prior periods presented within financial statements as needed, including revising income effects, such as depreciation and amortization, as a result of changes made to the balance sheet amounts of the acquiree. Such adjustments are required when new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts initially recognized or would have resulted in the recognition of additional assets or liabilities. The measurement period is the period after the acquisition date during which the acquirer may adjust the balance sheet amounts recognized for a business combination (generally up to one year from the date of acquisition). The changes eliminate the requirement to make such retrospective adjustments, and, instead require the acquiring entity to record these adjustments in the reporting period they are determined. Additionally, the changes require the acquiring entity to present separately on the face of the income statement or disclose in the notes to the financial statements the portion of the amount recorded in current-period income by line item that would have been recorded in previous reporting periods if the adjustment to the balance sheet amounts had been recognized as of the acquisition date. These changes were to become effective for the Company for annual periods beginning after December 15, 2016. The Company does not expect the adoption of this standard to have a material effect on its financial statements.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued changes to the recognition of revenue from contracts with customers. These changes created a comprehensive framework for all entities in all industries to apply in the determination of when to recognize revenue, and, therefore, supersede virtually all existing revenue recognition requirements and guidance. This framework is expected to result in less complex guidance in application while providing a consistent and comparable methodology for revenue recognition. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this principle, an entity should apply the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract(s), (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract(s), and (v) recognize revenue when, or as, the entity satisfies a performance obligation. In August 2015, the FASB deferred the effective date by one year, making these changes effective for the Company on January 1, 2019. The Company does not expect the adoption of this standard to have a material effect on its financial statements.

Subsequent Event Policy

Management has evaluated all activity since December 31, 2016, through the date the financial statements were issued and has concluded that no subsequent events have occurred that would require recognition in the Financial Statements or disclosure in the Notes to the Financial Statements, other than those described in Note 12.

Note 3 – Intangible Assets

As part of the November 15, 2016 reverse merger, the Company allocated $3,558,076 to goodwill.

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Additionally, a substantial portion of the assets acquired were allocated to identifiable intangible assets. The fair value of the identifiable intangible asset is determined primarily using the “income approach,” which requires a forecast of all the expected future cash flows.

The following table summarizes the estimated fair value of the identifiable intangible asset acquired, their useful life, and method of amortization:

	Estimated Fair Value	Estimated Useful Life (Years)	Annual Amortization Expense
Intangible asset	$2,361,066	6	$393,511

The intangible asset, net of accumulated amortization of $49,189, was $2,311,877 as of December 31, 2016.

Note 4 - Related Party Transactions

Due to Related Party

The Company and other related entities have a commonality of ownership and/or management control, and as a result, the reported operating results and /or financial position of the Company could significantly differ from what would have been obtained if such entities were autonomous.

The Company has a Master Services Agreement (“MSA”) with a related party, Autotelic Inc., effective January 1, 2015. Autotelic Inc. owns less than 10% of the Company. The MSA states that Autotelic Inc. will provide business functions and services to the Company and allows Autotelic Inc. to charge the Company for these expenses paid on its behalf. The MSA includes personnel costs allocated based on amount of time incurred and other services such as consultant fees, clinical studies, conferences and other operating expenses incurred on behalf of the Company. The MSA between Marina and Autotelic Inc. was effective on the reverse merger date of November 15, 2016.

During the period commencing January 1, 2015 (the “Effective Date”) and ending on the date that the Company has completed an equity offering of either common or preferred stock in which the gross proceeds therefrom is no less than $10,000,000 (the “Equity Financing Date”), the Company shall pay Autotelic the following compensation: cash in an amount equal to the actual labor cost (paid on a monthly basis), plus warrants for shares of the Company’s common stock with a strike price equal to the fair market value of the Company’s common stock at the time said warrants are issued. The Company shall also pay Autotelic for the services provided by third party contractors plus 20% mark up. The warrant price per share is calculated based on the Black-Scholes model.

After the Equity Financing Date, the Company shall pay Autotelic Inc. a cash amount equal to the actual labor cost plus 100% mark up of provided services and 20% mark up of provided services by third party contractors or material used in connection with the performance of the contracts, including but not limited to clinical trial, non-clinical trial, Contract Manufacturing Organizations (“CMO”), U.S. Food & Drug Administration (“FDA”) regulatory process, Contract Research Organizations (“CRO”) and Chemistry and Manufacturing Controls (“CMC”).

In accordance with the MSA, Autotelic Inc. billed the Company for personnel and service expenses Autotelic Inc. incurred on behalf of the Company.

Personnel cost charged by Autotelic Inc. were $166,550 and $236,594 for the years ended on December 31, 2016 and 2015, respectively.

For the years ended December 31, 2016 and 2015 Autotelic Inc. billed a total of $344,563 and $332,866, respectively. Of the total expenses billed by Autotelic Inc., $232,610 and $278,716 was paid in cash, $83,166 and $59,525 was recorded as due to related party in the accompanying balance sheet, and the Company agreed to issue warrants for the remaining amount due of $47,791 and $36,470, respectively. See warrant liability below for warrants issued to Autotelic Inc. to pay for services performed relating to the MSA.

The number of shares to be purchased under the warrant and the exercise price will be determined at the date the warrants are issued in the future. The related liability has been classified as long-term in accordance with ASC Topic 210-10-45, Balance Sheet - Other Presentation Matters.

On November 15, 2016, simultaneously with the merger with IThena, Autotelic Inc. acquired a technology asset (IT-101), and IThena’s investment of $479 in foreign entity from the Company. In exchange for these assets, Autotelic Inc. agreed to cancel its stock purchase warrant agreements, received all of IThena’s then cash balance as payment against the liabilities and agreed to assume the remaining debts and liabilities of IThena, including accounts payable of $71,560, accrued expenses of $11,470, due to related party of $5,375, other liabilities of $118,759, convertible note of $50,000, and accrued interest payable of $567. The Company recognized contributed capital of $257,252.

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Other Liability, Autotelic Inc.

In December 2015, the Company had issued 47,374, 40,132, and 30,214 warrants to Autotelic Inc. for shares of the Company’s common stock with a strike price at $2.76, which was equal to the fair market value of the Company’s common stock at the time the warrants were issued, and represented the 100% markup of the personnel service from January 1 to March 31, 2015, April 1 to June 30, 2015, and July 1 to September 30, 2015, respectively.

In February 2016, the Company had issued 21,453 warrants to Autotelic Inc. for shares of the Company’s common stock with a strike price at $2.76, which was equal to the fair market value of the Company’s common stock at the time the warrants were issued, and represented the 100% markup of the personnel service from October 1 to December 31, 2015.

The Company recorded warrant liability of $36,470 as of December 31, 2015. The liability as of November 15, 2016 was $118,759 when it was assumed by Autotelic Inc. as part of its acquisition of the technology asset (IT-101).

Convertible Notes Payable

In July 2016, IThena issued convertible promissory notes with an aggregate principal balance of $50,000 to related-party investors. Borrowings under each of these convertible notes bore interest at 3% per annum and these notes mature on June 30, 2018. Upon the completion of certain funding events, the Company has the right to convert the outstanding principal amount of these notes into shares of the Company’s common stock at $1.80 per share. The notes were assumed by Autotelic Inc. on November 15, 2016 as part of its acquisition of the technology asset (IT-101).

Convertible Notes Payable, Dr. Trieu

In connection with the Merger, Marina entered into a Line Letter dated November 15, 2016 with Dr. Trieu, our Chairman of the Board, for an unsecured line of credit in an amount not to exceed $540,000, to be used for current operating expenses. Dr. Trieu will consider requests for advances under the Line Letter until April 30, 2017. Dr. Trieu shall have the right at any time for any reason in his sole and absolute discretion to terminate the line of credit available under the Line Letter or to reduce the maximum amount available thereunder without notice; provided, that Dr. Trieu agreed that he shall not demand the repayment of any advances that are made under the Line Letter prior to the earlier of: (i) May 15, 2017; and (ii) the date on which (x) we make a general assignment for the benefit of our creditors, (y) we apply for or consents to the appointment of a receiver, a custodian, a trustee or liquidator of all or a substantial part of our assets or (z) we cease operations. Dr. Trieu has advanced an aggregate of $250,000 under the Line Letter. Advances made under the Line Letter shall bear interest at the rate of five percent (5%) per annum, shall be evidenced by the Demand Promissory Note issued by us to Dr. Trieu, and shall be due and payable upon demand by Dr. Trieu.

Dr. Trieu shall have the right, exercisable by delivery of written notice thereof (the “Election Notice”), to either: (i) receive repayment for the entire unpaid principal amount advanced under the Line Letter and the accrued and unpaid interest thereon on the date of the delivery of the Election Notice (the “Outstanding Balance”) or (ii) convert the Outstanding Balance into such number of shares of our common stock as is equal to the quotient obtained by dividing (x) the Outstanding Balance by (y) $0.10 (such price, the “Conversion Price”, and the number of shares of common stock to be issued pursuant to the foregoing formula, the “Conversion Shares”); provided, that in no event shall the Conversion Price be lower than the lower of (x) $0.28 per share or (y) the lowest exercise price of any securities that have been issued by us in a capital raising transaction (and that would otherwise reduce the exercise price of any other outstanding warrants issued by us) during the period between November 15, 2016 and the date of the delivery of the Election Notice. No capital raising transactions have occurred through the date of this filing with securities at a price lower than $0.28 per share.

Note 5 – Business Combination / Acquisition

Pursuant to the Merger Agreement, at the closing of the transaction, Marina issued to IThena stockholders a number of shares of Marina common stock representing approximately 65% of the outstanding shares of common stock of the combined company. The purchase price of approximately $3.7 million represents the consideration transferred from Marina in the reverse merger transaction and is calculated based on the number of shares of common stock of the combined company that Marina stockholders owned as of the closing of the transaction and the fair value of assets and liabilities assumed by IThena.

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The number of shares of common stock Marina issued to IThena stockholders is calculated pursuant to the terms of the Merger Agreement based on Marina common stock outstanding as of November 15, 2016, as follows:

Shares of Marina common stock outstanding as of November 15, 2016	31,378,551
Divided by the percentage of Marina ownership of combined company	35%
Adjusted total shares of common stock of combined company	89,771,379
Multiplied by the assumed percentage of IThena ownership of combined company	65%
Shares of Marina common stock issued to IThena upon closing of transaction	58,392,828

The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. The purchase price allocation will remain preliminary until IThena management determines the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the transaction and will be based on the fair values of the assets acquired and liabilities assumed as of the transaction closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented.

The purchase price as of December 31, 2016 has been allocated based on a preliminary estimate of the fair value of assets acquired and liabilities assumed:

Assets and Liabilities Acquired:
Cash	$5,867
Net current liabilities assumed (excluding cash)	(1,926,972)
Identifiable intangible assets	2,361,066
Debt	(326,037)
Net assets acquired	113,924
Goodwill	3,558,076
Purchase price	$3,672,000

Certain adjustments have been made to the preliminary purchase price allocation to reflect changes in liabilities that were adjusted based on subsequent settlement agreements with third-parties.

Note 6 – Notes Payable

Note Purchase Agreement

On June 20, 2016, Marina entered into a Note Purchase Agreement (the “Purchase Agreement”) with certain investors (the “Purchasers”), pursuant to which Marina issued to the Purchasers unsecured promissory notes in the aggregate principal amount of $300,000 (the “Notes”). Interest shall accrue on the unpaid principal balance of the Notes at the rate of 12% per annum beginning on September 20, 2016. The Notes will become due and payable on June 20, 2017, provided, that, upon the closing of a financing transaction that occurs while the Notes are outstanding, each Purchaser shall have the right to either: (i) accelerate the maturity date of the Note held by such Purchaser or (ii) convert the entire outstanding principal balance under the Note held by such Purchaser and accrued interest thereon into Marina’s securities that are issued and sold at the closing of such financing transaction.

Further, if we at any time while the Notes are outstanding receive any cash payments in the aggregate amount of not less than $250,000, as a result of the licensing, partnering or disposition of any of the technology held by us or any related product or asset, we shall pay to the holders of the Notes, on a pro rata basis, an amount equal to 25% of each payment actually received by us, which payments shall be applied against the outstanding principal balance of the Notes and the accrued and unpaid interest thereon, until such time as the Notes are repaid in full.

As of December 31, 2016, the accrued interest expense on the Notes amounted to $14,475, with a total balance of principal and interest of $314,475.

In the Purchase Agreement, Marina agreed: (x) to extend the termination date of all of the warrants to purchase shares of Marina common stock (such warrants, the “Prior Warrants”) that were delivered to the purchasers pursuant to that certain Note and Warrant Purchase Agreement, dated as of February 10, 2012 between Marina and the purchasers identified on the signature pages thereto, as it has been amended to date, to February 10, 2020 and (y) to extend the exercise price protection afforded of the Prior Warrants so that such protection would apply to any financing transaction effected on or prior to June 19, 2017 (with any such adjustment only applying to 80% of the Prior Warrants, and with such protection not resulting in the issuance of any additional shares of Marina common stock). As the Prior Warrants were already recorded at fair value as a result of price adjustable terms, the impacts of the modification of the terms is included in the change in fair value of price adjustable warrants in the statement of operations.

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These notes were assumed by IThena in connection with the reverse merger.

Note Payable – Service Provider

On December 28, 2016, we entered into an Agreement and Promissory Note with a law firm for past services performed totaling $121,523. The Note calls for monthly payments of $6,000 per month, beginning with an initial payment on March 31, 2017. The Note is unsecured and non-interest bearing. The note will be considered paid in full if the Company pays $100,000 by December 31, 2017. The total balance was $121,523 as of December 31, 2016.

Note 7 – Stockholders’ Equity

Preferred Stock

Marina designated 1,000 shares as Series B Preferred Stock (“Series B Preferred”) and 90,000 shares as Series A Junior Participating Preferred Stock (“Series A Preferred”). No shares of Series B Preferred or Series A Preferred are outstanding. In March 2014, Marina designated 1,200 shares as Series C Convertible Preferred Stock (“Series C Preferred”). In August 2015, Marina designated 220 shares as Series D Convertible Preferred Stock (“Series D Preferred”).

In August 2015, Marina entered into a Securities Purchase Agreement with certain investors pursuant to which Marina sold 220 shares of Series D Preferred, and warrants to purchase up to 3.44 million shares of Marina’s common stock at an initial exercise price of $0.40 per share before August 2021, for an aggregate purchase price of $1.1 million. Marina incurred $0.01 million of stock issuance costs in conjunction with the Series D Preferred, which were netted against the proceeds. The warrants issued in connection with Series D Preferred contain an exercise price protection provision whereby the exercise price per share to purchase common stock covered by these warrants is subject to reduction in the event of certain dilutive stock issuances at any time within two years of the issuance date, but not to be reduced below $0.28 per share. Any such adjustment will not result in the issuance of any additional shares of Marina’s common stock. Each share of Series D Preferred has a stated value of $5,000 per share and is convertible into shares of common stock at a conversion price of $0.40 per share. The Series D Preferred is initially convertible into an aggregate of 2,750,000 shares of Marina’s common stock, subject to certain limitations and adjustments, has a 5% stated dividend rate, is not redeemable and has voting rights on an as-converted basis.

To account for the issuance of the Series D Preferred and warrants, Marina first assessed the terms of the warrants and determined that, due to the exercise price protection provision, they should be recorded as derivative liabilities. Marina determined the fair value of the warrants on the issuance date and recorded a liability and a discount of $0.6 million on the Series D Preferred resulting from the allocation of proceeds to the warrants. Marina then determined the effective conversion price of the Series D Preferred which resulted in a beneficial conversion feature of $0.7 million. The beneficial conversion feature was recorded as both a debit and a credit to additional paid-in capital and as a deemed dividend on the Series D Preferred in determining net income applicable to common stock holders in the consolidated statements of operations.

Each share of Series C Preferred has a stated value of $5,000 per share and is convertible into shares of common stock at a conversion price of $0.75 per share. In June 2015, an investor converted 90 shares of Series C Preferred into 0.6 million shares of common stock. In November 2015, an investor converted an additional 90 shares of Series C Preferred into 0.6 million shares of common stock. Also in November 2015, an investor converted 50 shares of Series D Preferred into 0.6 million shares of common stock.

In February 2016, an investor converted 110 shares of Series D Preferred into 1.4 million shares of common stock.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of our common stock. Subject to the rights of the holders of any class of our capital stock having any preference or priority over our common stock, the holders of our common stock are entitled to receive dividends that are declared by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in our net assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. Our common stock has no preemptive rights, conversion rights, redemption rights or sinking fund provisions, and there are no dividends in arrears or default. All shares of our common stock have equal distribution, liquidation and voting rights, and have no preferences or exchange rights. Our common stock is currently quoted on the OTCQB tier of the OTC Markets.

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In February 2016, Marina issued 0.21 million shares with a value of $0.06 million to Novosom as the equity component owed under Marina’s December 2015 milestone payment from MiNA Therapeutics. In April 2016, Marina issued 0.47 million shares with a value of $0.075 million to Novosom as the equity component owed under a March 2016 license agreement covering certain of Marina’s platforms for the delivery of an undisclosed genome editing technology.

In July 2016, Marina pledged to issue common stock valued at approximately $15,000 to Novosom for the portion due under our July 2010 Asset Purchase Agreement with Novosom, related to Marina’s license agreement with an undisclosed licensee that grants such licensee rights to use Marina’s technology and intellectual property to develop and commercialize products combining certain molecules with Marina’s liposomal delivery technology known as NOV582. In November 2016, we issued 119,048 shares with a value of approximately $15,000 to Novosom as the equity component owed under our July 2016 license agreement.

In November 2016, we issued 1,500,000 shares of common stock to Novosom in connection with a letter agreement that we entered into with Novosom on November 15, 2016 relating to that certain Asset Purchase Agreement dated as of July 27, 2010 between and among Marina, Novosom and Steffen Panzner, Ph.D. These shares were issued in order for Novosom to waive the change in control provision in the license agreement.

Warrants

As noted above, in the Purchase Agreement, Marina agreed: (x) to extend the termination date of all of the Prior Warrants to February 10, 2020 and (y) to extend the exercise price protection afforded of the Prior Warrants so that such protection would apply to any financing transaction effected on or prior to June 19, 2017 (with any such adjustment only applying to 80% of the Prior Warrants, and with such protection not resulting in the issuance of any additional shares of Marina’s common stock). In conjunction with this modification, the fair value of the derivative warrant liability associated with the 20% of the Prior Warrants that no longer have the anti-dilution protection equal to $0.09 million was reclassified to additional paid-in capital.

In connection with the Merger, and pursuant to the terms and conditions of the Merger Agreement, we assumed warrants to purchase up to 300,000 shares of IThena common stock, which warrants were converted into warrants representing the right to purchase up to 3,153,211 shares of our common stock. The number of shares underlying the assumed warrants and the exercise price thereof was adjusted by the exchange ratio used in the Merger (10.510708), with any fractional shares rounded down to the next lowest number of whole shares.

As of December 31, 2016, there were 24,466,783 warrants outstanding, with a weighted average exercise price of $0.47 per share, and annual expirations as follows:

Expiring in 2016	-
Expiring in 2017	2,630,545
Expiring in 2018	113,831
Expiring thereafter	21,722,407

Note 8 — Stock Incentive Plans

Stock-based Compensation

Certain option and share awards provide for accelerated vesting if there is a change in control as defined in the applicable plan and certain employment agreements.

Since IThena is the acquirer for accounting purposes under the November 15, 2016 merger, no expense related to Marina’s stock options are reflected on the accompanying financial statements for the years ended December 31, 2016 and 2015.

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Stock Options

Stock option activity was as follows:

	Options Outstanding

	Shares	Weighted Average Exercise Price
Outstanding, January 1, 2016	-	$-
Options acquired in reverse merger	1,688,106	$4.00
Outstanding, December 31, 2016	1,688,106	$4.00
Exercisable, December 31, 2016	1,688,106	$4.00

The following table summarizes additional information on Marina’s stock options outstanding at December, 2016:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.10	140,000	4.88	$0.10	140,000	$0.10
$0.26 - 0.82	484,000	3.48	0.46	484,000	0.46
$1.07 - $2.20	1,021,500	6.49	1.07	1,021,500	1.07
$47.60 - $87.60	21,000	1.44	67.60	21,000	67.60
$127.60 - $207.60	21,500	1.44	158.30	21,500	158.30
526.40	106	0.10	526.40	106	526.40
Totals	1,688,106	5.37	$3.68	1,688,106	$3.68

Weighted-Average Exercisable Remaining Contractual Life (Years) 5.37

In January 2016, Marina issued options to purchase up to an aggregate of 152,000 shares of Marina’s common stock to non-employee members of Marina’s board of directors at an exercise price of $0.26 per share as the annual grant to such directors for their service on Marina’s board of directors during 2016, and Marina issued options to purchase up to an aggregate of 80,000 shares of Marina’s common stock to the members of Marina’s scientific advisory board at an exercise price of $0.26 per share as the annual grant to such persons for their service on Marina’s scientific advisory board during 2016.

At December 31, 2016, we had $0 of total unrecognized compensation expense related to unvested stock options.

At December 31, 2016, the intrinsic value of options outstanding or exercisable was $7,000 as there were 140,000 options outstanding with an exercise price less than $0.15, the per share closing market price of our common stock at that date.

Marina’s Chief Executive Officer resigned from the company effective June 10, 2016, ceasing all work for Marina at such time. On July 22, 2016, Marina entered into an agreement with Marina’s former CEO, pursuant to which Marina agreed (x) to pay $70,000 of back wages at such time as funds become reasonably available, all of which wages were accrued as of June 30, 2016, and (y) that all remaining unvested options to purchase shares of Marina’s common stock would vest immediately, with the exercise period of such options (as well as such options held by Marina’s former CEO that had already vested as of June 10, 2016) extended through the earlier of the option’s exercise period or December 31, 2017. Marina recognized the remaining compensation expense of $325,787 associated with these unvested 321,250 options, including the incremental cost resulting from modification of such options grant to extend their exercise period, in the quarter ended September 30, 2016, upon the modification. On December 1, 2016, Marina executed a Settlement Agreement with Marina’s former CEO for the back wages in the amount of $45,000 which was paid in December 2016.

In connection with the November 15, 2016 Merger, we granted to each of the current members of our Board of Directors options to purchase up to 35,000 shares of our common stock at an exercise price of $0.10 per share. An aggregate of 140,000 options were granted, are exercisable for the five-year period beginning on the date of grant, and vested immediately.

Note 9 — Intellectual Property and Collaborative Agreements

In July 2010, Marina entered into an agreement pursuant to which Marina acquired intellectual property for Novosom’s SMARTICLES-based liposomal delivery system. In February 2016, Marina issued Novosom 0.21 million shares of common stock valued at $0.06 million.

In March 2016, Marina entered into a license agreement covering certain of Marina’s platforms for the delivery of an undisclosed genome editing technology. Under the terms of the agreement, Marina received an upfront license fee of $0.25 million and could receive up to $40 million in success-based milestones. In April 2016, Marina issued Novosom 0.47 million shares of common stock valued at $0.075 million for amounts due under this agreement.

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In July 2016, Marina entered into a license agreement with an undisclosed licensee that grants such licensee rights to use Marina’s technology and intellectual property to develop and commercialize products combining certain molecules with Marina’s liposomal delivery technology known as NOV582. Under the terms of this agreement, the licensee agreed to pay to us an upfront license fee in the amount of $0.35 million (to be paid in installments through the end of 2017), along with milestone payments on a per-licensed-product basis and royalty payments in the low single digit percentages. As of September 30, 2016, Marina had received $0.05 million per the terms of this license agreement. In November 2016, we issued 0.12 million shares with a value of $0.015 million to Novosom as the equity component owed under Marina’s July 2016 license agreement.

Note 10 – Commitments and Contingencies

Litigation

Because of the nature of the Company’s activities, the Company is subject to claims and/or threatened legal actions, which arise out of the normal course of business. Management is currently not aware of any pending lawsuits.

Note 11 - Income Taxes

We have identified our federal and California state tax returns as “major” tax jurisdictions. The periods our income tax returns are subject to examination for these jurisdictions are 2013 through 2016. We believe our income tax filing positions and deductions will be sustained on audit, and we do not anticipate any adjustments that would result in a material change to our financial position. Therefore, no liabilities for uncertain income tax positions have been recorded.

At December 31, 2016, we had available net operating loss carry-forwards for federal income tax reporting purposes of approximately $318 million, and had available tax credit carry-forwards for federal tax reporting purposes of approximately $10.7 million, which are available to offset future taxable income. Portions of these carry-forwards will expire through 2036 if not otherwise utilized. We have not performed a formal analysis, but we believe our ability to use such net operating losses and tax credit carry-forwards is subject to annual limitations due to change of control provisions under Sections 382 and 383 of the Internal Revenue Code, which significantly impacts our ability to realize these deferred tax assets.

Our net deferred tax assets, liabilities and valuation allowance are as follows:

	Year Ended December 31,
	2016	2015
Deferred tax assets:
Net operating loss carryforwards (a)	$892,107	$474,767
Tax credit carryforwards (a)	-	-
Depreciation and amortization	3,414,971	-
Other	533,034	-
Total deferred tax assets	4,840,112	474,767
Valuation allowance	(3,918,791)	(474,767)
Net deferred tax assets	921,321	-
Deferred tax liabilities:
Intangible assets	(921,321)	-
Net deferred tax liabilities	$-	$-

(a) reflects estimated limitation under Section 382 and 383 of the Internal Revenue Code as of December 31, 2016 due to reverse merger on November 15, 2016.

We record a valuation allowance in the full amount of our net deferred tax assets since realization of such tax benefits has been determined by our management to be less likely than not. The valuation allowance increased $3,444,024 and $474,767 during 2016 and 2015, respectively.

In 2016 and 2015, there was income tax expense of $800 and $1,600, respectively, due to IThena’s income tax due the state of California.

Note 12 - Subsequent Events

Stock Option Grants

In January 2017, the Company granted 243,000 stock options to directors and officers for services. The options vest over a one year period, have an exercise price of $0.17, and have a five-year term.

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Arrangements with LipoMedics

On February 6, 2017, we entered into a License Agreement (the “License Agreement”) with LipoMedics, Inc., a related party (“LipoMedics”) pursuant to which, among other things, we provided to LipoMedics a license to our SMARTICLES platform for the delivery of nanoparticles including small molecules, peptides, proteins and biologics. This represents the first time that our SMARTICLES technologies have been licensed in connection with nanoparticles delivering small molecules, peptides, proteins and biologics. On the same date, we also entered into a Stock Purchase Agreement with LipoMedics pursuant to which we issued to LipoMedics an aggregate of 862,068 shares of our common stock for a total purchase price of $250,000.

Under the terms of the License Agreement, we could receive up to $90 million in success-based milestones. In addition, if LipoMedics determines to pursue further development and commercialization of products under the License Agreement, LipoMedics agreed, in connection therewith, to purchase shares of our common stock for an aggregate purchase price of $500,000, with the purchase price for each share of common stock being the greater of $0.29 or the volume weighted average price of our common stock for the thirty (30) trading days immediately preceding the date on which LipoMedics notifies us that it intends to pursue further development or commercialization of a licensed product.

If LipoMedics breaches the License Agreement, we shall have the right to terminate the License Agreement effective sixty (60) days following delivery of written notice to LipoMedics specifying the breach, if LipoMedics fails to cure such material breach within such sixty (60) day period; provided, that if LipoMedics advises us in writing within such sixty (60) day period that such breach cannot reasonably be cured within such period, and if in our reasonable judgment, LipoMedics is diligently seeking to cure such breach during such period, then such period shall be extended an additional sixty (60) days for an aggregate of 120 days after written notice of termination, and if LipoMedics fails to cure such material breach by the end of such 120-day period, the License Agreement shall terminate in its entirety. LipoMedics may terminate the License Agreement by giving thirty (30) days’ prior written notice to us.

The licensing agreement between Marina and Lipomedics gave Lipomedics access to Marina’s portfolio of patents around SMARTICLES lipids for further development of Lipomedics’s proprietary phospholipid nanoparticles that can deliver protein, small molecule drugs, and peptides. These are not currently being developed at Marina Biotech and Marina Biotech has no IP around these products. In consideration Lipomedics agreed to the following fee schedule: 1) Evaluations License Fee. Simultaneous with the execution and delivery of this Agreement, Lipomedics shall enter into a Stock Purchase Agreement in form and substance reasonably acceptable to Marina and Lipomedics, pursuant to which Marina will sell to Lipomedics shares of the common stock of Marina for an aggregate purchase price of $250,000, with the purchase price for each share of Marina common stock being $0.29. 2) Commercial License Fee. Unless this Agreement is earlier terminated, within thirty (30) days following Lipomedics’s delivery of an Evaluation Notice advising that it intends to pursue, or cause to be pursued, further development and commercialization of Licensed Products, Lipomedics shall, in connection therewith (and as a condition thereto), enter into a Stock Purchase Agreement in form and substance reasonably acceptable to Marina and Lipomedics, pursuant to which Marina will sell to Lipomedics shares of the common stock of Marina for an aggregate purchase price of $500,000, with the purchase price for each share of Marina common stock being the greater of $0.29 or the volume weighted average price of the Marina common stock for the thirty (30) trading days immediately preceding the date on which Lipomedics delivers the Evaluation Notice to Marina. 3) For up to and including three Licensed Products, Lipomedics shall pay to Marina a milestone (collectively the “Sales Milestones”) of Ten Million Dollars ($10,000,000) upon reaching Commercial Sales in the Territory in any given twelve month period equal to or greater than Five Hundred Million Dollars ($500,000,000) for a given Licensed Product and of Twenty Million Dollars ($20,000,000) upon reaching Commercial Sales in any given twelve month period equal to or greater than One Billion Dollars ($1,000,000,000) for such Licensed Product, such payments to be made within thirty (30) days following the month in which such Commercial Sale targets are met. For clarity’s sake, the aggregate amount of Sales Milestones paid hereunder may not exceed in any event Ninety Million Dollars ($90,000,000). There are no milestone payments for Licensed Products for fourth or beyond. Lipomedics is developing next generation paclitaxel nanomedicine which include Abraxane that has achieved billion dollar sales.

Issuance of Shares to Service Providers

In February 2017, we entered into two privately negotiated transactions pursuant to which we committed to issue an aggregate of 6,153,684 shares of our common stock for an effective price per share of $0.29 to settle aggregate liability of approximately $948,000, which is reflected in accrued expenses as of December 31, 2016.

In addition, in February 2017, we issued 0.3 million shares of our common stock to a consultant providing investment advisory services.

Issuance of Shares to Officer

In February 2017, we issued 100,000 restricted shares of our common stock with a fair value of $0.14 per share to our CEO for services.

F-36

MARINA BIOTECH, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2017	December 31, 2016
	(Unaudited)
ASSETS

Current assets
Cash	$216,441	$105,347
Prepaid expenses and other assets	184,676	211,133
Total current assets	401,117	316,480

Intangible asset, net	2,213,499	2,311,877
Goodwill	3,502,829	3,558,076
	5,716,328	5,869,953

Total assets	$6,117,445	$6,186,433

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$618,756	$663,261
Accrued expenses	717,547	1,393,521
Due to related party	200,333	83,166
Notes payable	436,748	435,998
Convertible note payable to related party	480,514	250,000
Fair value of liabilities for price adjustable warrants	244,795	141,723
Total current liabilities	2,698,693	2,967,669

Commitments and contingencies (Note 8)

Stockholders’ equity
Preferred stock, $0.01 par value; 100,000 shares authorized

Series C convertible preferred stock, $0.01 par value; $5,100 liquidation preference; 1,200 shares authorized; 1,020 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	-	-

Series D convertible preferred stock, $0.01 par value; $300 liquidation preference; 220 shares authorized; 60 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	-	-

Common stock, $0.006 par value; 180,000,000 shares authorized, 97,099,877 and 89,771,379 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	582,599	538,628
Additional paid-in capital	5,870,013	4,631,218
Accumulated deficit	(3,033,860)	(1,951,082)

Total stockholders’ equity	3,418,752	3,218,764

Total liabilities and stockholders’ equity	$6,117,445	$6,186,433

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-37

MARINA BIOTECH, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended March 31,
	2017	2016

Revenue

License and other revenues	$-	$-

Operating expenses

Personnel expenses	306,922	83,982
Research and development	73,431	4,978
Amortization	98,378	-
General and administrative	488,522	25,231
Total operating expenses	967,253	114,191

Loss from operations	(967,253)	(114,191)

Other income (expense)

Interest expense	(11,653)	-
Change in fair value liability of warrants	(103,072)	-
	(114,725)	-

Loss before provision for income taxes	(1,081,978)	(114,191)

Provision for income taxes	800	-

Net loss	$(1,082,778)	$(114,191)

Net loss per share – basic and diluted	$(0.01)	$(0.00)

Weighted average shares outstanding	94,073,396	38,999,995

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-38

MARINA BIOTECH, INC.

Condensed Consolidated Statements of Changes in Equity (Capital Deficiency)

(Unaudited)

			Additional
	Common Stock		Paid-in	Accumulated
	Number	Par Value	Capital	Deficit	Total

Balance, December 31, 2016	89,771,379	$538,628	$4,631,218	$(1,951,082)	$3,218,764

Sale of common stock to related party	862,068	5,172	244,828	–	250,000

Common stock issued for services	300,000	1,800	$52,200	–	54,000

Common stock issued for accounts payable	6,153,684	36,923	$911,007	–	947,930

Return of common stock for note receivable	(87,254)	(524)	$(30,880)	–	(31,404)

Restricted stock issued to officer	100,000	600	17,400	–	18,000

Stock option compensation	–	–	44,240	–	44,240

Net loss	–	–	–	(1,082,778)	(1,082,778)
Balance, March 31, 2017	97,099,877	$582,599	$5,870,013	$(3,033,860)	$3,418,752

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-39

MARINA BIOTECH, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Three Months Ended March 31,
	2017	2016

Cash Flows Used in Operating Activities:

Net loss	$(1,082,778)	$(114,191)
Adjustments to reconcile net loss to net cash used in operating activities:
Share based compensation	62,240	-
Common shares issued for third party services	54,000	-
Warrants issued for services	-	36,470
Amortization	98,378	-
Goodwill adjustment	55,247	-
Fair value liabilities for price adjustable warrants	103,072	-
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(4,947)	-
Accounts payable	(44,505)	11,130
Accrued expenses	278,156	(59,166)
Due to related party	117,167	(54,150)

Net Cash used in operating activities	(363,970)	(179,907)

Cash Flows from Financing Activities:

Proceeds from sales of common stock to related party	250,000	-
Proceed from convertible note, related party	225,064	-

Net cash provided by financing activities	475,064	-

Increase (decrease) in cash	111,094	(179,907)

Cash – Beginning of Period	105,347	261,848
Cash - End of Period	$216,441	$81,941

Supplementary Cash Flow Information:
Interest paid	$-	$-
Income taxes paid	$800	$-

Non-cash Investing and Financing Activities:
Issuance of warrants for services	$-	$36,470
Common stock issued for accounts payable	$947,930	$-
Return of common stock for note receivable	$31,404	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-40

MARINA BIOTECH, INC.

Notes to Condensed Consolidated Financial Statements

FOR THE THREE MONTHS ENDED MARCH 31, 2017

(Unaudited)

Note 1 – Nature of Operations, Basis of Presentation and Significant Accounting Policies

Reverse Merger with IThenaPharma

On November 15, 2016, Marina Biotech, Inc. and subsidiaries (“Marina” or the “Company”) entered into, and consummated the transactions contemplated by, an Agreement and Plan of Merger between and among IThenaPharma Inc., a Delaware corporation (“IThena”), IThena Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Marina (“Merger Sub”), and Vuong Trieu as the IThena representative (the “Merger Agreement”), pursuant to which IThena merged into Merger Sub (the “Merger”). Upon completion of the Merger and subject to the applicable provisions of the Merger Agreement, Merger Sub has ceased to exist and IThena continues as the surviving corporation of the Merger and as a wholly-owned subsidiary of Marina. As consideration for the Merger, Marina issued to the former shareholders of IThena 58,392,828 shares of the Company’s common stock, representing approximately 65% of the issued and outstanding shares of Marina’s common stock following the completion of the Merger. Outstanding warrants to purchase 300,000 shares of common stock of IThena were converted into warrants to purchase common stock of Marina. In addition, Marina appointed Vuong Trieu, the president of IThena, as the Chairman of the Board of Directors of Marina, effective November 15, 2016. Dr. Trieu, in his capacity as the IThena representative, later appointed Philippe P. Calais, Ph.D., as a member of the Board of Directors of Marina effective December 8, 2016, pursuant to the rights granted to the former shareholders of IThena in the Merger Agreement.

As the former shareholders of IThena control greater than 50% of the Company subsequent to the Merger, for accounting purposes, the Merger was treated as a “reverse acquisition” and IThena is considered the accounting acquirer. Accordingly, IThena’s historical results of operations replace Marina’s historical results of operations for all periods prior to the Merger, and for all periods following the Merger, the results of operations of both companies are included. IThena accounted for the acquisition of Marina under the purchase accounting method following completion.

The purchase price of approximately $3.7 million represents the consideration in the reverse merger transaction and is calculated based on the number of shares of common stock of the combined company that Marina stockholders owned as of the closing of the transaction and the fair value of assets and liabilities assumed by IThena.

The number of shares of common stock Marina issued to IThena stockholders is calculated pursuant to the terms of the Merger Agreement based on Marina common stock outstanding as of November 15, 2016, as follows:

Shares of Marina common stock outstanding as of November 15, 2016	31,378,551
Divided by the percentage of Marina ownership of combined company	35%
Adjusted total shares of common stock of combined company	89,771,379
Multiplied by the assumed percentage of IThena ownership of combined company	65%
Shares of Marina common stock issued to IThena upon closing of transaction	58,392,828

The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. The purchase price allocation will remain preliminary until IThena management determines the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the transaction and will be based on the fair values of the assets acquired and liabilities assumed as of the transaction closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented.

F-41

The purchase price as of March 31, 2017 has been allocated based on a preliminary estimate of the fair value of assets acquired and liabilities assumed:

Assets and Liabilities Acquired:
Cash	$5,867
Net current liabilities assumed (excluding cash)	(1,871,725)
Identifiable intangible assets	2,361,066
Debt	(326,037)
Net assets acquired	169,170
Goodwill	3,502,829
Purchase price	$3,672,000

The above estimated purchase allocation and goodwill valuation reflects changes in fair value determinations of $55,246 for the three months ended March 31, 2017 and approximately $1,238,000 since the merger date.

In connection with the Merger, Marina entered into a License Agreement with Autotelic LLC, a stockholder of IThena and an entity in which Dr. Trieu serves as Chief Executive Officer, pursuant to which (A) Marina licensed to Autotelic LLC certain patent rights, data and technology relating to Familial Adenomatous Polyposis and nasal insulin, for human therapeutics other than for oncology-related therapies and indications, and (B) Autotelic LLC licensed to Marina certain patent rights, data and know-how relating to IT-102 and IT-103, in connection with individualized therapy of pain using a non-steroidal anti-inflammatory drug and an anti-hypertensive without inducing intolerable edema, and treatment of certain aspects of proliferative disease, but not including rights to IT-102/IT-103 for Therapeutic Drug Monitoring (“TDM”) guided dosing for all indications using an Autotelic Inc. TDM Device. We also granted a right of first refusal to Autotelic LLC with respect to any license by us of the rights licensed by or to us under the License Agreement in any cancer indication outside of gastrointestinal cancers.

On November 15, 2016, simultaneously with the Merger, Autotelic Inc., a related party, acquired a technology asset (IT-101) from IThena, and IThena’s investment of $479 in a foreign entity from the Company. In exchange for the asset, Autotelic Inc. agreed to cancel its stock purchase warrant agreements (see below), received all of IThena’s then cash balance as payment against the liabilities and agreed to assume the remaining debts and liabilities of IThena, including accounts payable of $71,560, accrued expenses of $11,470, due to related party of $5,375, other liabilities of $118,759, convertible note of $50,000, and accrued interest payable of $567. IThena recognized contributed capital of $257,252 in connection with this transaction.

In connection with the Merger, Marina entered into a Line Letter dated November 15, 2016 with Dr. Trieu, our Chairman of the Board, for an unsecured line of credit to be used for current operating expenses in an amount not to exceed $540,000, of which $475,064 had been drawn at March 31, 2017 and $250,000 had been drawn at December 31, 2016. Dr. Trieu considered requests for advances under the Line Letter until April 30, 2017. Dr. Trieu has the right at any time for any reason in his sole and absolute discretion to terminate the line of credit available under the Line Letter or to reduce the maximum amount available thereunder without notice; provided, that Dr. Trieu agreed that he shall not demand the repayment of any advances that are made under the Line Letter prior to the earlier of: (i) May 15, 2017; and (ii) the date on which (x) we make a general assignment for the benefit of our creditors, (y) we apply for or consent to the appointment of a receiver, a custodian, a trustee or liquidator of all or a substantial part of our assets or (z) we cease operations. Dr. Trieu has advanced an aggregate of $475,064 under the Line Letter. Advances made under the Line Letter bear interest at the rate of five percent (5%) per annum, are evidenced by the Demand Promissory Note issued by us to Dr. Trieu, and are due and payable upon demand by Dr. Trieu.

Dr. Trieu has the right, exercisable by delivery of written notice thereof (the “Election Notice”), to either: (i) receive repayment for the entire unpaid principal amount advanced under the Line Letter and the accrued and unpaid interest thereon on the date of the delivery of the Election Notice (the “Outstanding Balance”) or (ii) convert the Outstanding Balance into such number of shares of our common stock as is equal to the quotient obtained by dividing (x) the Outstanding Balance by (y) $0.10 (such price, the “Conversion Price”); provided, that in no event shall the Conversion Price be lower than the lower of (x) $0.28 per share or (y) the lowest exercise price of any securities that have been issued by us in a capital raising transaction (and that would otherwise reduce the exercise price of any other outstanding warrants issued by us) during the period between November 15, 2016 and the date of the delivery of the Election Notice. No capital raising transactions have occurred through the date of this filing with securities at a price lower than $0.28 per share.

Further, we entered into a Master Services Agreement (“MSA”) with Autotelic Inc., a stockholder of IThena, pursuant to which Autotelic Inc. agreed to provide certain business functions and services from time to time during regular business hours at our request. See Note 3 for specific terms of the MSA.

F-42

On November 15, 2016, Marina agreed to issue to Novosom Verwaltungs GmbH (“Novosom”) 1.5 million shares of common stock upon the closing of the Merger in consideration of Novosom’s agreement that the consummation of the Merger would not constitute a “Liquidity Event” under that certain Asset Purchase Agreement dated as of July 27, 2010 between and among Marina, Novosom and Steffen Panzner, Ph.D., and thus that no additional consideration under such agreement would be due to Novosom as a result of the consummation of the Merger.

In July 2016, Marina pledged to issue common stock valued at approximately $15,000 to Novosom for the portion due under our July 2010 Asset Purchase Agreement with Novosom, related to Marina’s license agreement with an undisclosed licensee that grants such licensee rights to use Marina’s technology and intellectual property to develop and commercialize products combining certain molecules with Marina’s liposomal delivery technology known as NOV582. In November 2016, we issued 119,048 shares with a value of approximately $15,000 to Novosom as the equity component owed under our July 2016 license agreement.

Business Operations

IThenaPharma, Inc.

IThena is a developer of personalized therapies for combined pain/hypertension through its proprietary Fixed Dose Combination (“FDC”) technology and point of care TDM. Through the combination of these technologies, IThenaPharma is looking to deliver therapies with improved compliance and personalized dosing. IThena’s lead products are the celecoxib FDCs which include IT-102 and IT-103, fixed dose combinations of celecoxib and lisinopril and celecoxib and olmesartan, respectively. IT-102 and IT-103 are being developed as celecoxib without the drug induced edema associated with celecoxib alone. IT-102 and IT-103 are being developed initially for combined arthritis / hypertension and subsequently for treatment of pain, or cancer, or other indications requiring high doses of celecoxib.

Marina Biotech, Inc

Marina Biotech, Inc. (“Marina”) is a biopharmaceutical company engaged in the discovery, acquisition, development and commercialization of proprietary drug therapeutics for addressing significant unmet medical needs in the U.S., Europe and additional international markets. Marina’s primary therapeutic focus is the disease intersection of hypertension, arthritis, pain, and oncology allowing for innovative combination therapies of the plethora of already approved drugs and the proprietary novel oligotherapeutics of Marina.

Marina currently has three clinical development programs underway: (i) next generation celecoxib program drug candidates IT-102 and IT-103, each of which is a fixed dose combination of celecoxib and either lisinopril (IT-102) or olmesartan (IT-103); (ii) CEQ508, an oral delivery of small interfering RNA (“siRNA”) against beta-catenin, combined with IT-102 to suppress polyps in the precancerous syndrome and orphan indication of Familial Adenomatous Polyposis (“FAP”); and (iii) CEQ508 combined with IT-103 to treat Colorectal Cancer (“CRC”).

Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and note disclosures required by U.S. generally accepted accounting principles (“U.S. GAAP”) for complete financial statements. The accompanying unaudited financial information should be read in conjunction with the audited consolidated financial statements, including the notes thereto, as of and for the year ended December 31, 2016, included in our 2016 Annual Report on Form 10-K filed with the SEC. The information furnished in this report reflects all adjustments (consisting of normal recurring adjustments), which are, in the opinion of management, necessary for a fair presentation of our financial position, results of operations and cash flows for each period presented. The results of operations for the three months ended March 31, 2017 are not necessarily indicative of the results for the year ending December 31, 2017 or for any future period.

Principles of Consolidation

The consolidated financial statements include the accounts of IThenaPharma Inc. and Marina Biotech, Inc. and the wholly-owned subsidiaries, Cequent, MDRNA, and Atossa, and eliminate any inter-company balances and transactions.

F-43

Going Concern and Management’s Liquidity Plans

The accompanying condensed consolidated financial statements have been prepared on the basis that we will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. At March 31, 2017, we had an accumulated deficit of $3,033,860 and a negative working capital of $2,297,576. We anticipate that we will continue to incur operating losses as we execute our plan to raise additional funds and investigate strategic and business development initiatives. In addition, we have had and will continue to have negative cash flows from operations. We have previously funded our losses primarily through the sale of common and preferred stock and warrants, the sale of notes, revenue provided from our license agreements and, to a lesser extent, equipment financing facilities and secured loans. In 2016 and 2015, we funded operations with a combination of the issuance of notes and preferred stock, and license-related revenues. At March 31, 2017, we had a cash balance of $216,441. Our operating activities consume the majority of our cash resources.

There is substantial doubt about our ability to continue as a going concern, which may affect our ability to obtain future financing or engage in strategic transactions, and may require us to curtail our operations. We cannot predict, with certainty, the outcome of our actions to generate liquidity, including the availability of additional debt financing, or whether such actions would generate the expected liquidity as currently planned.

Use of Estimates

The preparation of the accompanying condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Significant areas requiring the use of management estimates include valuation allowance for deferred income tax assets. Actual results could differ from such estimates under different assumptions or circumstances.

Fair Value of Financial Instruments

We consider the fair value of cash, accounts payable, due to related parties, notes payable, convertible notes payable and accrued liabilities not to be materially different from their carrying value. These financial instruments have short-term maturities. We follow authoritative guidance with respect to fair value reporting issued by the Financial Accounting Standards Board (“FASB”) for financial assets and liabilities, which defines fair value, provides guidance for measuring fair value and requires certain disclosures. The guidance does not apply to measurements related to share-based payments. The guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1:	Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:	Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Our cash is subject to fair value measurement and is determined by Level 1 inputs. We measure the liability for committed stock issuances with a fixed share number using Level 1 inputs. We measure the liability for price adjustable warrants and certain features embedded in notes, using the probability adjusted Black-Scholes option pricing model (“Black-Scholes”), which management has determined approximates values using more complex methods, using Level 3 inputs. The following tables summarize our liabilities measured at fair value on a recurring basis as of December 31, 2016 and March 31, 2017:

F-44

	Balance at December 31, 2016	Level 1 Quoted prices in active markets for identical assets	Level 2 Significant other observable inputs	Level 3 Significant unobservable inputs
Liabilities:
Fair value liability for price adjustable warrants	$141,723	$-	$-	$141,723
Total liabilities at fair value	$141,723	$-	$-	$141,723

	Balance at March 31, 2017	Level 1 Quoted prices in active markets for identical assets	Level 2 Significant other observable inputs	Level 3 Significant unobservable inputs
Liabilities:
Fair value liability for price adjustable warrants	$244,795	$-	$-	$244,795
Total liabilities at fair value	$244,795	$-	$-	$244,795

The following presents activity of the fair value liability of price adjustable warrants determined by Level 3 inputs for the period ended March 31, 2017:

Fair value liability for price adjustable warrants

Balance at December 31, 2016	$141,723
Fair value of warrants issued	-
Exercise of warrants	-
Change in fair value included in condensed consolidated statement of operations	103,072
Balance at March 31, 2017	$244,795

The fair value liability of price adjustable warrants for the three months ended March 31, 2017 was determined using the probability adjusted Black-Scholes option pricing model using exercise prices of $0.28 to $0.75, stock price of $0.28, volatility of 123% to 184%, contractual lives of 2.5 to 6 years, and risk free rates of 0.62% to 1.93%.

Impairment of Long-Lived Assets

We review all of our long-lived assets for impairment indicators throughout the year and perform detailed testing whenever impairment indicators are present. In addition, we perform detailed impairment testing for indefinite-lived intangible assets at least annually at December 31. When necessary, we record charges for impairments. Specifically:

●	For finite-lived intangible assets, such as developed technology rights, and for other long-lived assets, we compare the undiscounted amount of the projected cash flows associated with the asset, or asset group, to the carrying amount. If the carrying amount is found to be greater, we record an impairment loss for the excess of book value over fair value. In addition, in all cases of an impairment review, we re-evaluate the remaining useful lives of the assets and modify them, as appropriate; and

●	For indefinite-lived intangible assets, such as acquired in-process R&D assets, each year and whenever impairment indicators are present, we determine the fair value of the asset and record an impairment loss for the excess of book value over fair value, if any.

Management determined that no impairment indicators were present and that no impairment charges were necessary as of March 31, 2017 or December 31, 2016.

Net Income (Loss) per Common Share

Basic net income (loss) per common share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share includes the effect of common stock equivalents (stock options, unvested restricted stock, and warrants) when, under either the treasury or if-converted method, such inclusion in the computation would be dilutive. Net income (loss) is adjusted for the dilutive effect of the change in fair value liability for price adjustable warrants, if applicable. The following number of shares have been excluded from diluted net income (loss) since such inclusion would be anti-dilutive:

F-45

	Three Months Ended March 31,
	2017	2016

Stock options outstanding	2,334,000	-
Warrants	27,029,995	139,173
Convertible Notes Payable	1,716,123	-
Total	31,080,118	139,173

Subsequent Events

Except for the event(s) discussed in Note 9, there were no subsequent events that required recognition or disclosure. The Company evaluated subsequent events through the date the financial statements were issued and filed with the Securities and Exchange Commission.

Note 2 – Intangible Assets

As part of the Merger, the Company allocated $3,502,829 to goodwill. Additionally, a substantial portion of the assets acquired were allocated to identifiable intangible assets. The fair value of the identifiable intangible asset is determined primarily using the “income approach,” which requires a forecast of all the expected future cash flows.

The following table summarizes the estimated fair value of the identifiable intangible asset acquired, their useful life, and method of amortization:

	Estimated Fair Value	Estimated Useful Life (Years)	Annual Amortization Expense
Intangible asset	$2,361,066	6	$393,511

The net intangible asset was $2,213,499, net of accumulated amortization of $147,567, as of March 31, 2017. Amortization expense was $98,378 and $0 for the three months ended March 31, 2017 and 2016, respectively.

Note 3 - Related Party Transactions

Due to Related Party

The Company and other related entities have a commonality of ownership and/or management control, and as a result, the reported operating results and /or financial position of the Company could significantly differ from what would have been obtained if such entities were autonomous.

The Company has a Master Services Agreement (“MSA”) with a related party, Autotelic Inc., effective January 1, 2015. Autotelic Inc. owns less than 10% of the Company. The MSA states that Autotelic Inc. will provide business functions and services to the Company and allows Autotelic Inc. to charge the Company for these expenses paid on its behalf. The MSA includes personnel costs allocated based on amount of time incurred and other services such as consultant fees, clinical studies, conferences and other operating expenses incurred on behalf of the Company. The MSA between Marina and Autotelic Inc. was effective on the reverse merger date of November 15, 2016.

During the period commencing January 1, 2015 (the “Effective Date”) and ending on the date that the Company has completed an equity offering of either common or preferred stock in which the gross proceeds therefrom is no less than $10,000,000 (the “Equity Financing Date”), the Company shall pay Autotelic the following compensation: cash in an amount equal to the actual labor cost (paid on a monthly basis), plus warrants for shares of the Company’s common stock with a strike price equal to the fair market value of the Company’s common stock at the time said warrants are issued. The Company shall also pay Autotelic for the services provided by third party contractors plus 20% mark up. The warrant price per share is calculated based on the Black-Scholes model.

F-46

After the Equity Financing Date, the Company shall pay Autotelic Inc. a cash amount equal to the actual labor cost plus 100% mark up of provided services and 20% mark up of provided services by third party contractors or material used in connection with the performance of the contracts, including but not limited to clinical trial, non-clinical trial, Contract Manufacturing Organizations (“CMO”), U.S. Food & Drug Administration (“FDA”) regulatory process, Contract Research Organizations (“CRO”) and Chemistry and Manufacturing Controls (“CMC”).

In accordance with the MSA, Autotelic Inc. billed the Company for personnel and service expenses Autotelic Inc. incurred on behalf of the Company. Personnel cost charged by Autotelic Inc. were $158,140 and $41,991 for the three months ended on March 31, 2017 and 2016, respectively. For the three months ended March 31, 2017 and 2016, Autotelic Inc. billed a total of $213,103 and $72,231, including personnel costs (above), respectively. The unpaid balance of $200,333 is recorded as due to related party in the accompanying balance as of March 31, 2017. The Company agreed to issue warrants at a future date for the remaining balance due of $178,572, which is included in accrued expenses as of March 31, 2017.

Convertible Notes Payable

In July 2016, IThena issued convertible promissory notes with an aggregate principal balance of $50,000 to related-party investors. Borrowings under each of these convertible notes bore interest at 3% per annum and these notes mature on June 30, 2018. Upon the completion of certain funding events, the Company has the right to convert the outstanding principal amount of these notes into shares of the Company’s common stock at $1.80 per share. The notes were assumed by Autotelic Inc. on November 15, 2016 as part of its acquisition of the technology asset (IT-101).

Convertible Notes Payable, Dr. Trieu

In connection with the Merger, Marina entered into the Line Letter dated November 15, 2016 with Dr. Trieu, our Chairman of the Board, for an unsecured line of credit in an amount not to exceed $540,000, to be used for current operating expenses, as described in Note 1 above. Dr. Trieu has advanced an aggregate of $475,064 under the Line Letter as of March 31, 2017. Accrued interest on the Line Letter was $5,450 as of March 31, 2017 and is included in convertible notes payable to related parties on the accompanying balance sheets.

On April 4, 2017, the Company entered into a Line Letter with Autotelic Inc., a stockholder of IThenaPharma that became the holder of 5,255,354 shares of Marina common stock as a result of the Merger, and an entity of which Dr. Trieu serves as Chairman of the Board, for an unsecured line of credit in an amount not to exceed $500,000, to be used for current operating expenses. Autotelic Inc. will consider requests for advances under the Line Letter until September 1, 2017. Autotelic Inc. shall have the right at any time for any reason in its sole and absolute discretion to terminate the line of credit available under the Line Letter or to reduce the maximum amount available thereunder without notice; provided, that Autotelic Inc. agreed that it shall not demand the repayment of any advances that are made under the Line Letter prior to the earlier of: (i) October 4, 2017; and (ii) the date on which (x) we make a general assignment for the benefit of our creditors, (y) we apply for or consents to the appointment of a receiver, a custodian, a trustee or liquidator of all or a substantial part of our assets or (z) we cease operations. Advances made under the Line Letter shall bear interest at the rate of five percent (5%) per annum, shall be evidenced by the Demand Promissory Note issued to Autotelic Inc., and shall be due and payable upon demand by Autotelic, Inc.

Note 4 – Notes Payable

Note Purchase Agreement

On June 20, 2016, Marina entered into a Note Purchase Agreement (the “Purchase Agreement”) with certain investors (the “Purchasers”), pursuant to which Marina issued to the Purchasers unsecured promissory notes in the aggregate principal amount of $300,000 (the “Notes”). Interest shall accrue on the unpaid principal balance of the Notes at the rate of 12% per annum beginning on September 20, 2016. The Notes will become due and payable on June 20, 2017, provided, that, upon the closing of a financing transaction that occurs while the Notes are outstanding, each Purchaser shall have the right to either: (i) accelerate the maturity date of the Note held by such Purchaser or (ii) convert the entire outstanding principal balance under the Note held by such Purchaser and accrued interest thereon into Marina’s securities that are issued and sold at the closing of such financing transaction.

Further, if we at any time while the Notes are outstanding receive any cash payments in the aggregate amount of not less than $250,000, as a result of the licensing, partnering or disposition of any of the technology held by us or any related product or asset, we shall pay to the holders of the Notes, on a pro rata basis, an amount equal to 25% of each payment actually received by us, which payments shall be applied against the outstanding principal balance of the Notes and the accrued and unpaid interest thereon, until such time as the Notes are repaid in full.

As of March 31, 2017, the accrued interest expense on the Notes amounted to $21,225, with a total balance of principal and interest of $321,225.

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In the Purchase Agreement, Marina agreed: (x) to extend the termination date of all of the warrants to purchase shares of Marina common stock (such warrants, the “Prior Warrants”) that were delivered to the purchasers pursuant to that certain Note and Warrant Purchase Agreement, dated as of February 10, 2012 between Marina and the purchasers identified on the signature pages thereto, as it has been amended to date, to February 10, 2020 and (y) to extend the exercise price protection afforded of the Prior Warrants so that such protection would apply to any financing transaction effected on or prior to June 19, 2017 (with any such adjustment only applying to 80% of the Prior Warrants, and with such protection not resulting in the issuance of any additional shares of Marina common stock). As the Prior Warrants were already recorded at fair value as a result of price adjustable terms, the impacts of the modification of the terms is included in the change in fair value of price adjustable warrants in the statement of operations.

These notes were assumed by IThena in connection with the Merger.

Note Payable – Service Provider

On December 28, 2016, we entered into an Agreement and Promissory Note with a law firm for past services performed totaling $121,523. The note calls for monthly payments of $6,000 per month, beginning with an initial payment on March 31, 2017. The note is unsecured and non-interest bearing. The note will be considered paid in full if the Company pays $100,000 by December 31, 2017. The balance due on the note was $115,523 as of March 31, 2017.

Note 5 – Stockholders’ Equity

Preferred Stock

Marina designated 1,000 shares as Series B Preferred Stock (“Series B Preferred”) and 90,000 shares as Series A Junior Participating Preferred Stock (“Series A Preferred”). No shares of Series B Preferred or Series A Preferred are outstanding. In March 2014, Marina designated 1,200 shares as Series C Convertible Preferred Stock (“Series C Preferred”). In August 2015, Marina designated 220 shares as Series D Convertible Preferred Stock (“Series D Preferred”).

In August 2015, Marina entered into a Securities Purchase Agreement with certain investors pursuant to which Marina sold 220 shares of Series D Preferred, and warrants to purchase up to 3.44 million shares of Marina’s common stock at an initial exercise price of $0.40 per share before August 2021, for an aggregate purchase price of $1.1 million. Marina incurred $0.01 million of stock issuance costs in conjunction with the Series D Preferred, which were netted against the proceeds. The warrants issued in connection with Series D Preferred contain an exercise price protection provision whereby the exercise price per share to purchase common stock covered by these warrants is subject to reduction in the event of certain dilutive stock issuances at any time within two years of the issuance date, but not to be reduced below $0.28 per share. Any such adjustment will not result in the issuance of any additional shares of Marina’s common stock. Each share of Series D Preferred has a stated value of $5,000 per share and is convertible into shares of common stock at a conversion price of $0.40 per share. The Series D Preferred is initially convertible into an aggregate of 2,750,000 shares of Marina’s common stock, subject to certain limitations and adjustments, has a 5% stated dividend rate, is not redeemable and has voting rights on an as-converted basis.

To account for the issuance of the Series D Preferred and warrants, Marina first assessed the terms of the warrants and determined that, due to the exercise price protection provision, they should be recorded as derivative liabilities. Marina determined the fair value of the warrants on the issuance date and recorded a liability and a discount of $0.6 million on the Series D Preferred resulting from the allocation of proceeds to the warrants. Marina then determined the effective conversion price of the Series D Preferred which resulted in a beneficial conversion feature of $0.7 million. The beneficial conversion feature was recorded as both a debit and a credit to additional paid-in capital and as a deemed dividend on the Series D Preferred in determining net income applicable to common stock holders in the consolidated statements of operations.

Each share of Series C Preferred has a stated value of $5,000 per share and is convertible into shares of common stock at a conversion price of $0.75 per share. In June 2015, an investor converted 90 shares of Series C Preferred into 600,000 shares of common stock with a value of $0.54 per share. In November 2015, an investor converted an additional 90 shares of Series C Preferred into 600,000 shares of common stock with a value of $0.31 per share. Also in November 2015, an investor converted 50 shares of Series D Preferred into 625,000 shares of common stock with a value of $0.28 per share.

In February 2016, an investor converted 110 shares of Series D Preferred into 1,375,000 shares of common stock with a value of $0.15 per share.

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Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of our common stock. Subject to the rights of the holders of any class of our capital stock having any preference or priority over our common stock, the holders of our common stock are entitled to receive dividends that are declared by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in our net assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. Our common stock has no preemptive rights, conversion rights, redemption rights or sinking fund provisions, and there are no dividends in arrears or default. All shares of our common stock have equal distribution, liquidation and voting rights, and have no preferences or exchange rights. Our common stock is currently quoted on the OTCQB tier of the OTC Markets.

In February 2017, we entered into two privately negotiated transactions pursuant to which we issued an aggregate of 6,153,684 shares of our common stock for an effective price per share of $0.29 to settle aggregate liability of approximately $948,000, which is reflected in accrued expenses as of December 31, 2016.

In February 2017, we issued 300,000 shares of our common stock with a fair value of $0.18 per share to a consultant providing investment advisory services.

In February 2017, we issued 100,000 restricted shares of our common stock with a fair value of $0.14 per share to our CEO for services.

On February 6, 2017, we entered into a Stock Purchase Agreement with LipoMedics, a related party, pursuant to which we issued to LipoMedics an aggregate of 862,068 shares of our common stock for a total purchase price of $250,000.

On March 31, 2017, we entered into a Settlement Agreement, whereby a note receivable for $45,000 was settled with a cash payment by the note holder to the Company of $14,059, the surrender of 60,000 warrants, and the surrender of 87,254 shares of common stock held by the noteholder, which were cancelled effective March 31, 2017.

Warrants

As of March 31, 2017, there were 27,029,995 warrants outstanding, with a weighted average exercise price of $0.43 per share, and annual expirations as follows:

Expiring in 2017	2,100,545
Expiring in 2018	113,831
Expiring in 2019	6,000,000
Expiring in 2020	11,890,792
Expiring in 2021	3,437,500
Expiring thereafter	3,487,327
27,029,995

Note 6 — Stock Incentive Plans

Stock Options

Stock option activity was as follows:

	Options Outstanding
	Shares	Weighted Average Exercise Price
Outstanding, December 31, 2016	1,688,106	$3.68
Options granted	646,000	0.17
Options expired	(106)	526.40
Outstanding, March 31, 2017	2,334,000	2.69
Exercisable, March 31, 2017	1,931,000	$3.21

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The following table summarizes additional information on Marina’s stock options outstanding at March 31, 2017:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.10	140,000	4.63	$0.10	140,000	$0.10
$0.17 - .018	646,000	4.80	0.17	243,000	0.17
$0.26 - 0.82	484,000	3.24	0.46	484,000	0.46
$1.07 - $2.20	1,021,500	6.24	1.07	1,021,500	1.07
$47.60 - $87.60	21,000	1.19	67.60	21,000	67.60
$127.60 - $207.60	21,500	1.19	158.30	21,500	158.30
Totals	2,334,000	5.03	$3.68	1,931,000	$3.21

Weighted-Average Exercisable Remaining Contractual Life (Years) 5.08

In January 2017, the Company granted a total of 486,000 stock options to directors and officers for services. One-half of the options vest immediately and one-half of the options vest on the one year anniversary of the grant date. The options have an exercise price of $0.17 and a five-year term.

In February 2017, the Company granted a total of 160,000 stock options to key employees for services. The options vest on the one year anniversary of the grant date, have an exercise price of $0.18, and have a five-year term.

At March 31, 2017, we had $51,901 of total unrecognized compensation expense related to unvested stock options. Total expense related to stock options was $44,240 for the three months ended March 31, 2017.

At March 31, 2017, the intrinsic value of options outstanding or exercisable was $99,300 as there were 1,018,000 options outstanding with an exercise price less than $0.28, the per share closing market price of our common stock at that date.

Note 7 — Intellectual Property and Collaborative Agreements

Novosom Agreements

In July 2010, Marina entered into an agreement pursuant to which Marina acquired intellectual property for Novosom’s SMARTICLES-based liposomal delivery system. In February 2016, Marina issued Novosom 0.21 million shares of common stock valued at $0.06 million.

In March 2016, Marina entered into a license agreement covering certain of Marina’s platforms for the delivery of an undisclosed genome editing technology. Under the terms of the agreement, Marina received an upfront license fee of $0.25 million and could receive up to $40 million in success-based milestones. In April 2016, Marina issued Novosom 0.47 million shares of common stock valued at $0.075 million for amounts due under this agreement.

In July 2016, Marina entered into a license agreement with an undisclosed licensee that grants such licensee rights to use Marina’s technology and intellectual property to develop and commercialize products combining certain molecules with Marina’s liposomal delivery technology known as NOV582. Under the terms of this agreement, the licensee agreed to pay to us an upfront license fee in the amount of $0.35 million (to be paid in installments through the end of 2017), along with milestone payments on a per-licensed-product basis and royalty payments in the low single digit percentages. As of September 30, 2016, Marina had received $0.05 million per the terms of this license agreement. In November 2016, we issued 0.12 million shares with a value of $0.015 million to Novosom as the equity component owed under Marina’s July 2016 license agreement.

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Arrangements with LipoMedics

On February 6, 2017, we entered into a License Agreement (the “License Agreement”) with LipoMedics, Inc., a related party (“LipoMedics”), pursuant to which, among other things, we provided to LipoMedics a license to our SMARTICLES platform for further development of Lipomedics’s proprietary phospholipid nanoparticles that can deliver protein, small molecule drugs, and peptides. These are not currently being developed at Marina Biotech and Marina Biotech has no IP around these products. On the same date, we also entered into a Stock Purchase Agreement with LipoMedics pursuant to which we issued to LipoMedics an aggregate of 862,068 shares of our common stock for a total purchase price of $250,000.

Under the terms of the License Agreement, we could receive up to $90 million in success-based milestones based on commercial sales of licensed products. In addition, if LipoMedics determines to pursue further development and commercialization of products under the License Agreement, LipoMedics agreed, in connection therewith, to purchase shares of our common stock for an aggregate purchase price of $500,000, with the purchase price for each share of common stock being the greater of $0.29 or the volume weighted average price of our common stock for the thirty (30) trading days immediately preceding the date on which LipoMedics notifies us that it intends to pursue further development or commercialization of a licensed product.

If LipoMedics breaches the License Agreement, we shall have the right to terminate the License Agreement effective sixty (60) days following delivery of written notice to LipoMedics specifying the breach, if LipoMedics fails to cure such material breach within such sixty (60) day period. LipoMedics may terminate the License Agreement by giving thirty (30) days’ prior written notice to us.

Vuong Trieu, Ph.D., the Chairman of the Board of Directors of the Company (the “Board”), is the Chairman of the Board and Chief Operating Officer of LipoMedics.

In consideration Lipomedics agreed to the following fee schedule: 1) Evaluations License Fee. Simultaneous with the execution and delivery of this Agreement, Lipomedics shall enter into a Stock Purchase Agreement in form and substance reasonably acceptable to Marina and Lipomedics, pursuant to which Marina will sell to Lipomedics shares of the common stock of Marina for an aggregate purchase price of $250,000, with the purchase price for each share of Marina common stock being $0.29. 2) Commercial License Fee. Unless this Agreement is earlier terminated, within thirty (30) days following Lipomedics’s delivery of an Evaluation Notice advising that it intends to pursue, or cause to be pursued, further development and commercialization of Licensed Products. 3) For up to and including three Licensed Products, Lipomedics shall pay to Marina a milestone (collectively the “Sales Milestones”) of Ten Million Dollars ($10,000,000) upon reaching Commercial Sales in the Territory in any given twelve month period equal to or greater than Five Hundred Million Dollars ($500,000,000) for a given Licensed Product and of Twenty Million Dollars ($20,000,000) upon reaching Commercial Sales in any given twelve month period equal to or greater than One Billion Dollars ($1,000,000,000) for such Licensed Product, such payments to be made within thirty (30) days following the month in which such Commercial Sale targets are met.

Note 8 – Commitments and Contingencies

Litigation

Because of the nature of the Company’s activities, the Company is subject to claims and/or threatened legal actions, which arise out of the normal course of business. Management is currently not aware of any pending lawsuits.

Note 9 - Subsequent Events

On April 13, 2017, the Company entered into a Compromise and Release Agreement to settle $36,047 due to a service provider for $15,957 in cash and $20,090 of the Company’s common stock at $0.29 per share (for a total issuance of 69,276 shares). The Company issued 69,276 shares to the service provider in May 2017.

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PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than placement agent fees, payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the fees payable to the SEC.

SEC registration fee		$2,318.00
Legal fees and expenses	$	#
Accounting fees and expenses	$	#
Miscellaneous fees and expenses	$	#
Total	$	#

* Previously paid.

# To be supplied by amendment.

__________

Item 14. Indemnification of Directors and Officers.

Our Certificate of Incorporation currently provides that our board of directors has the authority to utilize, to the fullest extent possible, the indemnification provisions of Sections 102(b)(7) and 145 of the Delaware General Corporation Law (the “DGCL”), and our directors and officers are provided with the broadest available indemnification coverage. Such indemnification for our directors and officers is mandatory. Our Certificate of Incorporation also expressly provides that the advancement of expenses is mandatory and not subject to the discretion of our board of directors, except that any of our directors or officers who request advancement must undertake to repay the advanced amounts if it is determined that such person is not entitled to be indemnified by us. Further, our Certificate of Incorporation contains provisions to eliminate the liability of our directors to us or our stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL, as amended from time to time.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation provides for such limitation of liability.

Under Section 145 of the DGCL, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by our restated certificate of incorporation or restated bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.

We maintain a policy of directors and officer’s liability insurance covering certain liabilities incurred by our directors and officers in connection with the performance of their duties.

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Insofar as indemnification for liabilities arising under the Securities Act is permitted for our directors, officers or controlling persons, pursuant to the above mentioned statutes or otherwise, we understand that the SEC is of the opinion that such indemnification may contravene federal public policy, as expressed in the Securities Act, and therefore, is unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any of our directors, officers or controlling persons, and the SEC is still of the same opinion, we (except insofar as such claim seeks reimbursement from us of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by our counsel to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Item 15. Recent Sales of Unregistered Securities.

During the last three years, the registrant has not issued unregistered securities to any person, except as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and, unless otherwise indicated below, the registrant believes that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder. All recipients had adequate access, though their relationships with the registrant, to information about the registrant.

In June 2017, the registrant issued promissory note in the aggregate principal amount of $224,366 to select accredited investors, which promissory notes are initially convertible into 641,045 shares of the registrant’s common stock.

In April 2017, the registrant issued approximately 0.07 million shares of its common stock to a service provider to settle liabilities in the amount of $20,090.

In February 2017, the registrant issued approximately 0.86 million shares of its common stock to an accredited investor for an aggregate purchase price of $250,000.

In February 2017, the registrant issued approximately 6.15 million shares of its common stock for an effective price per share of $0.29 to two of the registrant’s service providers to settle aggregate liability of approximately $948,000. In addition, in February 2017, the registrant issued 0.3 million shares of its common stock to a vendor providing investor relations services to the registrant.

On November 15, 2016, the registrant issued 58.4 million shares of its common stock to the former stockholders of Ithena pursuant to the Merger Agreement.

In June 2016, the registrant issued promissory notes in the aggregate principal amount of $300,000 to select accredited investors.

As part of the asset purchase agreement that the registrant entered into with Novosom in July 2010, the registrant is obligated to pay Novosom 30% of any payments received by the registrant for sub-licensed SMARTICLES® technology. The consideration is payable in a combination of cash (no more than 50% of total due) and common stock (between 50% and 100% of total due), at the discretion of the registrant. For such consideration, the registrant issued approximately 1.0 million shares of common stock in March 2014, approximately 0.1 million shares of common stock in January 2015, approximately 0.2 million shares of common stock in June 2015, approximately 0.03 million shares of common stock in October 2015, approximately 0.2 million shares of common stock in February 2016, approximately 0.5 million shares of common stock in April 2016 and approximately 0.12 million shares of common stock in November 2016. The registrant also issued 1.5 million shares of its common stock to Novosom in November 2016 in connection with an amendment to the asset purchase agreement with Novosom.

In February 2016, the registrant issued 1.4 million shares of its common stock upon conversion of 110 shares of Series D Convertible Preferred Stock.

In November 2015, the registrant issued 0.6 million shares of its common stock upon conversion of 50 shares of Series D Convertible Preferred Stock.

In November 2015, the registrant issued 0.6 million shares of its common stock upon conversion of 90 shares of Series C Convertible Preferred Stock.

In August 2015, the registrant issued 200 shares of Series D Convertible Preferred Stock and warrants to purchase up to 3.44 million shares of our common stock at an exercise price of $0.40 per share, for an aggregate purchase price of $1.1 million.

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In June 2015, the registrant issued 0.6 million shares of its common stock upon conversion of 90 shares of Series C Convertible Preferred Stock.

In June 2015, the registrant issued warrants to purchase up to 0.02 million shares of its common stock to a vendor providing scientific and development consulting services to the registrant.

In April 2015, the registrant issued warrants to purchase up to 0.02 million shares of its common stock to a vendor providing scientific and development consulting services to the registrant.

In January and February 2015, the registrant issued warrants to purchase up to an aggregate of 0.064 million shares of its common stock to a vendor providing scientific and development consulting services to the registrant.

In December 2014, the registrant issued warrants to purchase up to 0.117 million shares of its common stock to five consultants providing financial, scientific and development consulting services.

In September 2014, the registrant issued 0.05 million shares to a vendor to settle an outstanding vendor payable.

In April 2014, the registrant issued 0.02 million shares of its common stock to scientific advisory board members for services to be provided during the three months ended June 30, 2014.

In April 2014, the registrant issued warrants to purchase up to 0.075 million shares of its common stock to a vendor as consideration for services rendered.

During 2014, the registrant issued approximately 1.3 million shares upon net share exercise of warrants and 0.8 million shares upon cash exercises of warrants.

In March 2014, the registrant issued 1,200 shares of Series C Convertible Preferred Stock and warrants to purchase up to 6.0 million shares of our common stock at an exercise price of $0.75 per share, for an aggregate purchase price of $6.0 million.

In February 2014, the registrant issued to the holders of the secured promissory notes that that registrant originally issued pursuant to that certain Note and Warrant Purchase Agreement, dated as of February 10, 2012, among the registrant, certain of its wholly-owned subsidiaries, and the purchasers identified on the signature pages thereto, an aggregate of 2.0 million shares of the registrant’s common stock in exchange for the notes.

In January and April 2014, the registrant issued an aggregate of 0.04 million shares of its common stock to consultants for services provided during the six months ended June 30, 2014.

In January 2014, the registrant issued approximately 2.8 million shares of common stock to employees and board members for amounts due under employment and board of director agreements.

In January 2014, the registrant issued an aggregate of 0.09 million shares of its common stock to scientific advisory board members for services to be provided during the three months ended March 31, 2014.

As additional consideration for that certain Lease Termination Agreement, effective as of October 1, 2012, between the registrant and Ditty Properties Limited Partnership (“Ditty”) with respect to that certain Lease Agreement dated March 1, 2006 between the registrant and Ditty regarding the registrant’s facilities located at 3830 Monte Villa Parkway, Bothell, WA, the registrant agreed to issue 1.5 million shares of common stock to Ditty contingent upon and immediately prior to the first to occur of certain specified events. The shares were issued in March 2014.

In August, October and November 2012, the registrant issued to eleven of its vendors an aggregate of approximately 3.8 million shares of common stock to settle outstanding amounts due to such vendors in the aggregate amount of approximately $1.2 million. The registrant also agreed to issue an additional 0.087 million shares to settle approximately $30,000 in amounts due to one vendor contingent upon and immediately prior to the first to occur of certain specified events. The shares were issued in March 2014.

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Item 16. Exhibits and Financial Statement Schedules.

The exhibits listed on the Index to Exhibits of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

(a) Exhibits. The following exhibits are included herein or incorporated herein by reference.

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of March 31, 2010 by and among the Registrant, Cequent Pharmaceuticals, Inc., Calais Acquisition Corp. and a representative of the stockholders of Cequent Pharmaceuticals, Inc. (filed as Exhibit 2.1 to our Current Report on Form 8-K dated March 31, 2010, and incorporated herein by reference).

2.2	Agreement and Plan of Merger, dated as of November 15, 2016, by and among the Registrant, IThena Acquisition Corporation, IThenaPharma Inc. and Vuong Trieu as the representative of IThenaPharma Inc. (filed as Exhibit 2.1 to our Current Report on Form 8-K dated November 15, 2016, and incorporated herein by reference).

3.1	Restated Certificate of Incorporation of the Registrant dated July 20, 2005 (filed as Exhibit 3.1 to our Current Report on Form 8-K dated July 20, 2005, and incorporated herein by reference).

3.2	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant, dated June 10, 2008 (filed as Exhibit 3.1 to our Current Report on Form 8-K dated June 10, 2008, and incorporated herein by reference).

3.3	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant, dated July 21, 2010 (filed as Exhibit 3.1 to our Current Report on Form 8-K dated July 21, 2010, and incorporated herein by reference).

3.4	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant, dated July 21, 2010 (filed as Exhibit 3.1 to our Current Report on Form 8-K dated July 21, 2010, and incorporated herein by reference).

3.5	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant, dated July 18, 2011 (filed as Exhibit 3.1 to our Current Report on Form 8-K dated July 14, 2011, and incorporated herein by reference).

3.6	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant, dated December 22, 2011 (filed as Exhibit 3.1 to our Current Report on Form 8-K dated December 22, 2011, and incorporated herein by reference).

3.7	Amended and Restated Bylaws of the Registrant dated August 21, 2012 (filed as Exhibit 3.7 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and incorporated herein by reference).

3.8	Certificate of Designation, Rights and Preferences of Series A Junior Participating Preferred Stock dated January 17, 2007 (filed as Exhibit 3.1 to our Current Report on Form 8-K dated January 19, 2007, and incorporated herein by reference).

3.9	Amended Designation, Rights, and Preferences of Series A Junior Participating Preferred Stock, dated June 10, 2008 (filed as Exhibit 3.2 to our Current Report on Form 8-K dated June 10, 2008, and incorporated herein by reference).

3.10	Certificate of Designations or Preferences, Rights and Limitations of Series B Preferred Stock dated December 22, 2011 (filed as Exhibit 3.1 to our Current Report on Form 8-K dated December 22, 2011, and incorporated herein by reference).

3.11	Certificate of Designation of Rights, Preferences and Privileges of Series C Convertible Preferred Stock (filed as Exhibit 3.1 to our Current Report on Form 8-K dated March 7, 2014, and incorporated herein by reference).

3.12	Certificate of Designation of Rights, Preferences and Privileges of Series D Convertible Preferred Stock (filed as Exhibit 3.1 to our Current Report on Form 8-K dated August 5, 2015, and incorporated herein by reference).

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4.1	Form of Amended and Restated Common Stock Purchase Warrant originally issued by the Registrant in April 2008 (filed as Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, and incorporated herein by reference).

4.2	Form of Common Stock Purchase Warrant issued by the Registrant in June 2009 (filed as Exhibit 10.3 to our Current Report on Form 8-K dated June 10, 2009, and incorporated herein by reference).

4.3	Form of Common Stock Purchase Warrant issued by the Registrant in December 2009 (filed as Exhibit 4.2 to our Current Report on Form 8-K dated December 22, 2009, and incorporated herein by reference).

4.4	Form of Common Stock Purchase Warrant issued by the Registrant in January 2010 (filed as Exhibit 4.1 to our Current Report on Form 8-K dated January 13, 2010, and incorporated herein by reference).

4.5	Form of Common Stock Purchase Warrant issued by the Registrant in November 2010 (filed as Exhibit 4.2 to our Current Report on Form 8-K dated November 4, 2010, and incorporated herein by reference).

4.6	Form of Warrant Certificate issued by the Registrant in February 2011 (filed as Exhibit 4.1 to our Current Report on Form 8-K dated February 10, 2011, and incorporated herein by reference).

4.7	Form of Warrant Agreement by and between the Registrant and American Stock Transfer & Trust Company, LLC (filed as Exhibit 4.2 to our Current Report on Form 8-K dated February 10, 2011, and incorporated herein by reference).

4.8	Form of Series A Warrant (Common Stock Purchase Warrant) issued to the investors in the Registrant’s underwritten offering of securities that closed in May 2011 (filed as Exhibit 4.13 to Amendment No. 2 to our Registration Statement on Form S-1 (No. 333-173108) filed with the SEC on May 10, 2011, and incorporated herein by reference).

4.9	Form of 15% Secured Promissory Note issued by the Registrant in February 2012 (filed as Exhibit 4.1 to our Current Report on Form 8-K dated February 10, 2012, and incorporated herein by reference).

4.10	Form of Common Stock Purchase Warrant issued by the Registrant to the holders of the 15% Secured Promissory Notes (filed as Exhibit 4.2 to our Current Report on Form 8-K dated February 10, 2012, and incorporated herein by reference).

4.11	Form of Common Stock Purchase Warrant issued by the Registrant in March 2012 (filed as Exhibit 4.1 to our Current Report on Form 8-K dated March 19, 2012, and incorporated herein by reference).

4.12	Form of Common Stock Purchase Warrant issued by the Registrant in March 2014 (filed as Exhibit 4.1 to our Current Report on Form 8-K dated March 7, 2014, and incorporated herein by reference).

4.13	Form of Common Stock Purchase Warrant issued by the Registrant in August 7, 2015 (filed as Exhibit 4.1 to our Current Report on Form 8-K dated August 5, 2015, and incorporated herein by reference).

4.14	Form of 12% Promissory Note issued by the Registrant in June 2016 (filed as Exhibit 4.1 to our Current Report on Form 8-K dated June 20, 2016, and incorporated herein by reference).

4.15	Form of Demand Promissory Note issued by the Registrant to Vuong Trieu on November 15, 2016 (filed as Exhibit 4.1 to our Current Report on Form 8-K dated November 15, 2016, and incorporated herein by reference).

4.16	Form of Demand Promissory Note issued by the Registrant to Autotelic Inc. on April 4, 2017 (filed as Exhibit 4.1 to our Current Report on Form 8-K dated April 4, 2017, and incorporated herein by reference).

4.17	Form of Convertible Promissory Note issued by the Registrant to select accredited investors in June 2017 (filed as Exhibit 4.1 to our Current Report on Form 8-K dated June 5, 2017, and incorporated herein by reference).

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4.18	Form of Warrant. (4)

5.1	Opinion of Pryor Cashman LLP (4)

10.1	Employment Agreement effective as of June 23, 2008 by and between the Registrant and J. Michael French (filed as Exhibit 10.2 to our Current Report on Form 8-K dated June 10, 2008, and incorporated herein by reference).**

10.2	Letter Agreement, dated August 7, 2012, between the Registrant and J. Michael French (filed as Exhibit 10.2 to our Current Report on Form 8-K dated August 2, 1012, and incorporated herein by reference).**

10.3	The Registrant’s 2004 Stock Incentive Plan (filed as Exhibit 99 to our Registration Statement on Form S-8, File No. 333-118206, and incorporated herein by reference).**

10.4	Amendment No. 1 to the Registrant’s 2004 Stock Incentive Plan (filed as Exhibit 10.4 to our Current Report on Form 8-K dated July 20, 2005, and incorporated herein by reference).**

10.5	Amendment No. 2 to the Registrant’s 2004 Stock Incentive Plan (filed as Exhibit 10.18 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, and incorporated herein by reference).**

10.6	Amendment No. 3 to the Registrant’s 2004 Stock Incentive Plan (filed as Exhibit 10.24 to our Annual Report on Form 10-K for the year ended December 31, 2005, and incorporated herein by reference).**

10.7	Amendment No. 4 to the Registrant’s 2004 Stock Incentive Plan (filed as Exhibit 10.5 to our Registration Statement on Form S-8, File No 333-135724, and incorporated herein by reference).**

10.8	Amendment No. 5 to the Registrant’s 2004 Stock Incentive Plan (filed as Exhibit 10.27 to our Quarterly Report on Form 10-K for the quarter ended September 30, 2006, and incorporated herein by reference).**

10.9	The Registrant’s 2008 Stock Incentive Plan (filed as Appendix A to our Definitive Proxy Statement on Schedule 14A filed on April 29, 2008, and incorporated herein by reference).**

10.10	License Agreement dated as of March 20, 2009 by and between Novartis Institutes for BioMedical Research, Inc. and the Registrant (filed as Exhibit 10.3 to our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009, and incorporated herein by reference). (1)

10.11	License Agreement, effective as of December 22, 2011, by and between the Registrant and Mirna Therapeutics, Inc. (filed as Exhibit 10.3 to our Current Report on Form 8-K/A filed on February 22, 2012, and incorporated herein by reference). (1)

10.12	Note and Warrant Purchase Agreement, dated as of February 10, 2012, among the Registrant, Cequent Pharmaceuticals, Inc., MDRNA Research, Inc., and the purchasers identified in the signature pages thereto (filed as Exhibit 10.1 to our Current Report on Form 8-K dated February 10, 2012, and incorporated herein by reference).

10.13	First Amendment to Note and Warrant Purchase Agreement and Secured Promissory Notes, dated April 30, 2012, among the Registrant, Cequent Pharmaceuticals, Inc., MDRNA Research, Inc., and the purchasers identified on the signature pages thereto (filed as Exhibit 10.80 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and incorporated herein by reference).

10.14	Second Amendment to Note and Warrant Purchase Agreement and Secured Promissory Notes, dated May 31, 2012, among the Registrant, Cequent Pharmaceuticals, Inc., MDRNA Research, Inc., and the purchasers identified on the signature pages thereto (filed as Exhibit 10.81 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and incorporated herein by reference).

10.15	Third Amendment to Note and Warrant Purchase Agreement and Secured Promissory Notes, dated August 3, 2012, among the Registrant, Cequent Pharmaceuticals, Inc., MDRNA Research, Inc., and the purchasers identified on the signature pages thereto (filed as Exhibit 10.1 to our Current Report on Form 8-K dated August 2, 2012, and incorporated herein by reference).

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10.16	Fourth Amendment to Note and Warrant Purchase Agreement and Secured Promissory Notes, dated October 4, 2012, among the Registrant, Cequent Pharmaceuticals, Inc., MDRNA Research, Inc., and the purchasers identified on the signature pages thereto (filed as Exhibit 10.1 to our Current Report on Form 8-K dated October 4, 2012, and incorporated herein by reference).

10.17	Fifth Amendment to Note and Warrant Purchase Agreement and Secured Promissory Notes, dated February 7, 2013, among the Registrant, Cequent Pharmaceuticals, Inc., MDRNA Research, Inc., and the purchasers identified on the signature pages thereto (filed as Exhibit 10.1 to our Current Report on Form 8-K dated February 7, 2013, and incorporated herein by reference).

10.18	Sixth Amendment to Note and Warrant Purchase Agreement and Secured Promissory Notes, dated August 9, 2013, among the Registrant, Cequent Pharmaceuticals, Inc., MDRNA Research, Inc., and the purchasers identified on the signature pages thereto (filed as Exhibit 10.43 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and incorporated herein by reference).

10.19	Security Agreement, dated as of February 10, 2012, among the Registrant, Cequent Pharmaceuticals, Inc., MDRNA Research, Inc. and Genesis Capital Management, LLC (filed as Exhibit 10.2 to our Current Report on Form 8-K dated February 10, 2012, and incorporated herein by reference).

10.20	Intellectual Property Security Agreement, dated as of February 10, 2012, by the Registrant, Cequent Pharmaceuticals, Inc. and MDRNA Research, Inc. in favor of Genesis Capital Management, LLC (filed as Exhibit 10.3 to our Current Report on Form 8-K dated February 10, 2012, and incorporated herein by reference).

10.21	Form of Securities Purchase Agreement, dated as of March 19, 2012, between and among the Registrant and the purchasers identified on the signature pages thereto (filed as Exhibit 10.1 to our Current Report on Form 8-K dated March 19, 2012, and incorporated herein by reference).

10.22	Placement Agent Agreement, dated March 19, 2012, between the Registrant and Rodman & Renshaw, LLC (filed as Exhibit 10.2 to our Current Report on Form 8-K dated March 19, 2012, and incorporated herein by reference).

10.23	Exclusive License Agreement, effective as of March 13, 2012, by and between the Registrant and ProNAi Therapeutics, Inc. (filed as Exhibit 10.2 to our Current Report on Form 8-K/A dated March 13, 2012, and incorporated herein by reference).(1)

10.24	Term Sheet for Convertible Preferred Stock Financing (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated February 23, 2014, and incorporated herein by reference).

10.25	Securities Purchase Agreement, dated as of March 7, 2014, between and among the Registrant and each purchaser identified on the signature pages thereto (filed as Exhibit 10.1 to our Current Report on Form 8-K dated March 7, 2014, and incorporated herein by reference).

10.26	Consulting Agreement, dated as of January 9, 2014, by and between the Registrant and Danforth Advisors, LLC (filed as Exhibit 10.51 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and incorporated herein by reference).**

10.27	Amended And Restated Employment Agreement, effective as of September 15, 2014, by and between the Registrant and J. Michael French (filed as Exhibit 10.1 to our Current Report on Form 8-K dated September 15, 2014, and incorporated herein by reference).**

10.28	2014 Long-Term Incentive Plan of the Registrant (filed as Exhibit 10.2 to our Current Report on Form 8-K dated September 15, 2014, and incorporated herein by reference).**

10.29	Amendment No. 2, dated May 14, 2015, to that certain License Agreement, effective as of December 22, 2011, by and between the Registrant and Mirna Therapeutics, Inc. (filed as Exhibit 10.1 to our Current Report on Form 8-K filed on May 14, 2015, and incorporated herein by reference).

10.30	Securities Purchase Agreement, dated as of August 5, 2015, between and among the Registrant and each purchaser identified on the signature pages thereto (filed as Exhibit 10.1 to our Current Report on Form 8-K dated August 5, 2015, and incorporated herein by reference).

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10.31	Note Purchase Agreement, dated as of June 20, 2016, by and among the Registrant and each purchaser identified on the signature pages thereto (filed as Exhibit 10.1 to our Current Report on Form 8-K dated June 20, 2016, and incorporated herein by reference).

10.32	Master Services Agreement, dated as of November 15, 2016, by and between the Registrant and Autotelic Inc. (filed as Exhibit 10.1 to our Current Report on Form 8-K dated November 15, 2016, and incorporated herein by reference).

10.33	Line Letter dated November 15, 2016 from Vuong Trieu to the Registrant (filed as Exhibit 10.2 to our Current Report on Form 8-K dated November 15, 2016, and incorporated herein by reference).

10.34	Employment Letter dated February 2, 2017 between the Registrant and Joseph W. Ramelli (filed as Exhibit 10.1 to our Current Report on Form 8-K dated February 2, 2017, and incorporated herein by reference).**

10.35	Stock Purchase Agreement dated as of February 6, 2017 by and between the Registrant and Lipomedics Inc. (filed as Exhibit 10.1 to our Current Report on Form 8-K dated February 6, 2017, and incorporated by reference herein).

10.36	Employment Letter dated February 13, 2017 between the Registrant and Larn Hwang, Ph.D. (filed as Exhibit 10.1 to our Current Report on Form 8-K dated February 8, 2017, and incorporated by reference herein).**

10.37	Employment Letter dated February 13, 2017 between the Registrant and Mihir Munsif (filed as Exhibit 10.2 to our Current Report on Form 8-K dated February 8, 2017, and incorporated by reference herein).**

10.38	Line Letter dated April 4, 2017 from Autotelic Inc. to the Registrant (filed as Exhibit 10.1 to our Current Report on Form 8-K dated April 4, 2017, and incorporated herein by reference).

10.39	License Agreement dated February 6, 2017 between the Registrant and Lipomedics Inc. (filed as Exhibit 10.5 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, and incorporated herein by reference).(1)

10.40	Asset Purchase Agreement dated as of June 5, 2017 by and between the Registrant and Symplmed Pharmaceuticals LLC (filed as Exhibit 10.1 to our Current Report on Form 8-K dated June 5, 2017, and incorporated herein by reference).

10.41	Form of Note Purchase Agreement by and among the Registrant and the lenders named on the signature pages thereto (filed as Exhibit 10.2 to our Current Report on Form 8-K dated June 5, 2017, and incorporated herein by reference).

10.42	Form of Placement Agent Agreement. (4)

10.43	Form of Subscription Agreement. (4)

21.1	Subsidiaries of the Registrant. (2)

23.1	Consent of Squar Milner LLP, independent registered public accounting firm. (2)

23.2	Consent of Pryor Cashman LLP (included in Exhibit 5.1) (4)

101INS	XBRL Instance Document (4)

101SCH	XBRL Taxonomy Extension Schema Document (4)

101CAL	XBRL Taxonomy Extension Calculation Linkbase Document (4)

101DEF	XBRL Taxonomy Extension Definition Linkbase Document (4)

101LAB	XBRL Taxonomy Extension Label Linkbase Document (4)

101PRE	XBRL Taxonomy Extension Presentation Linkbase Document (4)

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(1)	Portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, amended, and the omitted material has been separately filed with the SEC.
(2)	Filed herewith.
(3)	Furnished herewith.
(4)	To be filed by amendment.
#	Previously filed or furnished.
**	Indicates management contract or compensatory plan or arrangement.

(b) Financial Statement Schedules. All financial statement schedules are omitted because they are not applicable or not required or because the required information is included in the financial statements or notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than a payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on June 26, 2017.

MARINA BIOTECH, INC.

By:	/s/ Joseph W. Ramelli
Name:	Joseph W. Ramelli
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signature appears below constitute and appoint Joseph W. Ramelli and Vuong Trieu as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement and to sign any registration statement and amendments thereto for the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 26, 2017.

Signature	Title

/s/ Joseph W. Ramelli	Chief Executive Officer
Joseph W. Ramelli	(Principal Executive Officer and Principal Financial Officer)

/s/ Vuong Trieu, Ph.D.	Chairman of the Board of Directors
Vuong Trieu, Ph.D.

/s/ Philip C. Ranker	Director
Philip C. Ranker

/s/ Stefan Loren, Ph.D.	Director
Stefan Loren, Ph.D.

/s/ Donald A. Williams	Director
Donald A. Williams

/s/ Philippe P. Calais, Ph.D.	Director
Philippe P. Calais, Ph.D.

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